Form 10-K, Exhibit 13
period 2016-12-31
FSB Bancorp, Inc.
filed 2017-03-16
CIK 1667939

Exhibit 13

PORTIONS OF

ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements that appear beginning on page 22 of this Annual Report. You should read the information in this section in conjunction with the business and financial information regarding FSB Bancorp and the financial statements provided in this Annual Report. All financial information presented in this Annual Report prior to July 13, 2016 is the information of the Company’s predecessor, FSB Community Bankshares, Inc.

Overview

Our business has traditionally focused on originating one- to four-family residential real estate mortgage loans and home equity lines of credit, and offering retail deposit accounts. Our primary market area consists of Monroe County and the surrounding western New York counties of Erie, Livingston, Ontario, Orleans, Jefferson and Wayne. In 2015, we shifted attention to expand our commercial loan department by adding a second commercial lender in an effort to improve our interest rate risk exposure with shorter commercial loan duration products, as well as higher yielding assets. In March 2015, we expanded our mortgage origination footprint and opened a new mortgage office in Buffalo, New York. In the low interest rate environment experienced throughout 2016 and 2015, management continued to sell all of the fixed-rate residential real estate loans with terms of 15 years or greater that we originated in order to manage interest rate risk. The low interest rate environment in 2016 and 2015 has resulted in management’s decision to decrease the amount of investment securities and to redeploy the funds available from the decrease in the investment portfolio into higher-yielding assets, primarily shorter duration or adjustable one- to four-family mortgage, construction, and commercial real estate loans in 2016. The increase in the loan portfolio balances in 2016 did increase loan interest income despite lower average yields on the overall loan portfolio.

At December 31, 2016, the Company had $273.7 million in consolidated assets, an increase of $17.9 million, or 7.0%, from $255.8 million at December 31, 2015. During 2016, we continued to focus on loan production, particularly with respect to residential mortgage loans as well as construction, commercial real estate, and commercial and industrial loans. The credit quality of our loan portfolio remains strong and significantly better than peers. At December 31, 2016, we had no non-performing loans and at December 31, 2015, we had three non-performing loans totaling $82,000.

Our results of operations depend primarily on our net interest income and, to a lesser extent, other income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Other income consists primarily of realized gains on sales of loans and securities, mortgage fee income, fees and service charges from deposit products, fee income from our financial services subsidiary, earnings on bank owned life insurance and miscellaneous other income. Our results of operations also are affected by our provision for loan losses and other expense. Other expense consists primarily of salaries and employee benefits, occupancy, equipment, electronic banking, data processing costs, mortgage fees and taxes, advertising, directors’ fees, FDIC deposit insurance premium expense, audit and tax services, and other miscellaneous expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities. For the year ended December 31, 2016, we had net income of $938,000 compared to net income of $513,000 for the year ended December 31, 2015. The year over year increase in earnings of $425,000 was attributable to increases in net interest income and other income, partially offset by increases in other expense, provision for loan losses, and income tax expense.

Stock Offering and Conversion. FSB Bancorp, Inc. announced on July 13, 2016 that it completed the conversion and reorganization pursuant to which FSB Community Bankshares, MHC has converted to the stock holding company form of organization. The Company raised $8.9 million in net proceeds from its stock offering.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operations depend, involve the most complex subjective decisions or assessments including our policies with respect to our allowance for loan losses, deferred tax assets, and the estimation of fair values for accounting and disclosure purposes.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. The amount of the allowance is based on significant estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions used and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial percentage of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance determined. Management carefully reviews the assumptions supporting such appraisals to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to,

current economic conditions, delinquency statistics, geographic concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change based on changes in economic and real estate market conditions.

The evaluation has specific, general, and unallocated components. The specific component relates to loans that are deemed to be impaired and classified as special mention, substandard, doubtful, or loss. For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Actual loan losses may be significantly more than the allowance we have established which could have a material negative effect on our financial results.

Deferred Tax Assets. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Estimation of Fair Values. Fair values for securities available-for-sale are obtained from an independent third party pricing service. Where available, fair values are based on quoted prices on a nationally recognized securities exchange. If quoted prices are not available, fair values are measured using quoted market prices for similar benchmark securities. Management generally makes no adjustments to the fair value quotes provided by the pricing source. The fair values of foreclosed real estate and the underlying collateral value of impaired loans are typically determined based on evaluations by third parties, less estimated costs to sell. When necessary, appraisals are updated to reflect changes in market conditions.

Business Strategy

Fairport Savings Bank, a wholly owned banking subsidiary of FSB Bancorp, was established in 1888 and has been operating continuously since that time. We are committed to meeting the financial needs of the communities we serve, primarily the greater Rochester, New York metropolitan area, and are dedicated to providing personalized superior service to our customers. In recent years, the business of banking has changed rapidly, requiring extensive investment in technology as well as significantly increased compliance expenses to address the substantial regulatory changes enacted as a result of the great recession. We recognize that to continue to meet the needs of our customers and to provide a competitive return to our stockholders, we will need to continue to grow, by both expanding our historical residential lending business and diversifying our lending efforts. Our principal strategies to achieve these goals are as follows:

•	Continuing to Emphasize Residential Real Estate Lending. Historically we have emphasized the origination of one- to four-family residential loans within Monroe County and the surrounding counties of Livingston, Ontario, Orleans and Wayne. As of December 31, 2016, 83.0% of our loan portfolio consisted of one- to four-family residential loans. We intend to continue to emphasize originations of loans secured by one- to four-family residential real estate, holding in portfolio loans that are either adjustable-rate or have fixed-rates with terms of less than 15 years and selling longer-term fixed-rate one- to four-family residential real estate loans in the secondary market to increase other income.

•	Expanding Our Commercial Banking Market Share. We offer a variety of lending and deposit products for commercial banking customers in our markets. We have invested heavily in developing our commercial loan department over the last three years by recruiting and hiring talented commercial loan officers and enhancing our commercial product offerings. We seek to develop broad customer deposit and loan relationships based on our service and competitive pricing while maintaining a conservative approach to lending and sound asset quality. We intend to focus our efforts on the needs of small and medium sized businesses in our market, focusing on commercial real estate, multi-family, and construction loans while gradually growing our portfolio of commercial and industrial loans as well as Small Business Administration guaranteed loans.

•	Maintaining High Asset Quality. We believe that strong asset quality is critical to the long-term financial success of a small community bank. We attribute our high asset quality to maintaining conservative underwriting standards, the diligence of our loan collection personnel, and the stability of our local economy. At December 31, 2016, we had no non-performing loans and our ratio of allowance for loan losses to total loans was 0.44%. Over the last five years, we have charged off only $17,000. Because substantially all of our loans are secured by real estate, and our level of non-performing loans has been low in recent years, we believe that our allowance for loan losses is adequate to absorb the probable losses inherent in our loan portfolio.

•	Managing Our Interest Rate Risk. To improve our interest rate risk, in recent years we have reduced the fixed-rate loan originations added to our loan portfolio by selling most fixed-rate residential mortgages with terms of 15 years or greater in the secondary market. We also invest a portion of funds received from loan payments and repayments in shorter term and intermediate term, liquid investment securities and securities classified as available-for-sale including U.S. Government agency debt obligations and mortgage-backed securities. We emphasize marketing our lower cost passbook, savings and checking accounts, money market accounts and increasing the duration whenever possible of our lower cost certificates of deposit and Federal Home Loan Bank borrowings.

•	Offering A Wide Selection Of Non-Deposit Investment Products and Services. Fairport Wealth Management, a wholly owned subsidiary of Fairport Savings Bank, offers a broad range of investment, insurance, and financial products. We have a dedicated investment representative that evaluates the needs of clients to determine the suitable investment and insurance solutions to meet their short and long-term wealth management goals. In 2016, Fairport Wealth Management had fee income of $169,000 and we intend to continue to emphasize these investment, insurance, and financial products to our customers.

Selected Consolidated Financial and Other Data

	At December 31, 2016	At December 31, 2015
	(In thousands)
Selected Financial Condition Data:

Total assets	$273,721	$255,807
Cash and cash equivalents	7,407	6,147
Securities available-for-sale	17,747	19,968
Securities held-to-maturity	7,420	12,979
Loans held for sale	2,059	3,880
Loans, net	226,192	201,830
Deposits	182,934	185,561
Borrowings	56,813	46,092
Stockholders’ equity	31,859	21,760

	For the Year Ended December 31,
	2016	2015
	(In thousands)
Selected Operating Data:

Interest and dividend income	$9,317	$8,920
Interest expense	2,156	1,995
Net interest income	7,161	6,925
Provision for loan losses	180	158
Net interest income after provision for loan losses	6,981	6,767
Other income	3,655	2,835
Other expense	9,370	8,953
Income before income taxes	1,266	649
Provision for income taxes	328	136
Net income	$938	$513

	At or For the Year Ended December 31,
	2016	2015

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.36%	0.21%
Return on average equity	3.62%	2.36%
Interest rate spread (1)	2.76%	2.83%
Net interest margin (2)	2.87%	2.91%
Efficiency ratio (3)	88.10%	93.24%
Other income to average total assets	1.40%	1.14%
Other expense to average total assets	3.59%	3.59%
Average interest-earning assets to average interest-bearing liabilities	113%	109%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.00%	0.03%
Non-performing loans as a percent of total loans	0.00%	0.04%
Allowance for loan losses as a percent of non-performing loans	0.00%	994.92%
Allowance for loan losses as a percent of total loans	0.44%	0.40%

Capital Ratios:
Total risk-based capital (to risk-weighted assets)	18.45%	15.12%
Tier 1 leverage (core) capital (to adjusted tangible assets)	10.70%	7.85%
Common Equity Tier 1 capital (to risk-weighted assets)	17.83%	14.53%
Tier 1 risk-based capital (to risk-weighted assets)	17.83%	14.53%
Average equity to average total assets	9.92%	8.73%

Other Data:
Number of full service offices	5	5

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents other expense divided by the sum of net interest income after provision for loan loss and other income.

Comparison of Financial Condition at December 31, 2016 and 2015

Total Assets. Total assets increased $17.9 million, or 7.0%, to $273.7 million at December 31, 2016 from $255.8 million at December 31, 2015, primarily reflecting increases in net loans receivable and cash and cash equivalents, partially offset by decreases in securities available-for-sale, securities held-to-maturity, and loans held for sale.

Cash and cash equivalents increased by $1.3 million, or 20.5%, to $7.4 million at December 31, 2016 from $6.1 million at December 31, 2015, in order to maintain a strong liquidity position in anticipation of funding loan commitments in the first quarter of 2017.

Net loans receivable increased $24.4 million, or 12.1%, to $226.2 million at December 31, 2016 from $201.8 million at December 31, 2015. The Bank continues to focus on loan production as we continue to grow our residential mortgage, construction, commercial real estate, and commercial loan portfolios at a measured pace while still maintaining strict underwriting standards. Residential mortgage loans increased $11.5 million, or 6.5%, to $188.6 million at

December 31, 2016 from $177.0 million at December 31, 2015. Construction loans increased $4.9 million, or 390.3%, to $6.1 million at December 31, 2016 from $1.3 million at December 31, 2015. Commercial real estate loans increased $4.9 million, or 139.6%, to $8.4 million at December 31, 2016 from $3.5 million at December 31, 2015. Commercial and industrial loans increased $1.1 million, or 128.3%, to $1.9 million at December 31, 2016 from $853,000 at December 31, 2015. The Bank originated $116.3 million of residential mortgage loans and sold $74.0 million in conventional mortgage loans and correspondent FHA and VA mortgages in the secondary market to reduce interest rate risk. The mortgage loans serviced for others increased by $32.7 million, or 38.1%, to $118.6 million at December 31, 2016 compared to $85.9 million at December 31, 2015.

Securities available-for-sale decreased by $2.2 million, or 11.1%, to $17.7 million at December 31, 2016 from $20.0 million at December 31, 2015. The decrease was primarily due to maturities and calls of $9.0 million, $2.3 million in mortgage-backed securities sales, $3.3 million in mortgage-backed securities principal repayments, $98,000 in net amortization of premiums and accretion of discounts, and a $122,000 decrease in the fair value of securities available-for-sale, partially offset by purchases of $12.6 million. Securities held-to-maturity decreased $5.6 million, or 42.8%, to $7.4 million at December 31, 2016 from $13.0 million at December 31, 2015 due to maturities and calls of $7.0 million, $381,000 in mortgage-backed securities sales, $407,000 of principal repayments on mortgage-backed securities, and $22,000 in net amortization of premiums and accretion of discounts, partially offset by purchases of $2.2 million in state and municipal securities.

Mortgage loans held for sale decreased by $1.8 million, or 46.9%, to $2.1 million at December 31, 2016 compared to $3.9 million at December 31, 2015 due to a lower volume of loans closed and committed for sale at December 31, 2016 compared to December 31, 2015.

Deposits and Borrowings. Total deposits decreased $2.6 million, or 1.4%, to $182.9 million at December 31, 2016 from $185.6 million at December 31, 2015. The decrease in our deposits reflected a $13.5 million decrease in certificates of deposit, including individual retirement accounts, partially offset by a $1.4 million increase in non-interest bearing checking accounts and a $9.4 million increase in interest-bearing transaction accounts. The decrease was a result of management’s pricing of lower rates for non-relationship customers in the continued low interest rate environment partially offset by an increase in core deposits including checking, savings, and money market accounts as the Company continues to focus on full service long term client relationships. Total borrowings from the Federal Home Loan Bank of New York increased $10.7 million, or 23.3%, to $56.8 million at December 31, 2016 from $46.1 million at December 31, 2015 in order to assist with funding the loan growth in 2016.

Stockholders’ Equity. Stockholders’ equity increased $10.1 million, or 46.4%, to $31.9 million at December 31, 2016 from $21.8 million at December 31, 2015 due primarily to the completion of the second-step conversion in July 2016. The increase resulted from an increase in additional paid in capital of $9.1 million from the net proceeds from our common stock offering, $938,000 in net income, an increase of $127,000 in accumulated other comprehensive income, an increase of $46,000 from canceling treasury stock shares associated with our second-step conversion, and an increase of $35,000 resulting from the release of ESOP shares from the suspense account, partially offset by a decrease of $160,000 in common stock to adjust to the par value of FSB Bancorp, Inc. common stock of $0.01 per share from $0.10 per share par value of FSB Community Bankshares, Inc. common stock. The Bank’s capital ratios continue to classify Fairport Savings Bank as a well capitalized bank, the highest standard of capital rating as defined by the Bank’s regulators.

Comparison of Operating Results for the Years Ended December 31, 2016 and 2015

General. Net income increased $425,000, or 82.9%, to $938,000 for the year ended December 31, 2016 from $513,000 for the year ended December 31, 2015. The year over year increase in earnings was attributable to an increase in net interest income of $236,000 and an $820,000 increase in other income, partially offset by an increase in other expense of $417,000, a $22,000 increase in the provision for loan losses, and an increase in income tax expense of $192,000.

Interest and Dividend Income. Total interest and dividend income increased $397,000, or 4.5%, to $9.3 million for the year ended December 31, 2016 from $8.9 million for the year ended December 31, 2015. The interest and dividend income increase resulted from an $11.4 million increase year over year in average interest-earning assets, primarily loans, despite a 1 basis point decrease in the average yield on interest-earning assets from 3.74% for 2015 to 3.73% for 2016.

Interest income on loans, including fees, increased $599,000, or 7.4%, to $8.7 million for 2016 from $8.1 million for 2015, reflecting an increase in the average balance of loans to $215.1 million for 2016 from $197.9 million for 2015, despite a modest 4 basis points lower average yield on loans. The increase in the average balance of loans was due to our focus on increasing our portfolio of one- to four-family residential, construction, commercial real estate, and commercial and industrial loans. The average yield on loans decreased to 4.06% for 2016 from 4.10% for 2015, reflecting decreases in market interest rates on most loan products, primarily fixed-rate residential mortgages.

Interest income on taxable investment securities decreased $204,000 to $269,000 in 2016, from $473,000 in 2015. The average balance of taxable investment securities decreased $6.3 million, or 37.1%, to $10.7 million in 2016 from $17.0 million in 2015 as a portion of the cash flow from the portfolio was redeployed to fund loan growth and the average yield on investment securities decreased to 2.52% in 2016 from 2.78% in 2015. Yields on investment securities decreased with new purchases at lower yields replacing higher yielding maturing investments. Interest income on mortgage-backed securities decreased $21,000 to $202,000 in 2016, from $223,000 in 2015, reflecting a decrease in the average balance of mortgage-backed securities of $2.6 million, or 16.1%, to $13.5 million in 2016 from $16.0 million in 2015, partially offset by an increase in the average yield on mortgage-backed securities of 11 basis points to 1.50% in 2016 from 1.39% in 2015. Interest income on federal funds sold increased $17,000, or 283.3%, to $23,000 in 2016, from $6,000 in 2015. The average balance of federal funds sold increased by $2.7 million for the year and the average yield increased by 19 basis points to 0.35% for 2016 from 0.16% for 2015. Interest income on tax-exempt securities increased $6,000 to $99,000 in 2016, from $93,000 in 2015. The average balance of tax-exempt securities increased by $424,000, or 8.6%, to $5.4 million in 2016 from $4.9 million in 2015, partially offset by a decrease in the average yield of five basis points to 2.80% in 2016, from 2.85% in 2015 on a tax equivalent basis.

Total Interest Expense. Total interest expense increased $161,000, or 8.1%, to $2.2 million for the year ended December 31, 2016 from $2.0 million for the year ended December 31, 2015. The increase in total interest expense resulted from a 6 basis point increase in the average cost of interest-bearing liabilities from 0.91% for 2015 to 0.97% for 2016, as a result of higher interest rates paid on deposits, primarily promotional certificates of deposit and money market accounts. In addition, the average balance of interest-bearing liabilities increased $3.7 million, or 1.7%, to $222.7 million for 2016 from $219.0 million for 2015.

Interest expense on deposits increased $184,000, or 14.7%, to $1.4 million for 2016 from $1.3 million for 2015 due primarily to increases in the average rate and balances of our deposits. The weighted average rate of deposits increased to 0.82% for 2016 from 0.74% for 2015 as a result of promotional certificates of deposit rates to grow branch deposits. In addition, the average balance of our deposits increased $5.4 million, or 3.2%, to $175.7 million for 2016 from $170.3 million for 2015 due to increases in promotional certificates of deposit and money market accounts. The average balance on transaction accounts, traditionally our lower costing deposit accounts, increased by $7.5 million to $91.0 million for 2016 from $83.5 million for 2015, with a decrease in the average cost of transaction accounts of three basis points to 0.25% in 2016 from 0.28% in 2015. Additionally, the average balance of certificates of deposit (including individual retirement accounts) traditionally our higher cost deposits, increased by $1.7 million to $95.2 million in 2016 from $93.5 million in 2015 with an increase in the average cost of certificates of deposit accounts by 12 basis points to 1.22% in 2016 from 1.10% in 2015.

Interest expense on Federal Home Loan Bank borrowings decreased $23,000, or 3.1%, to $720,000 for the year ended December 31, 2016 from $743,000 for the year ended December 31, 2015. The decrease in interest expense was caused by a decrease in our average balance of Federal Home Loan Bank borrowings totaling $47.0 million for 2016 compared to $48.7 million for 2015 while the average cost remained flat at 1.53%.

Net Interest Income. Net interest income increased $236,000, or 3.4%, to $7.2 million for the year ended December 31, 2016 from $6.9 million for the year ended December 31, 2015. The increase in net interest income despite a decrease in net interest margin was primarily due to substantially higher average balances in loans year over year, together with modest increases in the average balances of federal funds sold and state and municipal securities when comparing 2016 to 2015. Net interest-earning assets increased to $28.4 million for 2016 from $20.8 million for 2015. The growth of the bank continues to focus on loan production, particularly with respect to residential mortgage, construction, commercial real estate, and commercial and industrial loans. Our net interest margin for the year ended December 31, 2016 decreased four basis points to 2.87% from 2.91% for the year ended December 31, 2015. The average cost of interest-bearing liabilities was negatively impacted by a modest increase in the average cost of interest-bearing deposit accounts due to promotional certificates of deposit and money market accounts.

Provision for Loan Losses. We establish provisions for loan losses which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses inherent in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a $180,000 provision for loan losses for the year ended December 31, 2016 compared to a $158,000 provision for loan losses for the year ended December 31, 2015. The rationale for the increase in 2016 was the result of additional general provisions deemed necessary to support the growth in our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios as well as a potentially weaker economy. The allowance for loan losses was $990,000, or 0.44% of net loans outstanding, at December 31, 2016 compared to $811,000, or 0.40% of net loans outstanding, at December 31, 2015. In 2016 we had $1,000 in net-charge-offs as compared to 2015 where we had no net-charge-offs.

Other Income. Other income increased by $820,000, or 28.9%, to $3.7 million for 2016 from $2.8 million for 2015. The increase resulted primarily from increases in realized gains on the sales of loans and mortgage fee income, partially offset by decreases in realized gains on the sales of securities and fee income. A substantial portion of the year over year increase was in realized gains on the sale of loans which increased $774,000, or 52.4% to $2.3 million in 2016 from $1.5 million in 2015, and an increase in mortgage fee income of $182,000, or 28.8%, to $814,000 in 2016 from $632,000 in 2015 due to an increase in mortgage loan volume in 2016. Realized gains on the sale of securities decreased by $70,000, or 66.0%, to $36,000 in 2016 from $106,000 in 2015. Fee income from Fairport Wealth Management decreased by $59,000, or 25.9%, to $169,000 in 2016 from $228,000 in 2015 due to a decrease in sales volume.

Other Expense. Other expense increased $417,000, or 4.7%, to $9.4 million in 2016 from $9.0 million in 2015. The increase was primarily the result of increases in salaries and employee benefits of $723,000, other miscellaneous expense of $82,000, directors’ fees of $66,000, audit and taxes of $55,000, and data processing costs of $27,000, partially offset by decreases in mortgage fees and taxes of $551,000 and FDIC premium expense of $19,000. The increase in salaries and employee benefits was primarily due to normal annual merit increases for existing staff, the increased salary and commission costs associated with additional processing and mortgage origination staff as a result of mortgage loan growth, and an increase in incentive accruals due to projections to achieve financial targets for 2016 compared to lower incentive accruals that were projected in 2015. Miscellaneous other expense increased due to increases in legal expense and professional services. Legal expense increased due to the increased costs associated with becoming an SEC reporting company in 2016. Professional services increased due to project management fees related to the relocation of our Buffalo mortgage office in addition to adding temporary staffing in our Buffalo mortgage office, an increase in the cost of an external commercial loan analyst as a result of the growth in our commercial loan portfolio, and increased costs associated with becoming an SEC reporting company in 2016. The decrease in mortgage fees and taxes was due to a recent change in New York State tax law which allowed for a refundable tax credit for mortgage recording tax expensed during the years ended December 31, 2015 and 2016. Under New York law, a bank that paid special additional mortgage recording tax (“SAMRT”) on residential mortgages in any tax year beginning on or after January 1, 2015, may elect to treat the unused portion of the SAMRT credit on those mortgages as an overpayment of tax to be carried or refunded. Previously, any unused credits were only eligible to be carried forward to future years.

Provision for Income Taxes. Provision for income taxes was $328,000 for 2016, an increase of $192,000 compared to provision for income taxes of $136,000 for 2015. The effective tax rate was 25.9% in 2016 compared to 20.9% in 2015. The increase was primarily due to higher income before income taxes comparing the years ended December 31, 2016 and December 31, 2015.  The Company’s lower effective tax rate compared to statutory rates for 2016 and 2015, resulted from a reduction in income tax expense due to the increase in the cash surrender value of our bank-owned life insurance and municipal bond interest income, which are tax exempt for Federal income tax purposes.

Average balances and yields. The following table sets forth average balance sheets, average yields and costs and certain other information at and for the years indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are accreted or amortized to interest income or interest expense.

	For the Years Ended December 31,
	2016			2015
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

Interest-earning assets:
Loans, including fees	$215,142	$8,724	4.06%	$197,945	$8,125	4.10%
Federal funds sold	6,495	23	0.35	3,819	6	0.16
Securities-taxable	10,687	269	2.52	16,995	473	2.78
Mortgage-backed securities	13,468	202	1.50	16,049	223	1.39
Securities-tax-exempt (1)	5,372	150	2.80	4,948	141	2.85
Total interest-earning assets	251,164	9,368	3.73	239,756	8,968	3.74
Noninterest-earning assets	10,012			9,417
Total assets	$261,176			$249,173

Interest-bearing liabilities:
NOW accounts	$28,437	74	0.26	$26,681	36	0.14
Passbook savings	27,410	102	0.37	28,651	127	0.44
Money market savings	24,643	100	0.41	21,480	63	0.29
Individual retirement accounts	7,442	64	0.86	9,942	105	1.06
Certificates of deposit	87,806	1,096	1.25	83,574	921	1.10
Borrowings	46,990	720	1.53	48,675	743	1.53
Total interest-bearing liabilities	222,728	2,156	0.97%	219,002	1,995	0.91%
Noninterest-bearing liabilities:
Demand deposits	10,534			6,704
Other	2,004			1,725
Total liabilities	235,266			227,431
Stockholders’ equity	25,910			21,742
Total liabilities and stockholders’ equity	$261,176			$249,173

Net interest income		$7,212			$6,973
Interest rate spread (2)			2.76%			2.83%
Net interest-earning assets (3)	$28,436			$20,754
Net interest margin (4)			2.87%			2.91%
Average interest-earning assets to average interest-bearing liabilities			107%			109%

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 34% federal tax rate.
(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the Years Ended December 31, 2016 vs. 2015
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)

Interest-earning assets:
Loans, including fees	$675	$(76)	$599
Federal funds sold	6	11	17
Securities-taxable	(163)	(41)	(204)
Mortgage-backed securities	(41)	20	(21)
Securities-tax-exempt(1)	11	(2)	9
Total interest-earning assets	488	(88)	400

Interest-bearing liabilities:
NOW accounts	3	35	38
Passbook savings	(5)	(20)	(25)
Money market savings	10	27	37
Individual retirement accounts	(23)	(18)	(41)
Certificates of deposit	48	127	175
Borrowings	(23)	-	(23)
Total interest-bearing liabilities	10	151	161

Net change in net interest income	$478	$(239)	$239

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 34% federal tax rate.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, we have an asset/liability management committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

We intend to continue to manage our interest rate risk in order to control the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we intend to use the following strategies to manage our interest rate risk.

(i)	invest in shorter to medium-term repricing and/or maturing securities whenever the market allows;

(ii)	emphasize the marketing of our passbook, savings and checking accounts and increasing the duration of our certificates of deposit;

(iii)	sell a portion of our long-term, fixed-rate one- to four-family residential real estate mortgage loans;

(iv)	increase our commercial loan portfolio with shorter term, higher yielding loan products; and

(v)	maintain a strong capital position.

In 2016, we sold $74.0 million of mortgage loan originations including $41.3 million of conventional conforming fixed-rate residential mortgages and $32.7 million of correspondent FHA and VA mortgage loans to improve our interest rate risk position in the event of increases in market interest rates. We intend to continue to originate and, subject to market conditions, sell long term (terms of 15 years or greater) fixed-rate one- to four-family residential real estate loans.

Interest Rate Risk Management

Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities in an effort to minimize the adverse effects of changes in the interest rate environment. The majority of our assets are long-term fixed-rate mortgage loans that do not reprice as quickly as our deposits, therefore we would experience a significant decrease in our net interest income in the event of an inversion of the yield curve. We have $63.4 million in certificates of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2017. If we retain these deposits it most likely will be at a similar cost to us as their current contractual rates.

Additionally, shortening the average maturity of our interest-earning assets by increasing our investments in shorter term loans, as well as loans with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. By following these strategies, we believe that we are better-positioned to react to changes in market interest rates.

We have an Asset/Liability Management Committee to coordinate all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our cash flows are derived from operating activities, investing activities, and financing activities as reported in our consolidated statements of cash flows included in our consolidated financial statements.

The Company strives to optimize the funding of the balance sheet, continually balancing the stability and cost factors of our various funding sources. To achieve this goal, the Company maintains a funding strategy that provides effective diversification in the sources and tenor of funding. The objective is a funding mix diversified across a full range of retail as well as secured and unsecured wholesales sources of funds. In general, funding concentrations (including specific retail products) will be avoided to prevent over-reliance on any one source, maintaining an appropriately diverse mix of existing and potential future funding sources. The Company may use this variety of funding sources to manage the funding cost or balance the interest rate risk position.

These sources will include, but not be limited to retail deposit growth, Fed Funds purchased, brokered deposits, wholesale funding, dealer repos, and other short-term alternatives. Management will ensure access to these sources is being actively managed, monitored, and tested. Alternatively, if necessary the Company may liquidate assets or take other measures consistent with the Contingency Funding Plan.

Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York, maturities and principal repayments of securities, and loan sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our asset/liability management committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 20.0% or greater. For the year ended December 31, 2016, our liquidity ratio averaged 30.2%. We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of December 31, 2016.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits, short and intermediate-term securities and federal funds sold. Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. At December 31, 2016, cash and cash equivalents totaled $7.4 million.

At December 31, 2016, we had $15.2 million in loan commitments outstanding and $5.0 in additional unadvanced portion of construction loans. In addition to commitments to originate loans, we had $17.6 million in unused lines of credit to borrowers. Certificates of deposit (including individual retirement accounts) comprised solely of certificates of deposits, due within one year of December 31, 2016 totaled $63.4 million, or 72.0% of our certificates of deposit (including individual retirement accounts) and 34.7% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including certificates of deposit, and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2017. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provides an additional source of funds. Federal Home Loan Bank advances increased by $10.7 million to $56.8 million at December 31, 2016, compared to $46.1 million at December 31, 2015. At December 31, 2016, we had the ability to borrow approximately $144.7 million from the Federal Home Loan Bank of New York, of which $56.8 million had been advanced.

The Company also has a repurchase agreement with Raymond James Financial providing an additional $10.0 million in liquidity.  Funds obtained under the repurchase agreement are secured by the Company’s U.S Government and agency obligations.  There were no advances outstanding under the repurchase agreement at December 31, 2016 or 2015.

Fairport Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2016, Fairport Savings Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See Note 12 of the notes to the consolidated financial statements.

Off-Balance Sheet Arrangements

In the ordinary course of business, Fairport Savings Bank is a party to credit-related financial instruments with off-balance sheet risk to meet the financing needs of our customers. These financial instruments include commitments to extend credit. We follow the same credit policies in making commitments as we do for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for unused lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by us, is based on our credit evaluation of the customer.

At December 31, 2016 and 2015, we had $15.2 million and $11.8 million, respectively, of commitments to grant loans, $5.0 million and $1.3 million, respectively, of unadvanced portion of construction loans, and $17.6 million and $15.8 million, respectively, of unfunded commitments under lines of credit.

For additional information, see Note 11 of the notes to our consolidated financial statements.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to the consolidated financial statements.

Market for Common Stock

FSB Bancorp, Inc.’s common stock is traded on the Nasdaq Capital Market under the trading symbol “FSBC.”

The following table sets forth the high and low trading prices for our shares of common stock for the periods indicated. Information from before July 13, 2016 reflects the stock price information of FSB Bancorp’s predecessor, FSB Community Bankshares, Inc., whose shares were quoted on the OTC Pink under the trading symbol “FSBC.” On July 13, 2016, each share of FSB Community common stock not held by its mutual holding company, FSB Community Bankshares, MHC, was converted to 1.0884 shares of FSB Bancorp common stock. Accordingly, we have adjusted the share prices prior to July 13, 2016 to reflect the 1.0884 exchange rate. As of December 31, 2016, there were 1,941,688 shares of our common stock issued and outstanding. On such date our shares were held by approximately 194 holders of record. The Company has never paid cash dividends.

Year Ended December 31, 2016	High	Low

Fourth quarter	$14.90	$12.50
Third quarter	13.70	11.93
Second quarter	12.33	11.59
First quarter	12.82	9.19

Year Ended December 31, 2015	High	Low

Fourth quarter	$11.26	$8.35
Third quarter	9.19	7.81
Second quarter	9.05	8.50
First quarter	9.18	8.41

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 2:00 p.m., New York time on Wednesday, May 24, 2017 at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450.

TRANSFER AGENT

Computershare Investor Services

PO Box 30170

College Station, Texas 77842-3170

www.computershare.com/investor

If you have any questions concerning your stockholder account, please call our transfer agent, noted above, at (800) 368-5948. This is the number to call if you require a change of address or need records or information about lost certificates.

STOCK LISTING The Company's Common Stock is traded on the Nasdaq Capital Market under the symbol “FSBC.”

ANNUAL REPORT

A copy of the Company's Annual Report for the year ended December 31, 2016 will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, FSB Bancorp, Inc., 45 South Main Street, Fairport, New York 14450.

SPECIAL COUNSEL Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015	INDEPENDENT AUDITOR Bonadio & Co., LLP 115 Solar Street, Suite 100 Syracuse, New York 13204

December 31, 2016 and 2015

FSB Bancorp, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

FSB Bancorp Inc.:

We have audited the accompanying consolidated balance sheets of FSB Bancorp Inc. as of December 31, 2016 and FSB Community Bankshares, Inc. and Subsidiary (the predecessor to FSB Bancorp, Inc.) as of December 31, 2015 and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016. FSB Bancorp Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FSB Bancorp Inc. as of December 31, 2016 and FSB Community Bankshares, Inc. and Subsidiary (the predecessor to FSB Bancorp, Inc.) as of December 31, 2015 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

/s/ Bonadio & Co., LLP

Bonadio &Co., LLP
Syracuse, New York
March 16, 2017

FSB Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2016 and 2015

	2016	2015
	(Dollars in Thousands, except share and per share data)
Assets
Cash and due from banks	$ 1,634	$ 1,550
Interest-earning demand deposits	5,773	4,597
Cash and Cash Equivalents	7,407	6,147
Securities available-for-sale	17,747	19,968
Securities held-to-maturity (fair value 2016 $7,384; 2015 $13,222)	7,420	12,979
Investment in FHLB stock	2,886	2,388
Loans held for sale	2,059	3,880
Loans, net of allowance for loan losses (2016 $990; 2015 $811)	226,192	201,830
Bank owned life insurance	3,696	3,629
Accrued interest receivable	652	655
Premises and equipment, net	3,175	2,744
Other assets	2,487	1,587
Total Assets	$273,721	$255,807

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest-bearing	$ 8,423	$ 6,974
Interest bearing	174,511	178,587
Total Deposits	182,934	185,561
Borrowings	56,813	46,092
Official bank checks	318	1,114
Other liabilities	1,797	1,280
Total Liabilities	241,862	234,047

Stockholders’ Equity
Preferred stock, par value $0.01 and no par value; 25,000,000 and 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock; par value $0.01 and $0.10; 50,000,000 and 10,000,000 shares authorized; 1,941,688 and 1,785,000 shares issued; 1,941,688 and 1,779,472 shares outstanding in 2016 and 2015, respectively	19	179
Paid-in capital	16,352	7,239
Retained earnings	15,923	14,985
Accumulated other comprehensive loss	(85)	(212)
Treasury stock at cost, 2016-0 shares, 2015-5,528 shares	-	(46)
Unearned ESOP shares – at cost	(350)	(385)
Total Stockholders’ Equity	31,859	21,760
Total Liabilities and Stockholders’ Equity	$273,721	$255,807

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2016 and 2015

	2016	2015
	(Dollars in Thousands, Except Per Share Data)
Interest and Dividend Income
Loans, including fees	$8,724	$8,125
Securities - taxable	269	473
Securities - tax exempt	99	93
Mortgage-backed securities	202	223
Other	23	6
Total Interest and Dividend Income	9,317	8,920
Interest Expense
Deposits	1,436	1,252
Short-term borrowings	9	7
Long-term borrowings	711	736
Total Interest Expense	2,156	1,995
Net Interest Income	7,161	6,925
Provision for loan losses	180	158
Net Interest Income after Provision for loan losses	6,981	6,767
Other Income
Service fees	157	159
Fee income	169	228
Realized gain on sale of securities	36	106
Increase in cash surrender value of bank owned life insurance	67	74
Realized gain on sale of loans	2,252	1,478
Mortgage fee income	814	632
Other	160	158
Total Other Income	3,655	2,835
Other Expense
Salaries and employee benefits	6,095	5,372
Occupancy	1,006	1,004
Data processing costs	186	159
Advertising	125	126
Equipment	611	596
Electronic banking	115	97
Directors’ fees	249	183
Mortgage fees and taxes	(127)	424
FDIC premium expense	138	157
Audit and tax services	141	86
Professional services	168	105
Other	663	644
Total Other Expense	9,370	8,953
Income before Income Taxes	1,266	649
Provision for Income Taxes	328	136
Net Income	$ 938	$ 513
Basic earnings per common share	$ 0.49	$ 0.27

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2016 and 2015

	2016	2015
	(In Thousands)

Net Income	$938	$513
Other Comprehensive Income (Loss)
Change in unrealized holding losses on securities available-for-sale	(86)	(96)
Accretion of net unrealized losses on securities transferred from available-for-sale(1)	323	32
Reclassification adjustment for realized gains on securities available-for-sale included in net income	(24)	(64)
Reclassification adjustment for realized gains on securities held-to-maturity included in net income	(12)	(42)
Other Comprehensive Income (Loss), Before Tax	201	(170)
Income Tax (Provision) Benefit Related to Other Comprehensive Income (Loss)	(74)	184
Other Comprehensive Income, Net of Tax	127	14
Comprehensive Income	$1,065	$527
Tax Effect Allocated to Each Component of Other Comprehensive Income (Loss)
Change in unrealized holding losses on securities available-for-sale	$29	$33
Accretion of net unrealized losses on securities transferred from available-for-sale	(115)	115
Reclassification adjustment for realized gains on securities available-for-sale included in net income	8	21
Reclassification adjustment for realized gains on securities held-to-maturity included in net income	4	15
	$(74)	$184

The accompanying notes are an integral part of the consolidated financial statements.

(1)	The accretion of the unrealized holding losses in accumulated other comprehensive income at the date of transfer partially offsets the amortization of the difference between the par value and the fair value of the investment securities at the date of transfer, and is an adjustment of yield.

FSB Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2016 and 2015

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Unearned ESOP Shares	Total
	(In Thousands, except share and per share data)

Balance - January 1, 2015	$179	$7,239	$14,472	$(226)	$(40)	$(420)	$21,204
Net income	—	—	513	—	—	—	513
Other comprehensive income, net	—	—	—	14	—	—	14
Effect of employee stock ownership plan, net	—	—	—	—	(6)	—	(6)
ESOP shares committed to be released	—	—	—	—	—	35	35
Balance - December 31, 2015	179	7,239	14,985	(212)	(46)	(385)	21,760
Net income	—	—	938	—	—	—	938
Other comprehensive income, net	—	—	—	127	—	—	127
ESOP shares committed to be released	—	9	—	—	—	35	44
Proceeds of common stock offering and conversion of existing shares, net of expenses	(159)	9,149	—	—	—	—	8,990
Cancel 5,528 treasury shares	(1)	(45)	—	—	46	—	—
Balance - December 31, 2016	$19	$16,352	$15,923	$(85)	$—	$(350)	$31,859

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

	2016	2015
	(In Thousands)
Cash Flows from Operating Activities
Net income	$ 938	$ 513
Adjustments to reconcile net income to net cash flows from operating activities:
Net amortization of premiums and accretion of discounts on investments	327	412
Net gain on sales of securities	(36)	(106)
Gain on sale of loans	(2,252)	(1,478)
Proceeds from loans sold	76,220	87,336
Loans originated for sale	(72,147)	(86,777)
Amortization of net deferred loan origination costs	249	128
Depreciation and amortization	444	453
Provision for loan losses	180	158
Expense related to ESOP	44	35
Deferred income tax benefit	(116)	(116)
Earnings on investment in bank owned life insurance	(67)	(74)
Decrease in accrued interest receivable	3	-
Increase in other assets	(900)	(399)
Increase in other liabilities	675	165
Net Cash Flows From Operating Activities	3,562	250

Cash Flows from Investing Activities
Purchases of securities available-for-sale	(12,579)	(9,133)
Proceeds from maturities and calls of securities available-for-sale	11,285	4,000
Proceeds from sales of securities available-for-sale	2,213	2,574
Proceeds from principal paydowns on securities available-for-sale	1,106	4,174
Purchases of securities held-to-maturity	(2,204)	(1,243)
Proceeds from maturities and calls of securities held-to-maturity	7,334	4,307
Proceeds from sales of securities held-to-maturity	393	856
Proceeds from principal paydowns on securities held-to-maturity	26	542
Net increase in loans	(24,791)	(13,286)
(Purchase) redemption of Federal Home Loan Bank stock, net	(498)	61
Purchase of premises and equipment	(875)	(361)
Net Cash Flows From Investing Activities	(18,590)	(7,509)

Cash Flows from Financing Activities
Net (decrease) increase in deposits	(2,627)	10,254
Proceeds from long-term borrowings	19,000	12,500
Repayments on long-term borrowings	(14,279)	(12,833)
Net increase (decrease) in short-term borrowings	6,000	(1,500)
Purchase of treasury stock	-	(6)
Net proceeds from stock conversion and offering	8,990	-
Net (decrease) increase in official bank checks	(796)	656
Net Cash Flows From Financing Activities	16,288	9,071
Change in Cash and Cash Equivalents	1,260	1,812
Cash and Cash Equivalents - Beginning	6,147	4,335
Cash and Cash Equivalents - Ending	$ 7,407	$ 6,147

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Cash Flows (Continued)

Supplementary Cash Flows Information
Interest paid	$ 2,145	$ 1,994
Taxes paid	$ 306	$ -

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

Organization and Nature of Operations

On December 17, 2003, Fairport Savings Bank’s (the “Bank”) depositors approved a Plan of Reorganization (the “Plan”) from a Federal Mutual Savings Bank to a Federal Mutual Holding Company. Under the Plan, effective January 14, 2005, FSB Community Bankshares, MHC (the “Mutual Holding Company”) was incorporated under the laws of the United States as a mutual holding company. Also under the Plan, FSB Community Bankshares, Inc. (“FSB Community”) was incorporated and became a wholly-owned subsidiary of the Mutual Holding Company. In addition, effective January 14, 2005, the Bank completed its reorganization whereby the Bank converted to a stock savings bank and became a wholly-owned subsidiary of the Company.

In August 2007, the Company completed its minority stock offering of 47% of the aggregate total voting stock of the Company. In connection with the minority stock offering, 1,785,000 shares of common stock were issued, of which 838,950 shares were sold, including 69,972 issued to the Company’s Employee Stock Ownership Plan (ESOP), at $10 per share raising net proceeds of $7.4 million. The stock was offered to the Bank’s eligible depositors, the Bank’s ESOP, and the public. Additionally, the Company issued 946,050 shares, or 53% of its common stock, to the Mutual Holding Company.

On March 2, 2016, the Boards of Directors of the FSB Community Bankshares, Inc. (“FSB Community”), FSB Community Bankshares, MHC (the “M-H-C”), and Fairport Savings Bank (the “Bank”) unanimously adopted a Plan of Conversion of FSB Community Bankshares, MHC pursuant to which FSB Community Bankshares, MHC undertook a “second-step” conversion and now no longer exists. The Bank reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure effective July 13, 2016, and, as a result is now the wholly-owned subsidiary of FSB Bancorp, Inc. (the “Company”). References to the Company prior to July 13, 2016 include FSB Community and not FSB Bancorp, whereas after July 13, 2016 references to the Company include FSB Bancorp and not FSB Community.

FSB Bancorp, the new stock holding company for Fairport Savings Bank, sold 1,034,649 shares of common stock at $10.00 per share, for gross offering proceeds of $10.3 million in its stock offering. Additionally, after accounting for conversion related expenses of $1.4 million, which offset gross proceeds, the Company received $8.9 million in net proceeds.

Concurrent with the completion of the conversion and reorganization, shares of common stock of FSB Community owned by public stockholders were exchanged for shares of the Company’s common stock so that the former public stockholders of FSB Community owned approximately the same percentage of the Company’s common stock as they owned of FSB Community’s common stock immediately prior to the conversion. Stockholders of FSB Community received 1.0884 shares of the Company’s common stock for each share of FSB Community’s stock they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares was paid based on the offering price of $10.00 per share. All share and per share information in these financial statements for periods prior to the conversion have been revised to reflect the 1.0884:1 conversion ratio on shares outstanding, including shares held by FSB Community Bankshares, MHC that were not publicly traded. As a result of the offering and the exchange of shares, the Company has 1,941,688 shares outstanding as of December 31, 2016.

On July 13, 2016, FSB Community Bankshares, MHC reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure.

In accordance with Board of Governors of the Federal Reserve System regulations, at the time of the reorganization, the Company substantially restricted retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion. The Bank has established a parallel liquidation account to support the Company’s liquidation account in the event the Company does not have sufficient assets to fund its obligations under its liquidation account. The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts. In the

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Organization and Nature of Operations (Continued)

event of a complete liquidation of the Bank or the Company, each account holder will be entitled to receive a distribution in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

The Company provides a variety of financial services to individuals and corporate customers through its wholly-owned subsidiary, Fairport Savings Bank. The Bank’s operations are conducted in five branches located in Monroe County, New York. The Company and the Bank are subject to the regulations of certain regulatory authorities and undergo periodic examinations by those regulatory authorities.

The Company’s principal business consists of originating one-to-four-family residential real estate mortgages, home equity loans and lines of credit and to a lesser extent, originations of commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans. The Company has four mortgage origination offices located in Pittsford, New York, Watertown, New York, Greece, New York, and Buffalo, New York.

The Bank also provides non-deposit investment services to its customers through its wholly-owned subsidiary, Fairport Wealth Management. Previous to January 15, 2016, Fairport Wealth Management was known as Oakleaf Services Corporation. The results of operations of Fairport Wealth Management are not material to the consolidated financial statements.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank and Fairport Wealth Management. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, deferred tax assets, and the estimation of fair values for accounting and disclosure purposes.

The Company is subject to the regulations of various governmental agencies. The Company also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulators’ judgements based on information available to them at the time of their examinations.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Monroe, Livingston, Ontario, Orleans, Wayne, and Erie Counties, New York. Note 2 discusses the types of securities that the Company invests in. The concentration of credit by type of loan is set forth in Note 3. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is primarily dependent upon the real estate and general economic conditions in those areas.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, balances due from banks and interest-earning demand deposits (with an original maturity of three months or less).

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Securities

The Company classifies investment securities as either available-for-sale or held-to-maturity. The Company does not hold any securities considered to be trading. Available-for-sale securities are reported at fair value, with net unrealized gains and losses reflected as a separate component of stockholders’ equity, net of the applicable income tax effect. Held-to-maturity securities are those that the Company has the ability and intent to hold until maturity and are reported at amortized cost.

Gains or losses on investment security transactions are based on the amortized cost of the specific securities sold. Premiums and discounts on securities are amortized and accreted into income using the interest method over the period to maturity.

When the fair value of a held-to-maturity or available-for-sale security is less than its amortized cost basis, an assessment is made at the balance sheet date as to whether other-than-temporary impairment (“OTTI”) is present.

The Company considers numerous factors when determining whether potential OTTI exists and the period over which the debt security is expected to recover. The principal factors considered are (1) the length of time and the extent to which the fair value has been less than amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.

For debt securities, OTTI is considered to have occurred if (1) the Company intends to sell the security, (2) it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis, or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis or carrying value.

For debt securities, credit-related OTTI is recognized in earnings while noncredit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (loss). Credit-related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis or carrying value. Noncredit-related OTTI is measured as the difference between the fair value of the security and its amortized cost, or carrying value, less any credit-related losses recognized. For securities classified as held-to-maturity, the amount of OTTI recognized in other comprehensive income (loss) is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods.

Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying financial statements.

Federal Home Loan Bank of New York

Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank (“FHLB”) according to a predetermined formula. This restricted stock is carried at cost.

Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of its cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

No impairment charges were recorded related to the FHLB stock during 2016 or 2015.

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Loans Held for Sale

Mortgage loans held for sale in the secondary market are carried at the lower of cost or fair value. Separate determinations of fair value for residential and commercial loans are made on an aggregate basis. Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the consolidated financial statements. Realized gains and losses on sales are computed using the specific identification method.

Loan Servicing Rights

The Company retains the servicing on most conventional fixed-rate mortgage loans sold and receives a fee based on the principal balance outstanding.

Loans serviced for others totaled $118,565,000 and $85,858,000 at December 31, 2016 and 2015, respectively.

The Company also sells correspondent FHA and VA mortgage loans, servicing released.

Loan servicing rights are recorded at fair value when loans are sold with servicing rights retained. The fair value of the mortgage servicing rights (“MSRs”) is determined using a method which utilizes servicing income, discount rates, and prepayment speeds relative to the Bank’s portfolio for MSRs and are amortized over the life of the loan. MSRs amounted to $804,000 and $561,000 at December 31, 2016 and 2015, respectively, and are included in other assets on the consolidated balance sheets. In 2016, $268,000 was capitalized and $25,000 was amortized. In 2015, $227,000 was capitalized with $32,000 amortized.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net deferred origination fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method over the estimated life of the loan.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses (the “Allowance”) is established as losses are estimated to have occurred in the loan portfolio. The allowance for loan losses is recorded through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan is uncollectable. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are deemed impaired and classified as either special mention, substandard, doubtful, or loss. For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for the following qualitative factors: effects of changes in lending policies; national and/or local economic trends and conditions; trends in volume and terms of loans; experience, ability, and depth of management; levels and trends of delinquencies, non-accruals and classified loans; quality of institutions loan review system; collateral value for collateral dependent loans; concentrations of credit; and competition, legal and regulatory requirements on level of estimated credit losses. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures unless subject to a troubled debt restructuring.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Bank Owned Life Insurance

The Company holds life insurance policies on a key executive. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Premises and Equipment

Premises and equipment are stated at cost. Depreciation and amortization are computed on the straight-line basis over the shorter of the estimated useful lives or lease terms (in the case of leasehold improvements) of the related assets. Estimated useful lives are generally 20 to 30 years for premises and 3 to 10 years for furniture and equipment.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, property held for sale is carried at the lower of the new basis or fair value less any costs to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Foreclosed Real Estate (Continued)

write-downs are recorded as a charge to earnings, if necessary, to reduce the carrying value of the property to the lower of its cost or fair value less cost to sell. The Company had no foreclosed real estate at December 31, 2016 and 2015. At December 31, 2016 and 2015, the Company did not have any residential real estate loans in the process of foreclosure.

Income Taxes

Income taxes are provided for the tax effects of certain transactions reported in the consolidated financial statements. Income taxes consist of taxes currently due plus deferred taxes related primarily to temporary differences between the financial reporting and income tax basis of the allowance for loan losses, premises and equipment, certain state tax credits, and deferred loan origination costs. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated balance sheets when they are funded.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income (loss).

Accumulated other comprehensive gain (loss) represents the sum of these items, with the exception of net income, as of the balance sheet date and is represented in the table below.

	As of December 31,
	2016	2015
Accumulated Other Comprehensive Loss By Component:
Unrealized losses on securities available-for-sale	$(128)	$(6)
Tax effect	43	2
Net unrealized losses on securities available-for-sale	(85)	(4)
Unrealized losses on securities transferred to held-to-maturity	-	(323)
Tax effect	-	115
Net unrealized losses on securities transferred to held-to-maturity	-	(208)
Accumulated other comprehensive loss	$(85)	$(212)

Earnings Per Common Share

Basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Net income available to common stockholders is net income of the Company. The Company has not granted any restricted stock awards or stock options and, during the years ended December 31, 2016 and 2015, had no potentially dilutive common stock equivalents.

Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating basic earnings per common share until they are committed to be released. The average common shares outstanding were 1,901,023 and 1,893,582 for the years ended December 31, 2016 and December 31, 2015 respectively. Historical share and per share data have been adjusted by the exchange ratio of 1.0884 used in the conversion and offering.

Treasury Stock

Treasury stock was recorded using the cost method and accordingly was presented as a reduction of stockholders’ equity. All treasury stock shares associated with our common stock have been cancelled as a result of the stock conversion and reorganization that occurred in July 2016.

Reclassifications

Amounts in the prior year’s consolidated financial statements have been reclassified whenever necessary to conform to the current year’s presentation. Such reclassifications had no impact on stockholders’ equity or net income as previously reported.

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements

ASU 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business. This new guidance clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments in this Update affect all reporting entities that must determine whether they have acquired or sold a business.

Under the current implementation guidance in Topic 805, there are three elements of a business—inputs, processes, and outputs. While an integrated set of assets and activities (collectively referred to as a “set”) that is a business usually has outputs, outputs are not required to be present. In addition, all the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs, for example, by integrating the acquired set with their own inputs and processes.

The amendments in this Update provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated.

If the screen is not met, the amendments in this Update (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The amendments provide a framework to assist entities in evaluating whether both an input and a substantive process are present. The framework includes two sets of criteria to consider that depend on whether a set has outputs. Although outputs are not required for a set to be a business, outputs generally are a key element of a business; therefore, the Board has developed more stringent criteria for sets without outputs.

Lastly, the amendments in this Update narrow the definition of the term output so that the term is consistent with how outputs are described in Topic 606.

The Company should apply the amendments in this Update to annual periods beginning after December 15, 2017, including interim periods within those periods. The amendments in this Update should be applied prospectively on or after the effective date. No disclosures are required at transition.

ASU 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323), Amendments to SEC Paragraphs Pursuant to Staff Announcements at the September 22, 2016 and November 17, 2016 EITF Meetings. This new guidance provides the SEC staff view that a registrant should evaluate ASUs that have not yet been adopted to determine the appropriate financial statement disclosuresFN2 about the potential material effects of those ASUs on the financial statements when adopted. Consistent with Topic 11.M, if a registrant does not know or cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements, then in addition to making a statement to that effect, that registrant should consider additional qualitative financial statement disclosures to assist the reader in assessing the significance of the impact that the standard will have on the financial statements of the registrant when adopted. In this regard, the SEC staff expects the additional qualitative disclosures to include a description of the effect of the accounting policies that the registrant expects to apply, if determined, and a comparison to the registrant’s current accounting policies. Also, a registrant should describe the status of its process to implement the new standards and the significant implementation matters yet to be addressed.

ASU 2017-04, Intangibles-Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment. This new guidance simplifies the subsequent measurement of goodwill, the Board eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements (Continued)

liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination.

Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable.

The Board also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets.

An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. This Update also includes amendments to the Overview and Background Sections of the Codification (as discussed in Part II of the amendments) as part of the Board’s initiative to unify and improve the Overview and Background Sections across Topics and Subtopics. These changes should not affect the related guidance in these Subtopics.

An entity should apply the amendments in this Update on a prospective basis. An entity is required to disclose the nature of and reason for the change in accounting principle upon transition. That disclosure should be provided in the first annual period and in the interim period within the first annual period when the entity initially adopts the amendments in this Update.

A public business entity that is a U.S. Securities and Exchange Commission (SEC) filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019.

A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020.

Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.

Change in Accounting Estimate

Due to a change in New York State tax law, mortgage recording tax expensed during the years ended December 31, 2016 and 2015 are now a refundable tax credit, at the election of the tax payer.  Under New York law, a bank that paid special additional mortgage recording tax (“SAMRT”) on residential mortgages in any year beginning on or before January 1, 2015, may elect to treat the unused portion of the SAMRT credit on those mortgages as overpayment of tax to be carried forward or refunded.  Previously, any unused credit was only eligible to be carried forward to future years.  The Company made this election on December 20, 2016 and its impact was as follows:

Income from continuing operations	$627,000
Net income	$464,000
Net income per share	$0.24

FSB Bancorp, Inc.

Note 2 - Securities

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31, 2016 and 2015 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2016:	(In Thousands)
Available-for-Sale:
U.S. Government and agency obligations	$8,106	$3	$(110)	$7,999
Mortgage-backed securities - residential	9,769	42	(63)	9,748
	$17,875	$45	$(173)	$17,747
Held-to-Maturity:
Mortgage-backed securities - residential	$745	$13	$-	$758
U.S. Government and agency obligations	-	-	-	-
State and municipal securities	6,675	25	(74)	6,626
	$7,420	$38	$(74)	$7,384
December 31, 2015:
Available-for-Sale:
U.S. Government and agency obligations	$6,000	$-	$(32)	$5,968
Mortgage-backed securities - residential	13,974	101	(75)	14,000
	$19,974	$101	$(107)	$19,968
Held-to-Maturity:
Mortgage-backed securities - residential	$1,535	$39	$-	$1,574
U.S. Government and agency obligations	6,793	129	-	6,922
State and municipal securities	4,651	76	(1)	4,726
	$12,979	$244	$(1)	$13,222

Mortgage-backed securities consist of securities that are issued by Fannie Mae (“FNMA”), Freddie Mac (“FHLMC”), Ginnie Mae (“GNMA”), and are collateralized by residential mortgages. U.S. Government and agency obligations include notes and bonds with both fixed and variable rates. State and municipal securities consist of government obligation and revenue bonds.

FSB Bancorp, Inc.

Note 2 - Securities (Continued)

The amortized cost and estimated fair value by contractual maturity of debt securities at December 31, 2016 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In Thousands)
Due in one year or less	$-	$-	$755	$756
Due after one year through five years	6,106	6,022	3,643	3,637
Due after five years through ten years	1,000	1,003	2,277	2,233
Due after ten years	1,000	974	-	-
Mortgage-backed securities - residential	9,769	9,748	745	758
	$17,875	$17,747	$7,420	$7,384

There were $24,000 of gross realized gains on sales of securities available-for-sale and $12,000 of gross realized gains on sales of securities held-to-maturity in 2016 resulting from proceeds of $2,606,000. There were $64,000 of gross realized gains on sales of securities available-for-sale and $42,000 of gross realized gains on sales of securities held-to-maturity in 2015 resulting from proceeds of $3,430,000. In accordance with accounting guidance, the Company was able to sell securities classified as held-to-maturity in 2016 and 2015 after the Company had already collected a substantial portion (at least 85%) of the principal outstanding at acquisition due either to prepayments or to scheduled principal and interest payments on debt securities.

No securities were pledged to secure public deposits or for any other purpose required or permitted by law at December 31, 2016 and 2015.

Management has reviewed its loan and mortgage-backed securities portfolios and determined that, to the best of its knowledge, little or no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of investing in, or originating, these types of investments or loans.

FSB Bancorp, Inc.

Note 2 - Securities (Continued)

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2016 and 2015:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
2016:
Available-for-Sale
U.S. Government and agency obligations	$6,996	$110	$-	$-	$6,996	$110
Mortgage-backed securities - residential	4,441	49	987	14	5,428	63
	$11,437	$159	$987	$14	$12,424	$173
2016:
Held-to-Maturity
Mortgage-backed securities - residential(1)	$178	$-	$-	$-	$178	$-
State and municipal Securities(1)	4,275	74	45	-	4,320	74
	$4,453	$74	$45	$-	$4,498	$74
2015:
Available-for-Sale
U.S. Government and agency obligations	$5,968	$32	$-	$-	$5,968	$32
Mortgage-backed securities - residential	6,283	61	821	14	7,104	75
	$12,251	$93	$821	$14	$13,072	$107
2015:
Held-to-Maturity
Mortgage-backed securities - residential(1)	$-	$-	$-	$-	$-	$-
State and municipal Securities(1)	455	-	126	1	581	1
	$455	$-	$126	$1	$581	$1

(1)	Aggregate unrealized loss position of these securities is less than $500.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. In 2016 and 2015, the Company did not record an other-than-temporary impairment charge.

At December 31, 2016, six U.S. Government and agency obligations, four residential mortgage-backed securities and 14 state and municipal securities were in a continuous unrealized loss position for less than twelve months. At December 31, 2016, two residential mortgage-backed securities and one state and municipal security were in a continuous unrealized loss position for more than twelve months. The debt securities and residential mortgage-backed securities were issued by U.S. Government sponsored agencies. All are paying in accordance with their terms with no deferrals of interest or defaults. Because the decline in fair value is attributable to changes in interest rates, not credit

FSB Bancorp, Inc.

Note 2 - Securities (Continued)

quality, and because management does not intend to sell and will not be required to sell these securities prior to recovery or maturity, no declines are deemed to be other-than-temporary. The state and municipal securities are general obligation (G.O.) bonds backed by the full faith and credit of local municipalities. There has never been a default of a New York G.O. in the history of the state. Historical performance does not guarantee future performance, but it does indicate that the risk of loss on default of a G.O. municipal bond for the Company is relatively low. All are paying in accordance with their terms and with no deferrals of interest or defaults. Because the decline in fair value is attributable to changes in interest rates, not credit quality, and because management does not intend to sell and will not be required to sell these securities prior to recovery or maturity, no declines are deemed to be other-than-temporary.

Note 3 – Loans and The Allowance for Loan Losses

Net loans at December 31, 2016 and 2015 consist of the following:

	2016	2015
	(In Thousands)
Real estate loans:
Secured by one- to four-family residences	$188,573	$177,037
Secured by multi-family residences	5,103	5,146
Construction	6,134	1,251
Commercial real estate	8,440	3,522
Home equity lines of credit	16,797	14,523
Commercial & industrial	1,947	853
Other loans	75	61
Total Loans	227,069	202,393
Net deferred loan origination costs	113	248
Allowance for loan losses	(990)	(811)
Net Loans	$226,192	$201,830

To develop and document a systematic methodology for determining the allowance for loan losses, the Company has divided the loan portfolio into two portfolio segments, each with different risk characteristics but with similar methodologies for assessing risk. Each portfolio segment is broken down into loan classes where appropriate. Loan classes contain unique measurement attributes, risk characteristics, and methods for monitoring and assessing risk that are necessary to develop the allowance for loan losses. Unique characteristics such as borrower type, loan type, collateral type, and risk characteristics define each class.

The following table illustrates the portfolio segments and classes for the Company’s loan portfolio:

Portfolio Segment	Class

Real Estate Loans	Secured by one-to-four family residences
Secured by multi-family residences
Construction Commercial real estate Home equity lines of credit

Other Loans	Commercial and industrial
Other loans

FSB Bancorp, Inc.

Note 3 – Loans and The Allowance for Loan Losses (Continued)

The Company’s primary lending activity is the origination of one- to four-family residential real estate mortgage loans. At December 31, 2016, $188.6 million, or 83.0%, of the total loan portfolio consisted of one- to four-family residential real estate mortgage loans compared to $177.0 million, or 87.5%, of the total loan portfolio at December 31, 2015.

The Company offers home equity lines of credit, which are primarily secured by a second mortgage on one- to four-family residences. At December 31, 2016, home equity lines of credit totaled $16.8 million, or 7.4%, of total loans receivable compared to $14.5 million, or 7.2%, of total loans receivable at December 31, 2015.

The underwriting standards for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined loan-to-value ratio (first and second mortgage liens) for home equity lines of credit is generally limited to 90%. The Company originates home equity lines of credit without application fees or borrower-paid closing costs. Home equity lines of credit are offered with adjustable-rates of interest indexed to the prime rate, as reported in The Wall Street Journal.

Multi-family residential loans generally are secured by rental properties. Multi-family real estate loans are offered with fixed and adjustable interest rates. Loans secured by multi-family real estate totaled $5.1 million, or 2.2%, of the total loan portfolio at December 31, 2016 compared to $5.1 million, or 2.5%, of the total loan portfolio at December 31, 2015. Multi-family real estate loans are originated for terms of up to 20 years. Adjustable-rate multi-family real estate loans are tied to the average yield on U.S. Treasury securities, subject to periodic and lifetime limitations on interest rate changes.

Loans secured by multi-family real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loans. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

The Company originates construction loans for the purchase of developed lots and for the construction of single-family residences. At December 31, 2016, construction loans totaled $6.1 million, or 2.7%, of total loans receivable compared to $1.3 million, or 0.6%, at December 31, 2015. At December 31, 2016, the additional unadvanced portion of these construction loans totaled $5.0 million compared to $1.3 million at December 31, 2015. Construction loans are offered to individuals for the construction of their personal residences by a qualified builder (construction/permanent loans).

Before making a commitment to fund a construction loan, the Company requires an appraisal of the property by an independent licensed appraiser. The Company generally also reviews and inspects each property before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, the Company may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the loan.

Commercial real estate loans are secured by office buildings, mixed use properties, places of worship and other commercial properties. Loans secured by commercial real estate totaled $8.4 million, or 3.7%, of the Company’s total

FSB Bancorp, Inc.

Note 3 – Loans and The Allowance for Loan Losses (Continued)

loan portfolio at December 31, 2016 compared to $3.5 million, or 1.7%, of our total loan portfolio at December 31, 2015.

The Company generally originates adjustable-rate commercial real estate loans with maximum terms of up to 15 years. The maximum loan-to-value ratio of commercial real estate loans is 80%.

Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

The commercial and industrial product set includes loans to individuals or businesses on an installment basis secured by vehicles, equipment or other durable goods for which the loans were made, loans for and secured by machinery and/or equipment for which a legitimate resale market exists, lines of credit to businesses and individuals, and unsecured loans to businesses and individuals on a short-term basis. At December 31, 2016, these loans totaled $1.9 million, or 0.9%, of the total loan portfolio compared to $853,000, or 0.4%, at December 31, 2015.

These loans carry a higher risk than commercial real estate loans by the nature of the underlying collateral, which can be business assets such as equipment and accounts receivable. To reduce the risk, management also attempts to secure secondary collateral, such as real estate, and obtain personal guarantees of the borrowers. To further reduce risk and enhance liquidity, these loans generally carry variable rates of interest, repricing in five year periods, and have a maturity of ten years or less.

In 2014, the Company applied and was approved as an SBA lender. SBA acts as a loan guarantor and these loans are generally for commercial business purposes versus real estate. The Company follows the Small Business Administration lending guidelines regarding eligibility, underwriting etc. as stated in SBA’s most current version of SOP 50 10 SBA’s Lender and Development Company Loan Program.

The Company offers a variety of other loans secured by property other than real estate. At December 31, 2016, these other loans totaled $75,000, or 0.1%, of the total loan portfolio compared to other loans totaling $61,000, or 0.1%, of the total loan portfolio at December 31, 2015. These loans include automobile, passbook, overdraft protection and unsecured loans. Due to the relative immateriality of other loans, the Company’s risk associated with these loans is not considered significant.

FSB Bancorp, Inc.

Note 3 – Loans and The Allowance for Loan Losses (Continued)

The following table sets forth the allowance for loan losses allocated by loan class and the activity in the allowance for loan losses for the years ending December 31, 2016 and 2015. The allowance for loan losses allocated to each class is not necessarily indicative of future losses in any particular class and does not restrict the use of the allowance to absorb losses in other classes.

	Secured by 1-4 family residential	Secured by multi- family residential	Construction	Commercial	Home Equity Lines of Credit	Commercial & Industrial	Other/ Unallocated	Total
(In Thousands)
At December 31, 2016
Beginning Balance	$524	$39	$6	$35	$101	$11	$95	$811
Charge Offs	-	-	-	-	-	-	(1)	(1)
Recoveries	-	-	-	-	-	-	-	-
Provisions	60	(1)	25	49	11	17	19	180
Ending Balance (1)	$584	$38	$31	$84	$112	$28	$113	$990

At December 31, 2015
Beginning Balance	$448	$29	$6	$14	$87	$1	$68	$653
Charge Offs	-	-	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-	-	-
Provisions	76	10	-	21	14	10	27	158
Ending Balance (1)	$524	$39	$6	$35	$101	$11	$95	$811

(1)All Loans are collectively evaluated for impairment.

The Company’s policies, consistent with regulatory guidelines, provide for the classification of loans that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose the Company to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are required to be designated as special mention.

When the Company classifies assets as pass a portion of the related general loss allowances is allocated to such assets as deemed prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. The Company’s determination as to the classification of its assets and the amount of its loss allowances are subject to review by its principal state regulator, the New York State Department of Financial Services, which can require that the Company establish additional loss allowances. The Company regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

At December 31, 2016 and 2015, there were no loans considered to be impaired and no troubled debt restructurings.

FSB Bancorp, Inc.

Note 3 – Loans and The Allowance for Loan Losses (Continued)

The following table presents the risk category of loans by class at December 31, 2016 and 2015:

	Pass	Special Mention	Substandard	Doubtful	Total
2016	(In Thousands)
One- to four-family residential	$187,079	$ -	$1,494	$ -	$188,573
Multi-family residential	5,103	-	-	-	5,103
Construction	6,134	-	-	-	6,134
Commercial real estate	8,440	-	-	-	8,440
Home equity lines of credit	16,498	-	299	-	16,797
Commercial & industrial	1,900	-	47	-	1,947
Other loans	75	-	-	-	75
Total	$225,229	$ -	$1,840	$ -	$227,069

2015
One- to four-family residential	$175,885	$ -	$1,152	$ -	$177,037
Multi-family residential	5,146	-	-	-	5,146
Construction	1,251	-	-	-	1,251
Commercial real estate	3,522	-	-	-	3,522
Home equity lines of credit	14,223	-	300	-	14,523
Commercial & industrial	853	-	-	-	853
Other loans	60	-	-	1	61
Total	$200,940	$ -	$1,452	$ 1	$202,393

At December 31, 2016, the Company had no non-accrual loans and at December 31, 2015, the Company had one non-accrual residential mortgage loan for $63,000, one non-accrual home equity line of credit for $18,000, and one non-accrual checking line of credit for $1,000. There were no loans that were past due 90 days or more and still accruing interest at December 31, 2016 and 2015. Interest on non-accrual loans that would have been earned if loans were accruing interest was immaterial for 2015.

FSB Bancorp, Inc.

Note 3 – Loans and The Allowance for Loan Losses (Continued)

Delinquent Loans. Loans are considered past due if the required principal and interest payments have not been received within thirty days of the payment due date. An age analysis of past due loans, segregated by portfolio segment and class of loans, as of December 31, 2016 and December 31, 2015, are detailed in the following table:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
	(In thousands)
2016
Real estate loans:
One- to four-family residential	$89	$-	$-	$89	$188,484	$188,573
Multi-family residential	-	-	-	-	5,103	5,103
Construction	-	-	-	-	6,134	6,134
Commercial	-	-	-	-	8,440	8,440
Home equity lines of credit	-	-	-	-	16,797	16,797
Commercial & industrial	47	-	-	47	1,900	1,947
Other loans	-	-	-	-	75	75
Total	$136	$-	$-	$136	$226,933	$227,069

2015
Real estate loans:
One- to four-family residential	$118	$-	$63	$181	$176,856	$177,037
Multi-family residential	-	-	-	-	5,146	5,146
Construction	-	-	-	-	1,251	1,251
Commercial	-	-	-	-	3,522	3,522
Home equity lines of credit	-	-	18	18	14,505	14,523
Commercial & industrial	-	-	-	-	853	853
Other loans	9	-	1	10	51	61
Total	$127	$-	$82	$209	$202,184	$202,393

Management has reviewed its loan portfolio and determined that, to the best of its knowledge, no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of originating these types of loans.

Note 4 - Premises and Equipment

Premises and equipment at December 31, 2016 and 2015 are summarized as follows:

	2016	2015
	(In Thousands)
Premises	$4,355	$4,305
Furniture and equipment	3,628	2,803
	7,983	7,108
Accumulated depreciation and amortization	(4,808)	(4,364)
	$3,175	$2,744

FSB Bancorp, Inc.

Note 4 - Premises and Equipment (Continued)

At December 31, 2016, the Company was obligated under non-cancelable operating leases for existing branches in Penfield, Irondequoit, Webster, and Perinton, New York and for four mortgage origination offices in Watertown, Pittsford, Greece, and Buffalo, New York. Rent expense under leases totaled $429,000 during 2016. Rent expense under the same non-cancelable operating leases, which includes the Canandaigua mortgage origination office which was terminated on December 31, 2015, totaled $418,000 during 2015. Future minimum rental payments under these leases for the next five years and thereafter are as follows (in thousands):

Years ending December 31,
2017	$442
2018	433
2019	433
2020	390
2021	368
Thereafter	1,933
Total	$3,999

Note 5 - Deposits

The components of deposits at December 31, 2016 and 2015 consist of the following:

	2016	2015
	(In Thousands)
Non-interest bearing	$8,423	$6,974
NOW accounts	29,725	28,751
Regular savings, tax escrow and demand clubs	26,655	27,306
Money market	30,123	21,029
Individual retirement accounts	6,975	8,252
Certificates of deposit	81,033	93,249
	$182,934	$185,561

As of December 31, 2016, individual retirement accounts and certificates of deposit have scheduled maturities as follows (in thousands):

2017	$63,383
2018	18,931
2019	1,947
2020	2,029
2021	1,718
$88,008

The aggregate amount of time deposits, each with a minimum denomination of $250,000 was $7,746,000 and $11,100,000 at December 31, 2016 and 2015, respectively. Under the Dodd-Frank Act, deposit insurance per account owner is $250,000.

FSB Bancorp, Inc.

Note 5 – Deposits (Continued)

Interest expense on deposits for the years ended December 31, 2016 and 2015 is as follows:

	2016	2015
	(In Thousands)
NOW accounts	$74	$36
Regular savings and demand clubs	102	127
Money market	100	63
Individual retirement accounts	64	105
Certificates of deposit	1,096	921
	$1,436	$1,252

FSB Bancorp, Inc.

Note 6 - Borrowings

Borrowings consist of advances from the Federal Home Loan Bank of New York (FHLB).

The following table sets forth the contractual maturities of borrowings with the FHLB as of December 31:

Advance Date	Maturity Date	Current Rate	2016	2015
			(In Thousands)
06/05/06	06/06/16	5.63%	-	1,000
04/25/12	04/25/17	1.03%	128	433
08/16/12	08/16/17	1.00%	306	711
09/05/12	09/05/19	1.13%	829	1,115
11/06/12	11/06/17	0.86%	407	810
11/27/12	11/27/17	1.12%	1,000	1,000
12/19/12	12/19/19	1.20%	902	1,187
12/27/12	12/27/16	0.97%	-	1,000
12/27/12	12/27/17	0.89%	220	422
01/04/13	01/04/19	1.52%	1,000	1,000
01/15/13	01/16/18	1.18%	1,000	1,000
01/22/13	01/23/17	0.96%	1,000	1,000
01/22/13	01/22/18	1.20%	1,000	1,000
01/22/13	01/22/19	1.44%	1,000	1,000
02/12/13	02/12/16	0.79%	-	1,500
02/20/13	02/21/20	1.28%	475	618
02/20/13	02/21/23	1.77%	646	742
07/02/13	07/02/18	1.35%	682	1,083
07/22/13	07/23/18	1.27%	681	1,083
09/19/13	09/19/18	1.37%	375	575
09/19/13	09/16/16	1.14%	-	2,000
01/21/14	01/22/18	1.72%	1,000	1,000
01/21/14	01/22/19	1.45%	442	642
03/20/14	03/20/19	1.50%	714	1,012
03/24/14	03/24/17	1.32%	1,500	1,500
07/21/14	07/21/21	1.94%	682	820
07/21/14	07/22/19	2.08%	500	500
07/21/14	07/23/18	1.79%	1,000	1,000
08/06/14	08/06/18	1.80%	1,000	1,000
08/21/14	08/22/16	0.92%	-	1,000
08/21/14	08/21/19	2.12%	1,000	1,000
10/02/14	10/04/21	2.00%	1,434	1,709
10/15/14	10/15/21	1.69%	715	853
11/28/14	11/29/21	1.90%	1,455	1,730
12/31/14	12/31/19	1.63%	626	823
12/31/14	01/02/18	1.52%	1,000	1,000
01/14/15	01/14/20	1.73%	1,500	1,500
01/21/15	01/21/20	1.79%	500	500
01/21/15	01/21/21	1.97%	500	500
04/13/15	04/13/20	1.74%	1,000	1,000
05/20/15	05/20/20	1.52%	708	903
05/20/15	05/20/22	1.91%	796	933
06/25/15	06/25/20	1.65%	725	920
06/25/15	06/26/17	1.14%	1,000	1,000

FSB Bancorp, Inc.

Note 6 – Borrowings (Continued)

Advance Date	Maturity Date	Current Rate	2016	2015
			(In Thousands)
10/29/15	10/29/20	1.51%	1,579	1,968
10/29/15	10/29/20	1.90%	1,000	1,000
01/27/16	01/27/21	1.92%	1,000	-
01/27/16	01/27/23	1.87%	888	-
02/12/16	02/13/23	1.66%	898	-
02/12/16	02/13/23	2.04%	500	-
08/24/16	08/24/17	1.01%	1,000	-
08/24/16	08/24/18	1.22%	1,000	-
09/21/16	03/21/17	0.83%	1,000	-
09/21/16	09/21/17	1.06%	2,000	-
09/30/16	03/30/17	0.79%	1,000	-
10/28/16	10/28/20	1.57%	1,000	-
11/04/16	11/04/21	1.72%	2,000	-
11/17/16	11/17/21	2.13%	1,000	-
11/17/16	11/17/21	1.78%	1,000	-
11/17/16	11/17/23	2.07%	1,000	-
11/28/16	11/29/19	1.78%	1,500	-
12/08/16	12/08/17	1.22%	1,000	-
12/21/16	06/21/17	0.95%	1,000	-
12/21/16	12/23/19	1.91%	1,000	-
12/30/16	01/03/17	0.74%	3,000	-
			$56,813	$46,092

Borrowings are secured by residential mortgages with a carrying amount of $165,546,000 at December 31, 2016 and the Company’s investment in FHLB stock. As of December 31, 2016, $90,868,000 was available for borrowings. At December 31, 2015, the carrying amount of borrowings secured by residential mortgages was $168,199,000 and $100,860,000 was available for new borrowings.

The following table sets forth the contractual maturities of all FHLB borrowings at December 31, 2016 (dollars in thousands):

	Contractual Maturity	Weighted Average Rate
2017	$15,562	0.98%
2018	8,737	1.46
2019	9,513	1.62
2020	8,488	1.65
2021	9,785	1.88
Thereafter	4,728	2.27
	$56,813	1.49%

The Company also has a repurchase agreement with Raymond James providing an additional $10 million in liquidity collateralized by the Company’s U.S. Government and agency obligations. There were no advances outstanding under the repurchase agreement at December 31, 2016 and 2015. Securities are not pledged until the borrowing is initiated.

FSB Bancorp, Inc.

Note 7 - Income Taxes

The provision for income taxes for 2016 and 2015 consists of the following:

	2016	2015
	(In Thousands)
Current
Federal	$439	$247
State	4	5
Deferred	(115)	(116)
	$328	$136

The Company’s effective tax rate was 26% and 21% in 2016 and 2015, respectively. The effective tax rate primarily reflects the impact of non-tax interest and dividends from tax exempt securities, as well as a partial release of a component of the deferred tax asset valuation allowance during 2016.

Items that give rise to differences between income tax expense included in the consolidated statements of income and taxes computed by applying the statutory federal tax at a rate of 34% in 2016 or 2015 included the following (dollars in thousands):

	2016		2015
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income
Federal Tax at a Statutory rate	$431	34%	$221	34%
State taxes, net of Federal provision	119	9	(223)	(34)
Change in valuation allowance	(178)	(14)	182	28
Nontaxable interest and dividend income	(44)	(3)	(44)	(7)
Other items	-	-	-	-
Income tax provision	$328	26%	$136	21%

FSB Bancorp, Inc.

Note 7 - Income Taxes (Continued)

Deferred income tax assets and liabilities resulting from temporary differences are summarized as follows and are included in other assets at December 31, 2016 and at December 31, 2015 in the accompanying consolidated balance sheets:

	2016	2015
	(In Thousands)
Deferred tax assets:
Deferred loan origination fees	$95	$43
Allowance for loan losses - Federal	379	314
State tax credits	1,102	1,381
Depreciation	64	81
Supplemental Executive Retirement Plan	290	226
Other-than-temporary impairment loss on securities	-	22
Unrealized loss on securities available for sale and transferred to held to maturity	43	117
Net operating loss	159	-
Other	-	1
	2,132	2,185
Valuation allowance	(1,318)	(1,507)
Total deferred tax assets, net of valuation allowance	814	678
Deferred tax liabilities:
Mortgage servicing rights	(308)	(217)
Total deferred tax liabilities	(308)	(217)
Net deferred tax asset	$506	$461

The Company has recorded a valuation allowance for mortgage recording tax credits incurred before 2015 as well as state tax deductions since anticipated levels of future state taxable income makes it more likely than not that all of these tax benefits will not be used. Beginning in 2015, the New York State Special Additional Mortgage Recording Tax Credit became a refundable credit. To the extent that the credit exceeds the Company’s New York State tax liability, any remaining credit will be refunded to the Company. In addition, a valuation allowance in the amount of $88,000 was established in 2010 against a portion of the allowance for loan loss because future realization of the full tax benefit of that deferred tax asset was deemed to be unlikely. After fully utilizing its Federal Net Operating Loss (“NOL”) carryforward during 2013 and realizing increased and consistent current taxable income over the past 3 years, management determined that half (or $44,000) of that component of the valuation allowance should be reversed during 2015, with the remaining to be reversed in 2016.

As a thrift institution, the Bank is subject to special provisions in the income tax laws regarding its allowable income tax bad debt deduction and related tax basis bad debt reserves. Deferred income tax liabilities are to be recognized with respect to any base-year reserves which are to become taxable (or "recaptured") in the foreseeable future.

Under current income tax laws, the base-year reserves would be subject to recapture if the Company pays a cash dividend in excess of earnings and profits or liquidates. The Bank does not expect to take any actions in the foreseeable future that would require the recapture of any Federal reserves. As a result, a deferred tax liability has not been recognized with respect to the Federal base-year reserve of $1,518,000 at December 31, 2016 and 2015, because the Bank does not expect that this amount will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal base-year reserve was $516,000 at December 31, 2016 and 2015. It is more

FSB Bancorp, Inc.

Note 7 - Income Taxes (Continued)

likely than not that this liability will never be incurred because, as noted above, the Bank does not expect to take any action in the future that would result in this liability being incurred.

The Company's Federal and New York State tax returns, constituting the returns of the major taxing jurisdictions, are subject to examination by the taxing authorities for 2013, 2014, and 2015 as prescribed by applicable statute. No waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

Note 8 – Accumulated Other Comprehensive Loss

Changes in the components of accumulated other comprehensive loss (“AOCI”), net of tax, for the periods indicated are summarized in the table below, in thousands.

	Unrealized Gains and Losses on Available for Sales Securities	Unrealized Losses on Securities Transferred to Held to Maturity	Total
Beginning balance	$(4)	$(208)	$(212)
Other comprehensive (loss) income before reclassifications	(57)	208	151
Amounts reclassified from AOCI	(24)	-	(24)
Ending balance	$(85)	$-	$(85)

	For the year ended December 31, 2015
	Unrealized Gains and Losses on Available for Sales Securities	Unrealized Losses on Securities Transferred to Held to Maturity	Total
Beginning balance	$129	$(355)	$(226)
Other comprehensive (loss) income before reclassifications	(63)	147	84
Amounts reclassified from AOCI	(70)	-	(70)
Ending balance	$(4)	$(208)	$(212)

FSB Bancorp, Inc.

Note 8 – Accumulated Other Comprehensive Income (Loss) (Continued)

The following table presents the amounts reclassified out of each component of AOCI for the indicated annual period in thousands:

	For the year ended December 31,

Details about AOCI	2016	2015	Affected Line Item in the Statement of Income

Available for sale securities	$24	$64	Realized gain on sale of securities
Held to maturity securities	12	42	Realized gain on sale of securities
	(12)	(36)	Provision for Income Taxes
	$24	$70	Net Income

Note 9 - Employee Benefit Plans

The Bank has a 401(k) plan for all eligible employees. Employees are eligible for participation in the 401(k) Plan after one year of service and attaining age 21. The 401(k) Plan allows employees to contribute 1% to 100% of their annual salary subject to statutory limitations. Matching contributions made by the Bank are 100% of the first 6% of compensation that an employee contributes to the 401(k) Plan. In addition, the Bank may make a discretionary contribution as a percentage of each eligible employee’s annual base compensation including the value of ESOP shares allocated. Matching contributions to the 401(k) Plan amounted to $189,000 and $174,000 for the years ended December 31, 2016 and 2015, respectively. Discretionary contributions to the 401(k) Plan were $77,000 and $72,000 for the years ended December 31, 2016 and 2015, respectively.

The Bank sponsors an Employee Stock Ownership Plan (ESOP) for eligible employees who have attained age 21 and completed one year of employment. The cost of shares not committed to be released is presented in the accompanying consolidated balance sheets as a reduction of stockholders’ equity. Allocations to individual accounts are based on participant compensation. As shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in-capital. Any dividends on allocated shares reduce retained earnings. Any dividends on unallocated ESOP shares reduce debt and accrued interest. In connection with establishing the ESOP in 2007, the ESOP borrowed $700,000 from FSB Community to purchase 69,972 common shares of FSB Community’s stock. The loan is being repaid in twenty equal annual installments through 2026. The loan bears interest at the prime rate.

Shares are released to participants on a straight line basis as the loan is repaid and totaled 3,498 shares for each of the years ended December 31, 2016 and December 31, 2015. Total expense for the ESOP was $44,000 and $35,000 for the years ended December 31, 2016 and 2015, respectively. At December 31, 2016, the Company had 34,986 unearned ESOP shares having an aggregate market value of $496,801.

The Bank has a supplemental executive retirement plan (SERP) for two of its executives. All benefits provided under the SERP are unfunded and, as these executives retire, the Company will make payments to participants. The Company has recorded $759,000 and $621,000 at December 31, 2016 and 2015 respectively, for the SERP in other liabilities. In 2016 and 2015, the expense under the SERP totaled $138,000 and $125,000, respectively.

FSB Bancorp, Inc.

Note 10 - Related Party Transactions

Certain employees, executive officers and directors are engaged in transactions with the Bank in the ordinary course of business. It is the Bank’s policy that all related party transactions are conducted at “arms length” and all loans and commitments included in such transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and do not involve more than the normal risk of collectability or present other unfavorable terms.

As of December 31, 2016 and 2015, loans outstanding with related parties were $596,000 and $168,000, respectively. During 2016, there were new loans of $651,000, sales of $166,000, and repayments totaled $57,000.

Note 11 - Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments summarized as follows at December 31, 2016 and 2015:

	2016	2015
	(In Thousands)
Commitments to extend credit:
Commitments to grant loans	$15,199	$10,415
Unadvanced portion of construction loans	5,009	1,338
Unfunded commitments under lines of credit	17,587	15,803
	$37,795	$27,556

Commitments to grant loans at fixed-rates at December 31, 2016 totaled $10,802,000 and had interest rates that ranged from 3.00% to 5.00%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

In the ordinary course of business, the Bank sells residential mortgage loans to third parties and in certain limited situations, such as in the event of an early payment default, the Bank retains credit risk exposure on those residential mortgage loans and may be required to repurchase them or to indemnify guarantors for certain losses. The Bank may also be required to repurchase residential mortgage loans when representations and warranties made by the Bank in connection with those sales are breached. When a residential mortgage loan sold to an investor fails to perform according to its contractual terms, the investor will typically review the loan file to search for errors that may have been made in the process of originating the loan. If errors were discovered and it is determined that such errors constitute a breach of a representation or warranty made to the investor in connection with the Bank’s sale of the residential mortgage loan, the Bank will be required to either repurchase the loan or indemnify the investor for losses

FSB Bancorp, Inc.

Note 11 – Commitments (Continued)

sustained. The bank has not been required to repurchase any residential mortgage loans or indemnify any investors for any such errors.

Note 12 - Regulatory Matters

The Bank is subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 capital (as defined), and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 to adjusted total assets (as defined). Management believes that, as of December 31, 2016 and 2015, the Bank met all capital adequacy requirements to which it was subject. As of December 31, 2016, the most recent notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s status as well capitalized.

The Bank’s actual capital amounts and ratios are presented in the table below.

					Minimum
					To Be "Well-
			Minimum		Capitalized"		Well-Capitalized
			For Capital		Under Prompt		With Buffer, Fully
	Actual		Adequacy Purposes		Corrective Provisions		Phased in for 2019
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Total Core Capital (to Risk-Weighted Assets)	$29,264	18.45%	≥$12,689	≥8.0%	≥$15,861	≥10.0%	≥$16,654	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	28,274	17.83	≥9,516	≥6.0	≥12,689	≥8.0	≥13,482	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	28,274	17.83	≥7,137	≥4.5	≥10,309	≥6.5	≥11,102	≥7.0
Tier 1 Capital (to Assets)	28,274	10.70	≥10,572	≥4.0	≥13,214	≥5.0	≥13,214	≥5.0
As of December 31, 2015:
Total Core Capital (to Risk-Weighted Assets)	$20,757	15.12%	≥$10,980	≥8.0%	≥$13,725	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	19,946	14.53	≥8,235	≥6.0	≥10,980	≥8.0
Tier 1 Common Equity (to Risk-Weighted Assets)	19,946	14.53	≥6,176	≥4.5	≥8,921	≥6.5
Tier 1 Capital (to Assets)	19,946	7.85	≥10,167	≥4.0	≥12,709	≥5.0

The FRB has issued a policy guidance regarding the payment of dividends by bank holding companies.  In general, the FRB’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality

FSB Bancorp, Inc.

Note 12 - Regulatory Matters (Continued)

and overall financial condition.  FRB guidance provides for prior regulatory review of capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition.  The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.  These regulatory policies could affect the ability of FSB Bancorp to pay dividends or otherwise engage in capital distributions.

Note 13 - Fair Value Measurement and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s assets and liabilities; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all assets and liabilities, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of assets and liabilities subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

FSB Bancorp, Inc.

Note 13 - Fair Value Measurement and Fair Values of Financial Instruments (Continued)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows at December 31:

(In Thousands)
2016	Total	Level 1	Level 2	Level 3
U.S. Government and agency obligations	$7,999	$-	$7,999	$-
Mortgage-backed securities - residential	9,748	-	9,748	-
Total Available-for-Sale Securities	$17,747	$-	$17,747	$-

2015	Total	Level 1	Level 2	Level 3
U.S. Government and agency obligations	$5,968	$-	$5,968	$-
Mortgage-backed securities - residential	14,000	-	14,000	-
Total Available-for-Sale Securities	$19,968	$-	$19,968	$-

There were no securities transferred out of level 2 securities available-for-sale during the twelve months ended December 31, 2016. No assets or liabilities have been measured on a non-recurring basis at December 31, 2016 or 2015.

Required disclosures include fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at December 31, 2016 and 2015.

Cash, Due from Banks, and Interest-Earning Demand Deposits

The carrying amounts of these assets approximate their fair values.

Investment Securities

The fair value of securities available-for-sale (carried at fair value) and held-to-maturity (carried at amortized cost) are determined by matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather relying on the securities’ relationship to other benchmark quoted prices and is considered to be a Level 2 measurement.

FSB Bancorp, Inc.

Note 13 - Fair Value Measurement and Fair Values of Financial Instruments (Continued)

Investment in FHLB Stock

The carrying value of FHLB stock approximates its fair value based on the redemption provisions of the FHLB stock, resulting in a Level 2 classification.

Loans and Loans Held for Sale

The fair values of loans held in portfolio are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans, resulting in a Level 3 classification. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Mortgage loans held for sale in the secondary market are carried at the lower of cost or fair value, resulting in a Level 2 classification. Separate determinations of fair value for residential and commercial loans are made on an aggregate basis. Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the financial statements.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and payable approximates fair value.

Deposits

The fair values disclosed for demand deposits (e.g., NOW accounts, non-interest checking, regular savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts), resulting in a Level 1 classification. The carrying amounts for variable-rate certificates of deposit approximate their fair values at the reporting date, resulting in a Level 1 classification. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits, resulting in a Level 2 classification.

FSB Bancorp, Inc.

Note 13 - Fair Value Measurement and Fair Values of Financial Instruments (Continued)

Borrowings

The fair values of FHLB long-term borrowings are estimated using discounted cash flow analyses, based on the quoted rates for new FHLB advances with similar credit risk characteristics, terms and remaining maturity, resulting in a Level 2 classification.

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2016 and 2015 are as follows:

		2016		2015
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(In Thousands)
Financial assets:
Cash and due from banks	1	$1,634	$1,634	$1,550	$1,550
Interest bearing demand deposits	1	5,773	5,773	4,597	4,597
Securities available for sale	2	17,747	17,747	19,968	19,968
Securities held to maturity	2	7,420	7,384	12,979	13,222
Investment in FHLB stock	2	2,886	2,886	2,388	2,388
Loans held for sale	2	2,059	2,059	3,880	3,880
Loans, net	3	226,192	225,569	201,830	201,886
Accrued interest receivable	1	652	652	655	655

Financial liabilities:
Deposits	1/2	182,934	182,969	185,561	185,332
Borrowings	2	56,813	57,008	46,092	46,447
Accrued interest payable	1	71	71	60	60

FSB Bancorp, Inc.

Note 14 - FSB Bancorp, Inc. (Parent Company Only) Financial Information

Balance Sheets

	December 31
	2016	2015
	(In Thousands)
Assets
Cash and cash equivalents	$2,881	$265
Securities available-for-sale	-	1,000
Investment in banking subsidiary	28,610	20,085
ESOP loan receivable	398	431
Accrued interest receivable	-	9
Total Assets	$31,889	$21,790

Liabilities and Stockholders’ Equity
Total Liabilities	$30	$30
Stockholders’ Equity	31,859	21,760
Total Liabilities and Stockholders’ Equity	$31,889	$21,790

Statements of Income

	Year Ended December 31
	2016	2015
	(In Thousands)

Interest Income	$20	$53
Other Expense	(89)	(37)
Equity in undistributed earnings of banking subsidiary	1,007	497
Net Income	$938	$513

FSB Bancorp, Inc.

Note 14 - FSB Bancorp, Inc. (Parent Company Only) Financial Information (Continued)

Statements of Cash Flows

	Year Ended December 31
	2016	2015
	(In Thousands)

Cash flows from operating activities
Net income	$938	$513
Adjustments to reconcile net income to net cash flows from operating activities
Equity in undistributed earnings of banking subsidiary	(1,007)	(497)
Decrease in accrued interest receivable	8	16
Net decrease in other liabilities	-	(16)
Net cash flows from operating activities	(61)	16

Cash flows from investing activities
Proceeds to banking subsidiary	(7,300)	(1,938)
Proceeds from maturities and calls of securities available-for-sale	1,000	1,938
Payments received on ESOP loan	33	32
Net cash flows from investing activities	(6,267)	32

Cash flows from financing activities
Proceeds from stock conversion and offering	8,944	-
Net cash flows from financing activities	8,944	-
Net increase in cash and cash equivalents	2,616	48
Cash and cash equivalents - beginning	265	217
Cash and cash equivalents - ending	$2,881	$265