Form 10-K, Exhibit 13
period 2017-12-31
FSB Bancorp, Inc.
filed 2018-03-30
CIK 1667939

Exhibit 13

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

Overview

Our business has traditionally focused on originating one- to four-family residential real estate mortgage loans, home equity lines of credit, and offering retail deposit accounts. In recent years, we have expanded our mortgage origination footprint and opened new mortgage offices in Cheektowaga and Lewiston, New York. Our primary market area now consists of Monroe County and the surrounding western New York counties of Erie, Livingston, Ontario, Orleans, Jefferson, Niagara, and Wayne. Management has made the decision to deploy available funds from deposit and borrowing growth into higher-yielding assets, primarily commercial loan products and adjustable rate one- to four-family mortgage and construction loans in 2017. Increases in the loan portfolio balances as well as modestly higher average yields on the overall loan portfolio resulted in higher interest income in 2017. More recently, we shifted attention to expand our commercial loan department in an effort to improve our interest rate risk exposure with shorter duration commercial loan products, as well as higher yielding assets. In October 2017, we hired a Chief Lending Officer to manage and oversee the growth of our loan portfolio and supervise credit administration to continue to maintain our high asset quality.

At December 31, 2017, the Company had $314.6 million in consolidated assets, an increase of $40.9 million, or 15.0%, from $273.7 million at December 31, 2016. During 2017, we continued to focus on loan production, particularly with respect to residential mortgage loans as well as construction, commercial real estate, and commercial and industrial loans. The credit quality of our loan portfolio remains strong and significantly better than peers. At December 31, 2017, we had two non-performing residential mortgages loan for $153,000 and no non-performing loans at December 31, 2016.

Our results of operations depend primarily on our net interest income and, to a lesser extent, other income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Other income consists primarily of realized gains on sales of loans and securities, mortgage fee income, fees and service charges from deposit products, fee income from our financial services subsidiary, earnings on bank owned life insurance and miscellaneous other income. Our results of operations also are affected by our provision for loan losses and other expense. Other expense consists primarily of salaries and employee benefits, occupancy, equipment, electronic banking, data processing costs, mortgage fees and taxes, advertising, directors’ fees, FDIC deposit insurance premium expense, audit and tax services, and other miscellaneous expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities. For the year ended December 31, 2017, we had net income of $290,000 compared to net income of $938,000 for the year ended December 31, 2016. The Company’s financial results for the year ended December 31, 2017 reflected two notable non-recurring items which contributed to the decrease in net income of $648,000 in 2017 as compared to 2016, which were a $280,000 decrease in the mortgage recording tax credit and a $228,000 increase in income tax expense due to the Tax Cuts and Jobs Act (the “Tax Act”) that was enacted on December 22, 2017, which reduced the corporate federal income tax rate from 34% to 21% and caused a reevaluation of net deferred tax assets. Generally accepted accounting principles requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. The increase in mortgage expense was due to a change in New York State tax law which allowed for a refundable tax credit for mortgage recording tax expensed during the year ended December 31, 2016, which resulted in a complete reversal of all mortgage recording tax expensed with a credit of $627,000 for the year ended December 31, 2016 which did not recur in 2017. The year over year decrease in earnings of $648,000 was attributable to increases in other expense, income tax expense, and provision for loan losses as well as a decrease in other income, partially offset by an increase in net interest income.

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

Deferred Tax Assets. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Tax Act was signed into law in December 2017 which reduced the corporate federal statutory tax rate from 34% to 21%. U.S. GAAP requires the impact of the Tax Act to be accounted for in the period of enactment. As such, the Company was required to write down the value of its net deferred tax assets as of December 31, 2017 to reflect the reduction in the corporate tax rate for future periods.

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

Business Strategy

Fairport Savings Bank, a wholly owned banking subsidiary of FSB Bancorp, Inc. has been serving the Fairport and surrounding communities since 1888. Among the most significant initiatives implemented over the past decade has been the Bank’s conversion from a mutual institution to a stock company. The conversion process enabled the Bank to raise additional capital to successfully support its growth and expansion strategies. We are committed to meeting the financial needs of the communities we serve, primarily the greater Rochester and Buffalo, New York metropolitan areas, and are dedicated to providing personalized superior service to our customers. The business of banking has changed rapidly, requiring extensive investment in technology as well as significantly increased compliance expenses to address the substantial regulatory changes enacted in recent years. We recognize that to continue to meet the needs of our customers and to provide a competitive return to our stockholders, we will need to continue to grow, by both expanding our residential lending business and diversifying our lending efforts. Instead of concentrating solely on residential mortgage lending, the Bank now offers a full complement of financial services, including commercial and industrial, commercial real estate, and small business administration (“SBA”) loans and deposit services to small businesses in our primary service areas. Our principal strategies to achieve these goals are as follows:

•	Continuing to Emphasize Residential Real Estate Lending. Historically we have emphasized the origination of one- to four-family residential loans within Monroe County and the surrounding counties of Livingston, Ontario, Orleans and Wayne, New York. More recently the Bank has expanded its lending efforts to include the counties of Erie and Niagara, New York. As of December 31, 2017, 78.3% of our loan portfolio consisted of one- to four-family residential loans. We intend to continue to emphasize originations of loans secured by one- to four-family residential real estate, holding in portfolio loans that are either adjustable-rate or have fixed-rates with terms of less than 15 years and selling longer-term fixed-rate one- to four-family residential real estate loans in the secondary market to increase other income.

•	Expanding Our Commercial Banking Market Share. We offer a variety of lending and deposit products for commercial banking customers in our markets. We have invested heavily in developing our commercial loan department over the last four years by recruiting and hiring talented commercial loan officers, including our recent hire of a new Chief Lending Officer, and enhancing our commercial product offerings. We grew our commercial loan portfolio, which includes commercial real estate, multi-family, and commercial and industrial loans, $13.6 million, or 88.1% to $29.1 million at December 31, 2017 from $15.5 million at December 31, 2016. We seek to develop broad customer deposit and loan relationships based on our service and competitive pricing while maintaining a conservative approach to lending and sound asset quality. We intend to focus our efforts on the needs of small and medium sized businesses in our market, focusing on commercial real estate, multi-family, and construction loans while gradually growing our portfolio of commercial and industrial loans as well as Small Business Administration guaranteed loans.

•	Maintaining High Asset Quality. We believe that strong asset quality is critical to the long-term financial success of a small community bank. We attribute our high asset quality to maintaining conservative underwriting standards, the diligence of our loan collection personnel, and the stability of our local economy. At December 31, 2017, we had two non-performing residential mortgages loan for $153,000 and our ratio of allowance for loan losses to total loans was 0.48%. Over the last five years, we have charged off only $1,000. We believe that our allowance for loan losses is adequate to absorb the probable losses inherent in our loan portfolio.

•	Managing Our Interest Rate Risk. To improve our interest rate risk, in recent years we have reduced the fixed-rate loan originations added to our loan portfolio by selling most fixed-rate residential mortgages with terms of 15 years or greater in the secondary market. We also invest a portion of funds received from loan payments and repayments in shorter term and intermediate term, liquid investment securities and securities classified as available-for-sale including U.S. Government agency debt obligations and mortgage-backed securities. We emphasize marketing our lower cost passbook, savings and checking accounts, money market accounts and increasing the duration whenever possible of our lower cost certificates of deposit and Federal Home Loan Bank borrowings.

•	Offering A Wide Selection Of Non-Deposit Investment Products and Services. Fairport Wealth Management, a wholly owned subsidiary of Fairport Savings Bank, offers a broad range of investment, insurance, and financial products. We have a dedicated investment representative that evaluates the needs of clients to determine the suitable investment and insurance solutions to meet their short and long-term wealth management goals. In 2017, Fairport Wealth Management had fee income of $174,000 and we intend to continue to emphasize these investment, insurance, and financial products to our customers. In May 2017, Fairport Savings Bank partnered with Insuritas, the nation’s premier provider of turn-key insurance agencies for financial institutions. This new partnership with Insuritas allows the Company to provide a comprehensive suite of insurance products for our customers and the community we serve.

•	Continuing to Grow Customer Relationships and Core Deposits.

As we continue to grow our core deposits we remain committed to developing and maintaining full service long term customer relationships by offering competitive products while providing exceptional customer service. In 2017, total deposits grew $33.8 million, or 18.5%, to $216.7 million at December 31, 2017 from $182.9 million at December 31, 2016. At December 31, 2017, our transaction accounts grew $8.5 million, or 8.9%, to $103.4 million compared to $94.9 million at December 31, 2016. At December 31, 2017, certificates of deposit, including individual retirement accounts increased $25.3 million, or 28.7% to $113.3 million compared to $88.0 million at December 31, 2016 with preferential rates given to relationship customers.

Selected Consolidated Financial and Other Data

	At December 31, 2017	At December 31, 2016
	(In thousands)
Selected Financial Condition Data:

Total assets	$314,630	$273,721
Cash and cash equivalents	10,397	7,407
Securities available-for-sale	18,313	17,747
Securities held-to-maturity	6,575	7,420
Loans held for sale	2,770	2,059
Loans, net	262,711	226,192
Deposits	216,691	182,934
Borrowings	64,447	56,813
Stockholders’ equity	31,219	31,859

	For the Year Ended December 31,
	2017	2016
	(In thousands)

Selected Operating Data:

Interest and dividend income	$10,732	$9,317
Interest expense	2,778	2,156
Net interest income	7,954	7,161
Provision for loan losses	271	180
Net interest income after provision for loan losses	7,683	6,981
Other income	3,576	3,655
Other expense	10,521	9,370
Income before income taxes	738	1,266
Provision for income taxes	448	328
Net income	$290	$938

	At or For the Year Ended December 31,
	2017	2016

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.10%	0.36%
Return on average equity	0.91%	3.62%
Interest rate spread(1)	2.71%	2.76%
Net interest margin(2)	2.85%	2.87%
Efficiency ratio(3)	93.45%	88.10%
Other income to average total assets	1.23%	1.40%
Other expense to average total assets	3.61%	3.59%
Average interest-earning assets to average interest-bearing liabilities	113%	113%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.05%	0.00%
Non-performing loans as a percent of total loans	0.06%	0.00%
Allowance for loan losses as a percent of non-performing loans	825.59%	0.00%
Allowance for loan losses as a percent of total loans	0.48%	0.44%

Capital Ratios:
Total risk-based capital (to risk-weighted assets)	16.18%	18.45%
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.51%	10.70%
Common Equity Tier 1 capital (to risk-weighted assets)	15.51%	17.83%
Tier 1 risk-based capital (to risk-weighted assets)	15.51%	17.83%
Average equity to average total assets	10.92%	9.92%

Other Data:
Number of full service offices	5	5

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents other expense divided by the sum of net interest income after provision for loan loss and other income.

Comparison of Financial Condition at December 31, 2017 and 2016

Total Assets. Total assets increased $40.9 million, or 15.0%, to $314.6 million at December 31, 2017 from $273.7 million at December 31, 2016, primarily reflecting increases in net loans receivable, cash and cash equivalents, loans held for sale, and securities available-for-sale, partially offset by a decrease in securities held-to-maturity.

Cash and cash equivalents increased by $3.0 million, or 40.4%, to $10.4 million at December 31, 2017 from $7.4 million at December 31, 2016, in order to maintain a strong liquidity position in anticipation of funding loan commitments in the first quarter of 2018.

Net loans receivable increased $36.5 million, or 16.2%, to $262.7 million at December 31, 2017 from $226.2 million at December 31, 2016. The Bank continues to focus on loan production as we continue to primarily grow our residential mortgage, construction, and commercial loan portfolios at a measured pace while still maintaining our credit quality and strict underwriting standards. Residential mortgage loans increased $18.3 million, or 9.7%, to $206.9 million at December 31, 2017 from $188.6 million at December 31, 2016. Multi-family residential loans increased $5.5 million, or 108.7%, to $10.7 million at December 31, 2017 from $5.1 million at December 31, 2016. Commercial real estate loans increased $6.4 million, or 75.4%, to $14.8 million at December 31, 2017 from $8.4 million at December 31, 2016. Construction loans increased $4.6 million, or 75.3%, to $10.8 million at December 31, 2017 from $6.1 million at December 31, 2016. Commercial and industrial loans increased $1.7 million, or 89.0%, to $3.7 million at December 31, 2017 from $1.9 million at December 31, 2016. The Bank originated $108.4 million of residential mortgage loans and sold $70.1 million in conventional mortgage loans and correspondent FHA and VA mortgages in the secondary market to reduce interest rate risk in 2017. The mortgage loans serviced for others increased by $13.9 million, or 11.7%, to $132.4 million at December 31, 2017 compared to $118.6 million at December 31, 2016.

Mortgage loans held for sale increased by $711,000, or 34.5%, to $2.8 million at December 31, 2017 compared to $2.1 million at December 31, 2016 due to a higher volume of loans closed and committed for sale at December 31, 2017 compared to December 31, 2016.

Securities available-for-sale increased by $566,000, or 3.2%, to $18.3 million at December 31, 2017 from $17.7 million at December 31, 2016. The increase was primarily due to purchases of $7.5 million in new securities, mainly U.S. Government and agency obligations and mortgage backed securities, partially offset by maturities and calls of $3.5 million, $3.3 million in mortgage-backed securities principal repayments, $102,000 in net amortization of premiums and accretion of discounts, and an $80,000 decrease in the fair value of securities available-for-sale. Securities held-to-maturity decreased $845,000, or 11.4%, to $6.6 million at December 31, 2017 from $7.4 million at December 31, 2016 due to maturities and calls of $1.3 million, $108,000 of principal repayments on mortgage-backed securities, and $34,000 in net amortization of premiums and accretion of discounts, partially offset by purchases of $547,000 in state and municipal securities.

Deposits and Borrowings. The Company experienced deposit growth in all branches in 2017 with continued focus on growing core deposits and building full service long term client relationships, resulting in an increase in total deposits, primarily money market and certificates of deposit of $33.8 million, or 18.5%, to $216.7 million at December 31, 2017 from $182.9 million at December 31, 2016. The increase in our deposits reflected a $25.3 million increase in certificates of deposit, including individual retirement accounts, a $7.6 million increase in money market accounts, and a $2.1 million increase in interest-bearing checking accounts, partially offset by a $1.2 million decrease in savings accounts and a $38,000 decrease in non-interest bearing checking accounts. Total borrowings from the Federal Home Loan Bank of New York increased $7.6 million, or 13.4%, to $64.4 million at December 31, 2017 from $56.8 million at December 31, 2016. Long-term borrowings increased $634,000, or 1.3%, to $51.4 million at December 31, 2017 from $50.8 million at December 31, 2016 due to $16.5 million in new advances partially offset by $15.8 million in principal repayments on our amortizing advances and maturities in 2017. Short-term borrowings increased by $7.0 million, or 116.7%, to $13.0 million at December 31, 2017 compared to $6.0 million at December 31, 2016 with the intention of reducing these balances in the first quarter of 2018 due to increased deposit growth from additional promotional specials. The increases in both deposits and FHLB borrowings were used to fund the additional growth in the loan portfolio in 2017.

Stockholders’ Equity. Total stockholders’ equity decreased $640,000, or 2.0%, to $31.2 million at December 31, 2017 from $31.9 million at December 31, 2016 due to a $911,000 decrease in additional paid in capital related to shares of FSB Bancorp, Inc. stock repurchased by the Company, and a $80,000 increase in accumulated other comprehensive loss, partially offset by a $317,000 increase in retained earnings due to $290,000 in net income and a $27,000 reclassification of other comprehensive income and a $34,000 increase resulting from the release of ESOP shares from the suspense account. FSB Bancorp Inc. announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program. Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its outstanding shares. As of December 31, 2017, the Company had repurchased 69,535 shares at an average price of $15.30 per share. On September 27, 2017, the Board of Directors of the Company approved restricted stock and stock option grants to senior management and directors of the Company, pursuant to the terms of the 2017 Equity Incentive Plan (the “Plan”). The Plan was approved previously by the Company’s shareholders on August 29, 2017. An aggregate of 152,080 stock options and 62,700 shares of restricted stock were granted. The main purpose of the stock repurchases was to fund these stock-based compensation plans. Generally, the grants to senior management and directors vest over a five year period The Bank’s capital ratios continue to classify Fairport Savings Bank as a well capitalized bank, the highest standard of capital rating as defined by the Bank’s regulators.

Comparison of Operating Results for the Years Ended December 31, 2017 and 2016

General. Net income decreased $648,000, or 69.1%, to $290,000 for the year ended December 31, 2017 from $938,000 for the year ended December 31, 2016. The year over year decrease in earnings was attributable to an increase in other expense of $1.2 million, a $120,000 increase in income tax expense, a $91,000 increase in the provision for loan losses, and a decrease of $79,000 in other income, partially offset by a $793,000 increase in net interest income.

Interest and Dividend Income. Total interest and dividend income increased $1.4 million, or 15.2%, to $10.7 million for the year ended December 31, 2017 from $9.3 million for the year ended December 31, 2016. The interest and dividend income increase resulted from a $29.8 million increase year over year in average interest-earning assets, primarily loans, in addition to an 11 basis point increase in the average yield on interest-earning assets from 3.73% for 2016 to 3.84% for 2017.

Interest income on loans, including fees, increased $1.4 million, or 16.4%, to $10.2 million for 2017 from $8.7 million for 2016, reflecting an increase in the average balance of loans to $247.7 million for 2017 from $215.1 million for 2016, in addition to a four basis point increase in average yield on loans. The increase in the average balance of loans was due to our focus on increasing our portfolio of one- to four-family residential, construction, commercial real estate, and commercial and industrial loans. The average yield on loans increased to 4.10% for 2017 from 4.06% for 2016, reflecting increases in market interest rates on most loan products, primarily commercial and consumer loans as a result of upward repricing for adjustable rate loans in a rising interest rate environment.

Interest income on taxable investment securities increased $35,000 to $304,000 in 2017, from $269,000 in 2016. The average balance of taxable investment securities increased $1.9 million, or 17.5%, to $12.6 million in 2017 from $10.7 million in 2016 although the average yield on investment securities decreased 10 basis points to 2.42% in 2017 from 2.52% in 2016. The average yields on investment securities decreased due to new purchases of shorter term lower yielding securities replacing calls of higher yielding investment securities. Interest income on mortgage-backed securities decreased $86,000 to $116,000 in 2017, from $202,000 in 2016, reflecting a decrease in the average balance of mortgage-backed securities of $4.2 million, or 31.2%, to $9.3 million in 2017 from $13.5 million in 2016 in addition to a decrease in the average yield on mortgage-backed securities of 25 basis points to 1.25% in 2017 from 1.50% in 2016. The average yield continues to be affected by low long-term rates and the impact of higher premium amortization resulting from faster national prepayment speeds on mortgage-backed securities. Interest income on federal funds sold increased $22,000, or 104.5%, to $45,000 in 2017, from $23,000 in 2016 as the average yield on federal funds sold increased by 54 basis points to 0.89% for 2017 from 0.35% for 2016, partially offset by the decrease in the average balance of federal funds sold of $1.4 million for 2017 as compared to 2016. Interest income on tax-exempt securities increased $11,000 to $110,000 in 2017 from $99,000 in 2016. The average balance of tax-exempt securities increased by $1.0 million, or 18.7%, to $6.4 million in 2017 from $5.4 million in 2016, partially offset by a decrease in the average yield of tax-exempt securities of 18 basis points to 2.62% in 2017, from 2.80% in 2016 on a tax equivalent basis.

Total Interest Expense. Total interest expense increased $622,000, or 28.9%, to $2.8 million for the year ended December 31, 2017 from $2.2 million for the year ended December 31, 2016. The increase in total interest expense resulted from a 15 basis point increase in the average cost of interest-bearing liabilities from 0.97% for 2016 to 1.12% for 2017, as a result of higher interest rates paid on deposits, primarily promotional certificates of deposit and money market accounts along with an increase in interest rates on Federal Home Loan Bank borrowings. In addition, the average balance of interest-bearing liabilities increased $26.4 million, or 11.8%, to $249.1 million for 2017 from $222.7 million for 2016.

Interest expense on deposits increased $375,000, or 26.1%, to $1.8 million for 2017 from $1.4 million for 2016 due primarily to increases in the average cost and balances of our deposits. The weighted average rate of deposits increased to 0.96% for 2017 from 0.82% for 2016 as a result of promotional certificates of deposit and higher money market rates to grow branch deposits. In addition, the average balance of our deposits increased $12.9 million, or 7.4%, to $188.7 million for 2017 from $175.7 million for 2016 primarily due to increases in promotional certificates of deposit and money market accounts. The average balance on transaction accounts, traditionally our lower costing deposit accounts consisting of checking, savings, and money market accounts increased by $8.0 million to $99.0 million for 2017 from $91.0 million for 2016, with an increase in the average cost of transaction accounts of 18 basis points to 0.48% in 2017 from 0.30% in 2016. Additionally, the average balance of certificates of deposit (including individual retirement accounts) traditionally our higher cost deposits, increased by $2.9 million to $98.2 million in 2017 from $95.2 million in 2016 with an increase in the average cost of certificates of deposit accounts of 14 basis points to 1.36% in 2017 from 1.22% in 2016.

Interest expense on Federal Home Loan Bank borrowings increased $247,000, or 34.3%, to $967,000 for the year ended December 31, 2017 from $720,000 for the year ended December 31, 2016. The increase in interest expense on Federal Home Loan Bank borrowings was caused by an increase in our average balance of Federal Home Loan Bank borrowings totaling $60.5 million for 2017 compared to $47.0 million for 2016 along with an increase in the average cost of these funds of seven basis points from 1.53% in 2016 to 1.60% in 2017.

Net Interest Income. Net interest income increased $793,000, or 11.1%, to $8.0 million for the year ended December 31, 2017 from $7.2 million for the year ended December 31, 2016. The increase in net interest income despite a decrease in net interest margin was primarily due to substantially higher average balances in loans year over year, together with modest increases in the average balances of taxable investment securities and state and municipal securities when comparing 2017 to 2016. Net interest-earning assets increased to $31.9 million for 2017 from $28.4 million for 2016. The growth of the Bank continues to focus on loan production, particularly with respect to residential mortgage, construction, commercial real estate, and commercial and industrial loans. Our net interest margin for the year ended December 31, 2017 decreased two basis points to 2.85% from 2.87% for the year ended December 31, 2016. The average cost of interest-bearing liabilities was negatively impacted by an increase in the average cost of interest-bearing deposit accounts due to promotional certificates of deposit and money market accounts as well as an increase in the average cost of Federal Home Loan Bank borrowings.

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

Based on our evaluation of the above factors, we recorded a $271,000 provision for loan losses for the year ended December 31, 2017 compared to a $180,000 provision for loan losses for the year ended December 31, 2016. The rationale for the increase in 2017 was the result of additional general provisions deemed necessary to support the growth in our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios as well as a potentially weaker economy. The allowance for loan losses was $1.3 million or 0.48% of net loans outstanding, at December 31, 2017 compared to $990,000, or 0.44% of net loans outstanding, at December 31, 2016. In 2017 we had no net-charge-offs compared to 2016 where we had $1,000 in net-charge-offs.

Other Income. Other income decreased by $79,000, or 2.2%, to $3.6 million for 2017 from $3.7 million for 2016. The decrease resulted primarily from decreases in realized gains on the sales of loans and the realized gains on sales of securities, partially offset by an increase in mortgage fees. A substantial portion of the year over year decrease was in realized gains on the sale of loans which decreased $106,000, or 4.7% to $2.1 million in 2017 from $2.3 million in 2016 due to a decrease in mortgage loan volume in 2017. The decrease in realized gains on sales of securities was due to no sales of securities in 2017 compared to $36,000 in realized gains on sales of securities in 2016. Mortgage fee income increased by $31,000, or 3.8%, to $845,000 in 2017 from $814,000 in 2016 due to an increase in loan servicing revenue from selling additional loans servicing retained and an increase in commercial loan fees from additional volume in 2017.

Other Expense. Other expense increased $1.2 million, or 12.3%, to $10.5 million in 2017 from $9.4 million in 2016. The increase was primarily the result of increases in salaries and employee benefits of $514,000, mortgage fees and taxes of $271,000, data processing costs of $162,000, other miscellaneous expense of $156,000, and occupancy expense of $63,000, partially offset by decreases in equipment expense of $48,000 and FDIC premium expense of $35,000. The increase in salaries and employee benefits was primarily due to annual merit increases for existing staff, the increased salary costs associated with additional processing staff to support mortgage operations, and the expense related to the issuance of restricted stock awards and options to senior management and the Board of Directors in the fourth quarter of 2017. The increase in mortgage expense was due to a change in New York State tax law which allowed for a refundable tax credit for mortgage recording tax expensed during the years ended December 31, 2015 and 2016, which resulted in a complete reversal of all mortgage recording tax expensed during those years with a credit of $627,000 for the year ended December 31, 2016 which did not recur in 2017. Data processing costs increased primarily due to the end of first year promotional pricing associated with the conversion of our core processing system from in-house hosting to data center hosting beginning in September 2016. Miscellaneous other expense increased due to additional costs related to legal expense and professional services associated with becoming an SEC reporting company in the second half of 2016. Occupancy expense increased primarily due to the added costs of acquiring additional office space in our Pittsford and Buffalo mortgage origination office locations and additional office building depreciation expense. Equipment expense decreased due to the elimination of a software maintenance agreement that was no longer required in 2017 due to the conversion of our core processing system from in-house hosting to data center hosting in 2016. FDIC premium expense decreased primarily due to a revision in the calculation method resulting in a decreased assessment rate in 2017.

Provision for Income Taxes. Provision for income taxes was $448,000 for 2017, an increase of $120,000 compared to a provision for income taxes of $328,000 for 2016. The effective tax rate was 60.7% in 2017 compared to 25.9% in 2016. The increase was primarily due to the Tax Act that was enacted on December 22, 2017, which reduced the corporate federal income tax rate from 34% to 21% and caused a reevaluation of net deferred tax assets. Generally accepted accounting principles requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. As such, the additional expense was largely attributable to the reduction in carrying value of net deferred tax assets, primarily unrealized losses on available-for-sale securities, reflecting lower future tax benefits resulting from the lower corporate tax rates.

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

	For the Years Ended December 31,
	2017			2016
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

Interest-earning assets:
Loans, including fees	$247,704	$10,157	4.10%	$215,142	$8,724	4.06%
Federal funds sold	5,068	45	0.89	6,495	23	0.35
Securities-taxable	12,563	304	2.42	10,687	269	2.52
Mortgage-backed securities	9,264	116	1.25	13,468	202	1.50
Securities-tax-exempt(1)	6,377	167	2.62	5,372	150	2.80
Total interest-earning assets	280,976	10,789	3.84	251,164	9,368	3.73
Noninterest-earning assets	10,849			10,012
Total assets	$291,825			$261,176

Interest-bearing liabilities:
NOW accounts	$29,659	89	0.30	$28,437	74	0.26
Passbook savings	26,488	103	0.39	27,410	102	0.37
Money market savings	34,330	284	0.83	24,643	100	0.41
Individual retirement accounts	7,081	75	1.05	7,442	64	0.86
Certificates of deposit	91,103	1,260	1.38	87,806	1,096	1.25
Borrowings	60,457	967	1.60	46,990	720	1.53
Total interest-bearing liabilities	249,118	2,778	1.12%	222,728	2,156	0.97%
Noninterest-bearing liabilities:
Demand deposits	8,526			10,534
Other	2,325			2,004
Total liabilities	259,969			235,266
Stockholders’ equity	31,856			25,910
Total liabilities and stockholders’ equity	$291,825			$261,176

Net interest income		$8,011			$7,212
Interest rate spread(2)			2.72%			2.76%
Net interest-earning assets(3)	$31,858			$28,436
Net interest margin(4)			2.85%			2.87%
Average interest-earning assets to average interest-bearing liabilities			113%			113%

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 34% federal tax rate for the years ended December 31, 2017 and 2016.
(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by total interest-earning assets.

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

	For the Years Ended December 31, 2017 vs. 2016
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)

Interest-earning assets:
Loans, including fees	$1,345	$88	$1,433
Federal funds sold	(4)	26	22
Securities-taxable	45	(10)	35
Mortgage-backed securities	(56)	(30)	(86)
Securities-tax-exempt(1)	26	(9)	17
Total interest-earning assets	1,356	65	1,421

Interest-bearing liabilities:
NOW accounts	3	12	15
Passbook savings	(2)	3	1
Money market savings	51	133	184
Individual retirement accounts	(3)	14	11
Certificates of deposit	44	120	164
Borrowings	213	34	247
Total interest-bearing liabilities	306	316	622

Net change in net interest income	$1,050	$(251)	$799

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 34% federal tax rate for the years ended December 31, 2017 and 2016.

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

(i)	invest in shorter to medium-term repricing and/or maturing securities whenever the market allows;

(ii)	emphasize the marketing of our money market, savings and checking accounts and increasing the duration of our certificates of deposit;

(iii)	sell a portion of our long-term, fixed-rate one- to four-family residential real estate mortgage loans;

(iv)	increase our commercial loan portfolio with shorter term, higher yielding loan products; and

(v)	maintain a strong capital position.

In 2017, we sold $70.1 million of mortgage loan originations including $35.3 million of conventional conforming fixed-rate residential mortgages and $34.8 million of correspondent FHA and VA mortgage loans to improve our interest rate risk position in the event of increases in market interest rates. We intend to continue to originate and, subject to market conditions, sell long term (terms of 15 years or greater) fixed-rate one- to four-family residential real estate loans.

Interest Rate Risk Management

Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities in an effort to minimize the adverse effects of changes in the interest rate environment. The majority of our assets are long-term fixed-rate mortgage loans that do not reprice as quickly as our deposits, therefore we would experience a significant decrease in our net interest income in the event of an inversion of the yield curve. We have $55.7 million in certificates of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2018. If we retain these deposits it most likely will be at a higher cost to us than their current contractual rates.

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

Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York, maturities and principal repayments of securities, and loan sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our asset/liability management committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 20.0% or greater. For the year ended December 31, 2017, our liquidity ratio averaged 31.6%. We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of December 31, 2017.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits, short and intermediate-term securities and federal funds sold. Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. At December 31, 2017, cash and cash equivalents totaled $10.4 million.

At December 31, 2017, we had $12.4 million in loan commitments outstanding and $5.9 in additional unadvanced portion of construction loans. In addition to commitments to originate loans, we had $17.5 million in unused lines of credit to borrowers. Certificates of deposit (including individual retirement accounts) comprised solely of certificates of deposits, due within one year of December 31, 2017 totaled $55.7 million, or 49.2% of our certificates of deposit (including individual retirement accounts) and 25.7% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including certificates of deposit, and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2018. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provides an additional source of funds. Federal Home Loan Bank advances increased by $7.6 million to $64.4 million at December 31, 2017, compared to $56.8 million at December 31, 2016. At December 31, 2017, we had the ability to borrow approximately $166.2 million from the Federal Home Loan Bank of New York, of which $64.4 million had been advanced.

The Company also has a repurchase agreement with Raymond James providing an additional $10.0 million in liquidity. Funds obtained under the repurchase agreement are secured by the Company’s U.S. Government and agency obligations.  There were no advances outstanding under the repurchase agreement at December 31, 2017 and 2016. In addition to the repurchase agreement with Raymond James, the Company also has an unsecured line of credit through Atlantic Community Bankers Bank which would provide an additional $5.0 million in liquidity. There were no draws or outstanding balances from the line of credit at December 31, 2017 and 2016.

Fairport Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2017, Fairport Savings Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See Note 12 of the notes to the consolidated financial statements.

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

At December 31, 2017 and 2016, we had $12.4 million and $15.2 million, respectively, of commitments to grant loans, $5.9 million and $5.0 million, respectively, of unadvanced portion of construction loans, and $17.5 million and $17.6 million, respectively, of unfunded commitments under lines of credit.

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

The following table sets forth the high and low trading prices for our shares of common stock for the periods indicated. Information from before July 13, 2016 reflects the stock price information of FSB Bancorp’s predecessor, FSB Community Bankshares, Inc., whose shares were quoted on the OTC Pink under the trading symbol “FSBC.” On July 13, 2016, each share of FSB Community common stock not held by its mutual holding company, FSB Community Bankshares, MHC, was converted to 1.0884 shares of FSB Bancorp common stock. Accordingly, we have adjusted the share prices prior to July 13, 2016 to reflect the 1.0884 exchange rate. As of December 31, 2017, there were 1,934,853 shares of our common stock issued and outstanding. On such date our shares were held by approximately 183 holders of record. The Company has never paid cash dividends.

Year Ended December 31, 2017	High	Low

Fourth quarter	$17.75	$15.30
Third quarter	16.72	14.60
Second quarter	15.10	14.21
First quarter	14.84	13.97

Year Ended December 31, 2016	High	Low

Fourth quarter	$14.90	$12.50
Third quarter	13.70	11.93
Second quarter	12.33	11.59
First quarter	12.82	9.19

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 2:00 p.m., New York time on Wednesday, May 23, 2018 at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450.

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

STOCK LISTING The Company's Common Stock is traded on the Nasdaq Capital Market under the symbol “FSBC.”

ANNUAL REPORT

A copy of the Company's Annual Report for the year ended December 31, 2017 will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, FSB Bancorp, Inc., 45 South Main Street, Fairport, New York 14450.

SPECIAL COUNSEL Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015	INDEPENDENT AUDITOR Bonadio & Co., LLP 432 N. Franklin St., Suite 60 Syracuse, New York 13204

FSB Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

FSB Bancorp Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FSB Bancorp, Inc. (the Company) as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2011.

432 North Franklin Street, Suite 60 Syracuse, New York 13204 p (315) 476-4004 f (315) 475-1513 www.bonadio.com	/s/ Bonadio & Co., LLP Bonadio & Co., LLP Syracuse, New York March 30, 2018

ALBANY • BATAVIA • BUFFALO • EAST AURORA • GENEVA • NYC • ROCHESTER • RUTLAND, VT • SYRACUSE • UTICA

FSB Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016
	(Dollars in Thousands, except share and per share data)
Assets
Cash and due from banks	$1,672	$1,634
Interest-earning demand deposits	8,725	5,773

Total Cash and Cash Equivalents	10,397	7,407

Securities available-for-sale, at fair value	18,313	17,747
Securities held-to-maturity, at amortized cost (fair value of 2017 $6,588; 2016 $7,384)	6,575	7,420
Investment in restricted stock, at cost	3,270	2,886
Loans held for sale	2,770	2,059
Loans, net of allowance for loan losses (2017 $1,261; 2016 $990)	262,711	226,192
Bank owned life insurance	3,758	3,696
Accrued interest receivable	824	652
Premises and equipment, net	3,064	3,175
Other assets	2,948	2,487

Total Assets	$314,630	$273,721

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest-bearing	$8,385	$8,423
Interest bearing	208,306	174,511

Total Deposits	216,691	182,934

Short-term borrowings	13,000	6,000
Long-term borrowings	51,447	50,813
Official bank checks	929	318
Other liabilities	1,344	1,797

Total Liabilities	283,411	241,862

Stockholders’ Equity
Preferred stock, par value $0.01; 25,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock; par value $0.01; 50,000,000 shares authorized; 1,934,853 and 1,941,688 shares outstanding in 2017 and 2016, respectively	19	19
Paid-in capital	15,441	16,352
Retained earnings	16,240	15,923
Accumulated other comprehensive loss	(165)	(85)
Unearned ESOP shares – at cost	(316)	(350)

Total Stockholders’ Equity	31,219	31,859

Total Liabilities and Stockholders’ Equity	$314,630	$273,721

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2017 and 2016

	2017	2016
	(Dollars in Thousands, Except Per Share Data)
Interest and Dividend Income
Loans, including fees	$10,157	$8,724
Securities - taxable	304	269
Securities - tax exempt	110	99
Mortgage-backed securities	116	202
Other	45	23
Total Interest and Dividend Income	10,732	9,317
Interest Expense
Deposits	1,811	1,436
Short-term borrowings	102	9
Long-term borrowings	865	711

Total Interest Expense	2,778	2,156

Net Interest Income	7,954	7,161
Provision for loan losses	271	180
Net Interest Income after Provision for loan losses	7,683	6,981
Other Income
Service fees	164	157
Fee income	174	169
Realized gain on sale of securities	-	36
Increase in cash surrender value of bank owned life insurance	62	67
Realized gain on sale of loans	2,146	2,252
Mortgage fee income	845	814
Other	185	160

Total Other Income	3,576	3,655
Other Expense
Salaries and employee benefits	6,609	6,095
Occupancy	1,069	1,006
Data processing costs	348	186
Advertising	162	125
Equipment	563	611
Electronic banking	93	115
Directors’ fees	261	249
Mortgage fees and taxes	144	(127)
FDIC premium expense	103	138
Audit and tax services	182	141
Professional services	217	168
Other	770	663

Total Other Expense	10,521	9,370

Income before Income Taxes	738	1,266
Provision for Income Taxes	448	328
Net Income	$290	$938
Basic earnings per common share	$0.15	$0.49

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2017 and 2016

	2017	2016
	(In Thousands)

Net Income	$290	$938
Other Comprehensive Income (Loss)
Change in unrealized holding losses on securities available-for-sale	(53)	(86)
Accretion of net unrealized losses on securities transferred from available-for-sale(1)	-	323
Reclassification adjustment for realized gains on securities available-for- sale included in net income	-	(24)
Reclassification adjustment for realized gains on securities held-to-maturity included in net income	-	(12)
Reclassification of effect of tax rate change on other comprehensive income	(27)	-
Other Comprehensive Income (Loss), Before Tax	(80)	201
Income Tax (Provision) Benefit Related to Other Comprehensive Income (Loss)	-	(74)
Other Comprehensive Income, Net of Tax	(80)	127
Comprehensive Income	$210	$1,065

Tax Effect Allocated to Each Component of Other Comprehensive Income (Loss)

Change in unrealized holding losses on securities available-for-sale	$-	$29
Accretion of net unrealized losses on securities transferred from available-for-sale	-	(115)
Reclassification adjustment for realized gains on securities available-for-sale included in net income	-	8
Reclassification adjustment for realized gains on securities held-to-maturity included in net income	-	4
	$-	$(74)

The accompanying notes are an integral part of the consolidated financial statements.

(1)	The accretion of the unrealized holding losses in accumulated other comprehensive income at the date of transfer partially offsets the amortization of the difference between the par value and the fair value of the investment securities at the date of transfer, and is an adjustment of yield.

FSB Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2017 and 2016

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Unearned ESOP Shares	Total
	(In Thousands, except share and per share data)

Balance - January 1, 2016	$179	$7,239	$14,985	$(212)	$(46)	$(385)	$21,760

Net income	-	-	938	-	-	-	938
Other comprehensive income, net	-	-	-	127	-	-	127
ESOP shares committed to be released	-	9	-	-	-	35	44
Proceeds of common stock offering and conversion of existing shares, net of expenses	(159)	9,149	-	-	-	-	8,990
Cancel 5,528 treasury shares	(1)	(45)	-	-	46	-	-

Balance - December 31, 2016	19	16,352	15,923	(85)	-	(350)	31,859

Net income	-	-	290	-	-	-	290
Other comprehensive loss, net	-	-	-	(53)	-	-	(53)
Reclassification of effect of tax rate change on other comprehensive income (1)	-	-	27	(27)	-	-	-
ESOP shares committed to be released	-	18	-	-	-	34	52
Stock based compensation	1	132	-	-	-	-	133
Effect of stock repurchase plan	(1)	(1,061)	-	-	-	-	(1,062)

Balance - December 31, 2017	$19	$15,441	$16,240	$(165)	$-	$(316)	$31,219

(1)	Reclassification adjustment from accumulated other comprehensive loss to retained earnings for stranded tax effects resulting from the newly enacted Federal corporate income tax rate of 21% in accordance with the early adoption of ASU 2018-02.

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2017 and 2016

	2017	2016
	(In Thousands)
Cash Flows from Operating Activities
Net income	$290	$938
Adjustments to reconcile net income to net cash flows from operating activities:
Net amortization of premiums and accretion of discounts on investments	136	327
Net gain on sales of securities	-	(36)
Gain on sale of loans	(2,146)	(2,252)
Proceeds from loans sold	72,249	76,220
Loans originated for sale	(70,814)	(72,147)
Amortization of net deferred loan origination costs	353	249
Depreciation and amortization	473	444
Provision for loan losses	271	180
Expense related to ESOP	52	44
Deferred income tax expense (benefit)	160	(116)
Earnings on investment in bank owned life insurance	(62)	(67)
(Increase) decrease in accrued interest receivable	(172)	3
Increase in other assets	(461)	(900)
(Decrease) increase in other liabilities	(585)	675

Net Cash Flows From Operating Activities	(256)	3,562

Cash Flows from Investing Activities
Purchases of securities available-for-sale	(7,533)	(12,579)
Proceeds from maturities and calls of securities available-for-sale	3,500	11,285
Proceeds from sales of securities available-for-sale	-	2,213
Proceeds from principal paydowns on securities available-for-sale	3,284	1,106
Purchases of securities held-to-maturity	(547)	(2,204)
Proceeds from maturities and calls of securities held-to-maturity	1,250	7,334
Proceeds from sales of securities held-to-maturity	-	393
Proceeds from principal paydowns on securities held-to-maturity	108	26
Net increase in loans	(37,143)	(24,791)
Purchase of restricted stock, net	(384)	(498)
Purchase of premises and equipment	(362)	(875)

Net Cash Flows From Investing Activities	(37,827)	(18,590)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	33,757	(2,627)
Proceeds from long-term borrowings	16,501	19,000
Repayments on long-term borrowings	(15,867)	(14,279)
Net increase in short-term borrowings	7,000	6,000
Net proceeds from stock conversion and offering	-	8,990
Stock based compensation	133	-
Effect of stock repurchase plan	(1,062)	-
Net increase (decrease) in official bank checks	611	(796)

Net Cash Flows From Financing Activities	41,073	16,288

Change in Cash and Cash Equivalents	2,990	1,260

Cash and Cash Equivalents - Beginning	7,407	6,147

Cash and Cash Equivalents - Ending	$10,397	$7,407

Supplementary Cash Flows Information
Interest paid	$2,755	$2,145

Taxes paid	$361	$306

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

Organization and Nature of Operations

On March 2, 2016, the Boards of Directors of the FSB Community Bankshares, Inc. (“FSB Community”), FSB Community Bankshares, MHC (the “MHC”), and Fairport Savings Bank (the “Bank”) unanimously adopted a Plan of Conversion of FSB Community Bankshares, MHC pursuant to which the MHC undertook a “second-step” conversion and now no longer exists. The Bank reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure effective July 13, 2016, and, as a result is now the wholly-owned subsidiary of FSB Bancorp, Inc. (the “Company”).

FSB Bancorp, Inc., the new stock holding company for the Bank, sold 1,034,649 shares of common stock at $10.00 per share, for gross offering proceeds of $10.3 million in its stock offering. Additionally, after accounting for conversion related expenses of $1.4 million, which offset gross proceeds, the Company received $8.9 million in net proceeds.

Concurrent with the completion of the conversion and reorganization, shares of common stock of FSB Community owned by public stockholders were exchanged for shares of the Company’s common stock so that the former public stockholders of FSB Community owned approximately the same percentage of the Company’s common stock as they owned of FSB Community’s common stock immediately prior to the conversion. Stockholders of FSB Community received 1.0884 shares of the Company’s common stock for each share of FSB Community’s stock they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares was paid based on the offering price of $10.00 per share. As a result of the offering and the exchange of shares, the Company had 1,941,688 shares outstanding as of December 31, 2016.

In accordance with Board of Governors of the Federal Reserve System regulations, at the time of the reorganization, the Company substantially restricted retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion. The Bank has established a parallel liquidation account to support the Company’s liquidation account in the event the Company does not have sufficient assets to fund its obligations under its liquidation account. The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts. In the event of a complete liquidation of the Bank or the Company, each account holder will be entitled to receive a distribution in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

The Company provides a variety of financial services to individuals and corporate customers through its wholly-owned subsidiary, Fairport Savings Bank. The Bank’s operations are conducted in five branches located in Monroe County, New York. The Company and the Bank are subject to the regulations of certain regulatory authorities and undergo periodic examinations by those regulatory authorities.

The Company’s principal business consists of originating one-to-four-family residential real estate mortgages, home equity loans and lines of credit and to a lesser extent, originations of commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans. The Company has five mortgage origination offices located in Pittsford, New York, Watertown, New York, Greece, New York, Lewiston, New York, and Buffalo, New York.

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

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Monroe, Livingston, Ontario, Orleans, Wayne, Jefferson, Niagara, and Erie Counties, New York. Note 2 discusses the types of securities that the Company invests in. The concentration of credit by type of loan is set forth in Note 3. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is primarily dependent upon the real estate and general economic conditions in those areas.

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

Securities (Continued)

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

Restricted Stock

Restricted equity securities are held as a long-term investment and value is determined based on the ultimate recoverability of the par value.  Impairment of these investments is evaluated quarterly and is a matter of judgment that reflects management’s view of the issuer’s long-term performance, which includes factors such as the following: its operating performance; the severity and duration of declines in the fair value of its net assets related to its capital stock amount; its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance; and its liquidity and funding position. After evaluating these considerations, the Company concluded that the par value of these investments will be recovered and, as such, has not recognized any impairment on its holdings of restricted equity securities during the current year.

The Company holds restricted stock from Federal Home Loan Bank and Atlantic Community Bankers Bank.

No impairment charges were recorded related to the restricted stock during 2017 or 2016.

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

Loans serviced for others totaled $132,427,000 and $118,565,000 at December 31, 2017 and 2016, respectively.

The Company also sells correspondent FHA and VA mortgage loans, servicing released.

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Loan Servicing Rights (Continued)

Loan servicing rights are recorded at fair value when loans are sold with servicing rights retained. The fair value of the mortgage servicing rights (“MSRs”) is determined using a method which utilizes servicing income, discount rates, and prepayment speeds relative to the Bank’s portfolio for MSRs and are amortized over the life of the loan. MSRs amounted to $892,000 and $804,000 at December 31, 2017 and 2016, respectively, and are included in other assets on the consolidated balance sheets. In 2017, $131,000 was capitalized and $43,000 was amortized. In 2016, $268,000 was capitalized with $25,000 amortized.

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

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, property held for sale is carried at the lower of the new basis or fair value less any costs to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to earnings, if necessary, to reduce the carrying value of the property to the lower of its cost or fair value less cost to sell. The Company had no foreclosed real estate at December 31, 2017 and 2016. At December 31, 2017 the Company had one residential mortgage loan for $37,000 in the process of foreclosure and at December 31, 2016 the Company had no residential real estate loans in the process of foreclosure.

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Income Taxes

Income taxes are provided for the tax effects of certain transactions reported in the consolidated financial statements. Income taxes consist of taxes currently due plus deferred taxes related primarily to temporary differences between the financial reporting and income tax basis of the allowance for loan losses, premises and equipment, certain state tax credits, and deferred loan origination costs. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted which reduced the corporate federal income tax rate from 34% to 21% and caused a reevaluation of net deferred tax assets. Generally accepted accounting principles requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

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

	As of December 31,
	2017	2016

Accumulated Other Comprehensive Loss By Component:
Unrealized losses on securities available-for-sale	$(208)	$(128)
Tax effect	43	43
Net unrealized losses on securities available-for-sale	(165)	(85)

Accumulated other comprehensive loss	$(165)	$(85)

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

Earnings Per Common Share

Basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a similar manner to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares that would have been outstanding if all potentially dilutive common shares (such as stock options) issued became vested during the period. Net income available to common stockholders is net income of the Company. The Company announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program. Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its then outstanding shares. As of December 31, 2017, the Company had repurchased 69,535 shares at an average price of $15.30 per share. On September 27, 2017, the Board of Directors of the Company approved restricted stock and stock option grants to senior management and the directors of the Company, pursuant to the terms of the 2017 Equity Incentive Plan (the “Plan”). The Plan was approved previously by the Company’s stockholders on August 29, 2017. An aggregate of 152,080 stock options and 62,700 shares of restricted stock were granted. The grants to senior management and directors vest over a five year period in equal annual installments, with the first installment vesting on the first anniversary date of the grant and succeeding installments on each anniversary thereafter, through 2022. The Company did not grant any restricted stock awards or stock options for the year ended December 31, 2016.

Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating basic earnings per common share until they are committed to be released. The average common shares outstanding were 1,899,473 and 1,899,552 for the years ended December 31, 2017 and December 31, 2016 respectively.

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

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) (ASU 2014-09) to amend its guidance on “Revenue from Contracts with Customers (Topic 606). The objective of the ASU is to align the recognition of revenue with the transfer of promised goods or services provided to customers in an amount that reflects the consideration which the entity expects to be entitled in exchange for those goods or services. This ASU will replace most existing revenue recognition guidance under GAAP when it becomes effective. In August 2015, the FASB issued an amendment (ASU 2015-14) which defers the effective date of this new guidance by one year. More detailed implementation guidance on Topic 606 was issued in March 2016 (ASU 2016-08), April 2016 (ASU 2016-10), May 2016 (ASU 2016-12), December 2016 (ASU 2016-20), February 2017 (ASU 2017-05), and September 2017 (ASU-2017-13) and the effective date and transition requirements for these ASUs are the same as the effective date and transition requirements of ASU 2014-09. The amendments in ASU 2014-09 are effective for public business entities for annual periods, beginning after December 15, 2017. The Company expects to adopt the revenue recognition guidance beginning January 1, 2018. A significant amount of the Company’s revenues are derived from net interest income on financial assets and liabilities, which are excluded from the scope of the amended guidance.  With respect to noninterest income, the Company has identified revenue streams within the scope of the guidance and is in the final stages of its accounting analysis of the underlying contracts. The Company does not presently expect that changes in the timing of revenue recognition will be material to the amount of annual revenue recognized by the Company.

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements (Continued)

In August 2014, the FASB issued an amendment (ASU 2014-14) to its guidance on “Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40)”. The objective of the ASU is to reduce the diversity in how creditors classify government-guaranteed mortgage loans, including FHA or VA guaranteed loans, upon foreclosure, to provide more decision-useful information about a creditor’s foreclosed mortgage loans that are expected to be recovered, at least in part, through government guarantees. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Public entities would be permitted to elect to early adopt for annual reporting periods beginning after December 15, 2016. The adoption of this guidance is not expected to have a material impact on our consolidated results of operations or financial position.

In January 2016, the FASB issued an Update (ASU 2016-01) to its guidance on “Financial Instruments (Subtopic 825-10)”. This amendment addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. These amendments require equity securities to be measured at fair value with changes in the fair value to be recognized through net income. The amendments also simplify the impairment assessment of equity investments without readily determinable fair values by requiring assessment for impairment qualitatively at each reporting period. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption of the amendments in this Update is not permitted. The adoption of this guidance is not expected to have a material impact on our consolidated results of operations or financial position.

In February 2016, the FASB issued an Update (ASU 2016-02) to its guidance on “Leases (Topic 842)”. The new leases standard applies a right-of-use (ROU) model that requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset and a liability to make lease payments. For leases with a term of 12 months or less, a practical expedient is available whereby a lessee may elect, by class of underlying asset, not to recognize an ROU asset or lease liability. The new leases standard requires a lessor to classify leases as either sales-type, direct financing or operating, similar to existing U.S. GAAP. Classification depends on the same five criteria used by lessees plus certain additional factors.

The subsequent accounting treatment for all three lease types is substantially equivalent to existing U.S. GAAP for sales-type leases, direct financing leases, and operating leases. However, the new standard updates certain aspects of the lessor accounting model to align it with the new lessee accounting model, as well as with the new revenue standard under Topic 606. Lessees and lessors are required to provide certain qualitative and quantitative disclosures to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The amendments are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU will result in a gross up of the Consolidated Statements of Financial Condition for right-of-use assets and associated lease liabilities for operating leases in which the Company is the lessee. The Company is evaluating the significance and other effects of adoption on the consolidated financial statements and related disclosures. The adoption of this guidance is not expected to have a material impact on our consolidated results of operations. Branch building leases have been reviewed and are considered immaterial to the financial statements; there are no equipment leases to consider.

In March 2016, the FASB issued an Update (ASU 2016-09) to its guidance on “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. This amendment is intended to simplify the accounting for stock compensation. The areas for simplification in this Update involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The adoption of this guidance did not have a material impact on our consolidated results of operations or financial position.

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements (Continued)

In June 2016, the FASB issued an Update (ASU 2016-13) to its guidance on “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 requires credit losses on most financial assets measured at amortized cost and certain other instruments to be measured using an expected credit loss model (referred to as the current expected credit loss (CECL) model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications unless reasonable expectation of a troubled debt restructuring exists) from the date of initial recognition of that instrument. The ASU also replaces the current accounting model for purchased credit impaired loans and debt securities. The allowance for credit losses for purchased financial assets with a more-than insignificant amount of credit deterioration since origination (“PCD assets”), should be determined in a similar manner to other financial assets measured on an amortized cost basis. However, upon initial recognition, the allowance for credit losses is added to the purchase price (“gross up approach”) to determine the initial amortized cost basis. The subsequent accounting for PCD financial assets is the same expected loss model described above. Further, the ASU made certain targeted amendments to the existing impairment model for available-for-sale (AFS) debt securities. For an AFS debt security for which there is neither the intent nor a more-likely-than-not requirement to sell, an entity will record credit losses as an allowance rather than a write-down of the amortized cost basis. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. An entity will apply the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Company is currently evaluating the potential impact on our consolidated results of operations or financial position. The initial adjustment will not be reported in earnings and therefore will not have any material impact on our consolidated results of operations, but it is expected that it will have an impact on our consolidated financial position at the date of adoption of this Update. At this time, we have not calculated the estimated impact that this Update will have on our Allowance for Loan Losses, however, we anticipate it will have a significant impact on the methodology process we utilize to calculate the allowance. Alternative methodologies and software vendors are currently being considered. Data requirements and integrity are being reviewed and enhancements incorporated into standard processes. The Company is in the early stages of evaluation and implementation of the guidance.

In August 2016, the FASB issued an Update (ASU 2016-15) which clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments are intended to reduce diversity in practice. The amendment covers the following cash flows: Cash payments for debt prepayment or extinguishment costs will be classified in financing activities. Upon settlement of zero-coupon bonds and bonds with insignificant cash coupons, the portion of the payment attributable to imputed interest will be classified as an operating activity, while the portion of the payment attributable to principal will be classified as a financing activity. Cash paid by an acquirer that isn’t soon after a business combination for the settlement of a contingent consideration liability will be separated between financing activities and operating activities. Cash payments up to the amount of the contingent consideration liability recognized at the acquisition date will be classified in financing activities; any excess will be classified in operating activities. Cash paid soon after the business combination will be classified in investing activities. Cash proceeds received from the settlement of insurance claims will be classified on the basis of the related insurance coverage (that is, the nature of the loss). Cash proceeds from lump-sum settlements will be classified based on the nature of each loss included in the settlement. Cash proceeds received from the settlement of corporate-owned life insurance (COLI) and bank-owned life insurance (BOLI) policies will be classified as cash inflows from investing activities. Cash payments for premiums on COLI and BOLI may be classified as cash outflows for investing, operating, or a combination of both. A transferor’s beneficial interest obtained in a securitization of financial assets will be disclosed as a noncash activity, and cash received from beneficial interests will be classified in investing activities. Distributions received from equity method investees will be classified using either a cumulative earnings approach or a look- through approach as an accounting policy election. The ASU contains additional guidance clarifying when an entity should separate cash receipts and cash payments and classify them into more than one class of cash flows (including when reasonable judgment is required to estimate and allocate cash flows) versus when an entity should classify the aggregate amount into one class of cash flows on the basis of predominance. The amendments are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company is currently evaluating the potential impact of adoption of this ASU on our consolidated results of operations or financial position.

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements (Continued)

In November 2016, the FASB issued an Update (ASU 2016-18) to its guidance on “Statement of Cash Flows (Topic 230) Restricted Cash” addresses diversity in practice from entities classifying and presenting transfers between cash and restricted cash as operating, investing or financing activities or as a combination of those activities in the statement of cash flows. The ASU requires entities to show the changes in the total cash, cash equivalents, restricted cash and restricted cash equivalents in the Statement of Cash Flows. As a result, transfers between such categories will no longer be presented in the Statement of Cash Flows. ASU 2016-18 is effective for the fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted provided all amendments are adopted in the same period. Management is evaluating the effect that this guidance will have on consolidated financial statements and disclosures.

In March 2017, the FASB issued an Update (ASU 2017-08) to its guidance on “Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20) related to premium amortization on purchased callable debt securities. The amendments in this Update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity should apply the amendments in this Update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosure about a change in accounting principle. The adoption of this guidance is not expected to have a material impact on our consolidated results of operations or financial position.

In May 2017, the FASB issued an Update (ASU 2017-09) to its guidance on “Compensation - Stock Compensation (Topic 718)” such that an entity must apply modification accounting to changes in the terms or conditions of a share-based payment award unless all of the following criteria are met: (1) The fair value of the modified award is the same as the fair value of the original award immediately before the modification. The standard indicates that if the modification does not affect any of the inputs to the valuation technique used to value the award, the entity is not required to estimate the value immediately before and after the modification. (2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the modification. (3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the modification. The amendments are effective for all entities for fiscal years beginning after December 15, 2017, including interim periods within those years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the potential impact of adoption of this ASU on our consolidated results of operations or financial position.

FSB Bancorp, Inc.

Note 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements (Continued)

In February 2018, the FASB issued an Update (ASU 2018-02) to its guidance on “Income Statement—Reporting Comprehensive Income (Topic 220).” The amendments in this Update allow a reclassification for the so-called stranded tax effects in accumulated other comprehensive income (loss) resulting from the reduction in the federal corporate income tax rate to 21% made by the Tax Cuts and Jobs Act (the “Tax Act”), which was signed into law by the President on December 22, 2017. ASU 2018-02 amends accounting standards to allow reclassification to retained earnings of the effects of remeasuring deferred tax liabilities and deferred tax assets relating to items remaining within accumulated other comprehensive income (loss) as a result of the Tax Act. The amount of the reclassification is the difference between the amount initially charged or credited directly to other comprehensive income (loss) at the previously enacted U.S. federal corporate income tax rate and the amount that would have been charged or credited directly to other comprehensive income (loss) by applying the newly enacted 21% rate, but excluding the effect of any valuation allowance previously charged to income from continuing operations. ASU 2018-02 is effective for all entities for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted, for public business entities for reporting periods for which financial statements have not yet been issued and should be applied retrospectively to each period in which the effect of the change in the U.S. federal corporate income tax rate is recognized. The Company has elected to early adopt ASU 2018-02 and it is reflected in the accompanying financial statements.

Change in Accounting Estimate

Due to a change in New York State tax law, mortgage recording tax expensed during the years ended December 31, 2016 and 2015 are now a refundable tax credit, at the election of the tax payer.  Under New York law, a bank that paid special additional mortgage recording tax (“SAMRT”) on residential mortgages in any year beginning on or before January 1, 2015, may elect to treat the unused portion of the SAMRT credit on those mortgages as overpayment of tax to be carried forward or refunded.  Previously, any unused credit was only eligible to be carried forward to future years.  The Company made this election on December 20, 2016 and its impact in 2016 was as follows:

Income from continuing operations	$627,000
Net income	$464,000
Net income per share	$0.24

FSB Bancorp, Inc.

Note 2 - Securities

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31, 2017 and 2016 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2017:
Available-for-Sale:
U.S. Government and agency obligations	$10,612	$-	$(142)	$10,470
Mortgage-backed securities - residential	7,909	19	(85)	7,843

	$18,521	$19	$(227)	$18,313
Held-to-Maturity:
Mortgage-backed securities - residential	$637	$9	$-	$646
State and municipal securities	5,938	41	(37)	5,942

	$6,575	$50	$(37)	$6,588

December 31, 2016:
Available-for-Sale:
U.S. Government and agency obligations	$8,106	$3	$(110)	$7,999
Mortgage-backed securities - residential	9,769	42	(63)	9,748

	$17,875	$45	$(173)	$17,747
Held-to-Maturity:
Mortgage-backed securities - residential	$745	$13	$-	$758
State and municipal securities	6,675	25	(74)	6,626

	$7,420	$38	$(74)	$7,384

Mortgage-backed securities consist of securities that are issued by Fannie Mae (“FNMA”), Freddie Mac (“FHLMC”), Ginnie Mae (“GNMA”), and are collateralized by residential mortgages. U.S. Government and agency obligations include notes and bonds with both fixed and variable rates. State and municipal securities consist of government obligation and revenue bonds.

FSB Bancorp, Inc.

Note 2 - Securities (Continued)

The amortized cost and estimated fair value by contractual maturity of debt securities at December 31, 2017 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In Thousands)

Due in one year or less	$-	$-	$839	$837
Due after one year through five years	8,607	8,489	3,302	3,294
Due after five years through ten years	1,005	1,001	1,797	1,811
Due after ten years	1,000	980	-	-
Mortgage-backed securities - residential	7,909	7,843	637	646
	$18,521	$18,313	$6,575	$6,588

There were no realized gains on sales of securities in 2017. There were $24,000 of gross realized gains on sales of securities available-for-sale and $12,000 of gross realized gains on sales of securities held-to-maturity in 2016 resulting from proceeds of $2,606,000. In accordance with accounting guidance, the Company was able to sell securities classified as held-to-maturity in 2016 after the Company had already collected a substantial portion (at least 85%) of the principal outstanding at acquisition due either to prepayments or to scheduled principal and interest payments on debt securities.

No securities were pledged to secure public deposits or for any other purpose required or permitted by law at December 31, 2017 and 2016.

Management has reviewed its loan and mortgage-backed securities portfolios and determined that, to the best of its knowledge, little or no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of investing in, or originating, these types of investments or loans.

FSB Bancorp, Inc.

Note 2 - Securities (Continued)

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2017 and 2016:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
2017:
Available-for-Sale
U.S. Government and agency obligations	$4,472	$34	$5,999	$108	$10,471	$142
Mortgage-backed securities - residential	2,459	23	3,435	62	5,894	85

	$6,931	$57	$9,434	$170	$16,365	$227

2017:
Held-to-Maturity
Mortgage-backed securities – residential(1)	$-	$-	$171	$-	$171	$-
State and municipal Securities	1,574	16	1,331	21	2,905	37
	$1,574	$16	$1,502	$21	$3,076	$37

2016:
Available-for-Sale
U.S. Government and agency obligations	$6,996	$110	$-	$-	$6,996	$110
Mortgage-backed securities - residential	4,441	49	987	14	5,428	63

	$11,437	$159	$987	$14	$12,424	$173
2016:
Held-to-Maturity
Mortgage-backed securities – residential(1)	$178	$-	$-	$-	$178	$-
State and municipal Securities(1)	4,275	74	45	-	4,320	74

	$4,453	$74	$45	$-	$4,498	$74

(1) Aggregate unrealized loss position of these securities is less than $500.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. In 2017 and 2016, the Company did not record an other-than-temporary impairment charge.

At December 31, 2017, four U.S. Government and agency obligations, four residential mortgage-backed securities and 10 state and municipal securities were in a continuous unrealized loss position for less than twelve months. At December 31, 2017, five U.S. Government and agency obligations, five residential mortgage-backed securities and five state and municipal securities were in a continuous unrealized loss position for more than twelve months. The debt securities and residential mortgage-backed securities were issued by U.S. Government sponsored agencies.

FSB Bancorp, Inc.

Note 2 - Securities (Continued)

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

Note 3 – Loans and The Allowance for Loan Losses

Net loans at December 31, 2017 and 2016 consist of the following:

	2017	2016
	(In Thousands)
Real estate loans:
Secured by one- to four-family residences	$206,894	$188,573
Secured by multi-family residences	10,650	5,103
Construction	10,750	6,134
Commercial real estate	14,803	8,440
Home equity lines of credit	17,127	16,797
Commercial & industrial	3,679	1,947
Other loans	70	75

Total Loans	263,973	227,069

Net deferred loan origination (fees) costs	(1)	113
Allowance for loan losses	(1,261)	(990)

Net Loans	$262,711	$226,192

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

The following table illustrates the portfolio segments and classes for the Company’s loan portfolio:

Portfolio Segment	Class

Real Estate Loans	Secured by one-to-four family residences
Secured by multi-family residences
Construction Commercial real estate Home equity lines of credit

Other Loans	Commercial & industrial
Other loans

FSB Bancorp, Inc.

Note 3 – Loans and The Allowance for Loan Losses (Continued)

The Company’s primary lending activity is the origination of one- to four-family residential real estate mortgage loans. At December 31, 2017, $206.9 million, or 78.3%, of the total loan portfolio consisted of one- to four-family residential real estate mortgage loans compared to $188.6 million, or 83.0%, of the total loan portfolio at December 31, 2016.

The Company offers home equity lines of credit, which are primarily secured by a second mortgage on one- to four-family residences. At December 31, 2017, home equity lines of credit totaled $17.1 million, or 6.5%, of total loans receivable compared to $16.8 million, or 7.4%, of total loans receivable at December 31, 2016.

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

Multi-family residential loans generally are secured by rental properties. Multi-family real estate loans are offered with fixed and adjustable interest rates. Loans secured by multi-family real estate totaled $10.7 million, or 4.0%, of the total loan portfolio at December 31, 2017 compared to $5.1 million, or 2.2%, of the total loan portfolio at December 31, 2016. Multi-family real estate loans are originated for terms of up to 20 years. Adjustable-rate multi-family real estate loans are tied to the average yield on U.S. Treasury securities, subject to periodic and lifetime limitations on interest rate changes.

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

The Company originates construction loans for the purchase of developed lots and for the construction of single-family residences. At December 31, 2017, construction loans totaled $10.8 million, or 4.1%, of total loans receivable compared to $6.1 million, or 2.7%, at December 31, 2016. At December 31, 2017, the additional unadvanced portion of these construction loans totaled $5.9 million compared to $5.0 million at December 31, 2016. Construction loans are offered to individuals for the construction of their personal residences by a qualified builder (construction/permanent loans).

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

Commercial real estate loans are secured by office buildings, mixed use properties, places of worship and other commercial properties. Loans secured by commercial real estate totaled $14.8 million, or 5.6%, of the Company’s total loan portfolio at December 31, 2017 compared to $8.4 million, or 3.7%, of our total loan portfolio at December 31, 2016.

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

The commercial and industrial product set includes loans to individuals or businesses on an installment basis secured by vehicles, equipment or other durable goods for which the loans were made, loans for and secured by machinery and/or equipment for which a legitimate resale market exists, lines of credit to businesses and individuals, and unsecured loans to businesses and individuals on a short-term basis. At December 31, 2017, these loans totaled $3.7 million, or 1.4%, of the total loan portfolio compared to $1.9 million, or 0.9%, at December 31, 2016.

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

The Company offers a variety of other loans secured by property other than real estate. At December 31, 2017, these other loans totaled $70,000, or 0.1%, of the total loan portfolio compared to other loans totaling $75,000, or 0.1%, of the total loan portfolio at December 31, 2016. These loans include automobile, passbook, overdraft protection and unsecured loans. Due to the relative immateriality of other loans, the Company’s risk associated with these loans is not considered significant.

FSB Bancorp, Inc.

Note 3 – Loans and The Allowance for Loan Losses (Continued)

The following table sets forth the allowance for loan losses allocated by loan class and the activity in the allowance for loan losses for the years ending December 31, 2017 and 2016. The allowance for loan losses allocated to each class is not necessarily indicative of future losses in any particular class and does not restrict the use of the allowance to absorb losses in other classes.

	Secured by 1-4 family residential	Secured by multi- family residential	Construction	Commercial	Home Equity Lines of Credit	Commercial & Industrial	Other/ Unallocated	Total
	(In Thousands)
At December 31, 2017
Beginning Balance	$584	$38	$31	$84	$112	$28	$113	$990
Charge Offs	-	-	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-	-	-
Provisions	232	42	23	64	(5)	19	(104)	271
Ending Balance (1)	$816	$80	$54	$148	$107	$47	$9	$1,261

At December 31, 2016
Beginning Balance	$524	$39	$6	$35	$101	$11	$95	$811
Charge Offs	-	-	-	-	-	-	(1)	(1)
Recoveries	-	-	-	-	-	-	-	-
Provisions	60	(1)	25	49	11	17	19	180
Ending Balance (1)	$584	$38	$31	$84	$112	$28	$113	$990

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

At December 31, 2017 and 2016, there were no loans considered to be impaired and no troubled debt restructurings.

FSB Bancorp, Inc.

Note 3 – Loans and The Allowance for Loan Losses (Continued)

The following table presents the risk category of loans by class at December 31, 2017 and 2016:

	Pass	Special Mention	Substandard	Doubtful	Total
	(In Thousands)
2017
One- to four-family residential	$203,815	$116	$2,963	$-	$206,894
Multi-family residential	10,650	-	-	-	10,650
Construction	10,750	-	-	-	10,750
Commercial real estate	14,803	-	-	-	14,803
Home equity lines of credit	16,897	-	230	-	17,127
Commercial & industrial	3,679	-	-	-	3,679
Other loans	70	-	-	-	70
Total	$260,664	$116	$3,193	$-	$263,973

2016
One- to four-family residential	$187,079	$-	$1,494	$-	$188,573
Multi-family residential	5,103	-	-	-	5,103
Construction	6,134	-	-	-	6,134
Commercial real estate	8,440	-	-	-	8,440
Home equity lines of credit	16,498	-	299	-	16,797
Commercial & industrial	1,900	-	47	-	1,947
Other loans	75	-	-	-	75
Total	$225,229	$-	$1,840	$-	$227,069

At December 31, 2017, the Company had two non-accrual residential mortgage loans for $153,000 and no non-accrual loans at December 31, 2016. There were no loans that were past due 90 days or more and still accruing interest at December 31, 2017 and 2016. Interest on non-accrual loans that would have been earned if loans were accruing interest was immaterial for 2017.

FSB Bancorp, Inc.

Note 3 – Loans and The Allowance for Loan Losses (Continued)

Delinquent Loans. Loans are considered past due if the required principal and interest payments have not been received within thirty days of the payment due date. An age analysis of past due loans, segregated by portfolio segment and class of loans, as of December 31, 2017 and December 31, 2016, are detailed in the following table:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
	(In thousands)
2017
Real estate loans:
One- to four-family residential	$699	$-	$153	$852	$206,042	$206,894
Multi-family residential	-	-	-	-	10,650	10,650
Construction	-	-	-	-	10,750	10,750
Commercial	-	-	-	-	14,803	14,803
Home equity lines of credit	-	-	-	-	17,127	17,127
Commercial & industrial	-	-	-	-	3,679	3,679
Other loans	-	-	-	-	70	70
Total	$699	$-	$153	$852	$263,121	$263,973

2016
Real estate loans:
One- to four-family residential	$89	$-	$-	$89	$188,484	$188,573
Multi-family residential	-	-	-	-	5,103	5,103
Construction	-	-	-	-	6,134	6,134
Commercial	-	-	-	-	8,440	8,440
Home equity lines of credit	-	-	-	-	16,797	16,797
Commercial & industrial	47	-	-	47	1,900	1,947
Other loans	-	-	-	-	75	75
Total	$136	$-	$-	$136	$226,933	$227,069

Management has reviewed its loan portfolio and determined that, to the best of its knowledge, no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of originating these types of loans.

Note 4 - Premises and Equipment

Premises and equipment at December 31, 2017 and 2016 are summarized as follows:

	2017	2016
	(In Thousands)
Premises	$4,946	$4,355
Furniture and equipment	3,356	3,628

	8,302	7,983
Accumulated depreciation and amortization	(5,238)	(4,808)

	$3,064	$3,175

FSB Bancorp, Inc.

Note 4 - Premises and Equipment (Continued)

At December 31, 2017, the Company was obligated under non-cancelable operating leases for existing branches in Penfield, Irondequoit, Webster, and Perinton, New York and for five mortgage origination offices in Watertown, Pittsford, Greece, Lewiston, and Buffalo, New York. Rent expense under leases totaled $448,000 during 2017. Rent expense under the same non-cancelable operating leases, with the exception of the Lewiston mortgage origination office which was opened in November 2017, totaled $429,000 during 2016. Future minimum rental payments under these leases for the next five years and thereafter are as follows (in thousands):

Years ending December 31,
2018	$449
2019	439
2020	390
2021	368
2022	307
Thereafter	1,626
Total	$3,579

Note 5 - Deposits

The components of deposits at December 31, 2017 and 2016 consist of the following:

	2017	2016
	(In Thousands)

Non-interest bearing	$8,385	$8,423
NOW accounts	31,807	29,725
Regular savings, tax escrow and demand clubs	25,413	26,655
Money market	37,772	30,123
Individual retirement accounts	7,069	6,975
Certificates of deposit	106,245	81,033

	$216,691	$182,934

As of December 31, 2017, individual retirement accounts and certificates of deposit have scheduled maturities as follows (in thousands):

2018	$55,737
2019	31,514
2020	20,067
2021	4,136
2022	1,860

$113,314

The aggregate amount of time deposits, each with a minimum denomination of $250,000 was $13,342,000 and $7,746,000 at December 31, 2017 and 2016, respectively. Under the Dodd-Frank Act, deposit insurance per account owner is $250,000.

FSB Bancorp, Inc.

Note 5 – Deposits (Continued)

Interest expense on deposits for the years ended December 31, 2017 and 2016 is as follows:

	2017	2016
	(In Thousands)

NOW accounts	$89	$74
Regular savings and demand clubs	103	102
Money market	284	100
Individual retirement accounts	75	64
Certificates of deposit	1,260	1,096

	$1,811	$1,436

FSB Bancorp, Inc.

Note 6 - Borrowings

Borrowings consist of advances from the Federal Home Loan Bank of New York (FHLB).

The following table sets forth the contractual maturities of borrowings with the FHLB as of December 31:

Advance Date	Maturity Date	Current Rate	2017	2016
			(In Thousands)

04/25/12	04/25/17	1.03%	-	128
08/16/12	08/16/17	1.00%	-	306
09/05/12	09/05/19	1.13%	539	829
11/06/12	11/06/17	0.86%	-	407
11/27/12	11/27/17	1.12%	-	1,000
12/19/12	12/19/19	1.20%	613	902
12/27/12	12/27/17	0.89%	-	220
01/04/13	01/04/19	1.52%	1,000	1,000
01/15/13	01/16/18	1.18%	1,000	1,000
01/22/13	01/23/17	0.96%	-	1,000
01/22/13	01/22/18	1.20%	1,000	1,000
01/22/13	01/22/19	1.44%	1,000	1,000
02/20/13	02/21/20	1.28%	331	475
02/20/13	02/21/23	1.77%	547	646
07/02/13	07/02/18	1.35%	274	682
07/22/13	07/23/18	1.27%	275	681
09/19/13	09/19/18	1.37%	171	375
01/21/14	01/22/18	1.72%	1,000	1,000
01/21/14	01/22/19	1.45%	240	442
03/20/14	03/20/19	1.50%	411	714
03/24/14	03/24/17	1.32%	-	1,500
07/21/14	07/21/21	1.94%	541	682
07/21/14	07/22/19	2.08%	500	500
07/21/14	07/23/18	1.79%	1,000	1,000
08/06/14	08/06/18	1.80%	1,000	1,000
08/21/14	08/21/19	2.12%	1,000	1,000
10/02/14	10/04/21	2.00%	1,153	1,434
10/15/14	10/15/21	1.69%	574	715
11/28/14	11/29/21	1.90%	1,175	1,455
12/31/14	12/31/19	1.63%	427	626
12/31/14	01/02/18	1.52%	1,000	1,000
01/14/15	01/14/20	1.73%	1,500	1,500
01/21/15	01/21/20	1.79%	500	500
01/21/15	01/21/21	1.97%	500	500
04/13/15	04/13/20	1.74%	1,000	1,000
05/20/15	05/20/20	1.52%	509	708
05/20/15	05/20/22	1.91%	658	796
06/25/15	06/25/20	1.65%	527	725
06/25/15	06/26/17	1.14%	-	1,000
10/29/15	10/29/20	1.51%	1,185	1,579
10/29/15	10/29/20	1.90%	1,000	1,000
01/27/16	01/27/21	1.92%	1,000	1,000
01/27/16	01/27/23	1.87%	751	888
02/12/16	02/13/23	1.66%	761	898
02/12/16	02/13/23	2.04%	500	500

FSB Bancorp, Inc.

Note 6 – Borrowings (Continued)

Advance Date	Maturity Date	Current Rate	2017	2016
			(In Thousands)
08/24/16	08/24/17	1.01%	-	1,000
08/24/16	08/24/18	1.22%	1,000	1,000
09/21/16	03/21/17	0.83%	-	1,000
09/21/16	09/21/17	1.06%	-	2,000
09/30/16	03/30/17	0.79%	-	1,000
10/28/16	10/28/20	1.57%	1,000	1,000
11/04/16	11/04/21	1.72%	2,000	2,000
11/17/16	11/17/21	2.13%	1,000	1,000
11/17/16	11/17/21	1.78%	807	1,000
11/17/16	11/17/23	2.07%	866	1,000
11/28/16	11/29/19	1.78%	1,500	1,500
12/08/16	12/08/17	1.22%	-	1,000
12/21/16	06/21/17	0.95%	-	1,000
12/21/16	12/23/19	1.91%	1,000	1,000
12/30/16	01/03/17	0.74%	-	3,000
01/04/17	01/04/19	1.62%	1,500	-
01/19/17	01/21/20	1.91%	1,000	-
03/24/17	03/24/22	2.00%	1,309	-
03/24/17	03/25/24	2.28%	1,367	-
07/24/17	07/24/20	1.88%	1,000	-
07/24/17	07/26/21	2.03%	1,000	-
07/24/17	07/25/22	1.94%	936	-
08/31/17	08/31/18	1.55%	1,000	-
08/31/17	08/31/21	1.96%	1,000	-
09/11/17	09/11/20	1.80%	1,000	-
09/11/17	09/12/22	2.07%	1,500	-
09/27/17	09/27/18	1.66%	1,500	-
09/27/17	09/27/22	2.28%	1,000	-
10/04/17	04/04/18	1.50%	1,500	-
11/27/17	05/29/18	1.76%	3,500	-
12/04/17	03/05/18	1.59%	1,500	-
12/08/17	04/09/18	1.64%	1,000	-
12/11/17	01/11/18	1.55%	1,500	-
12/11/17	03/12/18	1.61%	1,500	-
12/29/17	01/02/18	1.53%	2,500	-

			$64,447	$56,813

Borrowings are secured by residential mortgages with a carrying amount of $190,382,000 at December 31, 2017 and the Company’s investment in FHLB stock. As of December 31, 2017, $101,788,000 was available for borrowings. At December 31, 2016, the carrying amount of borrowings secured by residential mortgages was $165,546,000 and $90,868,000 was available for new borrowings.

FSB Bancorp, Inc.

Note 6 – Borrowings (Continued)

The following table sets forth the contractual maturities of all FHLB borrowings at December 31, 2017 (dollars in thousands):

	Contractual Maturity	Weighted Average Rate
2018	$23,220	1.57%
2019	9,730	1.66
2020	10,553	1.72
2021	10,750	1.90
2022	5,403	2.05
Thereafter	4,791	2.00
	$64,447	1.73%

The Company also has a repurchase agreement with Raymond James providing an additional $10 million in liquidity collateralized by the Company’s U.S. Government and agency obligations. There were no advances outstanding under the repurchase agreement at December 31, 2017 and 2016. Securities are not pledged until the borrowing is initiated. In addition to the repurchase agreement with Raymond James, the Company also has an unsecured line of credit through Atlantic Community Bankers Bank which would provide an additional $5 million in liquidity. There were no draws or outstanding balances from the line of credit at December 31, 2017 and 2016.

Note 7 - Income Taxes

The provision for income taxes for 2017 and 2016 consists of the following:

	2017	2016
	(In Thousands)
Current
Federal	$279	$439
State	4	4
Deferred	165	(115)
	$448	$328

During 2017, the Tax Act was signed into law. The most significant impact of the Act is the reduction in the corporate federal income tax rate from a maximum rate of 35% to 21% beginning in 2018. As a result, the Company revalued its deferred tax assets and liabilities at its new effective tax rate and recorded a net adjustment of $228,000 to income tax expense to reduce the carrying value of the net deferred tax assets. The Company’s effective tax rate was 61% and 26% in 2017 and 2016, respectively. The effective tax rate primarily reflects the impact of non-tax interest and dividends from tax exempt securities, as well as a partial release of a component of the deferred tax asset valuation allowance during 2016, and a reduction in tax rates, as part of the Act.

FSB Bancorp, Inc.

Note 7 - Income Taxes (Continued)

Items that give rise to differences between income tax expense included in the consolidated statements of income and taxes computed by applying the statutory federal tax at a rate of 34% in 2017 or 2016 included the following (dollars in thousands):

	2017		2016
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income
Federal Tax at a Statutory rate	$252	34%	$431	34%
State taxes, net of Federal provision	(108)	(15)	119	9
Change in tax rate	228	31	-	-
Change in valuation allowance	106	14	(178)	(14)
Nontaxable interest and dividend income	(42)	(6)	(44)	(3)
Other items	12	3	-	-
Income tax provision	$448	61%	$328	26%

Deferred income tax assets and liabilities resulting from temporary differences are summarized as follows and are included in other assets at December 31, 2017 and at December 31, 2016 in the accompanying consolidated balance sheets:

	2017	2016
	(In Thousands)

Deferred tax assets:
Deferred loan origination fees	$92	$95
Allowance for loan losses - Federal	330	379
State tax credits	1,075	1,102
Depreciation	-	64
Supplemental Executive Retirement Plan	208	290
Unrealized loss on securities available for sale and transferred to held to maturity	44	43
Net operating loss	270	159
Stock compensation	14	-
Other	1	-

	2,034	2,132
Valuation allowance	(1,424)	(1,318)
Total deferred tax assets, net of valuation allowance	610	814

Deferred tax liabilities:
Depreciation	(9)	-
Mortgage servicing rights	(233)	(308)

Total deferred tax liabilities	(242)	(308)

Net deferred tax asset	$368	$506

FSB Bancorp, Inc.

Note 7 - Income Taxes (Continued)

The Company has recorded a valuation allowance for mortgage recording tax credits incurred before 2015 as well as state tax deductions since anticipated levels of future state taxable income makes it more likely than not that all of these tax benefits will not be used. Beginning in 2015, the New York State Special Additional Mortgage Recording Tax Credit became a refundable credit. To the extent that the credit exceeds the Company’s New York State tax liability, any remaining credit will be refunded to the Company. In addition, a valuation allowance in the amount of $88,000 was established in 2010 against a portion of the allowance for loan loss because future realization of the full tax benefit of that deferred tax asset was deemed to be unlikely. After fully utilizing its Federal Net Operating Loss (“NOL”) carryforward during 2013 and realizing increased and consistent current taxable income over the past 3 years, management determined that half (or $44,000) of that component of the valuation allowance should be reversed during 2015, with the remaining reversed in 2016.

As a thrift institution, the Bank is subject to special provisions in the income tax laws regarding its allowable income tax bad debt deduction and related tax basis bad debt reserves. Deferred income tax liabilities are to be recognized with respect to any base-year reserves which are to become taxable (or "recaptured") in the foreseeable future.

Under current income tax laws, the base-year reserves would be subject to recapture if the Company pays a cash dividend in excess of earnings and profits or liquidates. The Bank does not expect to take any actions in the foreseeable future that would require the recapture of any Federal reserves. As a result, a deferred tax liability has not been recognized with respect to the Federal base-year reserve of $1,518,000 at December 31, 2017 and 2016, because the Bank does not expect that this amount will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal base-year reserve was $319,000 at December 31, 2017. It is more likely than not that this liability will never be incurred because, as noted above, the Bank does not expect to take any action in the future that would result in this liability being incurred.

The Company's Federal and New York State tax returns, constituting the returns of the major taxing jurisdictions, are subject to examination by the taxing authorities for 2014, 2015, and 2016 as prescribed by applicable statute. No waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

FSB Bancorp, Inc.

Note 8 – Accumulated Other Comprehensive Loss

Changes in the components of accumulated other comprehensive loss (“AOCI”), net of tax, for the periods indicated are summarized in the table below, in thousands.

	For the year ended December 31, 2017
	Unrealized Gains and Losses on Available for Sales Securities	Total
Beginning balance	$(85)	$(85)
Other comprehensive (loss) income before reclassifications	(80)	(80)
Amounts reclassified from AOCI	-	-
Ending balance	$(165)	$(165)

	For the year ended December 31, 2016
	Unrealized Gains and Losses on Available for Sales Securities	Unrealized Losses on Securities Transferred to Held to Maturity	Total
Beginning balance	$(4)	$(208)	$(212)
Other comprehensive (loss) income before reclassifications	(57)	208	151
Amounts reclassified from AOCI	(24)	-	(24)
Ending balance	$(85)	$-	$(85)

The following table presents the amounts reclassified out of each component of AOCI for the indicated annual period in thousands:

For the year ended December 31,

Details about AOCI	2016	Affected Line Item in the Statement of Income

Available for sale securities	$24	Realized gain on sale of securities
Held to maturity securities	12	Realized gain on sale of securities
	(12)	Provision for Income Taxes
	$24	Net Income

There were no amounts reclassified out of AOCI for the year ended December 31, 2017.

FSB Bancorp, Inc.

Note 9 - Employee Benefit Plans

The Bank has a 401(k) plan for all eligible employees. Employees are eligible for participation in the 401(k) Plan after one year of service and attaining age 21. The 401(k) Plan allows employees to contribute 1% to 100% of their annual salary subject to statutory limitations. Matching contributions made by the Bank are 100% of the first 6% of compensation that an employee contributes to the 401(k) Plan. In addition, the Bank may make a discretionary contribution as a percentage of each eligible employee’s annual base compensation including the value of ESOP shares allocated. Matching contributions to the 401(k) Plan amounted to $225,000 and $189,000 for the years ended December 31, 2017 and 2016, respectively. Discretionary contributions to the 401(k) Plan were $85,000 and $77,000 for the years ended December 31, 2017 and 2016, respectively.

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

Shares are released to participants on a straight line basis as the loan is repaid and totaled 3,808 shares for each of the years ended December 31, 2017 and December 31, 2016. Total expense for the ESOP was $52,000 and $44,000 for the years ended December 31, 2017 and 2016, respectively. At December 31, 2017, the Company had 34,271 unearned ESOP shares having an aggregate market value of $582,607.

The Bank has a supplemental executive retirement plan (SERP) for two of its executives. All benefits provided under the SERP are unfunded and, as these executives retire, the Company will make payments to participants. The Company has recorded $797,000 and $759,000 at December 31, 2017 and 2016 respectively, for the SERP in other liabilities. In 2017 and 2016, the expense under the SERP totaled $38,000 and $138,000, respectively.

On September 27, 2017, the Board of Directors of the Company approved the grant of restricted stock awards to its Directors and executive officers under the 2017 Equity Incentive Plan that was approved at the special meeting of stockholders on August 29, 2017 when 77,668 shares were authorized for award. A total of 21,380 restricted stock awards were granted to the 11 external directors of the Company and a total of 41,320 restricted stock awards, in total, were granted to three executive officers. The awards will vest ratably over five years (20% per year for each year of the participant’s service with the Company).

The Bank also has a stock-based compensation plan which allows the Company to issue up to 194,168 stock options. On October 2, 2017 and October 30, 2017, the Board of Directors granted a combined total of 152,080 options to buy stock under the plan at exercise prices of $16.72 and $16.69, the fair value of the stock as of October 2nd and October 30th, respectively. These options have a 10-year term and are vested over a five year period.

FSB Bancorp, Inc.

Note 9 - Employee Benefit Plans (Continued)

A summary of the Company’s stock option activity and related information for its option plans for the years ended December 31, 2017 and 2016 is as follows:

	2017		2016
	Options	Weighted Average Exercise Price Per Share	Options	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	-	$-	-	$-
Grants	152,080	16.72	-	-
Exercised	-	-	-	-
Outstanding at year end	152,080	$16.72	-	$-

Exercisable at year end	-	$-	-	$-

The grants to senior management and directors vest over a five year period in equal annual installments, with the first installment vesting on the first anniversary date of the grant and succeeding installments on each anniversary thereafter, through 2022.

The compensation expense of the awards is based on the fair value of the instruments on the date of grant. The Company recorded compensation expense in the amount of $132,000 for the year ended December 31, 2017 and is expected to record $269,000 in 2018 through 2022.

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

As of December 31, 2017 and 2016, loans outstanding with related parties were $560,000 and $596,000, respectively. During 2017, there were no new loans or sales and repayments totaled $36,000.

FSB Bancorp, Inc.

Note 11 - Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments summarized as follows at December 31, 2017 and 2016:

	2017	2016
	(In Thousands)

Commitments to extend credit:
Commitments to grant loans	$12,397	$15,199
Unadvanced portion of construction loans	5,945	5,009
Unfunded commitments under lines of credit	17,523	17,587

	$35,865	$37,795

Commitments to grant loans at fixed-rates at December 31, 2017 totaled $10,836,000 and had interest rates that ranged from 3.25% to 5.25%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We had two commercial letters of credit for $414,000 at December 31, 2017 and two commercial letters of credit for $110,000 at December 31, 2016.

The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

In the ordinary course of business, the Bank sells residential mortgage loans to third parties and in certain limited situations, such as in the event of an early payment default, the Bank retains credit risk exposure on those residential mortgage loans and may be required to repurchase them or to indemnify guarantors for certain losses. The Bank may also be required to repurchase residential mortgage loans when representations and warranties made by the Bank in connection with those sales are breached. When a residential mortgage loan sold to an investor fails to perform according to its contractual terms, the investor will typically review the loan file to search for errors that may have been made in the process of originating the loan. If errors were discovered and it is determined that such errors constitute a breach of a representation or warranty made to the investor in connection with the Bank’s sale of the residential mortgage loan, the Bank will be required to either repurchase the loan or indemnify the investor for losses sustained. The bank has not been required to repurchase any residential mortgage loans or indemnify any investors for any such errors.

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

FSB Bancorp, Inc.

Note 12 - Regulatory Matters (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 capital (as defined), and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 to adjusted total assets (as defined). Management believes that, as of December 31, 2017 and 2016, the Bank met all capital adequacy requirements to which it was subject. As of December 31, 2017, the most recent notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s status as well capitalized.

The Bank’s actual capital amounts and ratios are presented in the table below.

					Minimum
					To Be "Well-
			Minimum		Capitalized"		Well-Capitalized
			For Capital		Under Prompt		With Buffer, Fully
	Actual		Adequacy Purposes		Corrective Provisions		Phased in for 2019
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2017
Total Core Capital (to Risk-Weighted Assets)	$30,230	16.18%	≥$14,946	≥8.0%	≥$18,683	≥10.0%	≥$19,617	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	28,969	15.51	≥11,210	≥6.0	≥14,946	≥8.0	≥15,881	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	28,969	15.51	≥8,407	≥4.5	≥12,144	≥6.5	≥13,078	≥7.0
Tier 1 Capital (to Assets)	28,969	9.51	≥12,183	≥4.0	≥15,229	≥5.0	≥15,229	≥5.0
As of December 31, 2016:
Total Core Capital (to Risk-Weighted Assets)	$29,264	18.45%	≥$12,689	≥8.0%	≥$15,861	≥10.0%	≥$16,654	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	28,274	17.83	≥9,516	≥6.0	≥12,689	≥8.0	≥13,482	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	28,274	17.83	≥7,137	≥4.5	≥10,309	≥6.5	≥11,102	≥7.0
Tier 1 Capital (to Assets)	28,274	10.70	≥10,572	≥4.0	≥13,214	≥5.0	≥13,214	≥5.0

The FRB has issued a policy guidance regarding the payment of dividends by bank holding companies.  In general, the FRB’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition.  FRB guidance provides for prior regulatory review of capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition.  The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.  These regulatory policies could affect the ability of FSB Bancorp to pay dividends or otherwise engage in capital distributions.

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows at December 31:

(In Thousands)
2017	Total	Level 1	Level 2	Level 3

U.S. Government and agency obligations	$10,470	$-	$10,470	$-
Mortgage-backed securities - residential	7,843	-	7,843	-
Total Available-for-Sale Securities	$18,313	$-	$18,313	$-

2016	Total	Level 1	Level 2	Level 3

U.S. Government and agency obligations	$7,999	$-	$7,999	$-
Mortgage-backed securities - residential	9,748	-	9,748	-
Total Available-for-Sale Securities	$17,747	$-	$17,747	$-

There were no securities transferred out of level 2 securities available-for-sale during the twelve months ended December 31, 2017. No assets or liabilities have been measured on a non-recurring basis at December 31, 2017 or 2016.

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

FSB Bancorp, Inc.

Note 13 - Fair Value Measurement and Fair Values of Financial Instruments (Continued)

Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at December 31, 2017 and 2016.

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

Investment in Restricted Stock

The carrying value of restricted stock, which consists of Federal Home Loan Bank and Atlantic Community Bankers Bank, approximates its fair value based on the redemption provisions of the restricted stock, resulting in a Level 2 classification.

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

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2017 and 2016 are as follows:

		2017		2016
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(In Thousands)

Financial assets:
Cash and due from banks	1	$1,672	$1,672	$1,634	$1,634
Interest bearing demand deposits	1	8,725	8,725	5,773	5,773
Securities available for sale	2	18,313	18,313	17,747	17,747
Securities held to maturity	2	6,575	6,588	7,420	7,384
Investment in restricted stock	2	3,270	3,270	2,886	2,886
Loans held for sale	2	2,770	2,770	2,059	2,059
Loans, net	3	262,711	261,588	226,192	225,569
Accrued interest receivable	1	824	824	652	652

Financial liabilities:
Deposits	1/2	216,691	216,878	182,934	182,969
Borrowings	2	64,447	64,502	56,813	57,008
Accrued interest payable	1	94	94	71	71

FSB Bancorp, Inc.

Note 14 - FSB Bancorp, Inc. (Parent Company Only) Financial Information

Balance Sheets

	December 31
	2017	2016
	(In Thousands)

Assets
Cash and cash equivalents	$1,717	$2,881
Investment in banking subsidiary	29,171	28,610
ESOP loan receivable	365	398
Total Assets	$31,253	$31,889

Liabilities and Stockholders’ Equity

Total Liabilities	$34	$30

Stockholders’ Equity	31,219	31,859

Total Liabilities and Stockholders’ Equity	$31,253	$31,889

Statements of Income

	Year Ended December 31
	2017	2016
	(In Thousands)

Interest Income	$29	$20
Other Expense	(301)	(89)
Equity in undistributed earnings of banking subsidiary	562	1,007

Net Income	$290	$938

FSB Bancorp, Inc.

Note 14 - FSB Bancorp, Inc. (Parent Company Only) Financial Information (Continued)

Statements of Cash Flows

	Year Ended December 31
	2017	2016
	(In Thousands)

Cash flows from operating activities
Net income	$290	$938
Adjustments to reconcile net income to net cash flows from operating activities
Equity in undistributed earnings of banking subsidiary	(562)	(1,007)
Stock based compensation	133	-
Decrease in accrued interest receivable	-	8
Net increase in other liabilities	4	-
Net cash flows from operating activities	(135)	(61)

Cash flows from investing activities
Proceeds to banking subsidiary	-	(7,300)
Proceeds from maturities and calls of securities available-for-sale	-	1,000
Payments received on ESOP loan	33	33
Net cash flows from investing activities	33	(6,267)

Cash flows from financing activities
Proceeds from stock conversion and offering	-	8,944
Purchase of common stock	(1,062)	-
Net cash flows from financing activities	(1,062)	8,944

Net (decrease) increase in cash and cash equivalents	(1,164)	2,616
Cash and cash equivalents - beginning	2,881	265

Cash and cash equivalents - ending	$1,717	$2,881

