Form 10-K/A, Exhibit 13
period 2017-12-31
FSB Bancorp, Inc.
filed 2018-08-14
CIK 1667939

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

At December 31, 2017, the Company had $314.4 million in consolidated assets, an increase of $40.8 million, or 14.9%, from $273.6 million at December 31, 2016. During 2017, we continued to focus on loan production, particularly with respect to residential mortgage loans as well as construction, commercial real estate, and commercial and industrial loans. The credit quality of our loan portfolio remains strong and significantly better than peers. At December 31, 2017, we had two non-performing residential mortgages loan for $153,000 and no non-performing loans at December 31, 2016.

Our results of operations depend primarily on our net interest income and, to a lesser extent, other income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Other income consists primarily of realized gains on sales of loans and securities, mortgage fee income, fees and service charges from deposit products, fee income from our financial services subsidiary, earnings on bank owned life insurance and miscellaneous other income. Our results of operations also are affected by our provision for loan losses and other expense. Other expense consists primarily of salaries and employee benefits, occupancy, equipment, electronic banking, data processing costs, mortgage fees and taxes, advertising, directors’ fees, FDIC deposit insurance premium expense, audit and tax services, and other miscellaneous expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities. For the year ended December 31, 2017, we had net income of $211,000 compared to net income of $854,000 for the year ended December 31, 2016. The Company’s financial results for the year ended December 31, 2017 reflected two notable non-recurring items which contributed to the decrease in net income of $643,000 in 2017 as compared to 2016, which were a $253,000 decrease in the mortgage recording tax credit and a $228,000 increase in income tax expense due to the Tax Cuts and Jobs Act (the “Tax Act”) that was enacted on December 22, 2017, which reduced the corporate federal income tax rate from 34% to 21% and caused a reevaluation of net deferred tax assets. Generally accepted accounting principles requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. The increase in mortgage expense was due to a change in New York State tax law which allowed for a refundable tax credit for mortgage recording tax expensed with the exception of mortgage loans originated in Erie County, during the year ended December 31, 2016, which resulted in a reversal of mortgage recording tax expensed with a credit of $500,000 for the year ended December 31, 2016 which did not recur in 2017. The year over year decrease in earnings of $643,000 was attributable to increases in other expense, income tax expense, and provision for loan losses as well as a decrease in other income, partially offset by an increase in net interest income.

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

Selected Consolidated Financial and Other Data

The selected financial data in the following tables has been restated to reflect adjustments to the Company’s consolidated financial statement and other information contained in the annual report on Form 10-K for the year ended December 31, 2017, originally filed with the SEC on March 30, 2018. There were no other changes to the selected financial data as a result of the restatement. The summary should be read in conjunction with the consolidated financial statements and accompanying notes to the consolidated financial statements contained herein.

	At December 31,
	2017		2016
	As Originally Reported	As Restated	As Originally Reported	As Restated
	(In thousands)
Selected Financial Condition Data:

Total assets	$314,630	$314,382	$273,721	$273,593
Cash and cash equivalents	10,397	10,397	7,407	7,407
Securities available-for-sale	18,313	18,313	17,747	17,747
Securities held-to-maturity	6,575	6,575	7,420	7,420
Loans held for sale	2,770	2,770	2,059	2,059
Loans, net	262,711	262,711	226,192	226,192
Deposits	216,691	216,691	182,934	182,934
Borrowings	64,447	64,447	56,813	56,813
Stockholders’ equity	31,219	31,056	31,859	31,775

	For the Year Ended December 31,
	2017		2016
	As Originally Reported	As Restated	As Originally Reported	As Restated
	(In thousands)
Selected Operating Data:

Interest and dividend income	$10,732	$10,732	$9,317	$9,317
Interest expense	2,778	2,778	2,156	2,156
Net interest income	7,954	7,954	7,161	7,161
Provision for loan losses	271	271	180	180
Net interest income after provision for loan losses	7,683	7,683	6,981	6,981
Other income	3,576	3,576	3,655	3,655
Other expense	10,521	10,641	9,370	9,497
Income before income taxes	738	618	1,266	1,139
Provision for income taxes	448	407	328	285
Net income	$290	$211	$938	$854

	At or For the Year Ended December 31,
	2017		2016
	As Originally Reported	As Restated	As Originally Reported	As Restated

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.10%	0.07%	0.36%	0.33%
Return on average equity	0.91%	0.66%	3.62%	3.30%
Interest rate spread(1)	2.71%	2.71%	2.76%	2.76%
Net interest margin(2)	2.85%	2.85%	2.87%	2.87%
Efficiency ratio(3)	93.45%	94.51%	88.10%	89.30%
Other income to average total assets	1.23%	1.23%	1.40%	1.40%
Other expense to average total assets	3.61%	3.65%	3.59%	3.64%
Average interest-earning assets to average interest-bearing liabilities	113%	113%	113%	113%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.05%	0.05%	0.00%	0.00%
Non-performing loans as a percent of total loans	0.06%	0.06%	0.00%	0.00%
Allowance for loan losses as a percent of non- performing loans	825.59%	825.59%	0.00%	0.00%
Allowance for loan losses as a percent of total loans	0.48%	0.48%	0.44%	0.44%

Capital Ratios:
Total risk-based capital (to risk-weighted assets)	16.18%	16.11%	18.45%	18.41%
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.51%	9.47%	10.70%	10.67%
Common Equity Tier 1 capital (to risk-weighted assets)	15.51%	15.44%	17.83%	17.79%
Tier 1 risk-based capital (to risk-weighted assets)	15.51%	15.44%	17.83%	17.79%
Average equity to average total assets	10.92%	10.92%	9.92%	9.92%

Other Data:
Number of full service offices	5	5	5	5

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents other expense divided by the sum of net interest income after provision for loan loss and other income.

Comparison of Financial Condition at December 31, 2017 and 2016

Total Assets. Total assets increased $40.8 million, or 14.9%, to $314.4 million at December 31, 2017 from $273.6 million at December 31, 2016, primarily reflecting increases in net loans receivable, cash and cash equivalents, loans held for sale, and securities available-for-sale, partially offset by a decrease in securities held-to-maturity.

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

Stockholders’ Equity. Total stockholders’ equity decreased $719,000, or 2.3%, to $31.1 million at December 31, 2017 from $31.8 million at December 31, 2016 due to a $911,000 decrease in additional paid in capital related to shares of FSB Bancorp, Inc. stock repurchased by the Company, and a $80,000 increase in accumulated other comprehensive loss, partially offset by a $238,000 increase in retained earnings due to $211,000 in net income and a $27,000 reclassification of other comprehensive income and a $34,000 increase resulting from the release of ESOP shares from the suspense account. FSB Bancorp Inc. announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program. Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its outstanding shares. As of December 31, 2017, the Company had repurchased 69,535 shares at an average price of $15.30 per share. On September 27, 2017, the Board of Directors of the Company approved restricted stock and stock option grants to senior management and directors of the Company, pursuant to the terms of the 2017 Equity Incentive Plan (the “Plan”). The Plan was approved previously by the Company’s shareholders on August 29, 2017. An aggregate of 152,080 stock options and 62,700 shares of restricted stock were granted. The main purpose of the stock repurchases was to fund these stock-based compensation plans. Generally, the grants to senior management and directors vest over a five year period The Bank’s capital ratios continue to classify Fairport Savings Bank as a well capitalized bank, the highest standard of capital rating as defined by the Bank’s regulators.

Comparison of Operating Results for the Years Ended December 31, 2017 and 2016

General. Net income decreased $643,000, or 75.3%, to $211,000 for the year ended December 31, 2017 from $854,000 for the year ended December 31, 2016. The year over year decrease in earnings was attributable to an increase in other expense of $1.1 million, a $122,000 increase in income tax expense, a $91,000 increase in the provision for loan losses, and a decrease of $79,000 in other income, partially offset by a $793,000 increase in net interest income.

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

Other Expense. Other expense increased $1.1 million, or 12.1%, to $10.6 million in 2017 from $9.5 million in 2016. The increase was primarily the result of increases in salaries and employee benefits of $514,000, mortgage fees and taxes of $264,000, data processing costs of $162,000, other miscellaneous expense of $156,000, and occupancy expense of $63,000, partially offset by decreases in equipment expense of $48,000 and FDIC premium expense of $35,000. The increase in salaries and employee benefits was primarily due to annual merit increases for existing staff, the increased salary costs associated with additional processing staff to support mortgage operations, and the expense related to the issuance of restricted stock awards and options to senior management and the Board of Directors in the fourth quarter of 2017. The increase in mortgage expense was due to a change in New York State tax law which allowed for a refundable tax credit for mortgage recording tax expensed with the exception of mortgage loans originated in Erie County, during the years ended December 31, 2015 and 2016, which resulted in a reversal of mortgage recording tax expensed during those years with a credit of $500,000 for the year ended December 31, 2016 which did not recur in 2017. Data processing costs increased primarily due to the end of first year promotional pricing associated with the conversion of our core processing system from in-house hosting to data center hosting beginning in September 2016. Miscellaneous other expense increased due to additional costs related to legal expense and professional services associated with becoming an SEC reporting company in the second half of 2016. Occupancy expense increased primarily due to the added costs of acquiring additional office space in our Pittsford and Buffalo mortgage origination office locations and additional office building depreciation expense. Equipment expense decreased due to the elimination of a software maintenance agreement that was no longer required in 2017 due to the conversion of our core processing system from in-house hosting to data center hosting in 2016. FDIC premium expense decreased primarily due to a revision in the calculation method resulting in a decreased assessment rate in 2017.

Provision for Income Taxes. Provision for income taxes was $407,000 for 2017, an increase of $122,000 compared to a provision for income taxes of $285,000 for 2016. The effective tax rate was 65.9% in 2017 compared to 25.0% in 2016. The increase was primarily due to the Tax Act that was enacted on December 22, 2017, which reduced the corporate federal income tax rate from 34% to 21% and caused a reevaluation of net deferred tax assets. Generally accepted accounting principles requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. As such, the additional expense was largely attributable to the reduction in carrying value of net deferred tax assets, primarily unrealized losses on available-for-sale securities, reflecting lower future tax benefits resulting from the lower corporate tax rates.

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

Fairport Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2017, Fairport Savings Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See Note 13 of the notes to the consolidated financial statements.

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

For additional information, see Note 12 of the notes to our consolidated financial statements.

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

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 2 of the notes to the consolidated financial statements.

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

As discussed in Note 1, to the consolidated financial statements, the 2017 and 2016 financial statements have been restated to correct a misstatement.

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

432 North Franklin Street, Suite 60 Syracuse, New York 13204 p (315) 476-4004 f (315) 475-1513 www.bonadio.com	We have served as the Company’s auditor since 2011. /s/ Bonadio & Co., LLP Syracuse, New York August 13, 2018

ALBANY • BATAVIA • BUFFALO • EAST AURORA • GENEVA • NYC • ROCHESTER • RUTLAND, VT • SYRACUSE • UTICA

FSB Bancorp, Inc.

Consolidated Balance Sheets (Restated)

December 31, 2017 and 2016

	2017	2016
	(Dollars in Thousands,
	except share and per share data)
Assets
Cash and due from banks	$1,672	$1,634
Interest-earning demand deposits	8,725	5,773

Total Cash and Cash Equivalents	10,397	7,407

Securities available-for-sale, at fair value	18,313	17,747
Securities held-to-maturity, at amortized cost (fair value of 2017 $6,588; 2016 $7,384)	6,575	7,420
Investment in restricted stock, at cost	3,270	2,886
Loans held for sale	2,770	2,059
Loans, net of allowance for loan losses (2017 $1,261; 2016 $990)	262,711	226,192
Bank owned life insurance	3,758	3,696
Accrued interest receivable	824	652
Premises and equipment, net	3,064	3,175
Other assets	2,700	2,359

Total Assets	$314,382	$273,593

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Non-interest-bearing	$8,385	$8,423
Interest bearing	208,306	174,511

Total Deposits	216,691	182,934

Short-term borrowings	13,000	6,000
Long-term borrowings	51,447	50,813
Official bank checks	929	318
Other liabilities	1,259	1,753

Total Liabilities	283,326	241,818

Stockholders’ Equity
Preferred stock, par value $0.01; 25,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock; par value $0.01; 50,000,000 shares authorized; 1,934,853 and 1,941,688 shares outstanding in 2017 and 2016, respectively	19	19
Paid-in capital	15,441	16,352
Retained earnings	16,077	15,839
Accumulated other comprehensive loss	(165)	(85)
Unearned ESOP shares – at cost	(316)	(350)

Total Stockholders’ Equity	31,056	31,775

Total Liabilities and Stockholders’ Equity	$314,382	$273,593

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Income (Restated)

Years Ended December 31, 2017 and 2016

	2017	2016
	(Dollars in Thousands,
	Except Per Share Data)
Interest and Dividend Income
Loans, including fees	$10,157	$8,724
Securities - taxable	304	269
Securities - tax exempt	110	99
Mortgage-backed securities	116	202
Other	45	23
Total Interest and Dividend Income	10,732	9,317
Interest Expense
Deposits	1,811	1,436
Short-term borrowings	102	9
Long-term borrowings	865	711

Total Interest Expense	2,778	2,156

Net Interest Income	7,954	7,161
Provision for loan losses	271	180
Net Interest Income after Provision for loan losses	7,683	6,981
Other Income
Service fees	164	157
Fee income	174	169
Realized gain on sale of securities	-	36
Increase in cash surrender value of bank owned life insurance	62	67
Realized gain on sale of loans	2,146	2,252
Mortgage fee income	845	814
Other	185	160

Total Other Income	3,576	3,655
Other Expense
Salaries and employee benefits	6,609	6,095
Occupancy	1,069	1,006
Data processing costs	348	186
Advertising	162	125
Equipment	563	611
Electronic banking	93	115
Directors’ fees	261	249
Mortgage fees and taxes	264	-
FDIC premium expense	103	138
Audit and tax services	182	141
Professional services	217	168
Other	770	663

Total Other Expense	10,641	9,497

Income before Income Taxes	618	1,139
Provision for Income Taxes	407	285
Net Income	$211	$854
Basic earnings per common share	$0.11	$0.45

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Comprehensive Income (Restated)

Years Ended December 31, 2017 and 2016

	2017	2016
	(In Thousands)

Net Income	$211	$854
Other Comprehensive Income (Loss)
Change in unrealized holding losses on securities available-for-sale	(53)	(86)
Accretion of net unrealized losses on securities transferred from available-for-sale(1)	-	323
Reclassification adjustment for realized gains on securities available-for-sale included in net income	-	(24)
Reclassification adjustment for realized gains on securities held-to-maturity included in net income	-	(12)
Reclassification of effect of tax rate change on other comprehensive income	(27)	-
Other Comprehensive Income (Loss), Before Tax	(80)	201
Income Tax (Provision) Benefit Related to Other Comprehensive Income (Loss)	-	(74)
Other Comprehensive Income, Net of Tax	(80)	127
Comprehensive Income	$131	$981

Tax Effect Allocated to Each Component of Other Comprehensive Income (Loss)

Change in unrealized holding losses on securities available-for-sale	$-	$29
Accretion of net unrealized losses on securities transferred from available-for-sale	-	(115)
Reclassification adjustment for realized gains on securities available-for-sale included in net income	-	8
Reclassification adjustment for realized gains on securities held-to-maturity included in net income	-	4
	$-	$(74)

The accompanying notes are an integral part of the consolidated financial statements.

(1)	The accretion of the unrealized holding losses in accumulated other comprehensive income at the date of transfer partially offsets the amortization of the difference between the par value and the fair value of the investment securities at the date of transfer, and is an adjustment of yield.

FSB Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity (Restated)

Years Ended December 31, 2017 and 2016

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Unearned ESOP Shares	Total
	(In Thousands, except share and per share data)

Balance - January 1, 2016	$179	$7,239	$14,985	$(212)	$(46)	$(385)	$21,760

Net income	-	-	854	-	-	-	854
Other comprehensive income, net	-	-	-	127	-	-	127
ESOP shares committed to be released	-	9	-	-	-	35	44
Proceeds of common stock offering and conversion of existing shares, net of expenses	(159)	9,149	-	-	-	-	8,990
Cancel 5,528 treasury shares	(1)	(45)	-	-	46	-	-

Balance - December 31, 2016	19	16,352	15,839	(85)	-	(350)	31,775

Net income	-	-	211	-	-	-	211
Other comprehensive loss, net	-	-	-	(53)	-	-	(53)
Reclassification of effect of tax rate change on other comprehensive income (1)	-	-	27	(27)	-	-	-
ESOP shares committed to be released	-	18	-	-	-	34	52
Stock based compensation	1	132	-	-	-	-	133
Effect of stock repurchase plan	(1)	(1,061)	-	-	-	-	(1,062)

Balance - December 31, 2017	$19	$15,441	$16,077	$(165)	$-	$(316)	$31,056

(1)	Reclassification adjustment from accumulated other comprehensive loss to retained earnings for stranded tax effects resulting from the newly enacted Federal corporate income tax rate of 21% in accordance with the early adoption of ASU 2018-02.

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Cash Flows (Restated)

Years Ended December 31, 2017 and 2016

	2017	2016
	(In Thousands)
Cash Flows from Operating Activities
Net income	$211	$854
Adjustments to reconcile net income to net cash flows from operating activities:
Net amortization of premiums and accretion of discounts on investments	136	327
Net gain on sales of securities	-	(36)
Gain on sale of loans	(2,146)	(2,252)
Proceeds from loans sold	72,249	76,220
Loans originated for sale	(70,814)	(72,147)
Amortization of net deferred loan origination costs	353	249

Depreciation and amortization	473	444
Provision for loan losses	271	180
Expense related to ESOP	52	44
Deferred income tax expense (benefit)	160	(116)
Earnings on investment in bank owned life insurance	(62)	(67)

(Increase) decrease in accrued interest receivable	(172)	3
Increase in other assets	(341)	(772)
(Decrease) increase in other liabilities	(626)	631

Net Cash Flows From Operating Activities	(256)	3,562

Cash Flows from Investing Activities
Purchases of securities available-for-sale	(7,533)	(12,579)
Proceeds from maturities and calls of securities available-for-sale	3,500	11,285
Proceeds from sales of securities available-for-sale	-	2,213
Proceeds from principal paydowns on securities available-for-sale	3,284	1,106
Purchases of securities held-to-maturity	(547)	(2,204)
Proceeds from maturities and calls of securities held-to-maturity	1,250	7,334
Proceeds from sales of securities held-to-maturity	-	393
Proceeds from principal paydowns on securities held-to-maturity	108	26
Net increase in loans	(37,143)	(24,791)
Purchase of restricted stock, net	(384)	(498)
Purchase of premises and equipment	(362)	(875)

Net Cash Flows From Investing Activities	(37,827)	(18,590)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	33,757	(2,627)
Proceeds from long-term borrowings	16,501	19,000
Repayments on long-term borrowings	(15,867)	(14,279)
Net increase in short-term borrowings	7,000	6,000
Net proceeds from stock conversion and offering	-	8,990
Stock based compensation	133	-
Effect of stock repurchase plan	(1,062)	-
Net increase (decrease) in official bank checks	611	(796)

Net Cash Flows From Financing Activities	41,073	16,288

Change in Cash and Cash Equivalents	2,990	1,260

Cash and Cash Equivalents - Beginning	7,407	6,147

Cash and Cash Equivalents - Ending	$10,397	$7,407

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Cash Flows (Restated) (Continued)

Supplementary Cash Flows Information
Interest paid	$2,755	$2,145

Taxes paid	$447	$220

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Notes to Consolidated Financial Statements (Restated)

December 31, 2017 and 2016

Note 1: Restatement

FSB Bancorp, Inc. (the “Company”) is filing this amendment to its annual report on Form 10-K/A for the year ended December 31, 2017 to amend and restate financial statements and certain other financial information filed with Securities and Exchange Commission (“SEC”). These amendments restate the audited consolidated financial statements for the years ended December 31, 2017 and 2016 and revise the interim unaudited consolidated financial statements for the three months ended March 31, 2017, for the three and six months ended June 30, 2017 and for the three and nine months ended September 30, 2017 (the “Restatement Periods”). These amendments are being filed to change the Company’s treatment of mortgage recording tax expense for residential mortgage loans originated in Erie County, New York beginning in the fourth quarter of 2016 through the fourth quarter of 2017.

Effective for the 2015 tax year, New York state tax law was amended and allowed the Company to become eligible to recapture a portion of the special additional mortgage recording tax paid on mortgages and the Company elected to have the overpayment of tax refunded for the years ended December 31, 2015 through December 31, 2017 rather than used as a credit carryforward. As part of a review of the Company’s 2015 state tax return by the New York State Department of Taxation and Finance, management became aware that the Company had been incorrectly claiming a tax credit for residential mortgages on property located in Erie County, the Company’s second largest county for mortgage originations. Pursuant to New York State Department of Taxation and Finance rules, no tax credit will be allowed for payment of the special additional mortgage recording tax with respect to a mortgage of real property located in Erie County and the mortgage was recorded after 1987.

Upon recommendation of management, the Audit Committee of the Company determined that the effect of reversing the tax credits was necessary for the Restatement Periods. The Company estimates that the cumulative effect of the restatement due to the origination of residential mortgage loans in Erie County beginning in the fourth quarter of 2016 through the fourth quarter of 2017 is a reduction in income before income taxes of $247,000 and a reduction in income net of income taxes of $163,000.

The effect this restatement had on the Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Comprehensive Income, Consolidated Statements of Stockholders’ Equity, and Consolidated Statements of Cash Flows for the respective periods is as follows:

	At December 31, 2017		At December 31, 2016
Restated Consolidated Balance Sheet:	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in Thousands)
Other assets	$2,948	$2,700	$2,487	$2,359
Total assets	$314,630	$314,382	$273,721	$273,593
Other liabilities	$1,344	$1,259	$1,797	$1,753
Total liabilities	$283,411	$283,326	$241,862	$241,818
Retained earnings	$16,240	$16,077	$15,923	$15,839
Total stockholders’ equity	$31,219	$31,056	$31,859	$31,775
Total liabilities and stockholders’ equity	$314,630	$314,382	$273,721	$273,593

FSB Bancorp, Inc.

	For the Year Ended
	December 31, 2017		December 31, 2016
Restated Consolidated Statements of Income:	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in Thousands, except per share data)
Mortgage fees and taxes	$144	$264	$(127)	$-
Total other expenses	$10,521	$10,641	$9,370	$9,497
Income before income taxes	$738	$618	$1,266	$1,139
Provision for income taxes	$448	$407	$328	$285
Net income	$290	$211	$938	$854
Earnings per share – basic and diluted	$0.15	$0.11	$0.49	$0.45

	For the Year Ended
	December 31, 2017		December 31, 2016
Restated Consolidated Statements of Comprehensive Income:	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in Thousands)
Net income	$290	$211	$938	$854
Comprehensive income	$210	$131	$1,065	$981

	For the Year Ended
	December 31, 2017		December 31, 2016
Restated Consolidated Statements of Stockholders’ Equity:	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in Thousands)
Balance, beginning of period	$31,859	$31,775	$21,760	$21,760
Increase attributable to net income	$290	$211	$938	$854
Balance, end of period	$31,219	$31,056	$31,859	$31,775

	For the Year Ended
	December 31, 2017		December 31, 2016
Restated Consolidated Statements of Cash Flows:	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in Thousands)
Net income	$290	$211	$938	$854
Increase in other assets	$(461)	$(341)	$(900)	$(772)
Increase (decrease) in other liabilities	$(585)	$(626)	$675	$631

FSB Bancorp, Inc.

	At March 31, 2017		At June 30, 2017		At September 30, 2017
Restated Consolidated Balance Sheet:	As Originally Reported	As Restated	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in Thousands)
Other assets	$2,679	$2,527	$2,861	$2,684	$3,165	$2,953
Total assets	$286,285	$286,133	$291,099	$290,922	$304,584	$304,372
Other liabilities	$1,354	$1,302	$1,366	$1,305	$1,520	$1,448
Total liabilities	$254,392	$254,340	$258,944	$258,883	$273,271	$273,199
Retained earnings	$15,934	$15,834	$16,174	$16,058	$16,376	$16,236
Total stockholders’ equity	$31,893	$31,793	$32,155	$32,039	$31,313	$31,173
Total liabilities and stockholders’ equity	$286,285	$286,133	$291,099	$290,922	$304,584	$304,372

	For the Quarter Ended
	March 31, 2017		June 30, 2017		September 30, 2017
Restated Consolidated Statements of Income:	As Originally Reported	As Restated	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in Thousands, except per share data)
Mortgage fees and taxes	$24	$48	$47	$72	$43	$78
Total other expenses	$2,496	$2,520	$2,593	$2,618	$2,677	$2,712
Income (loss) before income taxes	$(17)	$(41)	$332	$307	$312	$277
Provision (benefit) for income taxes	$(28)	$(36)	$92	$83	$110	$98
Net income (loss)	$11	$(5)	$240	$224	$202	$179
Earnings per share – basic and diluted	$0.01	$0.00	$0.13	$0.12	$0.11	$0.10

	For the Quarter Ended
	March 31, 2017		June 30, 2017		September 30, 2017
Restated Consolidated Statements of Comprehensive Income (Loss):	As Originally Reported	As Restated	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in Thousands)
Net income (loss)	$11	$(5)	$240	$224	$202	$179
Comprehensive income	$21	$5	$249	$233	$197	$174

FSB Bancorp, Inc.

	At March 31, 2017		At June 30, 2017		At September 30, 2017
Restated Consolidated Statements of Stockholders’ Equity:	As Originally Reported	As Restated	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in Thousands)
Balance, beginning of period	$31,859	$31,775	$31,859	$31,775	$31,859	$31,775
Increase (decrease) attributable to net income (loss)	$11	$(5)	$251	$219	$453	$398
Balance, end of period	$31,893	$31,793	$32,155	$32,039	$31,313	$31,173

	For the Period Ended:
	March 31, 2017		June 30, 2017		September 30, 2017
Restated Consolidated Statements of Cash Flows:	As Originally Reported	As Restated	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in Thousands)
Net income (loss)	$11	$(5)	$251	$219	$453	$398
Increase in other assets	$(192)	$(168)	$(375)	$(326)	$(677)	$(594)
Decrease in other liabilities	$(410)	$(418)	$(398)	$(415)	$(186)	$(214)

In addition, Notes 2, 8, 13, and 15 have been revised to reflect these restatements.

FSB Bancorp, Inc.

Note 2 - Nature of Operations and Summary of Significant Accounting Policies

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

FSB Bancorp, Inc.

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

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Monroe, Livingston, Ontario, Orleans, Wayne, Jefferson, Niagara, and Erie Counties, New York. Note 3 discusses the types of securities that the Company invests in. The concentration of credit by type of loan is set forth in Note 4. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is primarily dependent upon the real estate and general economic conditions in those areas.

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

FSB Bancorp, Inc.

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

FSB Bancorp, Inc.

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

FSB Bancorp, Inc.

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

FSB Bancorp, Inc.

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

FSB Bancorp, Inc.

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

FSB Bancorp, Inc.

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

Change in Accounting Estimate

Due to a change in New York State tax law, mortgage recording tax expensed during the years ended December 31, 2016 and 2015 are now a refundable tax credit, at the election of the tax payer.  Under New York law, a bank that paid special additional mortgage recording tax (“SAMRT”) on residential mortgages in any year beginning on or before January 1, 2015, may elect to treat the unused portion of the SAMRT credit on those mortgages as overpayment of tax to be carried forward or refunded, with the exception of residential mortgage loans originated in Erie County.  Previously, any unused credit was only eligible to be carried forward to future years.  The Company made this election on December 20, 2016 and its impact in 2016 was as follows:

	As Originally Reported	As Restated
(In thousands, except per share data)
Income from continuing operations	$627,000	$500,000
Net income	$464,000	$330,000
Net income per share	$0.24	$0.17

FSB Bancorp, Inc.

Note 3 - Securities

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31, 2017 and 2016 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2017:
Available-for-Sale:
U.S. Government and agency obligations	$10,612	$-	$(142)	$10,470
Mortgage-backed securities - residential	7,909	19	(85)	7,843

	$18,521	$19	$(227)	$18,313
Held-to-Maturity:
Mortgage-backed securities - residential	$637	$9	$-	$646
State and municipal securities	5,938	41	(37)	5,942

	$6,575	$50	$(37)	$6,588

December 31, 2016:
Available-for-Sale:
U.S. Government and agency obligations	$8,106	$3	$(110)	$7,999
Mortgage-backed securities - residential	9,769	42	(63)	9,748

	$17,875	$45	$(173)	$17,747

Held-to-Maturity:
Mortgage-backed securities - residential	$745	$13	$-	$758
State and municipal securities	6,675	25	(74)	6,626

	$7,420	$38	$(74)	$7,384

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

FSB Bancorp, Inc.

Note 4 – Loans and The Allowance for Loan Losses

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

FSB Bancorp, Inc.

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

(1) All Loans are collectively evaluated for impairment.

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

FSB Bancorp, Inc.

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

Note 5 - Premises and Equipment

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

Note 6 - Deposits

The components of deposits at December 31, 2017 and 2016 consist of the following:

	2017	2016
	(In Thousands)

Non-interest bearing	$8,385	$8,423
NOW accounts	31,807	29,725
Regular savings, tax escrow and demand clubs	25,413	26,655
Money market	37,772	30,123
Individual retirement accounts	7,069	6,975
Certificates of deposit	106,245	81,033

	$216,691	$182,934

FSB Bancorp, Inc.

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

FSB Bancorp, Inc.

Note 7 - Borrowings

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

Note 8 - Income Taxes

The provision for income taxes for 2017 and 2016 consists of the following:

	2017	2016
	(In Thousands)
Current
Federal	$238	$396
State	4	4
Deferred	165	(115)
	$407	$285

During 2017, the Tax Act was signed into law. The most significant impact of the Act is the reduction in the corporate federal income tax rate from a maximum rate of 35% to 21% beginning in 2018. As a result, the Company revalued its deferred tax assets and liabilities at its new effective tax rate and recorded a net adjustment of $228,000 to income tax expense to reduce the carrying value of the net deferred tax assets. The Company’s effective tax rate was 66% and 25% in 2017 and 2016, respectively. The effective tax rate primarily reflects the impact of non-tax interest and dividends from tax exempt securities, as well as a partial release of a component of the deferred tax asset valuation allowance during 2016, and a reduction in tax rates, as part of the Act.

FSB Bancorp, Inc.

Items that give rise to differences between income tax expense included in the consolidated statements of income and taxes computed by applying the statutory federal tax at a rate of 34% in 2017 or 2016 included the following (dollars in thousands):

	2017		2016
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income
Federal Tax at a Statutory rate	$211	34%	$388	34%
State taxes, net of Federal provision	(108)	(17)	119	10
Change in tax rate	228	37	-	-
Change in valuation allowance	106	17	(178)	(15)
Nontaxable interest and dividend income	(42)	(7)	(44)	(4)
Other items	12	2	-	-
Income tax provision	$407	66%	$285	25%

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

FSB Bancorp, Inc.

The Company has recorded a valuation allowance for mortgage recording tax credits incurred before 2015 as well as state tax deductions since anticipated levels of future state taxable income makes it more likely than not that all of these tax benefits will not be used. Beginning in 2015, the New York State Special Additional Mortgage Recording Tax Credit became a refundable credit, with the exception of residential mortgage loans originated in Erie County. To the extent that the credit exceeds the Company’s New York State tax liability, any remaining credit will be refunded to the Company. In addition, a valuation allowance in the amount of $88,000 was established in 2010 against a portion of the allowance for loan loss because future realization of the full tax benefit of that deferred tax asset was deemed to be unlikely. After fully utilizing its Federal Net Operating Loss (“NOL”) carryforward during 2013 and realizing increased and consistent current taxable income over the past 3 years, management determined that half (or $44,000) of that component of the valuation allowance should be reversed during 2015, with the remaining reversed in 2016.

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

FSB Bancorp, Inc.

Note 9 – Accumulated Other Comprehensive Loss

Changes in the components of accumulated other comprehensive loss (“AOCI”), net of tax, for the periods indicated are summarized in the table below, in thousands.

	For the year ended December 31, 2017
	Unrealized Gains and Losses on Available for Sales Securities	Total
Beginning balance	$(85)	$(85)
Other comprehensive loss before reclassifications	(80)	(80)
Amounts reclassified from AOCI	-	-
Ending balance	$(165)	$(165)

	For the year ended December 31, 2016
	Unrealized Gains and Losses on Available for Sales Securities	Unrealized Losses on Securities Transferred to Held to Maturity	Total
Beginning balance	$(4)	$(208)	$(212)
Other comprehensive (loss) income before reclassifications	(57)	208	151
Amounts reclassified from AOCI	(24)	-	(24)
Ending balance	$(85)	$-	$(85)

The following table presents the amounts reclassified out of each component of AOCI for the indicated annual period in thousands:

For the year ended December 31,
Details about AOCI	2016	Affected Line Item in the Statement of Income

Available for sale securities	$24	Realized gain on sale of securities
Held to maturity securities	12	Realized gain on sale of securities
	(12)	Provision for Income Taxes
	$24	Net Income

There were no amounts reclassified out of AOCI for the year ended December 31, 2017.

FSB Bancorp, Inc.

Note 10 - Employee Benefit Plans

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

Note 11 - Related Party Transactions

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

Note 12 - Commitments

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

FSB Bancorp, Inc.

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

Note 13 - Regulatory Matters

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

FSB Bancorp, Inc.

The Bank’s actual capital amounts and ratios are presented in the table below.

					Minimum
					To Be "Well-
			Minimum		Capitalized"		Well-Capitalized
			For Capital		Under Prompt		With Buffer, Fully
	Actual		Adequacy Purposes		Corrective Provisions		Phased in for 2019
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017
Total Core Capital (to Risk-Weighted Assets)	$30,067	16.11%	≥$14,927	≥8.0%	≥$18,658	≥10.0%	≥$19,591	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	28,806	15.44	≥11,195	≥6.0	≥14,927	≥8.0	≥15,860	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	28,806	15.44	≥8,396	≥4.5	≥12,128	≥6.5	≥13,061	≥7.0
Tier 1 Capital (to Assets)	28,806	9.47	≥12,173	≥4.0	≥15,216	≥5.0	≥15,216	≥5.0
As of December 31, 2016:
Total Core Capital (to Risk-Weighted Assets)	$29,180	18.41%	≥$12,678	≥8.0%	≥$15,848	≥10.0%	≥$16,640	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	28,190	17.79	≥9,509	≥6.0	≥12,678	≥8.0	≥13,471	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	28,190	17.79	≥7,132	≥4.5	≥10,301	≥6.5	≥11,094	≥7.0
Tier 1 Capital (to Assets)	28,190	10.67	≥10,566	≥4.0	≥13,208	≥5.0	≥13,208	≥5.0

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

Note 14 - Fair Value Measurement and Fair Values of Financial Instruments

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

FSB Bancorp, Inc.

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

FSB Bancorp, Inc.

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

FSB Bancorp, Inc.

Note 15 - FSB Bancorp, Inc. (Parent Company Only) Financial Information (Restated)

Balance Sheets

	December 31
	2017	2016
	(In Thousands)

Assets
Cash and cash equivalents	$1,717	$2,881
Investment in banking subsidiary	29,008	28,526
ESOP loan receivable	365	398
Total Assets	$31,090	$31,805

Liabilities and Stockholders’ Equity

Total Liabilities	$34	$30

Stockholders’ Equity	31,056	31,775

Total Liabilities and Stockholders’ Equity	$31,090	$31,805

Statements of Income

	Year Ended December 31
	2017	2016
	(In Thousands)

Interest Income	$29	$20
Other Expense	(301)	(89)
Equity in undistributed earnings of banking subsidiary	483	923

Net Income	$211	$854

FSB Bancorp, Inc.

Statements of Cash Flows

	Year Ended December 31
	2017	2016
	(In Thousands)

Cash flows from operating activities
Net income	$211	$854
Adjustments to reconcile net income to net cash flows from operating activities
Equity in undistributed earnings of banking subsidiary	(483)	(923)
Stock based compensation	133	-
Decrease in accrued interest receivable	-	8
Net increase in other liabilities	4	-
Net cash flows from operating activities	(135)	(61)

Cash flows from investing activities
Proceeds to banking subsidiary	-	(7,300)
Proceeds from maturities and calls of securities available-for-sale	-	1,000
Payments received on ESOP loan	33	33
Net cash flows from investing activities	33	(6,267)

Cash flows from financing activities
Proceeds from stock conversion and offering	-	8,944
Purchase of common stock	(1,062)	-
Net cash flows from financing activities	(1,062)	8,944

Net (decrease) increase in cash and cash equivalents	(1,164)	2,616
Cash and cash equivalents - beginning	2,881	265

Cash and cash equivalents - ending	$1,717	$2,881