Form 10-K, Exhibit 13
period 2018-12-31
FSB Bancorp, Inc.
filed 2019-03-27
CIK 1667939

Exhibit 13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements that appear beginning on page 22 of this Annual Report. You should read the information in this section in conjunction with the business and financial information regarding FSB Bancorp and the consolidated financial statements provided in this Annual Report.

Overview

Our business has traditionally focused on originating one- to four-family residential real estate mortgage loans, home equity lines of credit, and offering retail deposit accounts. In recent years, we have expanded our mortgage origination footprint and opened new mortgage offices in Cheektowaga and Lewiston, New York. Our primary market area now consists of Monroe County and the surrounding western New York counties of Erie, Livingston, Ontario, Orleans, Jefferson, Niagara, and Wayne. Management has made the decision to deploy available funds from deposit and borrowing growth into higher-yielding assets, primarily commercial loan products and both fixed and adjustable rate one- to four-family mortgage loans in 2018. Increases in the loan portfolio average balances as well as higher average yields on the overall loan and investment portfolios resulted in higher interest income in 2018. More recently, we shifted attention to expand our commercial loan department in an effort to improve our interest rate risk exposure with shorter duration commercial loan products, as well as higher yielding assets. In 2017, we hired a Chief Lending Officer to manage and oversee the growth of our loan portfolio and supervise credit administration to continue to maintain our high asset quality.

At December 31, 2018, the Company had $328.3 million in consolidated assets, an increase of $13.9 million, or 4.4%, from $314.4 million at December 31, 2017. During 2018, we continued to focus on loan production, particularly with respect to residential mortgage loans as well as commercial real estate and commercial and industrial loans. The credit quality of our loan portfolio remains strong. At December 31, 2018, we had one non-accrual residential mortgage loan for $55,000 and one non-accrual commercial and industrial loan for $45,000 as compared to two non-accrual residential mortgage loans for $153,000 at December 31, 2017.

Our results of operations depend primarily on our net interest income and, to a lesser extent, other income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Other income consists primarily of realized gains on sales of loans and securities, mortgage fee income, fees and service charges from deposit products, fee income from our financial services subsidiary, earnings on bank owned life insurance and miscellaneous other income. Our results of operations also are affected by our provision for loan losses and other expense. Other expense consists primarily of salaries and employee benefits, occupancy, equipment, electronic banking, data processing costs, mortgage fees and taxes, advertising, directors’ fees, FDIC deposit insurance premium expense, audit and tax services, and other miscellaneous expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities. For the year ended December 31, 2018, we had net income of $135,000 compared to net income of $211,000 for the year ended December 31, 2017. The year over year decrease in earnings of $76,000 was attributable to a decrease in other income along with increases in other expense and provision for loan losses, partially offset by an increase in net interest income and a decrease in income tax expense.

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

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. The amount of the allowance is based on significant estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions used and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

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

Deferred Tax Assets. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Tax Cuts and Jobs Act (the “Tax Act”) was signed into law in December 2017 which reduced the corporate federal statutory tax rate from 35% to 21%. U.S. GAAP requires the impact of the Tax Act to be accounted for in the period of enactment. As such, the Company was required to write down the value of its net deferred tax assets as of December 31, 2017 to reflect the reduction in the corporate tax rate for future periods.

Estimation of Fair Values. Fair values for securities available-for-sale are obtained from an independent third-party pricing service. Where available, fair values are based on quoted prices on a nationally recognized securities exchange. If quoted prices are not available, fair values are measured using quoted market prices for similar benchmark securities. Management generally makes no adjustments to the fair value quotes provided by the pricing source. The fair values of foreclosed real estate and the underlying collateral value of impaired loans are typically determined based on evaluations by third parties, less estimated costs to sell. When necessary, appraisals are updated to reflect changes in market conditions.

Business Strategy

Fairport Savings Bank, a wholly owned banking subsidiary of FSB Bancorp, Inc. has been serving the Fairport and surrounding communities since 1888. One of the most significant initiatives implemented over the past decade has been the Bank’s conversion from a mutual institution to a stock company. The conversion process enabled the Bank to raise additional capital to successfully support its growth and expansion strategies. We are committed to meeting the financial needs of the communities we serve, primarily the greater Rochester and Buffalo, New York metropolitan areas, and are dedicated to providing personalized superior service to our customers. The business of banking has changed rapidly, requiring extensive investment in technology as well as significantly increased compliance expenses to address the substantial regulatory changes enacted in recent years. In addition, we are committed to maintaining a cybersecurity program to match the relevant risks and keep pace with technological advances in order to protect sensitive customer information as well as our information technology systems. We recognize that to continue to meet the needs of our customers and to provide a competitive return to our stockholders, we will need to continue to grow, by both expanding our residential lending business and diversifying our lending efforts. Instead of concentrating solely on residential mortgage lending, the Bank now offers a full complement of financial services, including commercial and industrial, commercial real estate, and small business administration (“SBA”) loans and deposit services to small businesses in our primary service areas. Our principal strategies to achieve these goals are as follows:

•	Continuing to Emphasize Residential Real Estate Lending. Historically we have emphasized the origination of one- to four-family residential loans within Monroe County and the surrounding counties of Livingston, Ontario, Orleans and Wayne, New York. More recently the Bank has expanded its lending efforts to include the counties of Erie and Niagara, New York. As of December 31, 2018, 78.2% of our loan portfolio consisted of one- to four-family residential loans. We intend to continue to emphasize originations of loans secured by one- to four-family residential real estate, holding in portfolio loans that are either adjustable-rate or have fixed-rates with terms of less than 15 years and selling longer-term fixed-rate one- to four-family residential real estate loans in the secondary market to increase other income.

•	Expanding Our Commercial Banking Market Share. We offer a variety of lending and deposit products for commercial banking customers in our markets. We have invested heavily in developing our commercial loan department over the last four years by recruiting and hiring talented commercial loan officers, including the hire of a new Chief Lending Officer in 2017, and enhancing our commercial product offerings. We grew our commercial loan portfolio, which includes commercial real estate, multi-family, and commercial and industrial loans, $10.9 million, or 37.4% to $40.0 million at December 31, 2018 from $29.1 million at December 31, 2017. We seek to develop broad customer deposit and loan relationships based on our service and competitive pricing while maintaining a conservative approach to lending and sound asset quality. We intend to focus our efforts on the needs of small and medium sized businesses in our market, focusing on commercial real estate, multi-family, and construction loans while gradually growing our portfolio of commercial and industrial loans as well as SBA guaranteed loans.

•	Maintaining High Asset Quality. We believe that strong asset quality is critical to the long-term financial success of a small community bank. We attribute our high asset quality to maintaining conservative underwriting standards, the diligence of our loan collection personnel, and the stability of our local economy. At December 31, 2018, we had one non-accrual residential mortgage loan for $55,000 and one non-accrual commercial and industrial loan for $45,000 and our ratio of allowance for loan losses to total loans was 0.55%. Over the last five years, we have charged off only $1,000. We believe that our allowance for loan losses is adequate to absorb the probable losses inherent in our loan portfolio.

•	Managing Our Interest Rate Risk. To improve our interest rate risk, in recent years we have reduced the fixed-rate loan originations added to our loan portfolio by selling more fixed-rate residential mortgages with terms of 15 years or greater in the secondary market. We also invest a portion of funds received from loan payments and repayments in shorter term and intermediate term, liquid investment securities and securities classified as available-for-sale including U.S. Government agency debt obligations and mortgage-backed securities. We emphasize marketing our lower cost passbook, savings and checking accounts, money market accounts and increasing the duration whenever possible of our certificates of deposit and Federal Home Loan Bank borrowings.

•	Offering A Wide Selection Of Non-Deposit Investment Products and Services. Fairport Wealth Management, a wholly owned subsidiary of Fairport Savings Bank, offers a broad range of investment, insurance, and financial products. In October 2018, Fairport Savings Bank entered into a partnership with Monarch Wealth Management to offer a wide array of wealth management services including brokerage, insurance, and asset management to our customers. This collaboration offers expanded representation of investment advisors that evaluate the needs of clients to determine the suitable investment and insurance solutions to meet their short and long-term wealth management goals. In 2018, Fairport Wealth Management had fee income of $131,000 and we intend to continue to emphasize these investment, insurance, and financial products to our customers. In May 2017, Fairport Savings Bank partnered with Insuritas, the nation’s premier provider of turn-key insurance agencies for financial institutions. This partnership with Insuritas allows the Company to provide a comprehensive suite of insurance products for our customers and the community we serve.

•	Continuing to Grow Customer Relationships and Core Deposits.

As we continue to grow our core deposits we remain committed to developing and maintaining full-service long-term customer relationships by offering competitive products while providing exceptional customer service. In 2018, total deposits grew $5.9 million, or 2.7%, to $222.6 million at December 31, 2018 from $216.7 million at December 31, 2017. At December 31, 2018, certificates of deposit, including individual retirement accounts increased $10.6 million, or 9.4% to $123.9 million compared to $113.3 million at December 31, 2017 with preferential rates given to relationship customers.

Selected Consolidated Financial and Other Data

	At December 31, 2018	At December 31, 2017
	(In thousands)
Selected Financial Condition Data:

Total assets	$328,269	$314,382
Cash and cash equivalents	6,291	10,397
Securities available-for-sale	18,331	18,313
Securities held-to-maturity	6,052	6,575
Loans held for sale	2,133	2,770
Loans, net	281,741	262,711
Premises and equipment, net	2,731	3,064
Deposits	222,615	216,691
Borrowings	71,826	64,447
Stockholders’ equity	31,513	31,056

	For the Year Ended December 31,
	2018	2017
	(In thousands)

Selected Operating Data:

Interest and dividend income	$12,540	$10,732
Interest expense	3,979	2,778
Net interest income	8,561	7,954
Provision for loan losses	300	271
Net interest income after provision for loan losses	8,261	7,683
Other income	2,717	3,576
Other expense	10,811	10,641
Income before income taxes	167	618
Provision for income taxes	32	407
Net income	$135	$211

	At or For the Year Ended December 31,
	2018	2017

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.04%	0.07%
Return on average equity	0.43%	0.66%
Interest rate spread(1)	2.63%	2.71%
Net interest margin(2)	2.79%	2.85%
Efficiency ratio(3)	98.48%	94.51%
Other income to average total assets	0.85%	1.23%
Other expense to average total assets	3.40%	3.65%
Average interest-earning assets to average interest-bearing liabilities	112%	113%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.03%	0.05%
Non-performing loans as a percent of total loans	0.03%	0.06%
Allowance for loan losses as a percent of non-performing loans	1564.55%	825.59%
Allowance for loan losses as a percent of total loans	0.55%	0.48%

Capital Ratios:
Total risk-based capital (to risk-weighted assets)	15.70%	16.11%
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.07%	9.47%
Common Equity Tier 1 capital (to risk-weighted assets)	14.91%	15.44%
Tier 1 risk-based capital (to risk-weighted assets)	14.91%	15.44%
Average equity to average total assets	9.87%	10.92%

Other Data:
Number of full service offices	5	5

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents other expense divided by the sum of net interest income after provision for loan loss and other income.

Comparison of Financial Condition at December 31, 2018 and 2017

Total Assets. Total assets increased $13.9 million, or 4.4%, to $328.3 million at December 31, 2018 from $314.4 million at December 31, 2017, primarily reflecting increases in net loans receivable and investment in restricted stock, partially offset by decreases in cash and cash equivalents, loans held for sale, securities held-to-maturity, and premises and equipment.

Net loans receivable increased $19.0 million, or 7.2%, to $281.7 million at December 31, 2018 from $262.7 million at December 31, 2017. The Bank continues to focus on loan production as we continue to primarily grow our residential mortgage and commercial loan portfolios at a measured pace while still maintaining our strong credit quality and strict underwriting standards. Residential mortgage loans increased $14.7 million, or 7.1%, to $221.6 million at December 31, 2018 from $206.9 million at December 31, 2017. Commercial real estate loans increased $7.7 million, or 51.9%, to $22.5 million at December 31, 2018 from $14.8 million at December 31, 2017. Commercial and industrial loans increased $3.6 million, or 98.2%, to $7.3 million at December 31, 2018 from $3.7 million at December 31, 2017. The Bank originated $91.4 million of residential mortgage loans and sold $59.9 million in conventional mortgage loans and correspondent FHA, VA, and USDA mortgages in the secondary market to reduce interest-rate risk in 2018. The mortgage loans serviced for others decreased by $8.7 million, or 6.5%, to $123.8 million at December 31, 2018 compared to $132.4 million at December 31, 2017 as a result of selling more loans servicing released which yields higher premiums producing higher gain on sale of loans income for the Bank.

Investment in restricted stock increased by $367,000, or 11.2%, to $3.6 million at December 31, 2018 from $3.3 million at December 31, 2017 due to increased borrowings from the Federal Home Loan Bank of New York.

Cash and cash equivalents decreased by $4.1 million, or 39.5%, to $6.3 million at December 31, 2018 from $10.4 million at December 31, 2017 to fund loan growth.

Mortgage loans held for sale decreased by $637,000, or 23.0%, to $2.1 million at December 31, 2018 compared to $2.8 million at December 31, 2017 due to a lower volume of loans closed and committed for sale at December 31, 2018 compared to December 31, 2017.

Securities held-to-maturity decreased $523,000, or 8.0%, to $6.1 million at December 31, 2018 from $6.6 million at December 31, 2017 due to maturities and calls of $835,000, $178,000 of principal repayments on mortgage-backed securities, and $27,000 in net amortization of premiums and accretion of discounts, partially offset by purchases of $517,000 in state and municipal securities.

Premises and equipment decreased by $333,000, or 10.9%, to $2.7 million at December 31, 2018 from $3.1 million at December 31, 2017, primarily due to disposals and depreciation of fixed assets.

Deposits and Borrowings. Total deposits increased $5.9 million, or 2.7%, to $222.6 million at December 31, 2018 from $216.7 million at December 31, 2017. The increase in our deposits reflected a $10.6 million increase in certificates of deposit, including individual retirement accounts, primarily due to promotional specials offered in 2018, a $2.6 million increase in non-interest bearing checking accounts, and a $2.0 million increase in savings accounts, partially offset by a $5.9 million decrease in money market accounts and a $3.4 million decrease in interest bearing checking accounts. Total borrowings from the Federal Home Loan Bank of New York increased $7.4 million, or 11.4%, to $71.8 million at December 31, 2018 from $64.4 million at December 31, 2017. Long-term borrowings increased $6.6 million, or 12.9%, to $58.1 million at December 31, 2018 from $51.4 million at December 31, 2017 due to $25.5 million in new advances partially offset by $18.9 million in principal repayments on our amortizing advances and maturities in 2018. Short-term borrowings increased by $750,000, or 5.8%, to $13.8 million at December 31, 2018 compared to $13.0 million at December 31, 2017. The increases in both deposits and FHLB borrowings were used to fund the additional growth in the loan portfolio in 2018.

Stockholders’ Equity. Total stockholders’ equity increased $457,000, or 1.5%, to $31.5 million at December 31, 2018 from $31.1 million at December 31, 2017 due to a $305,000 increase in additional paid in capital primarily related to the issuance of restricted shares of FSB Bancorp, Inc. stock by the Company to its directors and senior management as part of the 2017 Equity Incentive Plan (the “Plan”). In addition, stockholders’ equity increased as a result of an increase in retained earnings due to $135,000 in net income, and a $35,000 increase resulting from the release of ESOP shares, partially offset by a $18,000 increase in accumulated other comprehensive loss. FSB Bancorp Inc. announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program. Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its then outstanding shares. In 2018, the Company repurchased 2,592 shares at an average price of $16.38 per share. As of December 31, 2018, the Company had repurchased 72,127 shares at an average price of $15.31 per share. On September 27, 2017, the Board of Directors of the Company approved restricted stock and stock option grants to senior management and directors of the Company, pursuant to the terms of the Plan. In 2018, an aggregate of 20,000 stock options and 8,400 shares of restricted stock were granted. In 2017, an aggregate of 152,080 stock options and 62,700 shares of restricted stock were granted. The main purpose of the stock repurchases was to fund these stock-based compensation plans. Generally, the grants to senior management and directors vest over a five year period.

Comparison of Operating Results for the Years Ended December 31, 2018 and 2017

General. Net income decreased $76,000, or 36.0%, to $135,000 for the year ended December 31, 2018 from $211,000 for the year ended December 31, 2017. The year over year decrease in earnings of $76,000 was attributable to an $859,000 decrease in other income along with a $170,000 increase in other expense and a $29,000 increase in provision for loan losses, partially offset by a $607,000 increase in net interest income and a $375,000 decrease in income tax expense.

Interest and Dividend Income. Total interest and dividend income increased $1.8 million, or 16.9%, to $12.5 million for the year ended December 31, 2018 from $10.7 million for the year ended December 31, 2017. The interest and dividend income increase resulted from a $26.9 million increase year over year in average interest-earning assets, primarily loans, in addition to a 24 basis point increase in the average yield on interest-earning assets from 3.84% for 2017 to 4.08% for 2018.

Interest income on loans, including fees, increased $1.7 million, or 16.4%, to $11.8 million for 2018 from $10.2 million for 2017, reflecting an increase in the average balance of loans to $277.0 million for 2018 from $247.7 million for 2017, in addition to a 17 basis point increase in average yield on loans. The increase in the average balance of loans was due to our focus on increasing our portfolio of one- to four-family residential, commercial real estate, and commercial and industrial loans. The average yield on loans increased to 4.27% for 2018 from 4.10% for 2017, reflecting increases in market interest rates on most loan products, primarily commercial, adjustable rate residential mortgage, and consumer loans as a result of upward repricing for adjustable rate loans in addition to higher interest rates on new fixed-rate residential mortgage loans in a rising interest rate environment.

Interest income on taxable investment securities increased $111,000 to $415,000 in 2018, from $304,000 in 2017. The average balance of taxable investment securities increased $1.6 million, or 13.1%, to $14.2 million in 2018 from $12.6 million in 2017 in addition to an increase in the average yield of 50 basis points to 2.92% in 2018 from 2.42% in 2017. The average yield on investment securities increased due to new purchases of modestly higher-yielding investment securities replacing calls of lower-yielding investment securities. Interest income on mortgage-backed securities increased $25,000 to $141,000 in 2018, from $116,000 in 2017, reflecting an increase in the average yield on mortgage-backed securities of 65 basis points to 1.90% in 2018 from 1.25% in 2017, partially offset by a decrease in the average balance of mortgage-backed securities of $1.8 million, or 19.6%, to $7.4 million in 2018 from $9.3 million in 2017. The increase in average yield on mortgage-backed securities was primarily attributable to upward repricing on the pools of mortgage-backed securities held in portfolio. Interest income on federal funds sold increased $7,000, or 15.6%, to $52,000 in 2018, from $45,000 in 2017 as the average yield on federal funds sold increased by 62 basis points to 1.51% for 2018 from 0.89% for 2017 due to five rate increases from the Federal Reserve beginning in December 2017 which increased the fed funds rate from 1.25% to 2.50%. The average balance of federal funds sold decreased $1.7 million, or 32.7%, to $3.4 million in 2018 from $5.1 million in 2017. Interest income on tax-exempt securities decreased $5,000 to $105,000 in 2018 from $110,000 in 2017. The average balance of tax-exempt securities decreased by $524,000, or 8.2%, to $5.9 million in 2018 from $6.4 million in 2017, in addition to a decrease in the average yield of tax-exempt securities of 36 basis points to 2.26% in 2018, from 2.62% in 2017 on a tax equivalent basis as a result of the enactment of the Tax Act that took effect on January 1, 2018 which reduced the corporate federal income tax rate from 35% to 21%.

Total Interest Expense. Total interest expense increased $1.2 million, or 43.2%, to $4.0 million for the year ended December 31, 2018 from $2.8 million for the year ended December 31, 2017. The increase in total interest expense resulted from a 33 basis point increase in the average cost of interest-bearing liabilities from 1.12% for 2017 to 1.45% for 2018, as a result of higher interest rates paid on deposits, primarily promotional certificates of deposit, savings, and money market accounts along with an increase in interest rates on Federal Home Loan Bank borrowings. In addition, the average balance of interest-bearing liabilities increased $26.1 million, or 10.5%, to $275.3 million for 2018 from $249.1 million for 2017.

Interest expense on deposits increased $780,000, or 43.1%, to $2.6 million for 2018 from $1.8 million for 2017 due primarily to increases in the average cost and balances of our deposits. The weighted average rate of deposits increased to 1.24% for 2018 from 0.96% for 2017 as a result of promotional certificates of deposit, savings, and money market rates to grow branch deposits. In addition, the average balance of our deposits increased $20.3 million, or 10.8%, to $209.0 million for 2018 from $188.7 million for 2017 primarily due to increases in promotional certificates of deposit, savings, and money market accounts. The average balance on transaction accounts, traditionally our lower costing deposit accounts, consisting of checking, savings, and money market accounts, increased by $2.6 million to $101.6 million for 2018 from $99.0 million for 2017, with an increase in the average cost of transaction accounts of nine basis points to 0.57% in 2018 from 0.48% in 2017. Additionally, the average balance of certificates of deposit (including individual retirement accounts) traditionally our higher cost deposits, increased by $18.6 million to $116.8 million in 2018 from $98.2 million in 2017 with an increase in the average cost of certificates of deposit accounts of 36 basis points to 1.72% in 2018 from 1.36% in 2017.

Interest expense on Federal Home Loan Bank borrowings increased $421,000, or 43.5%, to $1.4 million for the year ended December 31, 2018 from $967,000 for the year ended December 31, 2017. The increase in interest expense on Federal Home Loan Bank borrowings was caused by an increase in our average balance of Federal Home Loan Bank borrowings to $66.3 million for 2018 compared to $60.5 million for 2017 along with an increase in the average cost of these funds of 49 basis points from 1.60% in 2017 to 2.09% in 2018 due to the rising interest rate environment.

Net Interest Income. Net interest income increased $607,000, or 7.6%, to $8.6 million for the year ended December 31, 2018 from $8.0 million for the year ended December 31, 2017. The increase in net interest income despite a decrease in net interest margin was primarily due to substantially higher average balances in loans year over year and a modest increase in the average balance of taxable investment securities in addition to higher average yields on loans, federal funds sold, mortgage-backed securities, and taxable investment securities when comparing 2018 to 2017. Net interest-earning assets increased to $32.7 million for 2018 from $31.9 million for 2017. The growth of the Bank continues to focus on loan production, particularly with respect to residential mortgage, commercial real estate, and commercial and industrial loans. Our net interest margin for the year ended December 31, 2018 decreased six basis points to 2.79% from 2.85% for the year ended December 31, 2017. The average cost of interest-bearing liabilities was negatively impacted by an increase in the average cost of interest-bearing deposit accounts due to promotional certificates of deposit, savings, and money market accounts as well as an increase in the average cost of Federal Home Loan Bank borrowings.

Provision for Loan Losses. We establish provisions for loan losses which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses inherent in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a $300,000 provision for loan losses for the year ended December 31, 2018 compared to a $271,000 provision for loan losses for the year ended December 31, 2017. The rationale for the increase in 2018 was primarily due to a $1.3 million increase in loans rated special mention from $116,000 at December 31, 2017 to $1.4 million at December 31, 2018 in addition to adding reserves to support the growth in our residential mortgage, commercial real estate, and commercial and industrial loan portfolios. The allowance for loan losses was $1.6 million or 0.55% of net loans outstanding, at December 31, 2018 compared to $1.3 million, or 0.48% of net loans outstanding, at December 31, 2017. We had no net-charge-offs in 2018 or 2017.

Other Income. Other income decreased by $859,000, or 24.0%, to $2.7 million for 2018 from $3.6 million for 2017. The decrease resulted primarily from decreases in realized gains on the sales of loans, mortgage fees, and fee income. A substantial portion of the year over year decrease was in realized gains on the sale of loans which decreased $709,000, or 33.0%, to $1.4 million in 2018 from $2.1 million in 2017 due to lower volume of mortgage loans sold in 2018. Mortgage fee income decreased by $102,000, or 12.1%, to $743,000 in 2018 from $845,000 in 2017 due to lower volume of residential mortgage loans originated in 2018 compared to 2017, partially offset by an increase in commercial loan fees. Fee income from Fairport Wealth Management decreased $43,000, or 24.7%, to $131,000 in 2018 compared to $174,000 in 2017 due to a decrease in non-deposit investment product sales.

Other Expense. Other expense increased $170,000, or 1.6%, to $10.8 million in 2018 from $10.6 million in 2017. The increase was primarily the result of increases in mortgage fees and taxes of $158,000, data processing costs of $78,000, other miscellaneous expense of $55,000, and audit and tax services of $31,000, partially offset by decreases in salaries and employee benefits of $112,000 and directors’ fees of $56,000. Mortgage fees and taxes increased $158,000, or 59.9%, to $422,000 in 2018 from $264,000 in 2017 due to revisions to estimates. Data processing costs increased $78,000, or 22.4%, to $426,000 in 2018 from $348,000 in 2017 primarily due to the end of first year promotional pricing associated with the conversion of our core processing system from in-house hosting to data center hosting. Other miscellaneous expense increased $58,000, or 7.5%, to $828,000 in 2018 from $770,000 in 2017 as a result of an increase in legal expenses associated with the Company’s restatement of its 2017 audited consolidated financial statements and its first quarter 2018 unaudited consolidated financial statements. Audit and tax services increased $31,000, or 17.0%, to $213,000 in 2018 from $182,000 in 2017 as a result of increased expenses related to the Company’s restatement of its 2017 audited consolidated financial statements and its first quarter 2018 unaudited consolidated financial statements. Salaries and employee benefits decreased $112,000, or 1.7%, to $6.5 million in 2018 from $6.6 million in 2017. The decrease in salaries and employee benefits was primarily attributable to a decrease in commission expense due to lower volume of mortgage loan originations in 2018 compared to 2017 in addition to a reversal of excess funds from the Company’s annual discretionary 401(k) contribution paid to eligible employees. This decrease was partially offset by annual merit increases for existing staff and the expense related to the issuance of restricted stock awards and options to senior management and the Board of Directors in the fourth quarter of 2017 and the first and third quarters of 2018. Directors’ fees decreased $56,000, or 21.5%, to $205,000 in 2018 from $261,000 in 2017 due to the retirement of four directors as of December 31, 2017.

Provision for Income Taxes. Provision for income taxes was $32,000 for 2018, a decrease of $375,000 compared to a provision for income taxes of $407,000 for 2017. The effective tax rate was 19.2% in 2018 compared to 65.9% in 2017. The decrease was primarily due to lower income before income taxes in addition to the Tax Act that was enacted on December 22, 2017, which reduced the corporate federal income tax rate from 35% to 21% and caused a reevaluation of net deferred tax assets. Generally accepted accounting principles required that the impact of the provisions of the Tax Act be accounted for in the period of enactment. As such, the additional expense in 2017 was largely attributable to the reduction in carrying value of net deferred tax assets, primarily unrealized losses on available-for-sale securities, reflecting lower future tax benefits resulting from the lower corporate tax rates.

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

	For the Years Ended December 31,
	2018			2017
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

Interest-earning assets:
Loans, including fees	$277,004	$11,827	4.27%	$247,704	$10,157	4.10%
Federal funds sold	3,413	52	1.51	5,068	45	0.89
Securities-taxable	14,206	415	2.92	12,563	304	2.42
Mortgage-backed securities	7,444	141	1.90	9,264	116	1.25
Securities-tax-exempt(1)	5,853	132	2.26	6,377	167	2.62
Total interest-earning assets	307,920	12,567	4.08	280,976	10,789	3.84
Noninterest-earning assets	10,376			10,849
Total assets	$318,296			$291,825

Interest-bearing liabilities:
NOW accounts	$30,018	92	0.31	$29,659	89	0.30
Passbook savings	27,533	147	0.53	26,488	103	0.39
Money market savings	34,593	345	1.00	34,330	284	0.83
Individual retirement accounts	6,792	85	1.25	7,081	75	1.05
Certificates of deposit	110,033	1,922	1.75	91,103	1,260	1.38
Borrowings	66,294	1,388	2.09	60,457	967	1.60
Total interest-bearing liabilities	275,263	3,979	1.45%	249,118	2,778	1.12%
Noninterest-bearing liabilities:
Demand deposits	9,467			8,526
Other	2,298			2,325
Total liabilities	287,028			259,969
Stockholders’ equity	31,268			31,856
Total liabilities and stockholders’ equity	$318,296			$291,825

Net interest income		$8,588			$8,011
Interest rate spread(2)			2.63%			2.72%
Net interest-earning assets(3)	$32,657			$31,858
Net interest margin(4)			2.79%			2.85%
Average interest-earning assets to average interest-bearing liabilities			112%			113%

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 21% federal tax rate for the year ended December 31, 2018 and a 34% federal tax rate for the year ended December 31, 2017.
(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by total interest-earning assets.

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

	For the Years Ended December 31, 2018 vs. 2017
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)

Interest-earning assets:
Loans, including fees	$1,237	$433	$1,670
Federal funds sold	(6)	13	7
Securities-taxable	43	68	111
Mortgage-backed securities	(15)	40	25
Securities-tax-exempt(1)	(13)	(22)	(35)
Total interest-earning assets	1,246	532	1,778

Interest-bearing liabilities:
NOW accounts	1	2	3
Passbook savings	4	40	44
Money market savings	2	59	61
Individual retirement accounts	(3)	13	10
Certificates of deposit	289	373	662
Borrowings	101	320	421
Total interest-bearing liabilities	394	807	1,201

Net change in net interest income	$852	$(275)	$577

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 21% federal tax rate for the year ended December 31, 2018 and a 34% federal tax rate for the year ended December 31, 2017.

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

In 2018, we sold $59.9 million of mortgage loan originations including $41.5 million of conventional conforming fixed-rate residential mortgages and $18.4 million of correspondent FHA, VA, and USDA mortgage loans to improve our interest rate risk position in the event of increases in market interest rates. We intend to continue to originate and, subject to market conditions, sell long term (terms of 15 years or greater) fixed-rate one- to four-family residential real estate loans.

Interest Rate Risk Management

Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities in an effort to minimize the adverse effects of changes in the interest rate environment. The majority of our assets are long-term fixed-rate mortgage loans that do not reprice as quickly as our deposits, therefore we would experience a significant decrease in our net interest income in the event of an inversion of the yield curve. We have $73.9 million in certificates of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2019. If we retain these deposits it most likely will be at a higher cost to us than their current contractual rates.

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

The Company strives to optimize the funding of the consolidated balance sheet, continually balancing the stability and cost factors of our various funding sources. To achieve this goal, the Company maintains a funding strategy that provides effective diversification in the sources and tenor of funding. The objective is a funding mix diversified across a full range of retail as well as secured and unsecured wholesales sources of funds. In general, funding concentrations (including specific retail products) will be avoided to prevent over-reliance on any one source, maintaining an appropriately diverse mix of existing and potential future funding sources. The Company may use this variety of funding sources to manage the funding cost or balance the interest rate risk position.

These sources will include, but not be limited to retail deposit growth, Fed Funds purchased, brokered deposits, wholesale funding, dealer repos, and other short-term alternatives. Management will ensure access to these sources is being actively managed, monitored, and tested. Alternatively, if necessary the Company may liquidate assets or take other measures consistent with our Contingency Funding Plan.

Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York, maturities and principal repayments of securities, and loan sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our asset/liability management committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 20.0% or greater. For the year ended December 31, 2018, our liquidity ratio averaged 28.2%. We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of December 31, 2018.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits, short and intermediate-term securities and federal funds sold. Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. At December 31, 2018, cash and cash equivalents totaled $6.3 million.

At December 31, 2018, we had $5.6 million in loan commitments outstanding and $4.4 million in additional unadvanced portion of construction loans. In addition to commitments to originate loans, we had $18.8 million in unused lines of credit to borrowers. Certificates of deposit (including individual retirement accounts) comprised solely of certificates of deposits, due within one year of December 31, 2018 totaled $73.9 million, or 59.7% of our certificates of deposit (including individual retirement accounts) and 33.2% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including certificates of deposit, and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2019. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provides an additional source of funds. Federal Home Loan Bank advances increased by $7.4 million to $71.8 million at December 31, 2018, compared to $64.4 million at December 31, 2017. At December 31, 2018, we had the ability to borrow approximately $165.9 million from the Federal Home Loan Bank of New York, of which $71.8 million had been advanced.

The Company also has a repurchase agreement with Raymond James providing an additional $10.0 million in liquidity. Funds obtained under the repurchase agreement are secured by the Company’s U.S. Government and agency obligations.  There were no advances outstanding under the repurchase agreement at December 31, 2018 and 2017. In addition to the repurchase agreement with Raymond James, the Company also has an unsecured line of credit through Atlantic Community Bankers Bank which would provide an additional $5.0 million in liquidity. There were no draws or outstanding balances from the line of credit at December 31, 2018 and 2017.

Fairport Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2018, Fairport Savings Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See Note 13 of the notes to the consolidated financial statements.

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

At December 31, 2018 and 2017, we had $5.6 million and $12.4 million, respectively, of commitments to grant loans, $4.4 million and $5.9 million, respectively, of unadvanced portion of construction loans, and $18.8 million and $17.5 million, respectively, of unfunded commitments under lines of credit.

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

The following table sets forth the high and low trading prices for our shares of common stock for the periods indicated. As of December 31, 2018, there were 1,940,661 shares of our common stock issued and outstanding. On such date our shares were held by approximately 175 holders of record. The Company has never paid cash dividends.

Year Ended December 31, 2018	High	Low

Fourth quarter	$17.75	$15.96
Third quarter	18.50	17.45
Second quarter	17.96	16.85
First quarter	18.00	16.56

Year Ended December 31, 2017	High	Low

Fourth quarter	$17.75	$15.30
Third quarter	16.72	14.60
Second quarter	15.10	14.21
First quarter	14.84	13.97

STOCKHOLDER INFORMATION

ANNUAL MEETING	TRANSFER AGENT

The Annual Meeting of Stockholders will be held at 2:00 p.m., New York time on Wednesday, May 22, 2019 at the Perinton Community Center located at 1350 Turk Hill Road, Fairport, New York 14450.	Computershare Investor Services PO Box 30170 College Station, Texas 77842-3170 www.computershare.com/investor

If you have any questions concerning your stockholder account, please call our transfer agent, noted above, at (800) 368-5948. This is the number to call if you require a change of address or need records or information about lost certificates.

STOCK LISTING	ANNUAL REPORT

The Company's Common Stock is traded on the Nasdaq Capital Market under the symbol “FSBC.”	A copy of the Company’s Annual Report for the year ended December 31, 2018 will be furnished without charge to stockholders as of the record date, upon written request to the Secretary, FSB Bancorp, Inc., 45 South Main Street, Fairport, New York 14450.

SPECIAL COUNSEL	INDEPENDENT AUDITOR

Luse Gorman, PC	Bonadio & Co., LLP
5335 Wisconsin Avenue, N.W., Suite 780	432 N. Franklin St., Suite 60
Washington, D.C. 20015	Syracuse, New York 13204

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
FSB Bancorp Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of FSB Bancorp, Inc. (the Company) as of December 31, 2018 and 2017 and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

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

432 North Franklin Street, #60	We have served as the Company’s auditor since 2011.
Syracuse, New York 13204
p (315) 476-4004
f (315) 254-2384

www.bonadio.com	/s/ Bonadio & Co., LLP
Syracuse, New York
March 27, 2019

ALBANY • BATAVIA • BUFFALO • DALLAS • EAST AURORA • NYC • ROCHESTER • RUTLAND, VT • SYRACUSE • UTICA

FSB Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2018 and 2017

	2018	2017
	(Dollars in Thousands, except share and per share data)
Assets
Cash and due from banks	$1,581	$1,672
Interest-earning demand deposits	4,710	8,725

Total Cash and Cash Equivalents	6,291	10,397

Securities available-for-sale, at fair value	18,331	18,313
Securities held-to-maturity, at amortized cost (fair value of 2018 $6,030; 2017 $6,588)	6,052	6,575
Investment in restricted stock, at cost	3,637	3,270
Loans held for sale	2,133	2,770
Loans, net of allowance for loan losses (2018 $1,561; 2017 $1,261)	281,741	262,711
Bank owned life insurance	3,819	3,758
Accrued interest receivable	876	824
Premises and equipment, net	2,731	3,064
Other assets	2,658	2,700

Total Assets	$328,269	$314,382

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest-bearing	$10,947	$8,385
Interest-bearing	211,668	208,306

Total Deposits	222,615	216,691

Short-term borrowings	13,750	13,000
Long-term borrowings	58,076	51,447
Official bank checks	863	929
Other liabilities	1,452	1,259

Total Liabilities	296,756	283,326
Commitments and contingent liabilities – see Note 12

Stockholders’ Equity
Preferred stock, par value $0.01; 25,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock; par value $0.01; 50,000,000 shares authorized; 1,940,661 and 1,934,853 shares outstanding in 2018 and 2017, respectively	19	19
Paid-in capital	15,746	15,441
Retained earnings	16,212	16,077
Accumulated other comprehensive loss	(183)	(165)
Unearned ESOP shares, at cost	(281)	(316)

Total Stockholders’ Equity	31,513	31,056

Total Liabilities and Stockholders’ Equity	$328,269	$314,382

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2018 and 2017

	2018	2017
	(Dollars in Thousands, Except Per Share Data)
Interest and Dividend Income

Loans, including fees	$11,827	$10,157
Securities - taxable	415	304
Securities - tax exempt	105	110
Mortgage-backed securities	141	116
Other	52	45
Total Interest and Dividend Income	12,540	10,732
Interest Expense
Deposits	2,591	1,811
Short-term borrowings	215	102
Long-term borrowings	1,173	865

Total Interest Expense	3,979	2,778

Net Interest Income	8,561	7,954
Provision for loan losses	300	271
Net Interest Income after Provision for loan losses	8,261	7,683
Other Income
Service fees	149	164
Fee income	131	174
Increase in cash surrender value of bank owned life insurance	61	62
Realized gain on sale of loans	1,437	2,146
Mortgage fee income	743	845
Other	196	185

Total Other Income	2,717	3,576
Other Expense
Salaries and employee benefits	6,497	6,609
Occupancy	1,088	1,069
Data processing costs	426	348
Advertising	147	162
Equipment	542	563
Electronic banking	109	93
Directors’ fees	205	261
Mortgage fees and taxes	422	264
FDIC premium expense	120	103
Audit and tax services	213	182
Professional services	214	217
Other	828	770

Total Other Expense	10,811	10,641
Income before Income Taxes	167	618
Provision for Income Taxes	32	407
Net Income	$135	$211
Basic and diluted earnings per common share	$0.07	$0.11

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2018 and 2017

	2018	2017
	(In Thousands)

Net Income	$135	$211
Other Comprehensive Loss
Change in unrealized holding losses on securities available-for-sale	(24)	(53)
Reclassification of effect of tax rate change on other comprehensive income	-	(27)
Other Comprehensive Loss, Before Tax	(24)	(80)
Income Tax Benefit Related to Other Comprehensive Loss	6	-
Other Comprehensive Loss, Net of Tax	(18)	(80)
Comprehensive Income	$117	$131

Tax Effect Allocated to Each Component of Other Comprehensive Loss

Change in unrealized holding losses on securities available-for-sale	$6	$-
Income tax effect related to other comprehensive income	$6	$-

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2018 and 2017

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Unearned ESOP Shares	Total
	(In Thousands)

Balance - January 1, 2017	$19	$16,352	$15,839	$(85)	$(350)	$31,775

Net income	-	-	211	-	-	211
Other comprehensive loss, net	-	-	-	(53)	-	(53)
Reclassification of effect of tax rate change on other comprehensive income (1)	-	-	27	(27)	-	-
ESOP shares committed to be released	-	18	-	-	34	52
Stock based compensation	1	132	-	-	-	133
Effect of stock repurchase plan	(1)	(1,061)	-	-	-	(1,062)

Balance - December 31, 2017	19	15,441	16,077	(165)	(316)	31,056

Net income	-	-	135	-	-	135
Other comprehensive loss, net	-	-	-	(18)	-	(18)
ESOP shares committed to be released	-	37	-	-	35	72
Stock based compensation	-	310	-	-	-	310
Effect of stock repurchase plan	-	(42)	-	-	-	(42)

Balance - December 31, 2018	$19	$15,746	$16,212	$(183)	$(281)	$31,513

(1) Reclassification adjustment from accumulated other comprehensive loss to retained earnings for stranded tax effects resulting from the newly enacted Federal corporate income tax rate of 21% in accordance with the early adoption of ASU 2018-02.

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2018 and 2017

	2018	2017
	(In Thousands)
Cash Flows from Operating Activities
Net income	$135	$211
Adjustments to reconcile net income to net cash flows from operating activities:
Net amortization of premiums and accretion of discounts on investments	83	136
Gain on sale of loans	(1,437)	(2,146)
Proceeds from loans sold	62,069	72,249
Loans originated for sale	(59,995)	(70,814)
Amortization of net deferred loan origination costs	(37)	(1)
Depreciation and amortization	445	473
Provision for loan losses	300	271
Stock based compensation	310	133
Expense related to ESOP	72	52
Deferred income tax (benefit) expense	(135)	166
Earnings on investment in bank owned life insurance	(61)	(62)
Increase in accrued interest receivable	(52)	(172)
Decrease (increase) in other assets	42	(341)
Increase (decrease) in other liabilities	334	(632)

Net Cash Flows From Operating Activities	2,073	(477)

Cash Flows from Investing Activities
Purchases of securities available-for-sale	(1,999)	(7,533)
Proceeds from maturities and calls of securities available-for-sale	-	3,500
Proceeds from principal paydowns on securities available-for-sale	1,901	3,284
Purchases of securities held-to-maturity	(517)	(547)
Proceeds from maturities and calls of securities held-to-maturity	835	1,250
Proceeds from principal paydowns on securities held-to-maturity	178	108
Net increase in loans	(19,293)	(36,789)
Purchase of restricted stock	(1,477)	(1,999)
Redemption of restricted stock	1,110	1,615
Purchase of premises and equipment	(112)	(362)

Net Cash Flows From Investing Activities	(19,374)	(37,473)

Cash Flows from Financing Activities
Net increase in deposits	5,924	33,757
Proceeds from borrowings	67,300	81,001
Repayments on borrowings	(59,921)	(73,367)
Effect of stock repurchase plan	(42)	(1,062)
Net (decrease) increase in official bank checks	(66)	611

Net Cash Flows From Financing Activities	13,195	40,940

Change in Cash and Cash Equivalents	(4,106)	2,990

Cash and Cash Equivalents - Beginning	10,397	7,407

Cash and Cash Equivalents - Ending	$6,291	$10,397

Supplementary Cash Flows Information
Interest paid	$3,905	$2,755

Taxes paid	$38	$453

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

Note 1 - Nature of Operations and Summary of Significant Accounting Policies

Organization and Nature of Operations

On March 2, 2016, the Boards of Directors of the FSB Community Bankshares, Inc. (“FSB Community”), FSB Community Bankshares, MHC (the “MHC”), and Fairport Savings Bank (the “Bank”) unanimously adopted a Plan of Conversion of the MHC pursuant to which the MHC undertook a “second-step” conversion and now no longer exists. The Bank reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure effective July 13, 2016, and, as a result, is now the wholly-owned subsidiary of FSB Bancorp, Inc. (the “Company”).

FSB Bancorp, Inc., the new stock holding company for the Bank, sold 1,034,649 shares of common stock at $10.00 per share, for gross offering proceeds of $10.3 million in its stock offering. Additionally, after accounting for conversion-related expenses of $1.4 million, which offset gross proceeds, the Company received $8.9 million in net proceeds.

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

The Company’s principal business consists of originating one-to-four-family residential real estate mortgages, home equity loans and lines of credit and to a lesser extent, originations of commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans. The Company has five mortgage origination offices located in Pittsford, New York; Watertown, New York; Greece, New York; Lewiston, New York; and Buffalo, New York.

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

The Company is subject to the regulations of various governmental agencies. The Company also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulators’ judgments based on information available to them at the time of their examinations.

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

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash, balances due from banks and interest-earning demand deposits (with an original maturity of three months or less).

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

Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying consolidated financial statements.

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

The Company holds restricted stock from Federal Home Loan Bank and Atlantic Community Bankers Bank.

No impairment charges were recorded related to the restricted stock during 2018 or 2017.

Loans Held for Sale

Mortgage loans held for sale in the secondary market are carried at the lower of amortized cost or fair value. Separate determinations of fair value for residential and commercial loans are made on an aggregate basis. Fair value is determined based solely on the effect of changes in secondary market interest rates and yield requirements from the commitment date to the date of the consolidated financial statements. Realized gains and losses on sales are computed using the specific identification method.

Loan Servicing Rights

The Company retains the servicing on a portion of conventional fixed-rate mortgage loans sold and receives a fee based on the principal balance outstanding.

Loans serviced for others totaled $123,755,000 and $132,427,000 at December 31, 2018 and 2017, respectively.

The Company also sells correspondent FHA, VA, and USDA mortgage loans, servicing released.

Loan servicing rights are recorded at fair value when loans are sold with servicing rights retained. The fair value of the mortgage servicing rights (“MSRs”) is determined using a method which utilizes servicing income, discount rates, and prepayment speeds relative to the Bank’s portfolio for MSRs and are amortized over the life of the loan. MSRs amounted to $812,000 and $892,000 at December 31, 2018 and 2017, respectively, and are included in other assets on the consolidated balance sheets. In 2018, $5,000 was capitalized and $85,000 was amortized. In 2017, $131,000 was capitalized with $43,000 amortized.

FSB Bancorp, Inc.

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

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

FSB Bancorp, Inc.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures unless subject to a troubled debt restructuring.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

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

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, property held for sale is carried at the lower of the new basis or fair value less any costs to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to earnings, if necessary, to reduce the carrying value of the property to the lower of its cost or fair value less cost to sell. The Company had no foreclosed real estate at December 31, 2018 and 2017. At December 31, 2018 the Company had one residential mortgage loan for $55,000 in the process of foreclosure and at December 31, 2017 the Company had one residential mortgage loan for $37,000 in the process of foreclosure.

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

FSB Bancorp, Inc.

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

Accumulated other comprehensive income (loss) represents the sum of these items, with the exception of net income, as of the consolidated balance sheet date and is represented in the table below.

	As of December 31,
	2018	2017

Accumulated Other Comprehensive Loss By Component:
Unrealized losses on securities available-for-sale	$(232)	$(208)
Tax effect	49	43
Net unrealized losses on securities available-for-sale	(183)	(165)

Accumulated other comprehensive loss	$(183)	$(165)

FSB Bancorp, Inc.

Earnings Per Common Share

Basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a similar manner to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to reflect the assumed exercise and conversion of dilutive stock options and unvested restricted stock. Net income available to common stockholders is net income of the Company. Unallocated common shares held by the ESOP are not included in the weighted average number of common shares outstanding for purposes of calculating earnings per common share until they are committed to be released.

The following table sets forth the calculation of basic and diluted earnings per share.

	Year Ended
	December 31,
(In thousands, except per share data)	2018	2017
Basic and Diluted Earnings Per Common Share
Net income available to common stockholders	$135	$211
Weighted average basic common shares outstanding	1,851	1,899
Weighted average diluted common shares outstanding	1,853	1,899
Earnings per common share – basic and diluted	$0.07	$0.11

Share Repurchases

The Company announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program. Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its then outstanding shares. In 2018, the Company repurchased 2,592 shares at an average price of $16.38 per share. In 2017, the Company repurchased 69,535 shares at an average price of $15.27 per share. As of December 31, 2018, the Company had repurchased 72,127 shares at an average price of $15.31 per share.

Stock-Based Compensation

On September 27, 2017, the Board of Directors of the Company approved restricted stock and stock option grants to senior management and the directors of the Company, pursuant to the terms of the 2017 Equity Incentive Plan (the “Plan”). The Plan was approved previously by the Company’s stockholders on August 29, 2017. An aggregate of 20,000 stock options and 8,400 shares of restricted stock were granted to senior management for the year ended December 31, 2018. An aggregate of 152,080 stock options and 62,700 shares of restricted stock were granted to senior management and directors for the year ended December 31, 2017. The grants to senior management and directors vest over a five year period in equal annual installments, with the first installment vesting on the first anniversary date of the grant and succeeding installments on each anniversary thereafter, through 2023.

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

FSB Bancorp, Inc.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and subsequent updates. This ASU clarifies the principles for recognizing revenue and develops a common standard for U.S. GAAP and International Financial Reporting Standards. The ASU establishes a core principle that requires an entity to identify the contract(s) with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the entity satisfies a performance obligation. The ASU provides for improved disclosure requirements that require entities to disclose sufficient financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the guidance effective January 1, 2018 using the modified retrospective method. The Company’s revenue is the sum of net interest income and non-interest income. The scope of the guidance excludes nearly all net interest income as well as many other revenues for financial assets and liabilities including loans, leases, securities, and derivatives. The Company completed its review and determined that the majority of non-interest income revenue streams are within the scope of the new standard. Non-interest income streams that are out of scope of the new standard include BOLI, sales of investment securities, mortgage banking activities, and certain items within service charges and other income. Management reviewed contracts related to service charges on deposits, investment advisory commissions and fee income, insurance commission and fee income, and certain items within other service charges and other income. The Company evaluated the impact of this ASU on the Company’s various revenue streams and, upon adoption on January 1, 2018 and going forward, does not anticipate a material impact to the consolidated financial statements. The Company has included applicable disclosures regarding revenue recognition within Note 10 of these consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities. The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments in this update require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this update also simplify the impairment assessment of equity investments without readily determinable fair values by requiring assessment for impairment qualitatively at each reporting period. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods with those fiscal years. The adoption had no impact on the consolidated financial statements and only impacted fair value measurement disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This new guidance supersedes the lease requirements in Topic 840, Leases and is based on the principle that a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The accounting applied by a lessor is largely unchanged from that applied under the previous guidance. In addition, the guidance requires an entity to separate the lease components from the nonlease components in a contract. The ASU requires disclosures about the amount, timing, and judgments related to a reporting entity's accounting for leases and related cash flows. The standard is required to be applied to all leases in existence as of the date of adoption using a modified retrospective transition approach. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted for all companies in any interim or annual period. The Company occupies certain offices and uses certain equipment under non-cancelable operating lease agreements, which currently are not reflected in its consolidated statement of condition. The Company adopted this ASU on January 1, 2019 and going forward will recognize lease liabilities and right of use assets associated with these lease agreements and does not anticipate a material impact to the consolidated financial statements.

FSB Bancorp, Inc.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326). This new guidance significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This ASU will replace the "incurred loss" model under existing guidance with an "expected loss" model for instruments measured at amortized cost, and require entities to record allowances for available-for-sale debt securities rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. This ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. This guidance requires adoption through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for all companies as of fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact the guidance will have on the Company's consolidated financial statements, and expects an increase in the allowance for credit losses resulting from the change to expected losses for the estimated life of the financial asset, including an allowance for debt securities. The amount of the increase in the allowance for credit losses resulting from the new guidance will be impacted by the portfolio composition and asset quality at the adoption date, as well as economic conditions and forecasts at the time of adoption. The Company will run a second model concurrently in 2019 to evaluate the impact of the new guidance.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). The amendments provide guidance on the following eight specific cash flow issues: 1) debt prepayment or debt extinguishment costs; 2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) contingent consideration payments made after a business combination; 4) proceeds from the settlement of insurance claims; 5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) distributions received from equity method investees; 7) beneficial interests in securitization transactions; and 8) separately identifiable cash flows and application of the predominance principle. This ASU is effective for fiscal years beginning after December 31, 2017, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company adopted the amendment in this update during the three months ended March 31, 2018 and noted no material impact to the consolidated financial statements.

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

In May 2018, the FASB issued ASU No. 2018-06, Codification Improvements to Topic 942, Financial Services - Depository and Lending. This update superseded outdated guidance related to the Office of the Comptroller of the Currency’s Banking Circular 202, Accounting for Net Deferred Tax Charges. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This update expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based payment awards will be measured at the grant-date fair value of the equity instruments that an entity is obligated to issue when the service has been rendered, subject to the probability of satisfying performance conditions when applicable. For public entities, this update is effective for fiscal years beginning after December 15, 2018. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.

FSB Bancorp, Inc.

In July 2018, the FASB issued ASU No. 2018-09, Codification Improvements to address stakeholder suggestions for minor corrections and clarifications within the codification. The transition and effective date guidance is based on the facts and circumstances of each amendment. Some of the amendments in this update do not require transition guidance and will be effective upon issuance of this update. However, many of the amendments in this update do have transition guidance with effective dates for annual periods beginning after December 15, 2018, for public business entities. The Company does not expect the new guidance to have a material impact on the consolidated financial statements.

In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842. Leases to address certain narrow aspects of the guidance issued in ASU No. 2016-02. This guidance did not change the Company’s assessment of the impact of ASU No. 2016-02 on the consolidated financial statements as described above.

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which amends FASB Accounting Standards Codification (ASC) Topic 842, Leases, to (1) add an optional transition method that would permit entities to apply the new requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption, and (2) provide a practical expedient for lessors regarding the separation of the lease and non-lease components of a contract. This guidance did not change the Company’s assessment of the impact of ASU No. 2016-02 on the consolidated financial statements as described above.

In August 2018, the FASB has issued Accounting Standards Update (ASU) No. 2018-15, Intangibles—Goodwill and Other—Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, a consensus of the FASB Emerging Issues Task Force, which amends the FASB ASC to provide guidance on accounting for costs of implementation activities performed in a cloud computing arrangement that is a service contract. In April 2015, the FASB issued ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement, which provided guidance to customers concerning whether a cloud computing arrangement (e.g., software, platform, or infrastructure offered as a service) includes a software license. Pursuant to that guidance, (1) if a cloud computing arrangement includes a software license, the software license element of the arrangement should be accounted for in a manner consistent with the acquisition of other software licenses, or (2) if the arrangement does not include a software license, then the arrangement should be accounted for as a service contract, with the fees associated with the hosting element (service) of the arrangement expensed as they are incurred. Following the issuance of ASU No. 2015-05, constituents requested that the FASB provide additional guidance on the accounting for costs of implementation activities performed in a cloud computing arrangement that is a service contract. Accordingly, because U.S. GAAP do not contain explicit guidance on accounting for such costs, and to address the resulting diversity in practice, the FASB has issued ASU No. 2018-15 to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Note that the guidance on accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in ASU No. 2018-15. For Public Business Entities, the amended guidance is effective for fiscal years beginning after December 15, 2019 (i.e., calendar-year 2020), and for interim periods within those fiscal years.

In October 2018, the FASB issued Accounting Standards Update (ASU) No. 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes, which adds the SOFR OIS as a benchmark rate that businesses can use to designate hedges of interest rate risk. This update adds to U.S. GAAP a new interest rate from the market for U.S. Treasury repurchase contracts to the list of accepted benchmark rates for hedge accounting. The SOFR is calculated by the Fed based on the interest rates banks charge one another in the overnight market for loans they make to one another, typically called repurchase agreements. In introducing the new rate, the Fed said that because it is based on transactions in the open market, it is more reflective of market conditions than LIBOR, which relies more on judgment. Adding the SOFR OIS as an acceptable hedge accounting benchmark for U.S. GAAP is considered a critical step in helping it gain more acceptance in the market. FASB ASC 815 provides guidance on the risks associated with financial assets or liabilities that are allowed to be hedged. Among those risks is the risk of changes in fair values or cash flows of existing or forecasted issuances or purchases of fixed-rate financial assets or liabilities attributable to a designated benchmark interest rate. U.S. GAAP considers a benchmark rate as a rate that is widely recognized, commonly referenced, and quoted in an active financial market. FASB ASC 815 lists three rates as benchmarks: the rate on direct Treasury obligations of the U.S. government, the Fed Funds Effective Swap Rate (Overnight Index Swap Rate), and the LIBOR swap rate. In 2017, the FASB added a fourth rate, the Securities Industry and Financial Markets Association (SIFMA) Municipal Swap Rate when it published ASU No. 2017-12 , Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which made several other changes to simplify hedge accounting and expand its use. The FASB wants businesses and organizations to adopt the amendments in ASU No. 2018-16 at the same time they adopt the changes in ASU No. 2017-12. For public companies that have adopted ASU No. 2017-12, the new amendments are effective for fiscal years beginning after December 15 and interim periods within those fiscal years. For other companies and organizations that already have adopted ASU No. 2017-12, the new amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted in any interim period as long as the company or organization already has adopted the broader 2017 hedge accounting update.

FSB Bancorp, Inc.

Note 2 - Securities

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31, 2018 and 2017 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2018:
Available-for-Sale:
U.S. Government and agency obligations	$12,610	$7	$(162)	$12,455
Mortgage-backed securities - residential	5,953	24	(101)	5,876
	$18,563	$31	$(263)	$18,331
Held-to-Maturity:
Mortgage-backed securities - residential	$458	$6	$(1)	$463
State and municipal securities	5,594	29	(56)	5,567

	$6,052	$35	$(57)	$6,030
December 31, 2017:
Available-for-Sale:
U.S. Government and agency obligations	$10,612	$-	$(142)	$10,470
Mortgage-backed securities - residential	7,909	19	(85)	7,843
	$18,521	$19	$(227)	$18,313
Held-to-Maturity:
Mortgage-backed securities - residential	$637	$9	$-	$646
State and municipal securities	5,938	41	(37)	5,942

	$6,575	$50	$(37)	$6,588

Mortgage-backed securities consist of securities that are issued by Fannie Mae (“FNMA”), Freddie Mac (“FHLMC”), Ginnie Mae (“GNMA”), and are collateralized by residential mortgages. U.S. Government and agency obligations include notes and bonds with both fixed and variable rates. State and municipal securities consist of government obligations and revenue bonds.

FSB Bancorp, Inc.

The amortized cost and estimated fair value by contractual maturity of debt securities at December 31, 2018 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available-for-Sale		Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
	(In Thousands)

Due in one year or less	$-	$-	$817	$817
Due after one year through five years	11,110	10,970	3,118	3,080
Due after five years through ten years	500	500	1,659	1,670
Due after ten years	1,000	985	-	-
Mortgage-backed securities - residential	5,953	5,876	458	463
	$18,563	$18,331	$6,052	$6,030

There were no realized gains on sales of securities in 2018 or 2017.

No securities were pledged to secure public deposits or for any other purpose required or permitted by law at December 31, 2018 and 2017.

Management has reviewed its loan and mortgage-backed securities portfolios and determined that, to the best of its knowledge, little or no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of investing in, or originating, these types of investments or loans.

FSB Bancorp, Inc.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2018 and 2017:

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)
2018:
Available-for-Sale
U.S. Government and agency obligations	$-	$-	$9,445	$162	$9,445	$162
Mortgage-backed securities - residential(1)	203	-	3,749	101	3,952	101

	$203	$-	$13,194	$263	$13,397	$263

2018:
Held-to-Maturity
Mortgage-backed securities - residential	$-	$-	$165	$1	$165	$1
State and municipal Securities	1,039	4	3,021	52	4,060	56

	$1,039	$4	$3,186	$53	$4,225	$57

2017:
Available-for-Sale
U.S. Government and agency obligations	$4,472	$34	$5,998	$108	$10,470	$142
Mortgage-backed securities - residential	2,459	23	3,435	62	5,894	85

	$6,931	$57	$9,433	$170	$16,364	$227
2017:
Held-to-Maturity
Mortgage-backed securities - residential(1)	$-	$-	$171	$-	$171	$-
State and municipal Securities	1,574	16	1,331	21	2,905	37

	$1,574	$16	$1,502	$21	$3,076	$37

(1) Aggregate unrealized loss position of these securities is less than $500.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. In 2018 and 2017, the Company did not record an other-than-temporary impairment charge.

At December 31, 2018, one residential mortgage-backed security and three state and municipal securities were in a continuous unrealized loss position for less than twelve months. At December 31, 2018, five residential mortgage-backed securities, eight U.S. Government and agency obligations, and 15 state and municipal securities were in a continuous unrealized loss position for more than twelve months. The debt securities and residential mortgage-backed securities were issued by U.S. Government sponsored agencies.

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

Note 3 – Loans and The Allowance for Loan Losses

Net loans at December 31, 2018 and 2017 consist of the following:

	2018	2017
	(In Thousands)
Real estate loans:
Secured by one- to four-family residences	$221,602	$206,894
Secured by multi-family residences	10,241	10,650
Construction	4,898	10,750
Commercial real estate	22,492	14,803
Home equity lines of credit	16,766	17,127
Commercial & industrial	7,290	3,679
Other loans	50	70
Total Loans	283,339	263,973

Net deferred loan origination fees	(37)	(1)
Allowance for loan losses	(1,561)	(1,261)
Net Loans	$281,741	$262,711

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

The following table illustrates the portfolio segments and classes for the Company’s loan portfolio:

Portfolio Segment	Class

Real Estate Loans	Secured by one- to four-family residences
Secured by multi-family residences
Construction Commercial real estate Home equity lines of credit

Other Loans	Commercial & industrial
Other loans

The Company’s primary lending activity is the origination of one- to four-family residential real estate mortgage loans. At December 31, 2018, $221.6 million, or 78.2%, of the total loan portfolio consisted of one- to four-family residential real estate mortgage loans compared to $206.9 million, or 78.3%, of the total loan portfolio at December 31, 2017.

FSB Bancorp, Inc.

The Company offers home equity lines of credit, which are primarily secured by a second mortgage on one- to four-family residences. At December 31, 2018, home equity lines of credit totaled $16.8 million, or 5.9%, of total loans receivable compared to $17.1 million, or 6.5%, of total loans receivable at December 31, 2017.

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

Multi-family residential loans generally are secured by rental properties. Multi-family real estate loans are offered with fixed and adjustable interest rates. Loans secured by multi-family real estate totaled $10.2 million, or 3.6%, of the total loan portfolio at December 31, 2018 compared to $10.7 million, or 4.0%, of the total loan portfolio at December 31, 2017. Multi-family real estate loans are originated for terms of up to 20 years. Adjustable-rate multi-family real estate loans are tied to the average yield on U.S. Treasury securities, subject to periodic and lifetime limitations on interest rate changes.

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

The Company originates construction loans for the purchase of developed lots and for the construction of single-family residences. At December 31, 2018, construction loans totaled $4.9 million, or 1.7%, of total loans receivable compared to $10.8 million, or 4.1%, at December 31, 2017. At December 31, 2018, the additional unadvanced portion of these construction loans totaled $4.4 million compared to $5.9 million at December 31, 2017. Construction loans are offered to individuals for the construction of their personal residences by a qualified builder (construction/permanent loans).

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

Commercial real estate loans are secured by office buildings, mixed-use properties, places of worship and other commercial properties. Loans secured by commercial real estate totaled $22.5 million, or 7.9%, of the Company’s total loan portfolio at December 31, 2018 compared to $14.8 million, or 5.6%, of our total loan portfolio at December 31, 2017.

The Company generally originates adjustable-rate commercial real estate loans with maximum terms of up to 15 years. The maximum loan-to-value ratio of commercial real estate loans is 80%.

FSB Bancorp, Inc.

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

The commercial and industrial product set includes loans to individuals or businesses on an installment basis secured by vehicles, equipment or other durable goods for which the loans were made, loans for and secured by machinery and/or equipment for which a legitimate resale market exists, lines of credit to businesses and individuals, and unsecured loans to businesses and individuals on a short-term basis. At December 31, 2018, these loans totaled $7.3 million, or 2.6%, of the total loan portfolio compared to $3.7 million, or 1.4%, at December 31, 2017.

These loans carry a higher risk than commercial real estate loans by the nature of the underlying collateral, which can be business assets such as equipment and accounts receivable. To reduce the risk, management also attempts to secure secondary collateral, such as real estate, and obtain personal guarantees of the borrowers. To further reduce risk and enhance liquidity, these loans generally carry variable rates of interest, repricing in five-year periods, and have a maturity of ten years or less.

The Company is an approved SBA lender. SBA acts as a loan guarantor and these loans are generally for commercial business purposes versus real estate. The Company follows the Small Business Administration lending guidelines regarding eligibility, underwriting etc. as stated in SBA’s most current version of SOP 50 10 SBA’s Lender and Development Company Loan Program.

The Company offers a variety of other loans secured by property other than real estate. At December 31, 2018, these other loans totaled $50,000, or 0.1%, of the total loan portfolio compared to other loans totaling $70,000, or 0.1%, of the total loan portfolio at December 31, 2017. These loans include automobile, passbook, overdraft protection and unsecured loans. Due to the relative immateriality of other loans, the Company’s risk associated with these loans is not considered significant.

FSB Bancorp, Inc.

The following table sets forth the allowance for loan losses allocated by loan class and the activity in the allowance for loan losses for the years ending December 31, 2018 and 2017. The allowance for loan losses allocated to each class is not necessarily indicative of future losses in any particular class and does not restrict the use of the allowance to absorb losses in other classes.

	Secured by 1-4 family residential	Secured by multi- family residential	Construction	Commercial	Home Equity Lines of Credit	Commercial & Industrial	Other/ Unallocated	Total
(In Thousands)
At December 31, 2018
Beginning Balance	$816	$80	$54	$148	$107	$47	$9	$1,261
Charge Offs	-	-	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-	-	-
Provisions	50	(3)	(30)	136	(4)	50	101	300
Ending Balance (1)	$866	$77	$24	$284	$103	$97	$110	$1,561

At December 31, 2017
Beginning Balance	$584	$38	$31	$84	$112	$28	$113	$990
Charge Offs	-	-	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-	-	-
Provisions	232	42	23	64	(5)	19	(104)	271
Ending Balance (1)	$816	$80	$54	$148	$107	$47	$9	$1,261

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

When the Company classifies assets as pass a portion of the related general loss allowances is allocated to such assets as deemed prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. The Company’s determination as to the classification of its assets and the amount of its loss allowances are subject to review by its principal state regulator, the New York State Department of Financial Services, which can require that the Company establish additional loss allowances. The Company regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

At December 31, 2018 and 2017, there were no loans considered to be impaired and no troubled debt restructurings.

FSB Bancorp, Inc.

The following table presents the risk category of loans by class at December 31, 2018 and 2017:

	Pass	Special Mention	Substandard	Doubtful	Total
	(In Thousands)
2018
One- to four-family residential	$218,222	$494	$2,886	$-	$221,602
Multi-family residential	10,241	-	-	-	10,241
Construction	4,898	-	-	-	4,898
Commercial real estate	21,313	931	248	-	22,492
Home equity lines of credit	16,565	-	201	-	16,766
Commercial & industrial	7,245	-	45	-	7,290
Other loans	50	-	-	-	50
Total	$278,534	$1,425	$3,380	$-	$283,339

2017
One- to four-family residential	$203,815	$116	$2,963	$-	$206,894
Multi-family residential	10,650	-	-	-	10,650
Construction	10,750	-	-	-	10,750
Commercial real estate	14,803	-	-	-	14,803
Home equity lines of credit	16,897	-	230	-	17,127
Commercial & industrial	3,679	-	-	-	3,679
Other loans	70	-	-	-	70
Total	$260,664	$116	$3,193	$-	$263,973

At December 31, 2018, the Company had one non-accrual residential mortgage loan for $55,000 and one non-accrual commercial and industrial loan for $45,000 and at December 31, 2017, the Company had two non-accrual residential mortgage loans for $153,000. There were no loans that were past due 90 days or more and still accruing interest at December 31, 2018 and 2017. Interest on non-accrual loans that would have been earned if loans were accruing interest was immaterial for 2018 and 2017. At December 31, 2018 the Company had one residential mortgage loan for $55,000 in the process of foreclosure and at December 31, 2017 the Company had one residential mortgage loan for $37,000 in the process of foreclosure.

FSB Bancorp, Inc.

Delinquent Loans. Loans are considered past due if the required principal and interest payments have not been received within thirty days of the payment due date. An age analysis of past due loans, segregated by portfolio segment and class of loans, as of December 31, 2018 and December 31, 2017, are detailed in the following table:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable
	(In thousands)
2018
Real estate loans:
One- to four-family residential	$227	$349	$55	$631	$220,971	$221,602
Multi-family residential	-	-	-	-	10,241	10,241
Construction	-	-	-	-	4,898	4,898
Commercial	248	-	-	248	22,244	22,492
Home equity lines of credit	147	-	-	147	16,619	16,766
Commercial & industrial	-	-	45	45	7,245	7,290
Other loans	-	-	-	-	50	50
Total	$622	$349	$100	$1,071	$282,268	$283,339

2017
Real estate loans:
One- to four-family residential	$699	$-	$153	$852	$206,042	$206,894
Multi-family residential	-	-	-	-	10,650	10,650
Construction	-	-	-	-	10,750	10,750
Commercial	-	-	-	-	14,803	14,803
Home equity lines of credit	-	-	-	-	17,127	17,127
Commercial & industrial	-	-	-	-	3,679	3,679
Other loans	-	-	-	-	70	70
Total	$699	$-	$153	$852	$263,121	$263,973

Management has reviewed its loan portfolio and determined that, to the best of its knowledge, no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of originating these types of loans.

Note 4 - Premises and Equipment

Premises and equipment at December 31, 2018 and 2017 are summarized as follows:

	2018	2017
	(In Thousands)
Premises	$5,003	$4,946
Furniture and equipment	3,357	3,356
	8,360	8,302
Accumulated depreciation and amortization	(5,629)	(5,238)
	$2,731	$3,064

FSB Bancorp, Inc.

At December 31, 2018, the Company was obligated under non-cancelable operating leases for existing branches in Penfield, Irondequoit, Webster, and Perinton, New York and for five mortgage-origination offices in Watertown, Pittsford, Greece, Lewiston, and Buffalo, New York. Rent expense under leases totaled $457,000 during 2018 and $448,000 during 2017. Future minimum rental payments under these leases for the next five years and thereafter are as follows (in thousands):

Years ending December 31,
2019	$451
2020	396
2021	375
2022	307
2023	241
Thereafter	1,385
Total	$3,155

Note 5 - Deposits

The components of deposits at December 31, 2018 and 2017 consist of the following:

	2018	2017
	(In Thousands)
Non-interest bearing	$10,947	$8,385
NOW accounts	28,376	31,807
Regular savings, tax escrow and demand clubs	27,478	25,413
Money market	31,880	37,772
Individual retirement accounts	6,477	7,069
Certificates of deposit	117,457	106,245

	$222,615	$216,691

As of December 31, 2018, individual retirement accounts and certificates of deposit have scheduled maturities as follows (in thousands):

2019	$73,943
2020	38,741
2021	8,567
2022	1,702
2023	981

$123,934

The aggregate amount of time deposits, each with a minimum denomination of $250,000 was $18,032,000 and $13,342,000 at December 31, 2018 and 2017, respectively. Listing service deposits totaled $11,225,000 and $10,000,000 at December 31, 2018 and 2017, respectively. Under the Dodd-Frank Act, deposit insurance per account owner is $250,000.

FSB Bancorp, Inc.

Interest expense on deposits for the years ended December 31, 2018 and 2017 is as follows:

	2018	2017
	(In Thousands)
NOW accounts	$92	$89
Regular savings and demand clubs	147	103
Money market	345	284
Individual retirement accounts	85	75
Certificates of deposit	1,922	1,260

	$2,591	$1,811

FSB Bancorp, Inc.

Note 6 - Borrowings

Borrowings consist of advances from the Federal Home Loan Bank of New York (FHLB).

The following table sets forth the contractual maturities of borrowings with the FHLB as of December 31:

Advance Date	Maturity Date	Current Rate	2018	2017
			(In Thousands)

09/05/12	09/05/19	1.13%	246	539
12/19/12	12/19/19	1.20%	321	613
01/04/13	01/04/19	1.52%	1,000	1,000
01/15/13	01/16/18	1.18%	-	1,000
01/22/13	01/22/18	1.20%	-	1,000
01/22/13	01/22/19	1.44%	1,000	1,000
02/20/13	02/20/20	1.28%	185	331
02/20/13	02/21/23	1.77%	447	547
07/02/13	07/02/18	1.35%	-	274
07/22/13	07/23/18	1.27%	-	275
09/19/13	09/19/18	1.37%	-	171
01/21/14	01/22/18	1.72%	-	1,000
01/21/14	01/22/19	1.45%	34	240
03/20/14	03/20/19	1.50%	103	411
07/21/14	07/21/21	1.94%	397	541
07/21/14	07/22/19	2.08%	500	500
07/21/14	07/23/18	1.79%	-	1,000
08/06/14	08/06/18	1.80%	-	1,000
08/21/14	08/21/19	2.12%	1,000	1,000
10/02/14	10/04/21	2.00%	867	1,153
10/15/14	10/15/21	1.69%	431	574
11/28/14	11/29/21	1.90%	890	1,175
12/31/14	12/31/19	1.63%	224	427
12/31/14	01/02/18	1.52%	-	1,000
01/14/15	01/14/20	1.73%	1,500	1,500
01/21/15	01/21/20	1.79%	500	500
01/21/15	01/21/21	1.97%	500	500
04/13/15	04/13/20	1.74%	1,000	1,000
05/20/15	05/20/20	1.52%	308	509
05/20/15	05/20/22	1.91%	517	658
06/25/15	06/25/20	1.65%	326	527
10/29/15	10/29/20	1.51%	784	1,185
10/29/15	10/29/20	1.90%	1,000	1,000
01/27/16	01/27/21	1.92%	1,000	1,000
01/27/16	01/27/23	1.87%	611	751
02/12/16	02/13/23	1.66%	621	761
02/12/16	02/13/23	2.04%	500	500
08/24/16	08/24/18	1.22%	-	1,000
10/28/16	10/28/20	1.57%	1,000	1,000
11/04/16	11/04/21	1.72%	2,000	2,000
11/17/16	11/17/21	2.13%	1,000	1,000
11/17/16	11/17/21	1.78%	611	807

FSB Bancorp, Inc.

Advance Date	Maturity Date	Current Rate	2018	2017
			(In Thousands)
11/17/16	11/17/23	2.07%	729	866
11/28/16	11/29/19	1.78%	1,500	1,500
12/21/16	12/23/19	1.91%	1,000	1,000
01/04/17	01/04/19	1.62%	1,500	1,500
01/19/17	01/21/20	1.91%	1,000	1,000
03/24/17	03/24/22	2.00%	1,017	1,309
03/24/17	03/25/24	2.28%	1,164	1,367
07/24/17	07/24/20	1.88%	1,000	1,000
07/24/17	07/26/21	2.03%	1,000	1,000
07/24/17	07/25/22	1.94%	743	936
08/31/17	08/31/18	1.55%	-	1,000
08/31/17	08/31/21	1.96%	1,000	1,000
09/11/17	09/11/20	1.80%	1,000	1,000
09/11/17	09/12/22	2.07%	1,500	1,500
09/27/17	09/27/18	1.66%	-	1,500
09/27/17	09/27/22	2.28%	1,000	1,000
10/04/17	04/04/18	1.50%	-	1,500
11/27/17	05/29/18	1.76%	-	3,500
12/04/17	03/05/18	1.59%	-	1,500
12/08/17	04/09/18	1.64%	-	1,000
12/11/17	01/11/18	1.55%	-	1,500
12/11/17	03/12/18	1.61%	-	1,500
12/29/17	01/02/18	1.53%	-	2,500
01/18/18	01/18/19	2.17%	1,500	-
01/24/18	01/24/20	2.42%	1,500	-
02/09/18	02/09/22	2.78%	2,500	-
03/21/18	03/21/23	3.13%	1,500	-
04/04/18	04/04/23	3.00%	2,000	-
05/22/18	05/23/22	3.22%	1,500	-
05/29/18	05/31/22	2.97%	2,000	-
05/29/18	05/30/23	3.01%	1,500	-
06/28/18	06/28/23	3.13%	1,000	-
06/28/18	06/28/24	3.25%	2,000	-
07/23/18	07/23/24	3.34%	1,000	-
08/20/18	08/20/20	2.93%	2,000	-
08/31/18	02/28/19	2.56%	1,500	-
09/25/18	03/25/19	2.66%	2,000	-
09/27/18	09/27/21	3.24%	1,500	-
10/18/18	04/18/19	2.76%	1,500	-
10/30/18	04/30/19	2.78%	1,500	-
11/23/18	05/23/19	2.82%	1,500	-
12/03/18	01/03/19	2.61%	3,750	-
12/20/18	06/20/19	2.81%	2,000	-

			$71,826	$64,447

Borrowings are secured by residential mortgages with a carrying amount of $201,922,000 at December 31, 2018 and the Company’s investment in FHLB stock. As of December 31, 2018, $94,106,000 was available for borrowings. At December 31, 2017, the carrying amount of borrowings secured by residential mortgages was $190,382,000 and $101,788,000 was available for new borrowings.

FSB Bancorp, Inc.

The following table sets forth the contractual maturities of all FHLB borrowings at December 31, 2018 (dollars in thousands):

	Contractual Maturity	Weighted Average Rate
2019	$23,679	2.31%
2020	13,103	2.00
2021	11,196	2.08
2022	10,776	2.56
2023	8,908	2.68
Thereafter	4,164	3.00
	$71,826	2.34%

The Company also has a repurchase agreement with Raymond James providing an additional $10.0 million in liquidity collateralized by the Company’s U.S. Government and agency obligations. There were no advances outstanding under the repurchase agreement at December 31, 2018 and 2017. Securities are not pledged until the borrowing is initiated. In addition to the repurchase agreement with Raymond James, the Company also has an unsecured line of credit through Atlantic Community Bankers Bank which would provide an additional $5.0 million in liquidity. There were no draws or outstanding balances from the line of credit at December 31, 2018 and 2017.

Note 7 - Income Taxes

The provision for (benefit from) income taxes for 2018 and 2017 consists of the following:

	2018	2017
	(In Thousands)
Current
Federal	$163	$238
State	4	4
Deferred	(135)	165
	$32	$407

During 2017, the Tax Act was signed into law. The most significant impact of the Act was the reduction in the corporate federal income tax rate from a maximum rate of 35% to 21% beginning in 2018. As a result, the Company revalued its deferred tax assets and liabilities at its new effective tax rate and recorded a net adjustment of $228,000 in 2017 to income tax expense to reduce the carrying value of the net deferred tax assets. The Company’s effective tax rate was 19% and 66% in 2018 and 2017, respectively. The effective tax rate primarily reflects the impact of non-tax interest and dividends from tax exempt securities, as well as a reduction in tax rates, as part of the Act.

FSB Bancorp, Inc.

Items that give rise to differences between income tax expense included in the consolidated statements of income and taxes computed by applying the statutory federal tax at a rate of 21% in 2018 or 34% in 2017 included the following (dollars in thousands):

	2018		2017
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income
Federal Tax at a Statutory rate	$35	21%	$ 211	34%
State taxes, net of Federal provision	14	9	(108)	(17)
Change in tax rate	-	-	228	37
Change in valuation allowance	(11)	(7)	106	17
Nontaxable interest and dividend income	(19)	(11)	(42)	(7)
Other items	13	7	12	2
Income tax provision	$32	19%	$407	66%

Deferred income tax assets and liabilities resulting from temporary differences are summarized as follows and are included in other assets at December 31, 2018 and at December 31, 2017 in the accompanying consolidated balance sheets:

	2018	2017
	(In Thousands)
Deferred tax assets:
Deferred loan origination fees	$94	$92
Allowance for loan losses - Federal	408	330
State tax credits	825	1,075
Supplemental Executive Retirement Plan	216	208
Unrealized loss on securities available for sale	49	44
Net operating loss	477	270
Stock compensation	32	14
Other	43	1

	2,144	2,034
Valuation allowance	(1,413)	(1,424)
Total deferred tax assets, net of valuation allowance	731	610

Deferred tax liabilities:
Depreciation	(9)	(9)
Mortgage servicing rights	(213)	(233)

Total deferred tax liabilities	(222)	(242)

Net deferred tax asset	$509	$368

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

FSB Bancorp, Inc.

As a thrift institution, the Bank is subject to special provisions in the income tax laws regarding its allowable income tax bad debt deduction and related tax basis bad debt reserves. Deferred income tax liabilities are to be recognized with respect to any base-year reserves which are to become taxable (or "recaptured") in the foreseeable future.

Under current income tax laws, the base-year reserves would be subject to recapture if the Company pays a cash dividend in excess of earnings and profits or liquidates. The Bank does not expect to take any actions in the foreseeable future that would require the recapture of any Federal reserves. As a result, a deferred tax liability has not been recognized with respect to the Federal base-year reserve of $1,518,000 at December 31, 2018 and 2017, because the Bank does not expect that this amount will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal base-year reserve was $319,000 at December 31, 2018 and 2017. It is more likely than not that this liability will never be incurred because, as noted above, the Bank does not expect to take any action in the future that would result in this liability being incurred.

The Company’s Federal and New York State tax returns, constituting the returns of the major taxing jurisdictions, are subject to examination by the taxing authorities for 2015, 2016, and 2017 as prescribed by applicable statute. No waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

FSB Bancorp, Inc.

Note 8 – Accumulated Other Comprehensive Loss

Changes in the components of accumulated other comprehensive loss (“AOCI”), net of tax, for the periods indicated are summarized in the table below, in thousands.

	For the year ended December 31, 2018
(In thousands)	Unrealized Losses on Available- for-Sale Securities	Total
Beginning balance	$(165)	$(165)
Other comprehensive loss	(18)	(18)
Ending balance	$(183)	$(183)

	For the year ended December 31, 2017
(In thousands)	Unrealized Losses on Available- for-Sale Securities	Total
Beginning balance	$(85)	$(85)
Other comprehensive loss	(80)	(80)
Ending balance	$(165)	$(165)

Note 9 - Employee Benefit Plans

The Bank has a 401(k) plan for all eligible employees. Employees are eligible for participation in the 401(k) Plan after one year of service and attaining age 19. The 401(k) Plan allows employees to contribute 1% to 100% of their annual salary subject to statutory limitations. Matching contributions made by the Bank are 100% of the first 6% of compensation that an employee contributes to the 401(k) Plan. In addition, the Bank may make a discretionary contribution as a percentage of each eligible employee’s annual base compensation including the value of ESOP shares allocated. Matching contributions to the 401(k) Plan amounted to $218,000 and $225,000 for the years ended December 31, 2018 and 2017, respectively. Discretionary contributions to the 401(k) Plan were $28,000 and $85,000 for the years ended December 31, 2018 and 2017, respectively.

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

Shares are released to participants on a straight-line basis as the loan is repaid and totaled 3,808 shares for each of the years ended December 31, 2018 and December 31, 2017. Total expense for the ESOP was $72,000 and $52,000 for the years ended December 31, 2018 and 2017, respectively. At December 31, 2018, the Company had 30,463 unearned ESOP shares having an aggregate market value of $517,871.

FSB Bancorp, Inc.

The Bank has a supplemental executive retirement plan (SERP) for two participants, one current executive and one retired executive. All benefits provided under the SERP are unfunded and, as these executives retire, the Company will make payments to participants. The Company has recorded $826,000 and $797,000 at December 31, 2018 and 2017 respectively, for the SERP in other liabilities. In 2018 and 2017, the expense under the SERP totaled $59,000 and $38,000, respectively.

On September 27, 2017, the Board of Directors of the Company approved the grant of restricted stock awards to its Directors and executive officers under the 2017 Equity Incentive Plan that was approved at the special meeting of stockholders on August 29, 2017 when 77,668 shares were authorized for award. On January 5, 2018 and July 2, 2018, a total of 8,400 restricted stock awards were granted to five executive officers of the Company with the fair value of the stock at $17.52 and $17.75, respectively. On October 2, 2017 and October 30, 2017, a total of 21,380 restricted stock awards were granted to the 11 external directors of the Company and a total of 41,320 restricted stock awards were granted to three executive officers, with the fair value of the stock at $16.72 and $16.69, respectively. The awards will vest ratably over five years (20% per year for each year of the participant’s service with the Company) with the exception of four Directors whose shares vested immediately upon their retirement from the Board of Directors on December 31, 2017.

A summary of the Company’s stock award activity for the years ended December 31, 2018 and 2017 is as follows:

	2018		2017
	Stock Awards	Weighted Average Price Per Share	Stock Awards	Weighted Average Price Per Share

Outstanding at beginning of year	62,700	$16.72	-	$-
Grants	8,400	17.57	62,700	16.72
Outstanding at year end	71,100	$16.82	62,700	$16.72

Vested shares at year end	15,644	$16.72	3,880	$16.72
Unvested shares at year end	55,456	$16.85	58,820	$16.72
Total outstanding shares at year end	71,100		62,700

The Bank also has a stock-based compensation plan which allows the Company to issue up to 194,168 stock options. On January 5, 2018 and July 2, 2018, the Board of Directors granted a combined total of 20,000 options to buy stock under the plan at exercise prices of $17.52 and $17.75, the fair value of the stock as of January 5th and July 2nd, respectively. On October 2, 2017 and October 30, 2017, the Board of Directors granted a combined total of 152,080 options to buy stock under the plan at exercise prices of $16.72 and $16.69, the fair value of the stock as of October 2nd and October 30th, respectively. These options have a 10-year term and are vested over a five-year period.

A summary of the Company’s stock option activity and related information for its option plans for the years ended December 31, 2018 and 2017 is as follows:

	2018			2017
	Options	Exercise Price Range	Weighted Average Exercise Price Per Share	Options	Exercise Price Range	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	152,080	$16.69-$16.72	$16.72	-	-	$-
Grants	20,000	$17.52-$17.75	17.58	152,080	$16.69-$16.72	16.72
Exercised	-	-	-	-	-	-
Outstanding at year end	172,080	$16.69-$17.75	$16.82	152,080	$16.69-$16.72	$16.72

Exercisable at year end	30,416	$16.69-$16.72	$16.72	-	-	$-

FSB Bancorp, Inc.

We use the Black-Scholes option-pricing model to estimate fair value of stock-based awards. The following weighted average assumptions were used to value options granted during the years ended December 31, 2018 and 2017:

	2018	2017
Risk-free interest rate	2.41%	1.94%
Volatility factor	10.47%	9.35%
Dividends	0.00%	0.00%
Weighted average expected life (years)	5.00	5.00
Forfeiture rate	0.00%	0.00%

We calculate expected volatility for stock options by taking an average of historical volatility over the past five years and a computation of implied volatility. The computation of expected term was determined based on the contractual terms of the stock-based awards and vesting schedules. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield in effect at the time of grant. Forfeiture rates are calculated by dividing unvested shares forfeited by beginning shares outstanding.

The grants to senior management and directors vest over a five year period in equal annual installments, with the first installment vesting on the first anniversary date of the grant and succeeding installments on each anniversary thereafter, through 2023.

The compensation expense of the awards is based on the fair value of the instruments on the date of grant. The Company recorded compensation expense in the amount of $310,000 and $132,000 for the years ended December 31, 2018 and 2017, respectively and is expected to record approximately $304,000 in 2019 through 2021, $238,000 in 2022, and $5,000 in 2023.

The grant date fair value of all options granted during 2018 and 2017 under the methods and assumptions described above was $55,000 and $362,000, respectively.

The Company’s unrecognized compensation cost, net of estimated forfeitures, related to the non-vested share-based compensation arrangements granted under the plan is expected to be recognized over a weighted average period of approximately 3.80 years.

The aggregate intrinsic value of options outstanding and exercisable at December 31, 2018 and 2017 were approximately $8,000 and $0, respectively.

A summary of changes in the Company’s unvested shares for the year is as follows:

Unvested Shares	Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2018	152,080	$2.24
Granted	20,000	2.73
Vested	30,416	2.24

Unvested at December 31, 2018	141,664	$2.31

FSB Bancorp, Inc.

Note 10: Other Income

The Company has included the following table regarding the Company’s other income for 2018 and 2017. All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within Non-Interest Income. The following table presents the Company’s sources of Non-Interest Income for the twelve months ended December 31, 2018 and 2017. Items outside the scope of ASC 606 are noted as such.

	For the year ended	For the year ended
	December 31, 2018	December 31, 2017
(In thousands)
Service fees
Deposit related fees	66	75
Insufficient funds fee	83	89
Total service fees	149	164
Fee income
Securities commission income	43	63
Insurance commission income	88	111
Total insurance and securities commission income	131	174
Card income
Debit card interchange fee income	146	135
ATM fees	31	30
Total card income	177	165
Mortgage fee income and realized gain on sales of loans*
Residential mortgage loan origination fees	324	480
Commercial loan fees	88	51
Loan servicing income	331	314
Realized gain on sales of residential mortgage loans	1,390	2,146
Realized gain on sale of SBA loan	47	-
Total mortgage fee income and realized gain on sales of loans	2,180	2,991
Bank owned life insurance	61	62
Other miscellaneous income	19	20
Total non-interest income	$2,717	$3,576

*Outside scope of ASC 606

The Company recognizes revenue as it is earned and noted no impact to its revenue recognition policies as a result of the adoption of ASU 2014-09 on January 1, 2018. The following is a discussion of key revenues within the scope of the new revenue guidance:

•	Service fees – Revenue from fees on deposit accounts is earned through the presentation of an individual item for processing for insufficient funds fees or customer initiated activities or passage of time for deposit related fees.
•	Fee income – Fee income is earned through commissions on insurance and securities sales and earned at a point in time.
•	Card income – Card income consists of interchange fees from consumer debit card networks and other card related services. Interchange rates are set by the card networks. Interchange fees are based on purchase volumes and other factors and are recognized as transactions occur.
•	Mortgage fee income and realized gain on sales of loans – Revenue from mortgage fee income and realized gain on sales of loans is earned through the origination of residential and commercial mortgage loans and the sales of one-to-four family residential mortgage loans and government guaranteed portions of SBA loans and is recognized as transactions occur.

Note 11 - Related Party Transactions

Certain employees, executive officers and directors are engaged in transactions with the Bank in the ordinary course of business. It is the Bank’s policy that all related party transactions are conducted at “arms length” and all loans and commitments included in such transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and do not involve more than the normal risk of collectibility or present other unfavorable terms.

FSB Bancorp, Inc.

As of December 31, 2018 and 2017, loans outstanding with related parties were $485,000 and $560,000, respectively. During 2018, there were new loans of $450,000, sales of $235,000 and repayments totaled $290,000.

Note 12 - Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments summarized as follows at December 31, 2018 and 2017:

	2018	2017
	(In Thousands)
Commitments to extend credit:
Commitments to grant loans	$5,578	$12,397
Unadvanced portion of construction loans	4,439	5,945
Unfunded commitments under lines of credit	18,774	17,523

	$28,791	$35,865

Commitments to grant loans at fixed-rates at December 31, 2018 totaled $3,098,000 and had interest rates that ranged from 4.50% to 6.00% as compared to commitments to grant loans at fixed-rates at December 31, 2017 which totaled $10,836,000 and had interest rates that ranged from 3.25% to 5.25%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We had three commercial letters of credit for $64,000 at December 31, 2018 and two commercial letters of credit for $414,000 at December 31, 2017.

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

FSB Bancorp, Inc.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 capital (as defined), and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 to adjusted total assets (as defined). Management believes that, as of December 31, 2018 and 2017, the Bank met all capital adequacy requirements to which it was subject. As of December 31, 2018, the most recent notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s status as well capitalized.

The Bank’s actual capital amounts and ratios are presented in the table below.

					Minimum
					To Be "Well-
			Minimum		Capitalized"		Well-Capitalized
			For Capital		Under Prompt		With Buffer, Fully
	Actual		Adequacy Purposes		Corrective Provisions		Phased in for 2019
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2018
Total Core Capital (to Risk-Weighted Assets)	$30,896	15.70%	≥$15,745	≥8.0%	≥$19,681	≥10.0%	≥$20,665	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	29,335	14.91	≥11,808	≥6.0	≥15,745	≥8.0	≥16,729	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	29,335	14.91	≥8,856	≥4.5	≥12,793	≥6.5	≥13,777	≥7.0
Tier 1 Capital (to Assets)	29,335	9.07	≥12,938	≥4.0	≥16,173	≥5.0	≥16,173	≥5.0
As of December 31, 2017:
Total Core Capital (to Risk-Weighted Assets)	$30,067	16.11%	≥$14,927	≥8.0%	≥$18,658	≥10.0%	≥$19,591	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	28,806	15.44	≥11,195	≥6.0	≥14,927	≥8.0	≥15,860	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	28,806	15.44	≥8,396	≥4.5	≥12,128	≥6.5	≥13,061	≥7.0
Tier 1 Capital (to Assets)	28,806	9.47	≥12,173	≥4.0	≥15,216	≥5.0	≥15,216	≥5.0

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

FSB Bancorp, Inc.

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows at December 31:

	(In Thousands)
	Total	Level 1	Level 2	Level 3
2018
U.S. Government and agency obligations	$12,455	$-	$12,455	$-
Mortgage-backed securities - residential	5,876	-	5,876	-
Total Available-for-Sale Securities	$18,331	$-	$18,331	$-

2017	Total	Level 1	Level 2	Level 3
U.S. Government and agency obligations	$10,470	$-	$10,470	$-
Mortgage-backed securities - residential	7,843	-	7,843	-
Total Available-for-Sale Securities	$18,313	$-	$18,313	$-

There were no securities transferred out of level 2 securities available-for-sale during the twelve months ended December 31, 2018 or 2017. No assets or liabilities have been measured on a non-recurring basis at December 31, 2018 or 2017.

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

FSB Bancorp, Inc.

Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at December 31, 2018 and 2017.

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

Loans and Loans Held for Sale

The fair values of loans held in portfolio are estimated using discounted cash flow analyses. The discount rate considers a market participant’s cost of funds, liquidity premiums, capital charges, servicing charges, and expectations of future rate movements (for variable rate loans), resulting in a Level 3 classification. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal, and adjusted for potential defaulted loans.

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

FSB Bancorp, Inc.

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2018 and 2017 are as follows:

			2018		2017
	Fair
	Value		Carrying	Fair	Carrying	Fair
	Hierarchy		Amount	Value	Amount	Value
	(In Thousands)
Financial assets:
Cash and due from banks	1		$1,581	$1,581	$1,672	$1,672
Interest bearing demand deposits	1		4,710	4,710	8,725	8,725
Securities available for sale	2		18,331	18,331	18,313	18,313
Securities held to maturity	2		6,052	6,030	6,575	6,588
Investment in restricted stock	2		3,637	3,637	3,270	3,270
Loans held for sale	2		2,133	2,133	2,770	2,770
Loans, net	3		281,741	280,173	262,711	261,588
Accrued interest receivable	1		876	876	824	824

Financial liabilities:
Deposits	1	/2	222,615	222,863	216,691	216,878
Borrowings	2		71,826	71,086	64,447	64,502
Accrued interest payable	1		168	168	94	94

FSB Bancorp, Inc.

Note 15 - FSB Bancorp, Inc. (Parent Company Only) Financial Information

Balance Sheets

	December 31
	2018	2017
	(In Thousands)
Assets
Cash and cash equivalents	$1,570	$1,717
Investment in banking subsidiary	29,661	29,008
ESOP loan receivable	331	365
Total Assets	$31,562	$31,090

Liabilities and Stockholders’ Equity

Total Liabilities	$49	$34

Stockholders’ Equity	31,513	31,056

Total Liabilities and Stockholders’ Equity	$31,562	$31,090

Statements of Income

	Year Ended December 31
	2018	2017
	(In Thousands)
Interest Income	$36	$29
Other Expense	(500)	(301)
Equity in undistributed earnings of banking subsidiary	599	483

Net Income	$135	$211

FSB Bancorp, Inc.

Statements of Cash Flows

	Year Ended December 31
	2018	2017
	(In Thousands)
Cash flows from operating activities
Net income	$135	$211
Adjustments to reconcile net income to net cash flows from operating activities
Equity in undistributed earnings of banking subsidiary	(599)	(483)
Stock based compensation	310	133
Net increase in other liabilities	15	4
Net cash flows from operating activities	(139)	(135)
Cash flows from investing activities
Payments received on ESOP loan	34	33
Net cash flows from investing activities	34	33

Cash flows from financing activities
Purchase of common stock	(42)	(1,062)
Net cash flows from financing activities	(42)	(1,062)

Net (decrease) increase in cash and cash equivalents	(147)	(1,164)
Cash and cash equivalents - beginning	1,717	2,881

Cash and cash equivalents - ending	$1,570	$1,717