Form 10-K, Exhibit 13
period 2019-12-31
FSB Bancorp, Inc.
filed 2020-03-30
CIK 1667939

Exhibit 13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements that appear beginning on page 20 of this Annual Report. You should read the information in this section in conjunction with the business and financial information regarding FSB Bancorp and the consolidated financial statements provided in this Annual Report.

Overview

Our business has traditionally focused on originating one- to four-family residential real estate mortgage loans, home equity lines of credit, and offering retail deposit accounts. In recent years, we have expanded our mortgage origination footprint with a mortgage office in Cheektowaga, New York. Our primary market area now consists of Monroe County and the surrounding western New York counties of Erie, Livingston, Ontario, Orleans, Jefferson, Niagara, and Wayne. Management has made the decision to deploy available funds from deposit growth into higher-yielding assets, primarily commercial loan products and both fixed and adjustable rate one- to four-family mortgage loans in 2019. Increases in the loan portfolio and Fed funds average balances as well as higher average yields on Fed Funds and the overall loan and investment portfolios resulted in higher interest income in 2019. More recently, we shifted attention to expand our commercial loan department in an effort to improve our interest rate risk exposure with shorter duration commercial loan products, as well as higher yielding assets.

At December 31, 2019, the Company had $323.3 million in consolidated assets, a decrease of $5.0 million, or 1.5%, from $328.3 million at December 31, 2018. The credit quality of our loan portfolio remains strong as compared to our peers. At December 31, 2019, the Bank had two non-performing residential mortgage loans for $55,000 and one consumer line of credit for $4,800 as compared to December 31, 2018, the Bank had one non-performing residential mortgage loan for $55,000 and one non-performing commercial and industrial loan for $45,000. At December 31, 2019, the Bank had one impaired commercial real estate loan for $954,000 with a specific reserve of $154,000 and one commercial and industrial loan for $45,000 with a specific reserve of $10,000 as compared to no impaired loans at December 31, 2018. At December 31, 2019 the Bank had one impaired residential mortgage loan for $55,000 with no specific reserve required as compared to $0 at December 31, 2018. At December 31, 2019, the Bank had two foreclosed commercial real estate properties with a fair market value totaling $730,000 as compared to $0 at December 31, 2018.

Our results of operations depend primarily on our net interest income and, to a lesser extent, other income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Other income consists primarily of realized gains on sales of loans and securities, mortgage fee income, fees and service charges from deposit products, fee income from our financial services subsidiary, earnings on bank owned life insurance and miscellaneous other income. Our results of operations also are affected by our provision for loan losses and other expense. Other expense consists primarily of salaries and employee benefits, occupancy, equipment, electronic banking, data processing costs, mortgage fees and taxes, advertising, directors’ fees, FDIC deposit insurance premium expense, audit and tax services, professional services, legal expenses, and other miscellaneous expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities. For the year ended December 31, 2019, we had a net loss of $(513,000) compared to net income of $135,000 for the year ended December 31, 2018. The year over year decrease in earnings of $648,000 was attributable to decreases in other income and net interest income partially offset by decreases in other expense, income tax expense, and provision for loan losses.

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

Selected Consolidated Financial and Other Data

	At December 31, 2019		At December 31, 2018
	(In thousands)
Selected Financial Condition Data:
	.
Total assets		$323,310	$328,269
Cash and cash equivalents		7,933	6,291
Securities available-for-sale		18,126	18,331
Securities held-to-maturity		5,166	6,052
Loans held for sale		2,194	2,133
Loans, net		274,508	281,741
Premises and equipment, net		2,439	2,731
Deposits		235,560	222,615
Borrowings		51,735	71,826
Stockholders’ equity		31,544	31,513

	For the Year Ended December 31,
	2019	2018
	(In thousands)

Selected Operating Data:

Interest and dividend income	$13,047	$12,540
Interest expense	4,937	3,979
Net interest income	8,110	8,561
Provision for loan losses	295	300
Net interest income after provision for loan losses	7,815	8,261
Other income	1,937	2,717
Other expense	10,366	10,811
Income (Loss) before income taxes	(614)	167
Provision (Benefit) for income taxes	(101)	32
Net income (loss)	$(513)	$135

	At or For the Year Ended December 31,
	2019	2018

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	(0.16)%	0.04%
Return on average equity	(1.64)%	0.43%
Interest rate spread(1)	2.39%	2.63%
Net interest margin(2)	2.59%	2.79%
Efficiency ratio(3)	106.29%	98.48%
Other income to average total assets	0.60%	0.85%
Other expense to average total assets	3.18%	3.40%
Average interest-earning assets to average interest-bearing liabilities	113%	112%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.33%	0.03%
Non-performing loans as a percent of total loans	0.38%	0.03%
Allowance for loan losses as a percent of non-performing loans	155.04%	1564.55%
Allowance for loan losses as a percent of total loans	0.59%	0.55%

Capital Ratios(4):
Total risk-based capital (to risk-weighted assets)	15.32%	15.70%
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.01%	9.07%
Common Equity Tier 1 capital (to risk-weighted assets)	14.50%	14.91%
Tier 1 risk-based capital (to risk-weighted assets)	14.50%	14.91%
Average equity to average total assets	9.60%	9.87%

Other Data:
Number of full service offices	5	5

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents other expense divided by the sum of net interest income after provision for loan loss and other income.
(4)	Bank only capital ratios.

Comparison of Financial Condition at December 31, 2019 and 2018

Total Assets. Total assets decreased $5.0 million, or 1.5%, to $323.3 million at December 31, 2019 from $328.3 million at December 31, 2018, primarily reflecting decreases in net loans receivable, securities held-to-maturity, investment in restricted stock, premises and equipment, and securities available-for-sale, partially offset by increases in right of use asset, cash and cash equivalents, and foreclosed real estate.

Net loans receivable decreased $7.2 million, or 2.6%, to $274.5 million at December 31, 2019 from $281.7 million at December 31, 2018. Residential mortgage loans decreased $8.7 million, or 3.9%, to $212.9 million at December 31, 2019 from $221.6 million at December 31, 2018. The Bank originated $63.6 million of residential mortgage loans for the year ended December 31, 2019 compared to $91.4 million for the year ended December 31, 2018. As a result, the Bank only sold $41.8 million of mortgage loans in the secondary market during the year ended December 31, 2019 compared to $59.9 million during the year ended December 31, 2018 as a balance sheet management strategy to reduce interest-rate risk. The mortgage loans serviced for others decreased by $7.2 million, or 5.8%, to $116.5 million at December 31, 2019 compared to $123.8 million at December 31, 2018 as a result of selling more loans servicing released which yields higher premiums producing higher gain on sale of loans income for the Bank in addition to amortization and prepayments on the existing servicing portfolio. Commercial real estate loans increased $589,000, or 2.6%, to $23.1 million at December 31, 2019 from $22.5 million at December 31, 2018.

Securities held-to-maturity decreased $886,000, or 14.6%, to $5.2 million at December 31, 2019 from $6.1 million at December 31, 2018 due to maturities and calls of $815,000, $48,000 of principal repayments on mortgage-backed securities, and $23,000 in net amortization of premiums and accretion of discounts.

Investment in restricted stock decreased by $880,000, or 24.2%, to $2.8 million at December 31, 2019 from $3.6 million at December 31, 2018 due to decreased borrowings from the Federal Home Loan Bank of New York.

Premises and equipment decreased by $292,000, or 10.7%, to $2.4 million at December 31, 2019 from $2.7 million at December 31, 2018, primarily due to disposals and depreciation of fixed assets partially offset by purchases of new fixed assets.

Securities available-for-sale decreased $205,000, or 1.1%, to $18.1 million at December 31, 2019 from $18.3 million at December 31, 2018 due to maturities and calls of $11.1 million, $1.8 million of principal repayments on mortgage-backed securities, and $52,000 in net amortization of premiums and accretion of discounts, partially offset by purchases of $12.5 million in new securities of U.S. Government and agency obligations and an increase in the fair market value of available-for-sale securities of $220,000 due to the decrease in market interest rates during the latter part of 2019.

Operating lease right of use asset increased by $2.1 million at December 31, 2019 from $0 at December 31, 2018 due to the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) on January 1, 2019 which requires recognition of operating lease liabilities and operating lease right of use assets associated with lease agreements.

Cash and cash equivalents increased by $1.6 million, or 26.1%, to $7.9 million at December 31, 2019 from $6.3 million at December 31, 2018 due to an increase in deposits.

Foreclosed real estate increased by $730,000 at December 31, 2019 from $0 at December 31, 2018 due to the foreclosure of two commercial real estate properties in 2019.

Deposits and Borrowings. Total deposits increased $12.9 million, or 5.8%, to $235.6 million at December 31, 2019 from $222.6 million at December 31, 2018. The increase in our deposits reflected an $8.9 million increase in certificates of deposit, including individual retirement accounts, primarily due to promotional specials offered in 2019, a $2.6 million increase in interest bearing checking accounts, a $1.9 million increase in non-interest bearing checking accounts, and a $1.5 million increase in money market accounts, partially offset by a $2.0 million decrease in savings accounts. Total borrowings from the Federal Home Loan Bank of New York decreased $20.1 million, or 28.0%, to $51.7 million at December 31, 2019 from $71.8 million at December 31, 2018. Long-term borrowings decreased $7.3 million, or 12.6%, to $50.7 million at December 31, 2019 from $58.1 million at December 31, 2018 due to $19.3 million in principal repayments on our amortizing advances and maturities partially offset by $12.0 million in new advances in 2019. Short-term borrowings decreased by $12.8 million, or 92.7%, to $1.0 million at December 31, 2019 compared to $13.8 million at December 31, 2018. The decrease in FHLB borrowings was due to excess cash as a result of an increase in deposits.

Stockholders’ Equity. Total stockholders’ equity increased $31,000, or 0.1%, to $31.5 million at December 31, 2019. The increase was primarily due to a $304,000 increase in additional paid in capital as a result of stock based compensation, an increase of $66,000 resulting from the release of ESOP shares from the suspense account, and a decrease of $174,000 in accumulated other comprehensive loss due to an increase in the fair market value of our available-for-sale securities in 2019, partially offset by a $(513,000) net loss.

Comparison of Operating Results for the Years Ended December 31, 2019 and 2018

General. Net income decreased $648,000 to a net loss of $(513,000) for the year ended December 31, 2019 from net income of $135,000 for the year ended December 31, 2018. The decrease in net income for the year ended December 31, 2019 as compared to the year ended December 31, 2018 was primarily due to increases in professional services and other professional fees related to transaction costs associated with the definitive merger agreement between the Company and Evans Bancorp, Inc. The year over year decrease in earnings of $648,000 was attributable to a $780,000 decrease in other income and a $451,000 decrease in net interest income, partially offset by a $445,000 decrease in other expense, a $133,000 decrease in income tax expense, and a $5,000 decrease in provision for loan losses.

Interest and Dividend Income. Total interest and dividend income increased $507,000, or 4.0%, to $13.0 million for the year ended December 31, 2019 from $12.5 million for the year ended December 31, 2018. The interest and dividend income increase resulted from a $6.3 million increase year over year in average interest-earning assets, primarily loans, in addition to an eight basis point increase in the average yield on interest-earning assets from 4.08% for 2018 to 4.16% for 2019.

Interest income on loans, including fees, increased $421,000, or 3.6%, to $12.2 million for 2019 from $11.8 million for 2018, reflecting an increase in the average balance of loans to $281.4 million for 2019 from $277.0 million for 2018, in addition to an eight basis point increase in average yield on loans. The increase in the average balance of loans was due to increases in commercial real estate, commercial and industrial, and consumer loans. The average yield on loans increased to 4.35% for 2019 from 4.27% for 2018, as a result of upward repricing for adjustable rate loans in addition to higher interest rates on new fixed-rate residential and commercial mortgage loans.

Interest income on taxable investment securities increased $68,000, or 16.4%, to $483,000 in 2019, from $415,000 in 2018. The average balance of taxable investment securities increased $1.8 million, or 12.8%, to $16.0 million in 2019 from $14.2 million in 2018 in addition to an increase in the average yield of taxable investment securities of nine basis points to 3.01% in 2019 from 2.92% in 2018. The average yield on taxable investment securities increased due to new purchases of modestly higher-yielding investment securities. Interest income on mortgage-backed securities decreased $33,000, or 23.4%, to $108,000 in 2019, from $141,000 in 2018, reflecting a decrease in the average balance of mortgage-backed securities of $2.0 million, or 27.1%, to $5.4 million in 2019 from $7.4 million in 2018, partially offset by an increase in the average yield on mortgage-backed securities of eight basis points to 1.98% in 2019 from 1.90% in 2018. The increase in average yield on mortgage-backed securities was primarily attributable to upward repricing on the pools of mortgage-backed securities held in portfolio. Interest income on federal funds sold increased $54,000, or 103.9%, to $106,000 in 2019, from $52,000 in 2018. The increase in Fed Funds sold was attributable to an increase in the average yield on Fed Funds sold by 29 basis points to 1.80% for 2019 from 1.51% for 2018 due to the Federal Reserve’s increase of the Fed Funds rate in the first half of 2019 in addition to an increase in the average balance of federal funds sold of $2.5 million, or 72.9%, to $5.9 million in 2019 from $3.4 million in 2018. Interest income on tax-exempt securities decreased $3,000, or 2.9%, to $102,000 in 2019 from $105,000 in 2018. The average balance of tax-exempt securities decreased by $443,000, or 7.6%, to $5.4 million in 2019 from $5.9 million in 2018, partially offset by an increase in the average yield of tax-exempt securities of 13 basis points to 2.39% in 2019 from 2.26% in 2018 on a tax equivalent basis as lower yielding state and municipal securities matured and were replaced by modestly higher yielding state and municipal securities.

Total Interest Expense. Total interest expense increased $958,000, or 24.1%, to $4.9 million for the year ended December 31, 2019 from $4.0 million for the year ended December 31, 2018. The increase in total interest expense resulted from a 32 basis point increase in the average cost of interest-bearing liabilities from 1.45% for 2018 to 1.77% for 2019, as a result of higher interest rates paid on deposits, primarily promotional certificates of deposit, savings, and money market accounts along with an increase in interest rates on Federal Home Loan Bank borrowings. In addition, the average balance of interest-bearing liabilities increased $3.3 million, or 1.2%, to $278.6 million for 2019 from $275.3 million for 2018.

Interest expense on deposits increased $878,000, or 33.9%, to $3.5 million for 2019 from $2.6 million for 2018 due primarily to increases in the average cost and balances of our deposits. The weighted average rate of deposits increased to 1.59% for 2019 from 1.24% for 2018 as a result of promotional certificates of deposit, savings, and money market rates to grow branch deposits. In addition, the average balance of our deposits increased $9.2 million, or 4.4%, to $218.1 million for 2019 from $209.0 million for 2018 due to increases in promotional certificates of deposit. The average balance on transaction accounts, traditionally our lower costing deposit accounts, consisting of checking, savings, and money market accounts, decreased by $4.2 million to $97.4 million for 2019 from $101.6 million for 2018, with an increase in the average cost of transaction accounts of three basis points to 0.60% in 2019 from 0.57% in 2018. Additionally, the average balance of certificates of deposit (including individual retirement accounts) traditionally our higher cost deposits, increased by $15.4 million to $132.2 million in 2019 from $116.8 million in 2018 with an increase in the average cost of certificates of deposit accounts of 46 basis points to 2.18% in 2019 from 1.72% in 2018 due to the promotional nature of these accounts and increased competition.

Interest expense on Federal Home Loan Bank borrowings increased $80,000, or 5.8%, to $1.5 million for the year ended December 31, 2019 from $1.4 million for the year ended December 31, 2018. The increase in interest expense on Federal Home Loan Bank borrowings was caused by an increase in the average cost of these funds of 34 basis points from 2.09% in 2018 to 2.43% in 2019 due to rising interest rates, partially offset by a $5.8 million decrease in our average balance of Federal Home Loan Bank borrowings to $60.5 million for 2019 compared to $66.3 million for 2018 as a result of our increased cash position.

Net Interest Income. Net interest income decreased $451,000, or 5.3%, to $8.1 million for the year ended December 31, 2019 from $8.6 million for the year ended December 31, 2018. The decrease in net interest income was primarily due to higher average balances in certificates of deposit year over year along with increases in the average cost of deposits and FHLB borrowings in addition to only modest growth in the loan portfolio when comparing 2019 to 2018. Our net interest margin for the year ended December 31, 2019 decreased 20 basis points to 2.59% from 2.79% for the year ended December 31, 2018. The average cost of interest-bearing liabilities was negatively impacted by an increase in the average balance of deposits in addition to increases in the average cost of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities. Net average interest-earning assets increased to $35.6 million for 2019 from $32.7 million for 2018.

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

Based on our evaluation of the above factors, we recorded a $295,000 provision for loan losses for the year ended December 31, 2019 compared to a $300,000 provision for loan losses for the year ended December 31, 2018. The decrease in the provision for loan losses was primarily due to a decrease in loan origination volume in 2019 as compared to 2018, partially offset by an increase in classified loans in 2019. The allowance for loan losses was $1.6 million, or 0.59%, of loans outstanding at December 31, 2019 compared to $1.6 million, or 0.55%, of loans outstanding at December 31, 2018.

Other Income. Other income decreased by $780,000, or 28.7%, to $1.9 million for 2019 from $2.7 million for 2018. The decrease resulted primarily from decreases in realized gains on the sales of loans, mortgage fees, and fee income. A substantial portion of the year over year decrease was in realized gains on the sales of loans which decreased $506,000, or 35.2%, to $931,000 in 2019 from $1.4 million in 2018 due to lower volume of mortgage loans sold in 2019. Mortgage fee income decreased by $131,000, or 17.6%, to $612,000 in 2019 from $743,000 in 2018 due to lower volume of residential mortgage loans originated in 2019 compared to 2018. Fee income from Fairport Wealth Management decreased $112,000, or 85.5%, to $19,000 in 2019 compared to $131,000 in 2018 due to a decrease in non-deposit investment product sales.

Other Expense. Other expense decreased $445,000, or 4.1%, to $10.4 million in 2019 from $10.8 million in 2018. The decrease was primarily the result of decreases in salaries and employee benefits of $360,000, mortgage fees and taxes of $179,000, advertising of $79,000, audits and tax services of $52,000, and FDIC premium expense of $51,000, partially offset by increases in other legal expense of $196,000 and professional services of $81,000. Salaries and employee benefits decreased $360,000, or 5.5%, to $6.1 million in 2019 from $6.5 million in 2018 due to a decrease in commission expense due to lower volume of residential mortgage loan originations in 2019. Mortgage fees and taxes decreased $179,000, or 42.4%, to $243,000 in 2019 from $422,000 in 2018 due to revisions to estimates in 2018 in addition to lower residential mortgage loan origination volume in 2019. Advertising decreased $79,000, or 53.7%, to $68,000 in 2019 from $147,000 in 2018 due to fewer advertising campaigns in 2019. Audit and tax services decreased $52,000, or 24.4%, to $161,000 in 2019 from $213,000 in 2018 as a result of increased expenses related to the Company’s restatement of its 2017 audited consolidated financial statements and its first quarter 2018 unaudited consolidated financial statements in 2018. FDIC premium expense decreased $51,000, or 42.5%, to $69,000 in 2019 from $120,000 in 2018 as a result of the application of the Bank’s Small Bank Assessment Credits (“credits”) due to the fact that the Deposit Insurance Fund reserve ratio exceeded the 1.38 percent level which allowed the credits to be applied to the Bank’s payments for the second and third quarter assessment periods of 2019 payable in the third and fourth quarters of 2019. Legal expense increased $196,000, or 118.1%, to $362,000 in 2019 from $166,000 in 2018 as a result of the legal work related to the definitive merger agreement between the Company and Evans Bancorp, Inc. which was signed on December 19, 2019. Professional services increased $81,000, or 37.9%, to $295,000 in 2019 from $214,000 in 2018 due to transaction costs associated with the completion of the definitive merger agreement between the Company and Evans Bancorp, Inc.

Provision (Benefit) for Income Taxes. Provision for income taxes decreased $133,000, or 415.6%, to a benefit of $(101,000) for 2019 from a provision of $32,000 for 2018. The decrease in income tax expense for the year ended December 31, 2019 as compared to 2018 was due to lower income before income taxes. The effective tax rate was 16.4% in 2019 compared to 19.2% in 2018. The decrease in the effective tax rate was due to lower income before income taxes.

Average balances and yields. The following table sets forth average balance sheets, average yields and costs and certain other information for the years indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are accreted or amortized to interest income or interest expense.

	For the Years Ended December 31,
	2019			2018
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

(Dollars in thousands)
Interest-earning assets:
Loans, including fees	$281,430	$12,248	4.35%	$277,004	$11,827	4.27%
Federal funds sold	5,902	106	1.80	3,413	52	1.51
Securities-taxable	16,019	483	3.01	14,206	415	2.92
Mortgage-backed securities	5,427	108	1.98	7,444	141	1.90
Securities-tax-exempt(1)	5,410	129	2.39	5,853	132	2.26
Total interest-earning assets	314,188	13,074	4.16	307,920	12,567	4.08
Noninterest-earning assets	11,417			10,376
Total assets	$325,605			$318,296

Interest-bearing liabilities:

NOW accounts	$29,185	$88	0.30%	$30,018	$92	0.31%
Passbook savings	25,999	164	0.63	27,533	147	0.53
Money market savings	30,771	330	1.07	34,593	345	1.00
Individual retirement accounts	6,759	116	1.71	6,792	85	1.25
Certificates of deposit	125,433	2,771	2.21	110,033	1,922	1.75
Borrowings	60,458	1,468	2.43	66,294	1,388	2.09
Total interest-bearing liabilities	278,605	4,937	1.77	275,263	3,979	1.45
Noninterest-bearing liabilities:
Demand deposits	11,453			9,467
Other	4,274			2,298
Total liabilities	294,332			287,028
Stockholders’ equity	31,273			31,268
Total liabilities and stockholders’ equity	$325,605			$318,296

Net interest income		$8,137			$8,588
Interest rate spread(2)			2.39%			2.63%
Net interest-earning assets(3)	$35,583			$32,657
Net interest margin(4)			2.59%			2.79%
Average interest-earning assets to average interest-bearing liabilities			113%			112%

_____________________

(1)	Tax-exempt interest income is presented on a tax equivalent basis using a 21% federal tax rate for the years ended December 31, 2019 and 2018.
(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by total interest-earning assets.

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

	For the Years Ended December 31, 2019 vs. 2018
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)

Interest-earning assets:
Loans, including fees	$194	$227	$421
Federal funds sold	43	11	54
Securities-taxable	55	13	68
Mortgage-backed securities	(39)	6	(33)
Securities-tax-exempt	(12)	9	(3)
Total interest-earning assets	241	266	507

Interest-bearing liabilities:
NOW accounts	(2)	(2)	(4)
Passbook savings	(7)	24	17
Money market savings	(41)	26	(15)
Individual retirement accounts	-	31	31
Certificates of deposit	295	554	849
Borrowings	(94)	174	80
Total interest-bearing liabilities	151	807	958

Net change in net interest income	$90	$(541)	$(451)

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

We intend to continue to manage our interest rate risk in order to control the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we intend to use the following strategies to manage our interest rate risk:

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

In 2019, we sold $41.8 million of mortgage loan originations including $31.3 million of conventional conforming fixed-rate residential mortgages and $10.5 million of correspondent FHA, VA, and USDA mortgage loans to improve our interest rate risk position in the event of increases in market interest rates. We intend to continue to originate and, subject to market conditions, sell long term (terms of 15 years or greater) fixed-rate one- to four-family residential real estate loans.

Interest Rate Risk Management

Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-earning assets and interest-bearing liabilities in an effort to minimize the adverse effects of changes in the interest rate environment. The majority of our assets are long-term fixed-rate mortgage loans that do not reprice as quickly as our deposits, therefore we would experience a significant decrease in our net interest income in the event of an inversion of the yield curve. We have $96.5 million in certificates of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2020. If we retain these deposits it most likely will be at a lower cost to us than their current contractual rates.

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

Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York, maturities and principal repayments of securities, and loan sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our asset/liability management committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 20.0% or greater. For the year ended December 31, 2019, our liquidity ratio averaged 34.4%. We believe that we have enough sources of liquidity to satisfy our short and long-term liquidity needs as of December 31, 2019.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits, short and intermediate-term securities and federal funds sold. Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. At December 31, 2019, cash and cash equivalents totaled $7.9 million.

At December 31, 2019, we had $11.4 million in loan commitments outstanding and $4.6 million in additional unadvanced portions of construction loans. In addition to commitments to originate loans, we had $23.5 million in unused lines of credit to borrowers. Certificates of deposit (including individual retirement accounts) comprised solely of certificates of deposits, due within one year of December 31, 2019 totaled $96.5 million, or 72.7% of our certificates of deposit (including individual retirement accounts) and 41.0% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including certificates of deposit, and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2020. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provides an additional source of funds. Federal Home Loan Bank advances decreased by $20.1 million to $51.7 million at December 31, 2019, compared to $71.8 million at December 31, 2018. At December 31, 2019, we had the ability to borrow approximately $163.7 million from the Federal Home Loan Bank of New York, of which $51.7 million had been advanced.

The Company also has a repurchase agreement with Raymond James providing an additional $10.0 million in liquidity. Funds obtained under the repurchase agreement are secured by the Company’s U.S. Government and agency obligations.  There were no advances outstanding under the repurchase agreement at December 31, 2019 and 2018. In addition to the repurchase agreement with Raymond James, the Company also has an unsecured line of credit through Atlantic Community Bankers Bank which would provide an additional $5.0 million in liquidity. There were no draws or outstanding balances from the line of credit at December 31, 2019 and 2018.

Fairport Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2019, Fairport Savings Bank exceeded all regulatory capital requirements and was considered “well capitalized” under regulatory guidelines. See Note 13 of the notes to the consolidated financial statements.

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

At December 31, 2019 and 2018, we had $11.4 million and $5.6 million, respectively, of commitments to grant loans, $4.6 million and $4.4 million, respectively, of unadvanced portions of construction loans, and $23.5 million and $18.8 million, respectively, of unfunded commitments under lines of credit.

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

The following table sets forth the high and low trading prices for our shares of common stock for the years indicated. As of December 31, 2019, there were 1,940,661 shares of our common stock issued and outstanding. On such date our shares were held by approximately 172 holders of record. The Company has never paid cash dividends.

Year Ended December 31, 2019	High	Low

Fourth quarter	$17.43	$16.29
Third quarter	18.77	17.01
Second quarter	19.33	16.90
First quarter	19.10	16.52

Year Ended December 31, 2018	High	Low

Fourth quarter	$17.75	$15.96
Third quarter	18.50	17.45
Second quarter	17.96	16.85
First quarter	18.00	16.56

STOCKHOLDER INFORMATION

STOCK LISTING The Company's Common Stock is traded on the Nasdaq Capital Market under the symbol “FSBC.”

ANNUAL REPORT

A copy of the Company's Annual Report for the year ended December 31, 2019 will be furnished without charge to stockholders upon written request to the Secretary, FSB Bancorp, Inc., 45 South Main Street, Fairport, New York 14450.

SPECIAL COUNSEL Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015	INDEPENDENT AUDITOR Bonadio & Co., LLP 171 Sully’s Trail Pittsford, New York 14534

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

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of FSB Bancorp, Inc. (the Company) as of December 31, 2019 and 2018 and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

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

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

171 Sully’s Trail	We have served as the Company’s auditor since 2011.
Pittsford, New York 14534
p (585) 381-1000
f (585) 381-3131
/s/ Bonadio & Co., LLP
www.bonadio.com	Bonadio & Co., LLP
Pittsford, New York
March 30, 2020

ALBANY • BATAVIA • BUFFALO • DALLAS • EAST AURORA • NY METRO AREA • ROCHESTER • RUTLAND • SYRACUSE • UTICA

FSB Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2019 and 2018

	2019	2018
	(Dollars in Thousands, except share and per share data)
Assets
Cash and due from banks	$1,689	$1,581
Interest-earning demand deposits	6,244	4,710
Total Cash and Cash Equivalents	7,933	6,291
Securities available-for-sale, at fair value	18,126	18,331
Securities held-to-maturity, at amortized cost (fair value of 2019 $5,297; 2018 $6,030)	5,166	6,052
Investment in restricted stock, at cost	2,757	3,637
Loans held for sale	2,194	2,133
Loans, net of allowance for loan losses (2019 $1,641; 2018 $1,561)	274,508	281,741
Bank owned life insurance	3,877	3,819
Accrued interest receivable	807	876
Premises and equipment, net	2,439	2,731
Operating lease right-of-use assets	2,123	-
Foreclosed real estate	730	-
Other assets	2,650	2,658

Total Assets	$323,310	$328,269

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest-bearing	$12,886	$10,947
Interest-bearing	222,674	211,668
Total Deposits	235,560	222,615
Short-term borrowings	1,000	13,750
Long-term borrowings	50,735	58,076
Official bank checks	519	863
Operating lease liabilities	2,322	-
Other liabilities	1,630	1,452

Total Liabilities	291,766	296,756
Commitments and Contingent Liabilities – see Note 12

Stockholders’ Equity
Preferred stock, par value $0.01; 25,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock; par value $0.01; 50,000,000 shares authorized; 1,940,661 shares issued and outstanding	19	19
Paid-in capital	16,081	15,746
Retained earnings	15,699	16,212
Accumulated other comprehensive loss	(9)	(183)
Unearned ESOP shares, at cost	(246)	(281)

Total Stockholders’ Equity	31,544	31,513

Total Liabilities and Stockholders’ Equity	$323,310	$328,269

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2019 and 2018

	2019	2018
	(Dollars in Thousands, Except Per Share Data)
Interest and Dividend Income
Loans, including fees	$12,248	$11,827
Securities - taxable	483	415
Securities - tax exempt	102	105
Mortgage-backed securities	108	141
Other	106	52
Total Interest and Dividend Income	13,047	12,540
Interest Expense
Deposits	3,469	2,591
Short-term borrowings	133	215
Long-term borrowings	1,335	1,173

Total Interest Expense	4,937	3,979

Net Interest Income	8,110	8,561
Provision for Loan Losses	295	300
Net Interest Income after Provision for Loan Losses	7,815	8,261
Other Income
Service fees	141	149
Fee income	19	131
Increase in cash surrender value of bank owned life insurance	58	61
Realized gain on sale of loans	931	1,437
Mortgage fee income	612	743
Other	176	196

Total Other Income	1,937	2,717
Other Expense
Salaries and employee benefits	6,137	6,497
Occupancy	1,056	1,088
Data processing costs	467	426
Advertising	68	147
Equipment	543	542
Electronic banking	109	109
Directors’ fees	218	205
Mortgage fees and taxes	243	422
FDIC premium expense	69	120
Audit and tax services	161	213
Professional services	295	214
Legal expense	362	166
Other	638	662

Total Other Expense	10,366	10,811
Income (Loss) before Income Taxes	(614)	167
Provision (Benefit) for Income Taxes	(101)	32
Net Income (Loss)	$(513)	$135
Basic and Diluted Earnings (Loss) Per Common Share	$(0.28)	$0.07

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2019 and 2018

	2019	2018
	(In Thousands)

Net Income (Loss)	$(513)	$135
Other Comprehensive Income (Loss)
Change in unrealized holding gains (losses) on securities available-for-sale	220	(24)
Other Comprehensive Income (Loss), Before Tax	220	(24)
Income Tax Expense (Benefit) Related to Other Comprehensive Income (Loss)	46	(6)
Other Comprehensive Income (Loss), Net of Tax	174	(18)
Comprehensive Income (Loss)	$(339)	$117

Tax Effect Allocated to Each Component of Other Comprehensive Income (Loss)

Change in unrealized holding gains (losses) on securities available-for-sale	$46	$(6)
Income tax effect related to other comprehensive income (loss)	$46	$(6)

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2019 and 2018

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned ESOP Shares	Total
	(In Thousands)

Balance - January 1, 2018	$19	$15,441	$16,077	$(165)	$(316)	$31,056

Net income	-	-	135	-	-	135
Other comprehensive loss, net	-	-	-	(18)	-	(18)
ESOP shares committed to be released	-	37	-	-	35	72
Stock based compensation	-	310	-	-	-	310
Effect of stock repurchase plan	-	(42)	-	-	-	(42)

Balance - December 31, 2018	19	15,746	16,212	(183)	(281)	31,513

Net loss	-	-	(513)	-	-	(513)
Other comprehensive income, net	-	-	-	174	-	174
ESOP shares committed to be released	-	31	-	-	35	66
Stock based compensation	-	304	-	-	-	304

Balance - December 31, 2019	$19	$16,081	$15,699	$(9)	$(246)	$31,544

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2019 and 2018

	2019	2018
	(In Thousands)
Cash Flows from Operating Activities
Net income (loss)	$(513)	$135
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Net amortization of premiums and accretion of discounts on investments	75	83
Gain on sale of loans	(931)	(1,437)
Proceeds from loans sold	42,723	62,069
Loans originated for sale	(41,853)	(59,995)
Amortization of net deferred loan origination costs	(11)	(37)
Depreciation and amortization	425	445
Provision for loan losses	295	300
Stock based compensation	304	310
Expense related to ESOP	66	72
Deferred income tax benefit	(210)	(135)
Earnings on investment in bank owned life insurance	(58)	(61)
Decrease (Increase) in accrued interest receivable	69	(52)
Decrease in other assets	8	42
Increase in other liabilities	541	334

Net Cash Flows From Operating Activities	930	2,073

Cash Flows from Investing Activities
Purchases of securities available-for-sale	(12,500)	(1,999)
Proceeds from maturities and calls of securities available-for-sale	11,065	-
Proceeds from principal paydowns on securities available-for-sale	1,808	1,901
Purchases of securities held-to-maturity	-	(517)
Proceeds from maturities and calls of securities held-to-maturity	815	835
Proceeds from principal paydowns on securities held-to-maturity	48	178
Net decrease (increase) in loans	6,219	(19,293)
Purchase of restricted stock	(414)	(1,477)
Redemption of restricted stock	1,294	1,110
Purchase of premises and equipment	(133)	(112)

Net Cash Flows From Investing Activities	8,202	(19,374)

Cash Flows from Financing Activities
Net increase in deposits	12,945	5,924
Proceeds from borrowings	22,146	67,300
Repayments on borrowings	(42,237)	(59,921)
Effect of stock repurchase plan	-	(42)
Net decrease in official bank checks	(344)	(66)

Net Cash Flows From Financing Activities	(7,490)	13,195

Change in Cash and Cash Equivalents	1,642	(4,106)

Cash and Cash Equivalents - Beginning	6,291	10,397

Cash and Cash Equivalents - Ending	$7,933	$6,291

Supplementary Cash Flows Information
Interest paid	$4,994	$3,905
Taxes paid	$-	$38
Supplemental Noncash Disclosures
Transfers from loans to real estate owned	$730	$-

The accompanying notes are an integral part of the consolidated financial statements.

FSB Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

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

The Company’s principal business consists of originating one-to-four-family residential real estate mortgages, home equity loans and lines of credit and to a lesser extent, originations of commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans. The Company has three mortgage origination offices located in Pittsford, New York; Watertown, New York; and Buffalo, New York.

The Bank also provides non-deposit investment services to its customers through its wholly-owned subsidiary, Fairport Wealth Management. Prior to January 15, 2016, Fairport Wealth Management was known as Oakleaf Services Corporation. The results of operations of Fairport Wealth Management are not material to the consolidated financial statements.

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

Securities

The Company classifies debt investing securities as either available-for-sale or held-to-maturity. The Company does not hold any securities considered to be trading. Available-for-sale securities are reported at fair value, with net unrealized gains and losses reflected as a separate component of stockholders’ equity, net of the applicable income tax effect. Held-to-maturity securities are those that the Company has the ability and intent to hold until maturity and are reported at amortized cost.

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

No impairment charges were recorded related to the restricted stock during 2019 or 2018.

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

Loans serviced for others totaled $116,531,000 and $123,755,000 at December 31, 2019 and 2018, respectively.

The Company also sells correspondent FHA, VA, and USDA mortgage loans, servicing released.

Loan servicing rights are recorded at fair value when loans are sold with servicing rights retained. The fair value of the mortgage servicing rights (“MSRs”) is determined using a method which utilizes servicing income, discount rates, and prepayment speeds relative to the Bank’s portfolio for MSRs and are amortized over the life of the loan. MSRs amounted to $726,000 and $812,000 at December 31, 2019 and 2018, respectively, and are included in other assets on the consolidated balance sheets. In 2019, $30,000 was capitalized and $116,000 was amortized. In 2018, $5,000 was capitalized with $85,000 amortized.

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

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, property held for sale is carried at the lower of the new basis or fair value less any costs to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management or third party valuation experts, and any subsequent write-downs are recorded as a charge to earnings, if necessary, to reduce the carrying value of the property to the lower of its cost or fair value less cost to sell. The Company had two foreclosed commercial real estate loans at December 31, 2019 and no foreclosed loans at December 31, 2018. At December 31, 2019 and 2018 the Company had one residential mortgage loan for $55,000 in the process of foreclosure.

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

FSB Bancorp, Inc.

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

	As of December 31,
	2019	2018

Accumulated Other Comprehensive Loss By Component:
Unrealized losses on securities available-for-sale	$(12)	$(232)
Tax effect	3	49
Net unrealized losses on securities available-for-sale	(9)	(183)

Accumulated other comprehensive loss	$(9)	$(183)

FSB Bancorp, Inc.

Earnings Per Common Share

Basic earnings per common share is calculated by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a similar manner to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to reflect the assumed exercise and conversion of dilutive stock options and unvested restricted stock. In periods of loss, basic earnings per common share and diluted earnings per share are the same due to the fact that the inclusion of any of the dilutive shares will result in an anti-dilutive impact, driven by the loss. Net income available to common stockholders is net income of the Company. Unallocated common shares held by the ESOP are not included in the weighted average number of common shares outstanding for purposes of calculating earnings per common share until they are committed to be released.

The following table sets forth the calculation of basic and diluted earnings per share.

	Year Ended
	December 31,
(In thousands, except per share data)	2019	2018
Basic and Diluted Earnings (Loss) Per Common Share
Net income (loss) available to common stockholders	$(513)	$135
Weighted average basic common shares outstanding	1,859	1,851
Weighted average diluted common shares outstanding	1,859	1,853
Earnings (loss) per common share – basic and diluted	$(0.28)	$0.07

Share Repurchases

The Company announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program. Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its then outstanding shares. The Company did not repurchase any shares in 2019. In 2018, the Company repurchased 2,592 shares at an average price of $16.38 per share. As of December 31, 2019, the Company had repurchased 72,127 shares at an average price of $15.31 per share.

Stock-Based Compensation

On September 27, 2017, the Board of Directors of the Company approved restricted stock and stock option grants to senior management and the directors of the Company, pursuant to the terms of the 2017 Equity Incentive Plan (the “Plan”). The Plan was approved previously by the Company’s stockholders on August 29, 2017. There were no stock options or shares of restricted stock granted to senior management or directors in 2019. An aggregate of 20,000 stock options and 8,400 shares of restricted stock were granted to senior management during the year ended December 31, 2018. The grants to senior management and directors vest over a five year period in equal annual installments, with the first installment vesting on the first anniversary date of the grant and succeeding installments on each anniversary thereafter, through 2023.

New Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This new guidance supersedes the lease requirements in Topic 840, Leases and was based on the principle that a lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The accounting applied by a lessor was largely unchanged from that applied under the previous guidance. In addition, the guidance required an entity to separate the lease components from the nonlease components in a contract. The ASU required disclosures about the amount, timing, and judgments related to a reporting entity's accounting for leases and related cash flows. The standard was required to be applied to all leases in existence as of the date of adoption using a modified retrospective transition approach. This guidance was effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted this ASU on January 1, 2019 and has recognized lease liabilities and right-of-use assets associated with these lease agreements.

FSB Bancorp, Inc.

The new guidance required lessees to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months.  While the guidance required all leases to be recognized in the balance sheet, there continues to be a differentiation between finance leases and operating leases for purposes of income statement recognition and cash flow statement presentation.  For finance leases, interest on the lease liability and amortization of the right-of-use asset will be recognized separately in the consolidated statement of income.  Repayments of principal on those lease liabilities will be classified within financing activities and payments of interest on the lease liability will be classified within operating activities in the statement of cash flows.  For operating leases, a single lease cost is recognized in the consolidated statement of income and allocated over the lease term, generally on a straight-line basis.  All cash payments are presented within operating activities in the statement of cash flows. The accounting applied by lessors is largely unchanged from existing GAAP, however, the guidance eliminates the accounting model for leveraged leases for leases that commence after the effective date of the guidance.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326). This new guidance significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. This ASU will replace the "incurred loss" model under existing guidance with an "expected loss" model for instruments measured at amortized cost, and require entities to record allowances for available-for-sale debt securities rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. This ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. This guidance requires adoption through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This ASU was originally effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption was permitted for all companies as of fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

Effective in November 2019, the FASB issued ASU No. 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which defers certain effective dates of the standards on credit losses (ASU No. 2016-13), hedging (ASU NO. 2017-12), and leases (ASU No. 2016-02). ASU No. 2016-13 is now required to be adopted by the Company  effective January 1, 2023.

In March 2017, the FASB issued an Update (ASU 2017-08) to its guidance on “Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20) related to premium amortization on purchased callable debt securities. The amendments in this update shortened the amortization period for certain callable debt securities held at a premium.  Specifically, the amendments required the premium to be amortized to the earliest call date. The amendments did not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity.  For public companies, the amendments in this update were effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.  An entity should apply the amendments in this update on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption.  Additionally, in the period of adoption, an entity should provide disclosure about a change in accounting principle.  The adoption of this guidance did not have a material impact on our consolidated results of operations or financial position.

In August 2018, the FASB has issued Accounting Standards Update (ASU) No. 2018-15, Intangibles—Goodwill and Other—Internal Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, a consensus of the FASB Emerging Issues Task Force, which amends the FASB ASC to provide guidance on accounting for costs of implementation activities performed in a cloud computing arrangement that is a service contract. In April 2015, the FASB issued ASU No. 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement, which provided guidance to customers concerning whether a cloud computing arrangement (e.g., software, platform, or infrastructure offered as a service) includes a software license. Pursuant to that guidance, (1) if a cloud computing arrangement includes a software license, the software license element of the arrangement should be accounted for in a manner consistent with the acquisition of other software licenses, or (2) if the arrangement does not include a software license, then the arrangement should be accounted for as a service contract, with the fees associated with the hosting element (service) of the arrangement expensed as they are incurred.

FSB Bancorp, Inc.

Following the issuance of ASU No. 2015-05, constituents requested that the FASB provide additional guidance on the accounting for costs of implementation activities performed in a cloud computing arrangement that is a service contract. Accordingly, because U.S. GAAP do not contain explicit guidance on accounting for such costs, and to address the resulting diversity in practice, the FASB has issued ASU No. 2018-15 to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Note that the guidance on accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in ASU No. 2018-15. The amended guidance is effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years.

Subsequent Events

Proposed Merger with Evans Bancorp, Inc.

On December 19, 2019, FSB Bancorp and Evans entered into a merger agreement (the “Merger Agreement”) that provides that FSB Bancorp will merge with and into Evans, with Evans remaining as the surviving corporation in a multi-step merger transaction (the “Merger”). Following the Merger, Fairport Savings Bank will merge with and into Evans Bank, with Evans Bank remaining as the surviving bank (the “Bank Merger”).

At the effective time of the Merger, each outstanding share of FSB Bancorp common stock will be converted into the right to receive, at the election of such holder, either (i) 0.4394 shares of Evans common stock, or (ii) $17.80 in cash, together with cash in lieu of fractional shares, if any. All such elections are subject to adjustment on a pro rata basis, so that approximately 50% of the aggregate merger consideration paid to FSB Bancorp stockholders will be the cash consideration and approximately 50% will be the stock consideration.

The completion of the Merger is subject to customary closing conditions, including approval by FSB Bancorp’s stockholders and the receipt of regulatory approvals or waivers from the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the New York State Department of Financial Services. On March 18, 2020, the Office of the Comptroller of the Currency issued its approval for the Bank Merger. On March 20, 2020, the Federal Reserve Bank of New York issued its waiver for the Merger.

COVID-19

The outbreak of Coronavirus Disease 2019 (“COVID-19”) could adversely impact a broad range of industries in which the Company’s customers operate and impair their ability to fulfill their obligations to the Company.  The World Health Organization has declared Covid-19 to be a global pandemic indicating that almost all public commerce and related business activities must be, to varying degrees, curtailed with the goal of decreasing the rate of new infections.

The spread of the outbreak will likely cause disruptions in the U.S. economy and is highly likely to disrupt banking and other financial activity in the areas in which the Company operates and could potentially create widespread business continuity issues for the Company.

The Company’s business is dependent upon the willingness and ability of its employees and customers to conduct banking and other financial transactions.  If the global response to contain COVID-19 escalates or is unsuccessful, the Company could experience a material adverse effect on its business, financial condition, results of operations and cash flows.

FSB Bancorp, Inc.

Note 2 - Securities

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31, 2019 and 2018 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2019:	(In Thousands)
Available-for-Sale:
U.S. Government and agency obligations	$14,043	$6	$(14)	$14,035
Mortgage-backed securities - residential	4,095	14	(18)	4,091

	$18,138	$20	$(32)	$18,126
Held-to-Maturity:
Mortgage-backed securities - residential	$409	$3	$-	$412
State and municipal securities	4,757	128	-	4,885

	$5,166	$131	$-	$5,297

December 31, 2018:
Available-for-Sale:
U.S. Government and agency obligations	$12,610	$7	$(162)	$12,455
Mortgage-backed securities - residential	5,953	24	(101)	5,876
	$18,563	$31	$(263)	$18,331
Held-to-Maturity:
Mortgage-backed securities - residential	$458	$6	$(1)	$463
State and municipal securities	5,594	29	(56)	5,567

	$6,052	$35	$(57)	$6,030

Mortgage-backed securities consist of securities that are issued by Fannie Mae (“FNMA”), Freddie Mac (“FHLMC”), Ginnie Mae (“GNMA”), and are collateralized by residential mortgages. U.S. Government and agency obligations include notes and bonds with both fixed and variable rates. State and municipal securities consist of government obligations and revenue bonds.

FSB Bancorp, Inc.

The amortized cost and estimated fair value by contractual maturity of debt securities at December 31, 2019 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In Thousands)
Due in one year or less	$-	$-	$746	$748
Due after one year through five years	9,043	9,041	2,517	2,554
Due after five years through ten years	5,000	4,994	1,494	1,583
Mortgage-backed securities - residential	4,095	4,091	409	412
	$18,138	$18,126	$5,166	$5,297

There were no realized gains on sales of securities in 2019 or 2018.

No securities were pledged to secure public deposits or for any other purpose required or permitted by law at December 31, 2019 and 2018.

Management has reviewed its loan and mortgage-backed securities portfolios and determined that, to the best of its knowledge, little or no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of investing in, or originating, these types of investments or loans.

FSB Bancorp, Inc.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2019 and 2018:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
2019:
Available-for-Sale
U.S. Government and agency obligations	$2,993	$10	$2,536	$4	$5,529	$14
Mortgage-backed securities – residential(1)	131	-	3,065	18	3,196	18
	$3,124	$10	$5,601	$22	$8,725	$32
2019:
Held-to-Maturity
Mortgage-backed securities – residential	$-	$-	$-	$-	$-	$-
State and municipal Securities	-	-	-	-	-	-
	$-	$-	$-	$-	$-	$-

2018:
Available-for-Sale
U.S. Government and agency obligations	$-	$-	$9,445	$162	$9,445	$162
Mortgage-backed securities – residential(1)	203	-	3,749	101	3,952	101
	$203	$-	$13,194	$263	$13,397	$263
2018:
Held-to-Maturity
Mortgage-backed securities – residential	$-	$-	$165	$1	$165	$1
State and municipal Securities	1,039	4	3,021	52	4,060	56
	$1,039	$4	$3,186	$53	$4,225	$57

(1) Aggregate unrealized loss position of these securities is less than $500.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. In 2019 and 2018, the Company did not record an other-than-temporary impairment charge.

At December 31, 2019, one residential mortgage-backed security and two U.S. Government and agency obligations were in a continuous unrealized loss position for less than twelve months. At December 31, 2019, five residential mortgage-backed securities and two U.S. Government and agency obligations were in a continuous unrealized loss position for more than twelve months. The debt securities and residential mortgage-backed securities were issued by U.S. Government sponsored agencies.

All are paying in accordance with their terms with no deferrals of interest or defaults. Because the decline in fair value is attributable to changes in interest rates, not credit quality, and because management does not intend to sell and will not be required to sell these securities prior to recovery or maturity, no declines are deemed to be other-than-temporary.

FSB Bancorp, Inc.

Note 3 – Loans and The Allowance for Loan Losses

Net loans at December 31, 2019 and 2018 consist of the following:

	2019	2018
	(In Thousands)
Real estate loans:
Secured by one- to four-family residences	$212,903	$221,602
Secured by multi-family residences	10,876	10,241
Construction	4,679	4,898
Commercial real estate	23,081	22,492
Home equity lines of credit	17,459	16,766
Commercial & industrial	7,133	7,290
Other loans	44	50

Total Loans	276,175	283,339

Net deferred loan origination fees	(26)	(37)
Allowance for loan losses	(1,641)	(1,561)

Net Loans	$274,508	$281,741

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
Other loans

The Company’s primary lending activity is the origination of one- to four-family residential real estate mortgage loans. At December 31, 2019, $212.9 million, or 77.1%, of the total loan portfolio consisted of one- to four-family residential real estate mortgage loans compared to $221.6 million, or 78.2%, of the total loan portfolio at December 31, 2018.

FSB Bancorp, Inc.

The Company offers home equity lines of credit, which are primarily secured by a second mortgage on one- to four-family residences. At December 31, 2019, home equity lines of credit totaled $17.5 million, or 6.3%, of total loans receivable compared to $16.8 million, or 5.9%, of total loans receivable at December 31, 2018.

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

Multi-family residential loans generally are secured by rental properties. Multi-family real estate loans are offered with fixed and adjustable interest rates. Loans secured by multi-family real estate totaled $10.9 million, or 3.9%, of the total loan portfolio at December 31, 2019 compared to $10.2 million, or 3.6%, of the total loan portfolio at December 31, 2018. Multi-family real estate loans are originated for terms of up to 20 years. Adjustable-rate multi-family real estate loans are tied to the average yield on U.S. Treasury securities, subject to periodic and lifetime limitations on interest rate changes.

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

The Company originates construction loans for the purchase of developed lots and for the construction of single-family residences. At December 31, 2019, construction loans totaled $4.7 million, or 1.7%, of total loans receivable compared to $4.9 million, or 1.7%, at December 31, 2018. At December 31, 2019, the additional unadvanced portion of these construction loans totaled $4.6 million compared to $4.4 million at December 31, 2018. Construction loans are offered to individuals for the construction of their personal residences by a qualified builder (construction/permanent loans).

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

Commercial real estate loans are secured by office buildings, mixed-use properties, places of worship and other commercial properties. Loans secured by commercial real estate totaled $23.1 million, or 8.3%, of the Company’s total loan portfolio at December 31, 2019 compared to $22.5 million, or 7.9%, of our total loan portfolio at December 31, 2018.

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

The commercial and industrial product set includes loans to individuals or businesses on an installment basis secured by vehicles, equipment or other durable goods for which the loans were made, loans for and secured by machinery and/or equipment for which a legitimate resale market exists, lines of credit to businesses and individuals, and unsecured loans to businesses and individuals on a short-term basis. At December 31, 2019, these loans totaled $7.1 million, or 2.6%, of the total loan portfolio compared to $7.3 million, or 2.6%, at December 31, 2018.

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

The Company offers a variety of other loans secured by property other than real estate. At December 31, 2019, these other loans totaled $44,000, or 0.1%, of the total loan portfolio compared to other loans totaling $50,000, or 0.1%, of the total loan portfolio at December 31, 2018. These loans include automobile, passbook, overdraft protection and unsecured loans. Due to the relative immateriality of other loans, the Company’s risk associated with these loans is not considered significant.

FSB Bancorp, Inc.

The following table sets forth the allowance for loan losses allocated by loan class and the activity in the allowance for loan losses for the years ending December 31, 2019 and 2018. The allowance for loan losses allocated to each class is not necessarily indicative of future losses in any particular class and does not restrict the use of the allowance to absorb losses in other classes.

	Secured by	Secured by
At December 31, 2019	one-to-four	multi-family			Home equity
	family residences	residences	Construction	Commercial	lines of credit	Commercial	Other/
(In thousands)	real estate loans	real estate loans	real estate loans	real estate loans	real estate loans	& industrial	Unallocated	Total
Allowance for loan losses:
Beginning Balance	$866	$77	$24	$284	$103	$97	$110	$1,561
Charge-offs	(1)	-	-	(214)	-	-	-	(215)
Recoveries	-	-	-	-	-	-	-	-
Provisions (Credits)	(77)	4	(1)	440	1	7	(79)	295
Ending balance	$788	$81	$23	$510	$104	$104	$31	$1,641
Ending balance: related to loans individually evaluated for impairment	-	-	-	$154	-	$10	-	$164
Ending balance: related to loans collectively evaluated for impairment	$788	$81	$23	$356	$104	$94	$31	$1,477
Loans receivables:
Ending balance	$212,903	$10,876	$4,679	$23,081	$17,459	$7,133	$44	$276,175
Ending balance: related to loans individually evaluated for impairment	$55	-	-	$954	-	$45	-	$1,054
Ending balance: related to loans collectively evaluated for impairment	$212,848	$10,876	$4,679	$22,127	$17,459	$7,088	$44	$275,121

	Secured by	Secured by
At December 31, 2018	one-to-four	multi-family			Home equity
	family residences	residences	Construction	Commercial	lines of credit	Commercial	Other/
(In thousands)	real estate loans	real estate loans	real estate loans	real estate loans	real estate loans	& industrial	Unallocated	Total
Allowance for loan losses:
Beginning Balance	$816	$80	$54	$148	$107	$47	$9	$1,261
Charge-offs	-	-	-	-	-	-	-	-
Recoveries	-	-	-	-	-	-	-	-
Provisions (Credits)	50	(3)	(30)	136	(4)	50	101	300
Ending balance	$866	$77	$24	$284	$103	$97	$110	$1,561
Ending balance: related to loans individually evaluated for impairment	-	-	-	-	-	-	-	-
Ending balance: related to loans collectively evaluated for impairment	$866	$77	$24	$284	$103	$97	$110	$1,561
Loans receivables:
Ending balance	$221,602	$10,241	$4,898	$22,492	$16,766	$7,290	$50	$283,339
Ending balance: related to loans individually evaluated for impairment	-	-	-	-	-	-	-	-
Ending balance: related to loans individually evaluated for impairment	$221,602	$10,241	$4,898	$22,492	$16,766	$7,290	$50	$283,339

FSB Bancorp, Inc.

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

The following table summarizes impaired loans information by portfolio class as of and for the years ended December 31, 2019 and 2018:

	As of December 31, 2019
(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized on Cash Basis
Without an allowance recorded:
Secured by one-to-four residences	$55	$55	$-	$55	$-
With an allowance recorded:
Commercial real estate	$954	$954	$151	$961	$33
Commercial & industrial loans	$45	$45	$10	$45	$-
Total loans	$1,054	$1,054	$161	$1,061	$33

As of December 31, 2018
(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized on Cash Basis
Without an allowance recorded:
Secured by one-to-four residences	$-	$-	$-	$-	$-
With an allowance recorded:
Commercial real estate	$-	$-	$-	$-	$-
Commercial & industrial loans	$-	$-	$-	$-	$-
Total loans	$-	$-	$-	$-	$-

FSB Bancorp, Inc.

The commercial real estate loan that was considered impaired at December 31, 2019 was sold subsequent to year-end with no additional losses incurred by the Company.

The following table presents the risk category of loans by class at December 31, 2019 and 2018:

	Pass	Special Mention	Substandard	Doubtful	Total
2019	(In Thousands)
One- to four-family residential	$210,194	$183	$2,526	$-	$212,903
Multi-family residential	10,876	-	-	-	10,876
Construction	4,679	-	-	-	4,679
Commercial real estate	18,772	3,355	954	-	23,081
Home equity lines of credit	17,280	14	165	-	17,459
Commercial & industrial	7,050	10	73	-	7,133
Other loans	39	-	5	-	44
Total	$268,890	$3,562	$3,723	$-	$276,175

2018
One- to four-family residential	$218,222	$494	$2,886	$-	$221,602
Multi-family residential	10,241	-	-	-	10,241
Construction	4,898	-	-	-	4,898
Commercial real estate	21,313	931	248	-	22,492
Home equity lines of credit	16,565	-	201	-	16,766
Commercial & industrial	7,245	-	45	-	7,290
Other loans	50	-	-	-	50
Total	$278,534	$1,425	$3,380	$-	$283,339

FSB Bancorp, Inc.

Delinquent Loans. Loans are considered past due if the required principal and interest payments have not been received within thirty days of the payment due date. An age analysis of past due loans, segregated by portfolio segment and class of loans, as of December 31, 2019 and December 31, 2018, are detailed in the following table:

	30-59 Days Past Due	60-89 Days Past Due	90 Days or More	Total Past Due	Current	Total Loans Receivable
	(In thousands)
2019
Real estate loans:
One- to four-family residential	$82	$-	$55	$137	$212,766	$212,903
Multi-family residential	-	-	-	-	10,876	10,876
Construction	-	-	-	-	4,679	4,679
Commercial	-	-	954	954	22,127	23,081
Home equity lines of credit	-	14	-	14	17,445	17,459
Commercial & industrial	16	21	45	82	7,051	7,133
Other loans	-	-	5	5	39	44
Total	$98	$35	$1,059	$1,192	$274,983	$276,175

2018
Real estate loans:
One- to four-family residential	$227	$349	$55	$631	$220,971	$221,602
Multi-family residential	-	-	-	-	10,241	10,241
Construction	-	-	-	-	4,898	4,898
Commercial	248	-	-	248	22,244	22,492
Home equity lines of credit	147	-	-	147	16,619	16,766
Commercial & industrial	-	-	45	45	7,245	7,290
Other loans	-	-	-	-	50	50
Total	$622	$349	$100	$1,071	$282,268	$283,339

Nonaccrual loans, segregated by class of loan, were as follows:

	December 31,	December 31,
(In thousands)	2019	2018
Residential mortgage loans:
Secured by one-to-four family residences	$55	$55
	55	55
Commercial loans:
Real estate	954	-
Commercial and industrial loans	45	45
	999	45
Total nonaccrual loans	$1,054	$100

There were no loans that were past due 90 days or more and still accruing interest at December 31, 2019 and 2018. At December 31, 2019 and 2018, there were no troubled debt restructurings.

Interest on non-accrual loans that would have been earned if loans were accruing interest was immaterial for 2019 and 2018.

Management has reviewed its loan portfolio and determined that, to the best of its knowledge, no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of originating these types of loans.

FSB Bancorp, Inc.

Foreclosed real estate at December 31, 2019 is summarized as follows (in thousands):

Beginning balance	$-
Commercial real estate loans transferred to real estate owned	944
Direct write-downs	(214)

End of year	$730

Activity in the valuation allowance was as follows for the year ended December 31, 2019 (in thousands):

Beginning balance	$25
Provisions charged to expense	189
Direct write-downs	(214)

End of year	$-

Expenses incurred during the year ended December 31, 2019 related to foreclosed assets include (in thousands):

Operating expenses	$27

At December 31, 2019, the balance of foreclosed real estate includes $0 of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. The recorded investment of mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process is $55,000 at December 31, 2019 and 2018. The Company had no foreclosed real estate at December 31, 2018. Expenses related to foreclosed assets subsequent to December 31, 2019 totaled $28,000.

Note 4 - Premises and Equipment

Premises and equipment at December 31, 2019 and 2018 are summarized as follows:

	2019	2018
	(In Thousands)
Premises	$5,003	$5,003
Furniture and equipment	3,452	3,357

	8,455	8,360
Accumulated depreciation and amortization	(6,016)	(5,629)

	$2,439	$2,731

Depreciation and amortization expense was $425,000 and $445,000 for the years ended December 31, 2019 and 2018, respectively.

At December 31, 2019, the Company was obligated under non-cancelable operating leases for existing branches in Penfield, Irondequoit, Webster, and Perinton, New York and for four mortgage-origination offices in Watertown, Pittsford, Greece, and Buffalo, New York. Rent expense under leases totaled $456,000 during 2019 and $457,000 during 2018.

FSB Bancorp, Inc.

The Company occupies certain banking and mortgage origination offices under noncancelable operating lease agreements which were not reflected on the consolidated balance sheet at December 31, 2018.  Upon adoption of ASC Topic 842, Leases, on January 1, 2019, the Company recorded an asset of $2.3 million and a corresponding liability in the amount of $2.6 million on the consolidated balance sheets, as a result of recognizing operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets. The Company elected to adopt the transition relief under ASC Topic 842 using the modified retrospective transition method. All lease agreements are accounted for as operating leases. The Company has no unamortized initial direct costs related to the establishment of these lease agreements as of January 1, 2019. The Company has elected the available practical expedients and implemented internal controls and key system functionality to enable the preparation of financial information on adoption.

Leases have remaining lease terms that vary from less than one year up to 12 years, some of which include options to extend the leases for various renewal periods. All options to renew are included in the current lease term when management believes it is reasonably certain that the renewal options will be exercised.

The components of the lease expense are as follows:

For the year
ended December 31,
(In thousands)	2019
Operating lease cost	$387
Short-term lease cost	69
Total	$456

Supplemental cash flow information related to leases was as follows:

For the year
ended December 31,
(In thousands)	2019
Cash paid for amount included in the measurement of operating lease liabilities:
Operating cash flows from operating leases	$387

Supplemental consolidated balance sheet information related to leases was as follows:

(In thousands, except lease term and discount rate)	December 31, 2019
Operating Leases
Operating lease right-of-use assets	$2,123
Operating lease liabilities	$2,322

Weighted Average Remaining Lease Term
Operating Leases	8.6 years

Weighted Average Discount Rate
Operating Leases	3.52%

Maturities of operating lease liabilities were as follows:

Year Ending December 31,
(In thousands)
2020	$318
2021	312
2022	252
2023	194
2024	206
Thereafter	1,040
Total minimum lease payments	$2,322

FSB Bancorp, Inc.

Note 5 - Deposits

The components of deposits at December 31, 2019 and 2018 consist of the following:

	2019	2018
	(In Thousands)
Non-interest bearing	$12,886	$10,947
NOW accounts	30,950	28,376
Regular savings, tax escrow and demand clubs	25,500	27,478
Money market	33,392	31,880
Individual retirement accounts	6,774	6,477
Certificates of deposit	126,058	117,457

	$235,560	$222,615

As of December 31, 2019, individual retirement accounts and certificates of deposit have scheduled maturities as follows (in thousands):

2020	$96,523
2021	32,296
2022	1,903
2023	905
2024	1,205

$132,832

The aggregate amount of time deposits, each with a minimum denomination of $250,000 was $20,430,000 and $18,032,000 at December 31, 2019 and 2018, respectively. Listing service deposits totaled $8,506,000 and $11,225,000 at December 31, 2019 and 2018, respectively. Under the Dodd-Frank Act, deposit insurance per account owner is $250,000.

Interest expense on deposits for the years ended December 31, 2019 and 2018 is as follows:

	2019	2018
	(In Thousands)
NOW accounts	$88	$92
Regular savings and demand clubs	164	147
Money market	330	345
Individual retirement accounts	116	85
Certificates of deposit	2,771	1,922

	$3,469	$2,591

FSB Bancorp, Inc.

Note 6 - Borrowings

Borrowings consist of advances from the Federal Home Loan Bank of New York (FHLB).

The following table sets forth the contractual maturities of borrowings with the FHLB as of December 31:

Advance Date	Maturity Date	Current Rate	2019	2018
			(In Thousands)
09/05/12	09/05/19	1.13%	$-	$246
12/19/12	12/19/19	1.20%	-	321
01/04/13	01/04/19	1.52%	-	1,000
01/22/13	01/22/19	1.44%	-	1,000
02/20/13	02/20/20	1.28%	37	185
02/20/13	02/21/23	1.77%	345	447
01/21/14	01/22/19	1.45%	-	34
03/20/14	03/20/19	1.50%	-	103
07/21/14	07/21/21	1.94%	250	397
07/21/14	07/22/19	2.08%	-	500
08/21/14	08/21/19	2.12%	-	1,000
10/02/14	10/04/21	2.00%	576	867
10/15/14	10/15/21	1.69%	286	431
11/28/14	11/29/21	1.90%	599	890
12/31/14	12/31/19	1.63%	-	224
01/14/15	01/14/20	1.73%	1,500	1,500
01/21/15	01/21/20	1.79%	500	500
01/21/15	01/21/21	1.97%	500	500
04/13/15	04/13/20	1.74%	1,000	1,000
05/20/15	05/20/20	1.52%	103	308
05/20/15	05/20/22	1.91%	372	517
06/25/15	06/25/20	1.65%	121	326
10/29/15	10/29/20	1.51%	378	784
10/29/15	10/29/20	1.90%	1,000	1,000
01/27/16	01/27/21	1.92%	1,000	1,000
01/27/16	01/27/23	1.87%	469	611
02/12/16	02/13/23	1.66%	479	621
02/12/16	02/13/23	2.04%	500	500
10/28/16	10/28/20	1.57%	1,000	1,000
11/04/16	11/04/21	1.72%	2,000	2,000
11/17/16	11/17/21	2.13%	1,000	1,000
11/17/16	11/17/21	1.78%	411	611
11/17/16	11/17/23	2.07%	589	729
11/28/16	11/29/19	1.78%	-	1,500
12/21/16	12/23/19	1.91%	-	1,000
01/04/17	01/04/19	1.62%	-	1,500
01/19/17	01/21/20	1.91%	1,000	1,000
03/24/17	03/24/22	2.00%	719	1,017
03/24/17	03/25/24	2.28%	956	1,164
07/24/17	07/24/20	1.88%	1,000	1,000
07/24/17	07/26/21	2.03%	1,000	1,000
07/24/17	07/25/22	1.94%	545	743
08/31/17	08/31/21	1.96%	1,000	1,000

FSB Bancorp, Inc.

Advance Date	Maturity Date	Current Rate	2019	2018
			(In Thousands)
09/11/17	09/11/20	1.80%	1,000	1,000
09/11/17	09/12/22	2.07%	1,500	1,500
09/27/17	09/27/22	2.28%	1,000	1,000
01/18/18	01/18/19	2.17%	-	1,500
01/24/18	01/24/20	2.42%	1,500	1,500
02/09/18	02/09/22	2.78%	2,500	2,500
03/21/18	03/21/23	3.13%	1,500	1,500
04/04/18	04/04/23	3.00%	2,000	2,000
05/22/18	05/23/22	3.22%	1,500	1,500
05/29/18	05/31/22	2.97%	2,000	2,000
05/29/18	05/30/23	3.01%	1,500	1,500
06/28/18	06/28/23	3.13%	1,000	1,000
06/28/18	06/28/24	3.25%	2,000	2,000
07/23/18	07/23/24	3.34%	1,000	1,000
08/20/18	08/20/20	2.93%	2,000	2,000
08/31/18	02/28/19	2.56%	-	1,500
09/25/18	03/25/19	2.66%	-	2,000
09/27/18	09/27/21	3.24%	1,500	1,500
10/18/18	04/18/19	2.76%	-	1,500
10/30/18	04/30/19	2.78%	-	1,500
11/23/18	05/23/19	2.82%	-	1,500
12/03/18	01/03/19	2.61%	-	3,750
12/20/18	06/20/19	2.81%	-	2,000
01/29/19	01/30/23	2.94%	3,000	-
01/29/19	01/29/24	2.97%	3,000	-
09/30/19	03/30/20	2.10%	1,000	-

			$51,735	$71,826

Borrowings are secured by residential mortgages with a carrying amount of $194,868,000 at December 31, 2019 and the Company’s investment in FHLB stock. As of December 31, 2019, $111,948,000 was available for borrowings. At December 31, 2018, borrowings were secured by residential mortgages with a carrying amount of $201,922,000, and $94,106,000 was available for new borrowings.

The following table sets forth the contractual maturities of all FHLB borrowings at December 31, 2019 (dollars in thousands):

	Contractual Maturity	Weighted Average Rate
2020	$13,140	2.04%
2021	10,121	2.11
2022	10,137	2.60
2023	11,381	2.78
2024	6,956	3.01
	$51,735	2.46%

The Company also has a repurchase agreement with Raymond James providing an additional $10.0 million in liquidity collateralized by the Company’s U.S. Government and agency obligations. There were no advances outstanding under the repurchase agreement at December 31, 2019 and 2018. Securities are not pledged until the borrowing is initiated. In addition to the repurchase agreement with Raymond James, the Company also has an unsecured line of credit through Atlantic Community Bankers Bank which would provide an additional $5.0 million in liquidity. There were no draws or outstanding balances from the line of credit at December 31, 2019 and 2018.

FSB Bancorp, Inc.

Note 7 - Income Taxes

The provision for (benefit from) income taxes for 2019 and 2018 consists of the following:

	2019	2018
	(In Thousands)
Current
Federal	$106	$163
State	3	4
Deferred	(210)	(135)
	$(101)	$32

The Company’s effective tax rate was 16% and 19% in 2019 and 2018, respectively. The effective tax rate primarily reflects the impact of non-tax interest and dividends from tax exempt securities.

Items that give rise to differences between income tax expense included in the consolidated statements of income and taxes computed by applying the statutory federal tax at a rate of 21% included the following (dollars in thousands):

	2019		2018
	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income
Federal Tax at a Statutory rate	$(129)	21%	$35	21%
State taxes, net of Federal provision	422	(69)	14	9
Change in valuation allowance	(419)	68	(11)	(7)
Nontaxable interest and dividend income	(18)	3	(19)	(11)
Other items	43	(7)	13	7
Income tax provision	$(101)	16%	$32	19%

FSB Bancorp, Inc.

Deferred income tax assets and liabilities resulting from temporary differences are summarized as follows and are included in other assets at December 31, 2019 and at December 31, 2018 in the accompanying consolidated balance sheets:

	2019	2018
	(In Thousands)
Deferred tax assets:
Deferred loan origination fees	$75	$94
Allowance for loan losses - Federal	485	408
State tax credits	180	825
Supplemental Executive Retirement Plan	221	216
Unrealized loss on securities available for sale	3	49
Net operating loss	639	477
Stock compensation	42	32
Depreciation	128	-
Other	84	43

	1,857	2,144
Valuation allowance	(994)	(1,413)
Total deferred tax assets, net of valuation allowance	863	731

Deferred tax liabilities:
Depreciation	-	(9)
Mortgage servicing rights	(190)	(213)

Total deferred tax liabilities	(190)	(222)

Net deferred tax asset	$673	$509

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

Under current income tax laws, the base-year reserves would be subject to recapture if the Company pays a cash dividend in excess of earnings and profits or liquidates. The Bank does not expect to take any actions in the foreseeable future that would require the recapture of any Federal reserves. As a result, a deferred tax liability has not been recognized with respect to the Federal base-year reserve of $1,518,000 at December 31, 2019 and 2018, because the Bank does not expect that this amount will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal base-year reserve was $319,000 at December 31, 2019 and 2018. It is more likely than not that this liability will never be incurred because, as noted above, the Bank does not expect to take any action in the future that would result in this liability being incurred.

The Company's Federal and New York State tax returns, constituting the returns of the major taxing jurisdictions, are subject to examination by the taxing authorities for 2016, 2017, and 2018 as prescribed by applicable statute. No waivers have been executed that would extend the period subject to examination beyond the period prescribed by statute.

FSB Bancorp, Inc.

Note 8 – Accumulated Other Comprehensive Loss

Changes in the components of accumulated other comprehensive loss (“AOCI”), net of tax, for the periods indicated are summarized in the table below, in thousands.

	For the year ended December 31, 2019
(In thousands)	Unrealized Losses on Available- for-Sale Securities	Total
Beginning balance	$(183)	$(183)
Other comprehensive income	174	174
Ending balance	$(9)	$(9)

	For the year ended December 31, 2018
(In thousands)	Unrealized Losses on Available- for-Sale Securities	Total
Beginning balance	$(165)	$(165)
Other comprehensive loss	(18)	(18)
Ending balance	$(183)	$(183)

Note 9 - Employee Benefit Plans

The Bank has a 401(k) plan for all eligible employees. Employees are eligible for participation in the 401(k) Plan after one year of service and attaining age 19. The 401(k) Plan allows employees to contribute 1% to 100% of their annual salary subject to statutory limitations. Matching contributions made by the Bank are 100% of the first 6% of compensation that an employee contributes to the 401(k) Plan. In addition, the Bank may make a discretionary contribution as a percentage of each eligible employee’s annual base compensation including the value of ESOP shares allocated. Matching contributions to the 401(k) Plan amounted to $217,000 and $218,000 for the years ended December 31, 2019 and 2018, respectively. Discretionary contributions to the 401(k) Plan were $55,000 and $28,000 for the years ended December 31, 2019 and 2018, respectively.

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

Shares are released to participants on a straight-line basis as the loan is repaid and totaled 3,808 shares for each of the years ended December 31, 2019 and December 31, 2018. Total expense for the ESOP was $66,000 and $72,000 for the years ended December 31, 2019 and 2018, respectively. At December 31, 2019, the Company had 26,655 unearned ESOP shares having an aggregate market value of $463,264.

FSB Bancorp, Inc.

The Bank has a supplemental executive retirement plan (SERP) for two participants, one current executive and one retired executive. All benefits provided under the SERP are unfunded and, as these executives retire, the Company will make payments to participants. The Company has recorded $845,000 and $826,000 at December 31, 2019 and 2018 respectively, for the SERP in other liabilities. In 2019 and 2018, the expense under the SERP totaled $79,000 and $59,000, respectively.

On September 27, 2017, the Board of Directors of the Company approved the grant of restricted stock awards to its Directors and executive officers under the 2017 Equity Incentive Plan that was approved at the special meeting of stockholders on August 29, 2017 when 77,668 shares were authorized for award. There were no restricted stock awards granted in 2019. On January 5, 2018 and July 2, 2018, a total of 8,400 restricted stock awards were granted to five executive officers of the Company with the fair value of the stock at $17.52 and $17.75, respectively. The awards vest ratably over five years (20% per year for each year of the participant’s service with the Company). Vesting will automatically accelerate in the event of a participant’s death, disability, or involuntary termination following a change in control.

A summary of the Company’s stock award activity for the years ended December 31, 2019 and 2018 is as follows:

	2019		2018
	Stock Awards	Weighted Average Price Per Share	Stock Awards	Weighted Average Price Per Share
Outstanding at beginning of year	71,100	$16.82	62,700	$16.72
Grants	-	-	8,400	17.57
Outstanding at year end	71,100	$16.82	71,100	$16.82

Vested shares at year end	29,408	$16.78	15,644	$16.72
Unvested shares at year end	41,692	$16.85	55,456	$16.85
Total outstanding shares at year end	71,100		71,100

The Bank also has a stock-based compensation plan which allows the Company to issue up to 194,168 stock options. There were no stock options granted in 2019. On January 5, 2018 and July 2, 2018, the Board of Directors granted a combined total of 20,000 options to buy stock under the plan at exercise prices of $17.52 and $17.75, the fair value of the stock as of January 5th and July 2nd, respectively. These options have a 10-year term and are vested over a five-year period. Vesting will automatically accelerate in the event of a participant’s death, disability, or involuntary termination following a change in control.

A summary of the Company’s stock option activity and related information for its option plans for the years ended December 31, 2019 and 2018 is as follows:

	2019			2018
	Options	Exercise Price Range	Weighted Average Exercise Price Per Share	Options	Exercise Price Range	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	172,080	$16.69-$17.75	$16.82	152,080	$16.69-$16.72	$16.72
Grants	-	-	-	20,000	$17.52-$17.75	17.58
Exercised	-	-	-	-	-	-
Outstanding at year end	172,080	$16.69-$17.75	$16.82	172,080	$16.69-$17.75	$16.82

Exercisable at year end	64,832	$16.69-$17.75	$16.77	30,416	$16.69-$16.72	$16.72

FSB Bancorp, Inc.

The Company uses the Black-Scholes option-pricing model to estimate fair value of stock-based awards. The following weighted average assumptions were used to value options granted during the years ended December 31, 2019 and 2018:

	2019	2018

Risk-free interest rate	-	2.41%
Volatility factor	-	10.47%
Dividends	-	0.00%
Weighted average expected life (years)	-	5.00
Forfeiture rate	-	0.00%

The Company calculates expected volatility for stock options by taking an average of historical volatility over the past five years and a computation of implied volatility. The computation of expected term was determined based on the contractual terms of the stock-based awards and vesting schedules. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield in effect at the time of grant. Forfeiture rates are calculated by dividing unvested shares forfeited by beginning shares outstanding.

The grants to senior management and directors vest over a five year period in equal annual installments, with the first installment vesting on the first anniversary date of the grant and succeeding installments on each anniversary thereafter, through 2023. Vesting will automatically accelerate in the event of a participant’s death, disability, or involuntary termination following a change in control.

The compensation expense of the awards is based on the fair value of the instruments on the date of grant. The Company recorded compensation expense in the amount of $304,000 and $310,000 for the years ended December 31, 2019 and 2018, respectively and is expected to record approximately $304,000 in 2020 and 2021, $238,000 in 2022, and $5,000 in 2023.

The grant date fair value of all options granted during 2018 under the methods and assumptions described above was $55,000.

The Company’s unrecognized compensation cost, net of estimated forfeitures, related to the non-vested share-based compensation arrangements granted under the plan is expected to be recognized over a weighted average period of approximately 2.80 years.

The aggregate intrinsic value of options outstanding and exercisable at December 31, 2019 and 2018 were approximately $40,000 and $9,000, respectively.

A summary of changes in the Company’s unvested options for the year is as follows:

Unvested Options	Options	Weighted Average Grant Date Fair Value

Unvested at January 1, 2019	141,664	$2.31
Granted	-	-
Vested	34,416	2.30

Unvested at December 31, 2019	107,248	$2.31

FSB Bancorp, Inc.

Note 10: Other Income

The Company has included the following table regarding the Company’s other income for 2019 and 2018. All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within Non-Interest Income. The following table presents the Company’s sources of Non-Interest Income for the twelve months ended December 31, 2019 and 2018. Items outside the scope of ASC 606 are noted as such.

	For the year ended	For the year ended
	December 31, 2019	December 31, 2018
(In thousands)
Service fees
Deposit related fees	$65	$66
Insufficient funds fee	76	83
Total service fees	141	149
Fee income
Securities commission income	8	43
Insurance commission income	11	88
Total insurance and securities commission income	19	131
Card income
Debit card interchange fee income	135	146
ATM fees	30	31
Total card income	165	177
Mortgage fee income and realized gain on sales of loans*
Residential mortgage loan origination fees	229	324
Commercial loan fees	85	88
Loan servicing income	298	331
Realized gain on sales of residential mortgage loans	931	1,390
Realized gain on sale of SBA loan	-	47
Total mortgage fee income and realized gain on sales of loans	1,543	2,180
Bank owned life insurance	58	61
Other miscellaneous income	11	19
Total non-interest income	$1,937	$2,717

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

As of December 31, 2019 and 2018, loans outstanding with related parties were $469,000 and $485,000, respectively. During 2019, there were new loans of $415,000, sales of $360,000 and repayments totaled $71,000.

FSB Bancorp, Inc.

Note 12 - Commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments summarized as follows at December 31, 2019 and 2018:

	2019	2018
	(In Thousands)
Commitments to extend credit:
Commitments to grant loans	$11,351	$5,578
Unadvanced portion of construction loans	4,601	4,439
Unfunded commitments under lines of credit	23,539	18,774

	$39,491	$28,791

Commitments to grant loans at fixed-rates at December 31, 2019 totaled $5.9 million and had interest rates that ranged from 3.125% to 4.875% as compared to commitments to grant loans at fixed-rates at December 31, 2018 which totaled $3.1 million and had interest rates that ranged from 4.50% to 6.00%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank had one commercial letter of credit for $16,000 at December 31, 2019 and three commercial letters of credit for $64,000 at December 31, 2018.

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

FSB Bancorp, Inc.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 capital (as defined), and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 to adjusted total assets (as defined). Management believes that, as of December 31, 2019 and 2018, the Bank met all capital adequacy requirements to which it was subject. As of December 31, 2019, the most recent notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s status as well capitalized.

The Bank’s actual capital amounts and ratios are presented in the table below.

					Minimum
					To Be "Well-
			Minimum		Capitalized"		Well-Capitalized
			For Capital		Under Prompt		With Buffer, Fully
	Actual		Adequacy Purposes		Corrective Provisions		Phased in for 2019
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2019
Total Core Capital (to Risk-Weighted Assets)	$30,780	15.32%	≥$16,075	≥8.0%	≥$20,093	≥10.0%	≥$21,098	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	29,139	14.50	≥12,056	≥6.0	≥16,075	≥8.0	≥17,079	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	29,139	14.50	≥9,042	≥4.5	≥13,061	≥6.5	≥14,065	≥7.0
Tier 1 Capital (to Assets)	29,139	9.01	≥12,938	≥4.0	≥16,172	≥5.0	≥16,172	≥5.0
As of December 31, 2018:
Total Core Capital (to Risk-Weighted Assets)	$30,896	15.70%	≥$14,927	≥8.0%	≥$18,658	≥10.0%	≥$20,665	≥10.5%
Tier 1 Capital (to Risk-Weighted Assets)	29,335	14.91	≥11,808	≥6.0	≥14,927	≥8.0	≥16,729	≥8.5
Tier 1 Common Equity (to Risk-Weighted Assets)	29,335	14.91	≥8,856	≥4.5	≥12,128	≥6.5	≥13,777	≥7.0
Tier 1 Capital (to Assets)	29,335	9.07	≥12,938	≥4.0	≥15,216	≥5.0	≥16,173	≥5.0

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

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows at December 31:

(In Thousands)
2019	Total	Level 1	Level 2	Level 3
U.S. Government and agency obligations	$14,035	$-	$14,035	$-
Mortgage-backed securities - residential	4,091	-	4,091	-
Total Available-for-Sale Securities	$18,126	$-	$18,126	$-

2018	Total	Level 1	Level 2	Level 3
U.S. Government and agency obligations	$12,455	$-	$12,455	$-
Mortgage-backed securities - residential	5,876	-	5,876	-
Total Available-for-Sale Securities	$18,331	$-	$18,331	$-

There were no securities transferred out of level 2 securities available-for-sale during the twelve months ended December 31, 2019 or 2018.

FSB Bancorp, Inc.

The Company had the following assets measured at fair value on a nonrecurring basis as of December 31, 2019 and 2018:

	December 31, 2019
(In thousands)	Level 1	Level 2	Level 3	Total Fair Value
Impaired loans	$-	$803	$90	$893
Loans held for sale	$-	$2,194	$-	$2,194
Foreclosed real estate	$-	$-	$730	$730
Total loans	$-	$2,997	$820	$3,817

	December 31, 2018
(In thousands)	Level 1	Level 2	Level 3	Total Fair Value
Impaired loans	$-	$-	$-	$-
Loans held for sale	$-	$2,133	$-	$2,133
Foreclosed real estate	$-	$-	$-	$-
Total loans	$-	$2,133	$-	$2,133

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs were used to determine fair value at the indicated date:

Quantitative Information about Level 3 Fair Value Measurements
At December 31, 2019	Valuation Techniques	Unobservable Input	Range (Weighted Avg.)
Impaired loans	Appraisal of collateral	Appraisal Adjustments	50%
	(Sales Approach)	Costs to Sell	10.0% - 50.7% (41.7%)
Foreclosed real estate	Appraisal of collateral	Appraisal Adjustments	25.0%-29.2% (26.6%)
	(Market Approach)	Costs to Sell	6.7%-7.3% (6.9%)

There have been no transfers of assets into or out of any fair value measurement level during the year ended December 31, 2019.

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

Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at December 31, 2019 and 2018.

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

Impaired Loans

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. The one impaired loan, which was disposed of subsequent to year-end, was valued using prices at which the loan was sold, resulting in a Level 2 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted in accordance with the allowance policy. The Company had no unsecured impaired loans as of December 31, 2019 and 2018.

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

FSB Bancorp, Inc.

Foreclosed Real Estate

For each of the foreclosed real estate properties owned by the Bank during 2019, fair value was determined as either the highest price offered to the Bank for the property by a willing market participant or the appraisal value of the collateral less a discount factor. If there were changes to the conditions surrounding the property or management did not believe that a relied-upon offer was valid subsequent to the establishment of fair value, a new fair value was determined to be equal to or supported by the highest price from a current valid offer to the Bank. Fair value was discounted for estimated costs to sell as the Bank believed that each property would be sold with additional related costs.

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2019 and 2018 are as follows:

		2019		2018
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(In Thousands)
Financial assets:
Cash and due from banks	1	$1,689	$1,689	$1,581	$1,581
Interest bearing demand deposits	1	6,244	6,244	4,710	4,710
Securities available for sale	2	18,126	18,126	18,331	18,331
Securities held to maturity	2	5,166	5,297	6,052	6,030
Investment in restricted stock	2	2,757	2,757	3,637	3,637
Loans held for sale	2	2,194	2,194	2,133	2,133
Loans, net	3	274,508	279,114	281,741	280,173
Foreclosed real estate	3	730	730	-	-
Accrued interest receivable	1	807	807	876	876

Financial liabilities:
Demand deposits, savings, NOW and MMDA	1	102,728	102,728	98,681	98,681
Time deposits	2	132,832	132,972	123,934	124,182
Borrowings	2	51,735	52,348	71,826	71,086
Accrued interest payable	1	111	111	168	168

FSB Bancorp, Inc.

Note 15 - FSB Bancorp, Inc. (Parent Company Only) Financial Information

Balance Sheets

	December 31
	2019	2018
	(In Thousands)
Assets
Cash and cash equivalents	$1,474	$1,570
Investment in banking subsidiary	29,796	29,661
ESOP loan receivable	297	331
Total Assets	$31,567	$31,562

Liabilities and Stockholders’ Equity

Total Liabilities	$23	$49

Stockholders’ Equity	31,544	31,513

Total Liabilities and Stockholders’ Equity	$31,567	$31,562

Statements of Income

	Year Ended December 31
	2019	2018
	(In Thousands)
Interest Income	$39	$36
Other Expense	(447)	(500)
Equity in undistributed (loss) earnings of banking subsidiary	(105)	599

Net (Loss) Income	$(513)	$135

FSB Bancorp, Inc.

Statements of Cash Flows

	Year Ended December 31
	2019	2018
	(In Thousands)
Cash flows from operating activities
Net (loss) income	$(513)	$135
Adjustments to reconcile net (loss) income to net cash flows from operating activities
Equity in undistributed loss (earnings) of banking subsidiary	105	(599)
Stock based compensation	304	310
Net (decrease) increase in other liabilities	(26)	15
Net cash flows from operating activities	(130)	(139)

Cash flows from investing activities
Payments received on ESOP loan	34	34
Net cash flows from investing activities	34	34

Cash flows from financing activities
Purchase of common stock	-	(42)
Net cash flows from financing activities	-	(42)

Net decrease in cash and cash equivalents	(96)	(147)
Cash and cash equivalents - beginning	1,570	1,717

Cash and cash equivalents - ending	$1,474	$1,570

